    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998


                                                      REGISTRATION NO. 333-61535
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

             THE SEAGRAM COMPANY LTD. -- LA COMPAGNIE SEAGRAM LTEE (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CANADA                           2084                            NONE
(STATE OF OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                1430 PEEL STREET
                        MONTREAL, QUEBEC, CANADA H3A 1S9
                                 (514) 849-5271
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT W. MATSCHULLAT
                         JOSEPH E. SEAGRAM & SONS, INC.
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                                 (212) 572-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE AND AUTHORIZED REPRESENTATIVE OF REGISTRANT IN THE UNITED
                                    STATES)
                            ------------------------

                                   COPIES TO:

                          GEORGE R. KROUSE, JR., ESQ.
                              JOHN G. FINLEY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Offering Circular/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRAITON STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                (Subject to Completion, Dated October 30, 1998)

OFFERING CIRCULAR/PROSPECTUS

                               Exchange Offer for
                               All Issued Shares
                                       of

                                 PolyGram N.V.
                                      for
                               NLG 115 in Cash or
                            1.3772 Common Shares of

                            The Seagram Company Ltd.
                            ------------------------
              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 P.M.,
   AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON                , 1998,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    The Seagram Company Ltd., a corporation organized under the laws of Canada ("Seagram"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Application Form or Letter of Transmittal, as applicable (collectively, the "Offer"), to acquire all issued shares, par value NLG 0.50 per share ("PolyGram Shares"), of PolyGram N.V., a corporation incorporated under the laws of the Netherlands ("PolyGram"), not already owned by Seagram or its affiliates for, at the election of each holder of PolyGram Shares, per share consideration of either (i) 1.3772 common shares without nominal or par value ("Seagram Shares") of Seagram (the "Share Consideration") or (ii) NLG 115, net to the seller in cash (the "Cash Consideration" and, together with the Share Consideration, the "Offer Consideration"); provided, that Share Consideration shall be paid in respect of 34,783,758 PolyGram Shares and Cash Consideration shall be paid in respect of all other tendered PolyGram Shares. See "The Offer -- Limited Availability of Share Consideration." Holders of PolyGram U.S. Registered Shares will receive all cash payments pursuant to the Offer in US Dollars unless the holder elects to receive all such payments in Dutch Guilders. See "Exchange Rates" and "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Currency Election."



    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn pursuant to the Offer a number of PolyGram Shares which, when added to any PolyGram Shares previously acquired by Seagram, constitutes at least 95% of the issued share capital of PolyGram as of the Expiration Date (the "Minimum Condition"). Seagram may waive the Minimum Condition at any time, subject to certain limitations if the Offer Agreement referred to below is terminated. As of the date of this Offering Circular/Prospectus, Seagram does not own any PolyGram Shares. The Offer is also subject to other terms and conditions which PolyGram shareholders should carefully consider. See "The Offer -- Certain Conditions of the Offer."



    Seagram and Koninklijke Philips Electronics N.V., a corporation incorporated under the laws of the Netherlands ("Philips") and the beneficial owner of 135,000,000, or 75%, of the 180,000,000 issued PolyGram Shares as of the date of this Offering Circular/Prospectus, have entered into (i) a tender agreement dated as of June 21, 1998 (the "Tender Agreement") pursuant to which Philips has agreed, among other things, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares and to elect to receive Share Consideration in respect of all of its PolyGram Shares, (ii) a voting agreement dated as of June 21, 1998 (the "Voting Agreement") relating to the voting of such PolyGram Shares prior to consummation of the Offer and (iii) a stockholders agreement dated as of June 21, 1998 (the "Stockholders Agreement") pursuant to which Seagram and Philips have agreed to certain arrangements relating to Philips' ownership of Seagram Shares following consummation of the Offer. See "Description of Transaction Agreements -- Tender Agreement," "-- Voting Agreement" and "-- Stockholders Agreement." In addition, to the extent fully permitted by law, PolyGram has agreed to validly tender pursuant to the Offer and not withdraw such tender of all of the PolyGram Shares held in treasury as of the Expiration Date and to elect to receive Cash Consideration in respect of all such PolyGram Shares. PolyGram has informed Seagram that 1,645,526, or approximately 0.9%, of the issued PolyGram Shares were held in treasury as of September 30, 1998. As of the date of this Offering Circular/Prospectus, no other PolyGram shareholder has confirmed to Seagram that it will accept the Offer.


    Each of the PolyGram Board of Management, by unanimous vote, and the PolyGram Supervisory Board, by affirmative vote of all directors (other than two designees of Philips, who abstained), has determined that the Offer is in the best interests of PolyGram and is fair to the PolyGram shareholders, has approved the Offer Agreement and recommends that PolyGram shareholders tender their PolyGram Shares in the Offer. See "The Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board."

    The Offer is being made pursuant to an offer agreement dated as of June 21, 1998 among Seagram, PolyGram and Philips (the "Offer Agreement") which provides for, among other things, the making of the Offer by Seagram. Any PolyGram shareholders who do not tender their PolyGram Shares will remain shareholders of PolyGram following consummation of the Offer until such time as Seagram acquires at least 95% of the issued PolyGram Shares and the Enterprise Division of the Court of Appeals in Amsterdam subsequently approves a compulsory acquisition (the "Compulsory Acquisition") of the
                                                        (continued on next page)
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                     The Dealer Managers for the Offer are:

                           MORGAN STANLEY DEAN WITTER

                                      and



                            BEAR, STEARNS & CO. INC.

            , 1998

(continued from prior page)


remaining minority PolyGram Shares pursuant to the Dutch Civil Code (the "DCC"). Those PolyGram shareholders who do not tender their PolyGram Shares pursuant to the Offer are not entitled to receive consideration for their PolyGram Shares from Seagram at any time subsequent to the consummation of the Offer unless Seagram effects the Compulsory Acquisition or otherwise agrees to acquire such holder's PolyGram Shares in accordance with applicable law. See "The
Offer -- Purpose of the Offer; Plans for PolyGram."


    Following consummation of the Offer, Seagram intends to effect a corporate reorganization of PolyGram and its subsidiaries (the "Reorganization") which may include, among other things, the transfer of subsidiaries from PolyGram to affiliates of Seagram for fair market value and the distribution of substantially all the proceeds received from such transfers as a dividend (a "Post-Closing Dividend") to PolyGram shareholders. See "The Offer -- Purpose of the Offer; Plans for PolyGram -- Post-Closing Restructuring; Post-Closing Dividend." Receipt of a Post-Closing Dividend by non-tendering PolyGram shareholders could have adverse tax consequences to such shareholders. See "Certain Material Tax Consequences -- Tax Consequences of a Post-Closing Dividend."
                            ------------------------

                                     IMPORTANT


    The Offer is being made to all holders of PolyGram Shares, whether held in the form of PolyGram CF-Shares, PolyGram K-Shares, PolyGram Dutch Registered Shares or PolyGram U.S. Registered Shares. For purposes of this Offering Circular/Prospectus, (i) "PolyGram CF-Shares" means PolyGram Shares held in bearer form in the Netherlands and administered through the book-entry system of the Netherlands Central Institute for Book-Entry Securities Transactions ("NECIGEF"), (ii) "PolyGram K-Shares" means PolyGram Shares held in bearer certificated form, (iii) "PolyGram Dutch Registered Shares" means PolyGram Shares registered in book-entry form in the shareholders' registry held at the offices of PolyGram in Baarn, the Netherlands (the "Netherlands Registry"), (iv) "Dutch PolyGram Shares" means, collectively, the PolyGram CF-Shares, the PolyGram K-Shares and the PolyGram Dutch Registered Shares and (v) "PolyGram U.S. Registered Shares" means PolyGram Shares held in certificated form and registered in the shareholders' registry in New York City, for which Citibank, N.A. serves as the transfer agent and registrar (the "New York Registry"). See "Description of PolyGram Capital Stock" for additional information regarding the PolyGram Shares.


    Any holder of PolyGram CF-Shares desiring to tender all or any portion of such holder's PolyGram CF-Shares must, in accordance with the procedures of the bank or other custodian through which such PolyGram CF-Shares are held (any such bank or other custodian, a "Custodian"), instruct such Custodian (by completing and signing the application form/deed of transfer relating to the Dutch PolyGram Shares provided with this Offering Circular/Prospectus (the "Application Form"), if so required by such Custodian) that such holder wishes to tender such holder's PolyGram CF-Shares in the Offer. See "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares."

    Any holder of PolyGram K-Shares desiring to tender all or any portion of such holder's PolyGram K-Shares must complete and sign the Application Form in accordance with the instructions in the Application Form and mail or deliver the Application Form, together with any other documents required by the Application Form and the certificates representing the tendered PolyGram K-Shares (including talon and all dividend coupons numbered as from number 9), to MeesPierson N.V. (the "Dutch Exchange Agent") (or, to the extent any holder of PolyGram K-Shares has deposited such shares with a Custodian, such holder must direct the Custodian to so complete, sign and deliver the Application Form on such holder's behalf, together with such other documents and such share certificates to the Dutch Exchange Agent). See "The Offer -- Procedure for Tendering PolyGram
Shares -- For Holders of Dutch PolyGram Shares -- PolyGram K-Shares."

    Any holder of PolyGram Dutch Registered Shares desiring to tender all or any portion of such holder's PolyGram Dutch Registered Shares must complete and sign the Application Form in accordance with the instructions in the Application Form and mail or deliver the Application Form, together with any other documents required by the Application Form, to the Dutch Exchange Agent. See "The
Offer -- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram Dutch Registered Shares."

    Any holder of PolyGram U.S. Registered Shares desiring to tender all or any portion of such holder's PolyGram U.S. Registered Shares must either (i) complete and sign the letter of transmittal/election form provided with this Offering Circular/Prospectus (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal, together with any other documents required by the Letter of Transmittal to Citibank, N.A. (the "U.S. Exchange Agent" and, together with the Dutch Exchange Agent, the "Exchange Agents"), and either deliver the certificates representing the tendered PolyGram U.S. Registered Shares to the U.S. Exchange Agent or tender such PolyGram U.S. Registered Shares pursuant to the procedure for book-entry transfer described herein or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of PolyGram U.S. Registered Shares having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such PolyGram U.S. Registered Shares. See "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares." A holder of PolyGram U.S. Registered Shares who desires to tender PolyGram U.S. Registered Shares and whose share certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such PolyGram U.S. Registered Shares by following the procedures for guaranteed delivery described herein. See "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Guaranteed Delivery."
                            ------------------------


    Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated or Bear, Stearns & Co. Inc. (together, the "Dealer Managers"), the Dutch Exchange Agent, the U.S. Exchange Agent or D.F. King & Co., Inc. (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offering Circular/Prospectus. Holders of Dutch PolyGram Shares may obtain copies of this Offering Circular/Prospectus and the related Application Form from the Dutch Exchange Agent or from banks and other Custodians participating in NECIGEF. Holders of PolyGram U.S. Registered Shares may obtain copies of this Offering Circular/Prospectus, a Letter of Transmittal and a notice of guaranteed delivery ("Notice of Guaranteed Delivery") from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            ------------------------


    Seagram and its subsidiaries may purchase PolyGram Shares during but outside of the Offer, subject to certain conditions, pursuant to relief from Rule 10b-13 under the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), granted by the United States Securities and Exchange Commission (the "SEC"). See "The Offer -- Purpose of the Offer; Plans for
PolyGram -- Possible Purchases of PolyGram Shares Outside the Offer."

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS OFFERING CIRCULAR/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS OFFERING CIRCULAR/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR/PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFERING CIRCULAR/PROSPECTUS. NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY SEAGRAM OR ANY AFFILIATE THEREOF, POLYGRAM, PHILIPS OR THE DEALER MANAGERS THAT WOULD PERMIT A PUBLIC OFFERING OF THE SECURITIES OFFERED HEREBY OR POSSESSION OR DISTRIBUTION OF THIS OFFERING CIRCULAR/PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES, THE NETHERLANDS, CANADA AND THE UNITED KINGDOM. PERSONS INTO WHOSE POSSESSION THIS OFFERING CIRCULAR/PROSPECTUS COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SECURITIES OFFERED HEREBY AND THE DISTRIBUTION OF THIS OFFERING CIRCULAR/PROSPECTUS.
                            ------------------------

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) PolyGram shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Seagram may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to PolyGram shareholders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made on behalf of Seagram by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Seagram by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
                            ------------------------

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
AVAILABLE INFORMATION.......................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     1
FORWARD-LOOKING STATEMENTS..................................     2
EXCHANGE RATES..............................................     3
SUMMARY.....................................................     4
THE OFFER...................................................    23
  Background of the Offer...................................    23
  Purpose of the Offer; Plans for PolyGram..................    26
  Possible Effects of the Offer on the Market for PolyGram
     Shares.................................................    30
  Seagram's Reasons for the Offer...........................    31
  PolyGram's Reasons for the Offer; Recommendation of the
     PolyGram Board of Management and the PolyGram
     Supervisory Board......................................    33
  Opinion of PolyGram Financial Advisor.....................    34
  Terms of the Offer........................................    40
  Offer Consideration.......................................    42
  Election Procedures.......................................    43
  Limited Availability of Share Consideration...............    45
  Procedure for Tendering PolyGram Shares...................    46
  Withdrawal Rights.........................................    50
  Acceptance of Tendered Shares; Delivery of the Offer
     Consideration..........................................    51
  Dividends and Distributions...............................    53
  Certain Conditions of the Offer...........................    54
  Source and Amount of Funds................................    57
  Fees and Expenses of the Offer............................    58
  Certain Regulatory Approvals and Legal Matters............    59
  Interests of Certain Persons in the Offer.................    62
  Accounting Treatment......................................    65
  Listing of Seagram Shares.................................    65
CERTAIN MATERIAL TAX CONSEQUENCES...........................    66
  Certain Tax Consequences of the Sale of PolyGram Shares...    66
  Tax Consequences of a Post-Closing Dividend...............    68
  Certain Tax Consequences of Holding PolyGram Shares.......    69
DESCRIPTION OF TRANSACTION AGREEMENTS.......................    72
  Offer Agreement...........................................    72
  Tender Agreement..........................................    87
  Voting Agreement..........................................    88
  Stockholders Agreement....................................    88
THE SEAGRAM COMPANY LTD. UNAUDITED PRO FORMA FINANCIAL
  INFORMATION...............................................    93
THE SEAGRAM COMPANY LTD. ...................................    99
  Recent Developments.......................................   100
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF THE SEAGRAM COMPANY LTD. ...................   101
POLYGRAM N.V. ..............................................   104
  Recent Developments.......................................   104
DESCRIPTION OF SEAGRAM CAPITAL STOCK........................   105
  Preferred Shares..........................................   105
  Seagram Shares............................................   105
DESCRIPTION OF POLYGRAM CAPITAL STOCK.......................   106
  PolyGram CF-Shares........................................   106
  PolyGram K-Shares.........................................   106
  PolyGram Dutch Registered Shares..........................   106
  PolyGram U.S. Registered Shares...........................   106

                                                               PAGE
                                                               ----
COMPARISON OF RIGHTS OF HOLDERS OF POLYGRAM SHARES AND
  SEAGRAM SHARES............................................   107
  Voting Rights and Quorum..................................   107
  Amendment to Charter and By-Laws..........................   108
  Special Meetings..........................................   108
  Shareholder Consents in Lieu of Meeting...................   109
  Board of Management and Supervisory Board.................   109
  Election of Directors and Director Qualifications.........   109
  Removal of Directors......................................   110
  Vacancies on the Board of Directors.......................   111
  Bearer Shares.............................................   111
  Preemptive Rights.........................................   111
  Dividends.................................................   112
  Dissenters' Rights........................................   112
  Derivative Action.........................................   113
  Oppression Remedy.........................................   113
  Fiduciary Duties of Directors.............................   114
  Indemnification of Officers and Directors.................   114
  Director Liability........................................   115
  Anti-Takeover Provisions; Interested Stockholder
     Transactions...........................................   115
  Stockholder Votes on Certain Reorganizations..............   116
LEGAL MATTERS...............................................   116
EXPERTS.....................................................   116
JURISDICTION RESPECTING SEAGRAM.............................   116
SCHEDULE I..................................................   I-1
APPENDIX A - Opinion of Lazard Freres & Co. LLC.............   A-1
APPENDIX B - CERTAIN INFORMATION REQUIRED BY THE DUTCH
  MERGER CODE...............................................   B-1

                             INDEX OF DEFINED TERMS


TERMS                                  PAGE
-----                                  ----
$....................................      3
Act on the Supervision of the
  Securities Trade 1995..............     12
AEX..................................     12
Agent's Message......................     47
Allied Domecq........................     38
Amsterdam Exchanges..................      6
Antitrust Condition..................     40
Antitrust Division...................     60
Applicable Pension Continuation
  Period.............................     80
Applicable Percentage................     88
Application Form.....................     ii
Audit Committee......................     89
Bear Stearns.........................     58
Beverage Companies...................     38
Bid Loans............................     58
Book-Entry Confirmation..............      8
Book-Entry Transfer Facility.........      8
Branded Foods Companies..............     38
Bronfman Family......................     99
Brown-Forman.........................     38
C.BFT................................    102
Canadian Director....................     61
Cash Amount..........................     78
Cash Consideration...................      i
Cash Election........................     43
CBCA.................................    105
CBT..................................    102
CBT II...............................    102
City Code............................     29
Closing..............................      8
Closing Date.........................      8
Commencement Date....................      5
Common Shares........................     89
Community dimension..................     60
Competition Act......................     61
Compulsory Acquisition...............      i
Conversion Ratio.....................     78
CRBFT................................    102
CRBDT................................    102
CR.BT................................    102
Credit Facility......................     57
Custodian............................     ii
Date of Termination..................     63
DCC..................................     ii
DCF..................................     37
Dealer Managers......................     ii
Debt Rating..........................     58
Designee.............................     13
Diageo...............................     38



TERMS                                  PAGE
-----                                  ----
DuPont...............................     38
Dutch Exchange Agent.................     ii
Dutch Law............................      8
Dutch Merger Code....................      6
Dutch Merger Committee...............     56
Dutch PolyGram Shares................     ii
Dutch Securities Board...............     12
EBIT.................................     36
EBITDA...............................     35
EEA..................................     60
Election.............................     43
Eligible Institution.................     48
EMBT.................................    102
EMI..................................     35
Enterprise Division..................     27
Entertainment Companies..............     36
EPS..................................     38
EU Condition.........................     40
European Commission..................     11
Exchange Agents......................     ii
Existing Credit Facilities...........     58
Existing Seagram Facility............     58
Expenses.............................     86
Expiration Date......................      5
Federal Reserve Board................     31
Film Segment.........................     35
Film Transactions....................     36
First Preferred Shares...............    105
FTC..................................     55
Fund.................................     64
General Benefits Continuation
  Period.............................     79
General Meeting......................    108
Goldman Sachs........................     10
HSR Act..............................     11
ICA..................................     60
Indemnifiable Person.................    114
Information Agent....................     ii
Investment Canada....................     60
JES..................................     11
Lazard Freres........................      5
Lenders..............................     57
Letter of Intent.....................     23
Letter of Transmittal................     ii
LIBOR................................     58
LLC..................................     93
LSE..................................     15
LTM..................................     36
LYONs................................    105
Margin Credit Regulations............     62

TERMS                                  PAGE
-----                                  ----
Market Sale..........................     90
Material Adverse Effect..............     57
MCA..................................     36
Media Index..........................     39
Merger Regulation....................     56
Metromedia...........................     37
MGM..................................      4
the minority shareholders............     27
Minimum Condition....................      i
Music Segment........................     35
Music Transactions...................     36
NASDAQ...............................     30
NECIGEF..............................     ii
Netherlands GAAP.....................     20
Netherlands Holder...................     66
Netherlands Registry.................     ii
New York Registry....................     ii
News Corp............................     36
NLG..................................      3
Non-Canadian Holders.................     66
Non-Electing Share...................      6
Non-Netherlands Holder...............     66
Notice of Guaranteed Delivery........     ii
NYSE.................................      1
Offer................................      i
Offer Agreement......................      i
Offer Conditions.....................      9
Offer Consideration..................      i
Offer Fee............................     55
PBBT/EMBFT...........................    102
Pepsi................................      4
Permitted Tender Offer...............     89
Permitted Transferee.................     88
Pernod Ricard........................     38
Philips..............................      i
Philips Plans........................     80
Philips Trademarks...................     82
The Policies.........................    115
PolyGram.............................      i
PolyGram Articles....................     27
PolyGram CF-Shares...................     ii
PolyGram Dutch Registered Shares.....     ii
PolyGram K-Shares....................     ii
PolyGram SEC Reports.................     86
PolyGram Shares......................      i
PolyGram U.S. Registered Shares......     ii
POS Regulations......................      1
Post-Closing Dividend................     ii
Preferred Shares.....................    105
Private Placement....................     90
Registration Statement...............      1
Related party........................    115
Remy Cointreau.......................     38



TERMS                                  PAGE
-----                                  ----
Reorganization.......................     ii
Revolving Credit Loans...............     58
S&P 500 Index........................     39
Schedule 14D-1.......................      1
Schedule 14D-9.......................      2
Seagram..............................      i
Seagram Articles.....................    105
Seagram By-laws......................    105
Seagram Material Adverse Effect......     86
Seagram SEC Reports..................     86
Seagram Shares.......................      i
SEC..................................     ii
Second Preferred Shares..............    105
Severance Agreement..................     63
Share Consideration..................      i
Share Election.......................     43
Share Value..........................     78
Sony.................................     36
Special Meeting......................     11
Spinoff Company......................     92
Spirits Companies....................     38
Spirits Index........................     39
Stockholders Agreement...............      i
Tender Agreement.....................      i
Tendered Shares......................      5
Termination Date.....................     72
Theme Parks..........................     38
Time Warner..........................     36
TIN..................................     50
Transaction Agreements...............     33
Transfer.............................     87
Tropicana............................      4
TSE..................................     12
Turner...............................     37
U.S. Exchange Act....................      1
U.S. Exchange Agent..................     ii
U.S. GAAP............................     17
U.S. Holder..........................     67
U.S. Securities Act..................     ii
U.S.-Netherlands Treaty..............     68
Underwritten Offering................     90
Universal............................      4
US $.................................      3
US Dollars...........................      3
USA Networks Transaction.............     17
USAi.................................     17
USAi Transaction.....................     17
UTV..................................     93
Viacom...............................     36
Virgin...............................     36
Voting Agreement.....................      i
Voting Shares........................     88
Walt Disney..........................     36

                             AVAILABLE INFORMATION


     Seagram and PolyGram are each subject to the informational requirements of the U.S. Exchange Act, and in accordance therewith file reports, proxy statements (in the case of Seagram) and other information with the SEC. The reports, proxy statements and other information filed by Seagram and PolyGram with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of such material also can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a worldwide web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding registrants, such as Seagram, that file electronically with the SEC. Material filed by Seagram and PolyGram also can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.


     Seagram has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), with respect to the Seagram Shares to be offered as Share Consideration. Seagram will be filing a Tender Offer Statement on Schedule 14D-1 (together with any amendments thereto, the "Schedule 14D-1") with the SEC in connection with the Offer. This Offering Circular/Prospectus does not contain all the information set forth in the Registration Statement or the Schedule 14D-1 and the exhibits thereto. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Offering Circular/Prospectus or in any document incorporated in this Offering Circular/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or the Schedule 14D-1 or such other document, each such statement being qualified in all respects by such reference.


     Seagram will also be publishing a prospectus relating to the Seagram Shares to be issued as Share Consideration in accordance with the Public Offers of Securities Regulations 1995 of the United Kingdom (the "POS Regulations"). A copy of that prospectus will be delivered to the Registrar of Companies in England and Wales for registration in accordance with Regulation 4(2) of the POS Regulations. Copies of that prospectus will be available, without charge, from the offices of Seagram at The Ark, 201 Talgarth Road, London W6 8BN until the Expiration Date.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by Seagram (File No. 1-2275) pursuant to the U.S. Exchange Act are incorporated by reference in this Offering Circular/Prospectus:


          1. Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended; and



          2. Seagram's Current Reports on Form 8-K dated July 20, 1998, August 4, 1998, August 25, 1998, as amended, and September 1, 1998, as amended.



     The following documents submitted to the SEC by PolyGram (File No. 1-10387) pursuant to the U.S. Exchange Act are incorporated by reference in this Offering Circular/Prospectus:


          1. PolyGram's Annual Report on Form 20-F for the year ended December 31, 1997; and


          2. PolyGram's Reports on Form 6-K dated February 3, 1998, February 11, 1998, March 9, 1998, April 3, 1998, April 21, 1998, May 5, 1998, May 26,
     1998, June 4, 1998, June 29, 1998, July 9, 1998, July 22, 1998, August 4,
     1998, September 22, 1998 and October 21, 1998.



     All documents and reports filed or submitted by Seagram and PolyGram pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act after the date of this Offering Circular/Prospectus and prior to the termination of the Offer (including PolyGram's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed pursuant to Rules 14d-9 and 14e-2 under the U.S. Exchange Act) shall be deemed to be incorporated by reference in this Offering Circular/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

     THIS OFFERING CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS OFFERING CIRCULAR/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SEAGRAM, TO THE SECRETARY OF SEAGRAM, CARE OF JOSEPH E. SEAGRAM & SONS, INC., 375 PARK AVENUE, NEW YORK, NEW YORK 10152, TELEPHONE (212) 572-7000; OR, IN THE CASE OF DOCUMENTS RELATING TO POLYGRAM, TO MR. PIETER-PAUL KESSLER, COMPANY SECRETARY, CARE OF POLYGRAM N.V., GERRIT VAN DER VEENLAAN 4, 3743 DN BAARN, THE NETHERLANDS, TELEPHONE 011-31-35-5489-159. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, AS IT MAY BE EXTENDED FROM TIME TO TIME.

     All information contained or incorporated by reference in this Offering Circular/Prospectus relating to Seagram and the Offer has been supplied by Seagram, all such information relating to PolyGram has been supplied by PolyGram and all such information relating to Philips has been supplied by Philips, or has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Seagram does not have any knowledge that would indicate that any of the information relating to PolyGram or Philips is inaccurate or untrue in any material respect, no assurance can be given that no facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished.

                           FORWARD-LOOKING STATEMENTS


     This Offering Circular/Prospectus contains or incorporates by reference statements which constitute "forward-looking statements," in that they include statements regarding the intent, belief or current expectations of Seagram, its directors or its officers with respect to the future operating performance of Seagram, both before and after the consummation of the Offer. Such statements include any forecasts, projections and descriptions of anticipated cost savings or other synergies. PolyGram shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those set forth in the forward-looking statements as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, foreign exchange rates, failure of Seagram to consummate the Offer on a timely basis or at all, operating and financial risks related to managing growth and integrating acquired businesses and, if the Offer is consummated, failure by Seagram to integrate the respective operations of Seagram and PolyGram or to achieve the cost savings expected from the acquisition of PolyGram), many of which are beyond the control of Seagram. The occurrence of any such factors not currently expected by Seagram would significantly alter the results set forth in these statements.

                                 EXCHANGE RATES

     PolyGram publishes its consolidated financial statements in Dutch Guilders, the Cash Consideration is in Dutch Guilders and certain other amounts are presented in Dutch Guilders. In this Offering Circular/ Prospectus, references to "NLG" are to Dutch Guilders and references to "US Dollars," "US $" or "$" are to United States Dollars.


     The following table sets out, for the periods and dates indicated, certain information concerning the Noon Buying Rate for United States Dollars for Dutch Guilders expressed in Dutch Guilders per $1. On October 28, 1998, the Noon Buying Rate was $1 = NLG 1.87.



                                                       PERIOD    AVERAGE
                  CALENDAR PERIOD                       END      RATE(1)    HIGH    LOW
                  ---------------                      ------    -------    ----    ---
                                                                 (NLG PER $1)
1993...............................................     1.95      1.87      1.96    1.76
1994...............................................     1.74      1.81      1.95    1.67
1995...............................................     1.60      1.61      1.75    1.52
1996...............................................     1.73      1.69      1.76    1.61
1997...............................................     2.03      1.96      2.12    1.73
1998 (through October 28, 1998)....................     1.87      2.00      2.09    1.81


------------
(1) The average of the Noon Buying Rates on the last day of each month during the period.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Offering Circular/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Offering Circular/Prospectus. PolyGram shareholders are urged to read carefully this entire Offering Circular/Prospectus and the documents incorporated by reference herein. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Offering Circular/Prospectus.
                            ------------------------

                            THE SEAGRAM COMPANY LTD.


     Seagram operates two core, global businesses: spirits and wine and entertainment. Seagram's spirits and wine business is engaged principally in the production and marketing of distilled spirits and wines, as well as coolers, beers and mixers. The entertainment company, Universal Studios, Inc. ("Universal"), Seagram's 84%-owned subsidiary, produces and distributes motion picture, television and home video products and recorded music; and operates theme parks and retail stores.


     The principal executive offices of Seagram are located at 1430 Peel Street, Montreal, Quebec, Canada H3A 1S9, and its telephone number at such address is
(514) 849-5271.

RECENT DEVELOPMENTS


     On August 25, 1998, Seagram sold Tropicana Products, Inc. and Seagram's global juice business (collectively, "Tropicana") to PepsiCo, Inc. ("Pepsi") for cash proceeds of approximately $3.3 billion. The after-tax proceeds from the transaction will be used by Seagram to pay a part of the cash portion of the Offer Consideration. See "The Offer -- Source and Amount of Funds."


                                 POLYGRAM N.V.


     PolyGram is an entertainment company involved in the music and film businesses. The principal activity of PolyGram is the acquisition, production, marketing, manufacture and distribution of recorded music. PolyGram also has certain related activities such as music publishing. PolyGram is the largest recorded music company in the world in terms of 1997 sales.


     Philips owns 75% of the 180,000,000 issued PolyGram Shares as of the date of this Offering Circular/Prospectus.

     The principal executive offices of PolyGram are located at Gerrit van der Veenlaan 4, 3743 DN Baarn, the Netherlands, and its telephone number at such address is 011-31-35-5489-489.


RECENT DEVELOPMENTS



     Pursuant to the Offer Agreement, PolyGram has retained a financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division." On October 22, 1998, Seagram announced that it had entered into an agreement in principle with Metro-Goldwyn-Mayer Inc. ("MGM") to sell certain library assets of PolyGram's film division (including the Epic, Island/Atlantic, Palace and Virgin film libraries and certain other films released prior to March 31, 1996 constituting the PolyGram Filmed Entertainment Produced/
Acquired film libraries) to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. The purchase price for the proposed transaction would be approximately $250 million, with $235 million to be paid in cash at the closing of such transaction and the remaining estimated $15 million to be paid from operating cash flow from such assets prior to the expected closing of such transaction in January 1999. The proposed transaction is subject to the execution of definitive agreements, the consummation of the Offer, the receipt of regulatory approvals and other customary closing conditions. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations.

                       THE OFFER AND RELATED TRANSACTIONS

PURPOSE OF THE OFFER; PLANS FOR POLYGRAM

     The purpose of the Offer is for Seagram to acquire control of, and the entire equity interest in, PolyGram.

     In the event that Seagram does not acquire the entire equity interest in PolyGram upon consummation of the Offer, at such time as Seagram acquires at least 95% of the issued PolyGram Shares, Seagram intends to pursue the Compulsory Acquisition of any remaining PolyGram Shares pursuant to the Dutch Civil Code (the "DCC"), as described below under "The Offer -- Purpose of the Offer; Plans for PolyGram -- Compulsory Acquisition."

     In addition to pursuing the Compulsory Acquisition, Seagram intends to take certain actions to reorganize PolyGram following consummation of the Offer. Seagram is considering a number of alternatives to facilitate this objective. One alternative would be for PolyGram to transfer subsidiaries to affiliates of Seagram for fair market value. PolyGram would then declare and pay a pro rata dividend of substantially all the proceeds as a Post-Closing Dividend to its shareholders, consisting of Seagram (or an affiliate) and the remaining PolyGram shareholders. See "The Offer -- Purpose of the Offer; Plans for
PolyGram -- Post-Closing Restructuring; Post-Closing Dividend." Receipt of a Post-Closing Dividend by non-tendering PolyGram shareholders could have adverse tax consequences to such shareholders. See "Certain Material Tax
Consequences -- Tax Consequences of a Post-Closing Dividend."

     Pursuant to the Offer Agreement, each of PolyGram and Philips has agreed, subject to certain exceptions, to take actions, effective no earlier than the consummation of the Offer, that are reasonably necessary or desirable to accomplish the Compulsory Acquisition, the Reorganization and a Post-Closing Dividend. See "Description of Transaction Agreements -- Offer
Agreement -- Post-Closing Restructuring."

RECOMMENDATION OF THE POLYGRAM BOARD OF MANAGEMENT AND THE POLYGRAM SUPERVISORY BOARD

     Each of the PolyGram Board of Management, by unanimous vote, and the PolyGram Supervisory Board, by affirmative vote of all directors (other than two designees of Philips, who abstained), has determined that the Offer is in the best interests of PolyGram and is fair to the PolyGram shareholders, has approved the Offer Agreement and recommends that PolyGram shareholders tender their PolyGram Shares in the Offer. See "The Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board."

OPINION OF POLYGRAM FINANCIAL ADVISOR

     Lazard Freres & Co. LLC ("Lazard Freres"), the financial advisor to PolyGram, has delivered its written opinion to the PolyGram Board of Management and the PolyGram Supervisory Board to the effect that, based upon and subject to various considerations set forth in such opinion and as of the date of such opinion, the Offer Consideration is fair to PolyGram shareholders from a financial point of view. A copy of the full text of the opinion of Lazard Freres dated as of June 21, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix A and should be read in its entirety. See "The Offer -- Opinion of PolyGram Financial Advisor."

TERMS OF THE OFFER

     The Offer is being made pursuant to the Offer Agreement in respect of all issued PolyGram Shares and the terms and conditions of the Offer are the same for all PolyGram shareholders. Upon the terms and subject to the conditions of the Offer, Seagram will accept and pay for each PolyGram Share properly tendered
pursuant to the Offer from                , 1998, the date of commencement of
the Offer (the "Commencement Date"), until the Expiration Date for which the tender is not properly withdrawn ("Tendered Shares") as described under "The Offer -- Withdrawal Rights." The "Expiration Date" means 3:00 p.m., Amsterdam
time (9:00 a.m., New York City time), on           , 1998 unless and until
Seagram shall have extended the
period of time during which the Offer is open in accordance with the Offer Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     If Seagram is unable to consummate the Offer at the then-current Expiration Date due to the failure of any of the Offer Conditions to be satisfied or waived, it will, unless the Offer Agreement is terminated in accordance with its terms (see "Description of Transaction Agreements -- Offer
Agreement -- Termination") extend the Offer and set a subsequent scheduled Expiration Date, and will continue to so extend the Offer and set subsequent scheduled Expiration Dates, until the later of December 31, 1998 and 60 days following the satisfaction or waiver of certain conditions (provided, that under no circumstances is Seagram required to extend the Offer past June 21, 1999). See "Description of Transaction Agreements -- The Offer Agreement -- Offer." During any extension of the Offer, PolyGram Shares tendered prior to such extension will continue to be Tendered Shares, subject to the rights of a tendering PolyGram shareholder to withdraw such holder's tender. See "The
Offer -- Terms of the Offer" and "-- Certain Conditions of the Offer."

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the U.S. Exchange Act. Any announcement will also comply with the Listing and Issuing Rules (Fondsenreglement) of Amsterdam Exchanges N.V. ("Amsterdam Exchanges") and the SER-Besluit Fusiegedragsregels 1975 (the "Dutch Merger Code").

     Seagram may, at any time, transfer or assign to one or more of its subsidiaries (organized or incorporated under the laws of Canada, the United States, the Netherlands or any other jurisdiction, provided, that such other jurisdiction would not impose a withholding tax on the payment of the Offer Consideration) the right to purchase all or any portion of the Tendered Shares, but any such transfer or assignment will not relieve Seagram of its obligations under the Offer or prejudice the rights of tendering PolyGram shareholders to receive payment for the Tendered Shares which are accepted pursuant to the Offer.

     Seagram and its subsidiaries may purchase PolyGram Shares during but outside of the Offer, subject to certain conditions, pursuant to relief from Rule 10b-13 under the U.S. Exchange Act granted by the SEC. See "The
Offer -- Purpose of the Offer; Plans for PolyGram -- Possible Purchases of PolyGram Shares Outside the Offer."

OFFER CONSIDERATION; ELECTION PROCEDURES

     Upon the terms and subject to the conditions of the Offer, the Offer will commit Seagram to acquire each Tendered Share for, at the election of the holder, either (i) 1.3772 Seagram Shares, subject to certain anti-dilution adjustments described under "The Offer -- Election Procedures," or (ii) NLG 115 net to the seller in cash, provided, that Share Consideration will be paid in respect of 34,783,758 Tendered Shares and Cash Consideration will be paid in respect of all other Tendered Shares. See "The Offer -- Offer Consideration" and "-- Limited Availability of Share Consideration."

     Seagram will not issue any fractional Seagram Shares in the Offer. In lieu of any fractional Seagram Shares, each tendering PolyGram shareholder who would otherwise be entitled to receive a fractional Seagram Share will receive an amount in cash (without interest) determined by multiplying the fractional interest in a Seagram Share to which such shareholder would otherwise be entitled by NLG 83.50.

     Each Tendered Share for which a valid Share Election has been received will be exchanged for Share Consideration in the Offer, subject to the limitations described below under "The Offer -- Limited Availability of Share
Consideration," and except, as noted above, that fractional shares will not be issued in the Offer.

     Each Tendered Share for which a valid Cash Election has been received and each Tendered Share as to which a valid Election is not in effect on the Expiration Date (a "Non-Electing Share") will be exchanged for Cash Consideration in the Offer. If Seagram determines that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes of the Offer, be deemed to be Non-Electing Shares.

     See "The Offer -- Election Procedures" for a description of the procedures for making and changing an Election.

LIMITED AVAILABILITY OF SHARE CONSIDERATION

     Pursuant to the Offer Agreement, Share Consideration will be paid in respect of 34,783,758 Tendered Shares (an aggregate of 47,904,191 Seagram Shares) and Cash Consideration will be paid in respect of all other Tendered Shares. For so long as the Offer Agreement is in effect, Philips has agreed to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares and to elect to receive Share Consideration in respect of all of its PolyGram Shares. See "Description of Transaction Agreements -- Tender Agreement -- Tender and Election." If no other PolyGram shareholder makes a Share Election, Philips will receive an aggregate of 47,904,191 Seagram Shares in the Offer in respect of 34,783,758 of its PolyGram Shares and Cash Consideration in respect of its remaining PolyGram Shares. If PolyGram shareholders (other than Philips) make Share Elections, all such shareholders (including Philips) will have an equal opportunity to receive Share Consideration in the Offer (based on the number of Tendered Shares in respect of which each such holder (including Philips) has made a Share Election), subject to the limitation that Share Consideration will be paid in respect of an aggregate of 34,783,758 Tendered Shares. To the extent Share Elections are made in respect of more than 34,783,758 shares, each tendering PolyGram shareholder making a Share Election will receive Share Consideration in respect of a portion of such shares and Cash Consideration in respect of the remainder of such shares. See "The Offer -- Limited Availability of Share Consideration" for examples illustrating the potential outcomes available to tendering PolyGram shareholders making a Share Election.

     Pursuant to the Offer Agreement, to the extent fully permitted by law, PolyGram has agreed to validly tender pursuant to the Offer and not withdraw such tender of all of the PolyGram Shares held in treasury as of the Expiration Date (1,645,526, or approximately 0.9% of the issued PolyGram Shares, as of September 30, 1998) and to elect to receive Cash Consideration in respect of such PolyGram Shares. PolyGram has informed Seagram that, consistent with its historical practice, it intends to deliver treasury shares, to the extent available, rather than issue additional PolyGram Shares in connection with the exercise of PolyGram stock options prior to the Expiration Date (3,548,704 of which were outstanding as of September 30, 1998). Accordingly, the number of PolyGram Shares held in treasury will decrease to the extent PolyGram stock options are exercised prior to the Expiration Date.

PROCEDURE FOR TENDERING POLYGRAM SHARES

     Any holder of PolyGram CF-Shares who wishes to tender its PolyGram CF-Shares must instruct such holder's Custodian to that effect in accordance with the procedures of, and in any event before the date (which will precede the Expiration Date) established by, the Custodian (including by completing and signing the Application Form if so required by the Custodian). See "The
Offer -- Procedures for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares."

     In order for PolyGram K-Shares and PolyGram Dutch Registered Shares to be validly tendered pursuant to the Offer, the Application Form provided with this Offering Circular/Prospectus, properly completed and duly executed, together with any documents required by the Application Form and, in the case of PolyGram K-Shares, the share certificates representing the Tendered Shares (including talon and all dividend coupons numbered as from number 9), must be delivered by the holder thereof (or, to the extent a holder of PolyGram K-Shares has deposited such shares with a Custodian, delivered by the Custodian on such holder's behalf) and received by the Dutch Exchange Agent at its address set forth on the back cover of this Offering Circular/ Prospectus on or prior to the Expiration Date. See "The Offer -- Procedures for Tendering PolyGram
Shares -- For Holders of Dutch PolyGram Shares."

     In order for PolyGram U.S. Registered Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of PolyGram U.S. Registered Shares, and any other documents required by the Letter of Transmittal, must be received by the U.S. Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus on or prior to the Expiration Date and either (i) the share certificates evidencing tendered PolyGram U.S. Registered Shares must be received by the U.S. Exchange Agent at such address or such PolyGram U.S. Registered Shares must be tendered pursuant to the procedure for book-entry transfer and a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such PolyGram U.S. Registered Shares into the U.S. Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") must be received by the U.S. Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures must be complied with. See "The
Offer -- Procedures for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares."


     Holders of PolyGram U.S. Registered Shares will receive all cash payments pursuant to the Offer in US Dollars unless the holder elects to receive all such payments in Dutch Guilders. Holders of PolyGram U.S. Registered Shares who tender PolyGram U.S. Registered Shares by book-entry transfer and wish to receive cash payments pursuant to the Offer in Dutch Guilders instead of US Dollars must also (i) provide the U.S. Exchange Agent with (A) wire instructions for an account in the Netherlands to which such payment may be made or (B) an address to which a check for such payment may be mailed and (ii) submit with their Letter of Transmittal a copy of the Agent's Message used to tender such PolyGram U.S. Registered Shares. Holders of PolyGram U.S. Registered Shares who elect to receive cash payments pursuant to the Offer in Dutch Guilders and who do not tender such shares by book-entry transfer must have their signature on the Letter of Transmittal guaranteed by an Eligible Institution. See "The
Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Currency Election."


     THE METHOD OF DELIVERY OF TENDERED SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY OR NECIGEF, IS AT THE OPTION AND RISK OF THE TENDERING POLYGRAM SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

WITHDRAWAL RIGHTS

     Tenders of PolyGram Shares made pursuant to the Offer are irrevocable, except that tenders of PolyGram Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted by Seagram pursuant to the Offer, may also be withdrawn at any time after
            , 1998 (or such later date as may apply in case the Offer is extended), in each case to the fullest extent permitted by the U.S. Exchange Act and the rules and regulations promulgated thereunder and applicable Dutch Law. For a withdrawal of a tender of PolyGram Shares to be effective, a written notice of withdrawal must be timely received by the Dutch Exchange Agent with respect to Dutch PolyGram Shares or the U.S. Exchange Agent with respect to PolyGram U.S. Registered Shares at their respective addresses set forth on the back cover of this Offering Circular/Prospectus. See "The Offer -- Withdrawal Rights." Any PolyGram Shares for which the tender has been properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, PolyGram Shares for which the tender has been properly withdrawn may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described under "The Offer -- Procedure for Tendering PolyGram Shares." For purposes of this Offering Circular/Prospectus, "Dutch Law" means the laws of the Netherlands, including the DCC, the Dutch Merger Code and the rules and regulations of Amsterdam Exchanges.

ACCEPTANCE OF TENDERED SHARES; DELIVERY OF THE OFFER CONSIDERATION

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Seagram will accept pursuant to the Offer, and will pay Cash Consideration or issue Share Consideration for, all Tendered Shares promptly after the Expiration Date (the time at which Seagram acquires the Tendered Shares, the "Closing," and the date on which the Closing occurs, the "Closing Date"). See "The Offer -- Acceptance of Tendered Shares; Delivery of the Offer Consideration." Seagram acknowledges that Rule 14e-1(c) under the U.S. Exchange Act requires Seagram to pay the Offer Consideration or return the Tendered Shares promptly after the termination or withdrawal of the Offer.

     Payment for tendered Dutch PolyGram Shares accepted pursuant to the Offer will be made only after timely receipt by the Dutch Exchange Agent of (i) in the case of PolyGram CF-Shares, confirmation from NECIGEF of a book-entry transfer of such PolyGram CF-Shares into the Dutch Exchange Agent's account at NECIGEF pursuant to the procedures set forth under "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares,"
(ii) in the case of PolyGram K-Shares, the Application Form, properly completed and duly executed, together with any documents required by such form and the certificates representing the tendered PolyGram K-Shares (including talon and all dividend coupons numbered as from number 9) and (iii) in the case of PolyGram Dutch Registered Shares, the Application Form, properly completed and duly executed, together with any documents required by such form.

     Payment for tendered PolyGram U.S. Registered Shares accepted pursuant to the Offer will be made only after timely receipt by the U.S. Exchange Agent of
(i) share certificates for tendered PolyGram U.S. Registered Shares, or a Book-Entry Confirmation, pursuant to the procedures set forth under "The
Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     If, prior to the Expiration Date, Seagram increases the Offer Consideration, such increased consideration will be given to all PolyGram shareholders whose PolyGram Shares are accepted pursuant to the Offer, whether or not such PolyGram Shares were tendered prior to such increase in consideration. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING ANY PAYMENT.

CERTAIN CONDITIONS TO THE OFFER


     The Offer is conditioned on, among other things, the satisfaction or waiver of the Minimum Condition. The Offer is also subject to other terms and conditions, which PolyGram shareholders should carefully consider (collectively, the "Offer Conditions"). See "The Offer -- Certain Conditions of the Offer." Seagram expressly reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of the Offer Conditions (including the Minimum Condition) and make any changes, to the extent permitted by the Offer Agreement, Dutch Law and other applicable law, to the terms and conditions of the Offer (or extend the Offer beyond a scheduled Expiration Date if any of the Offer Conditions are not satisfied), subject to certain exceptions described under "The Offer -- Terms of the Offer" and "-- Certain Conditions of the Offer." In addition, under Dutch Law, a material change in the terms of the Offer may obligate Seagram to terminate the Offer and commence a new offer for PolyGram Shares. In the event of any such termination, Seagram would return all Tendered Shares to tendering PolyGram shareholders. PolyGram shareholders would have the opportunity to tender their shares in any new offer. See "The Offer -- Certain Conditions of the Offer."


POLYGRAM BOARD REPRESENTATION

     Pursuant to the Offer Agreement, Philips has agreed to cause, upon Seagram's request, the members of the Supervisory Board of PolyGram to resign as of the Closing Date, except for any member who Seagram indicates it would like to remain as a member of such Board. As soon as practicable after the Commencement Date, Seagram will provide PolyGram and Philips with the names of the individuals Seagram wishes to be appointed to, or remain as members of, the Board of Management and the Supervisory Board of PolyGram effective as of the Closing Date. Philips has agreed to cause such appointments to take place effective as of the Closing Date. As a result of its ownership of PolyGram Shares following the Closing, Seagram will have significant influence as to the nomination of new members to the PolyGram Board of Management and the PolyGram Supervisory Board, as to the decisions of the PolyGram shareholders with respect to, among other things, the election of such nominees and as to the decisions of such Boards. See "The Offer -- Purpose of the Offer; Plans for
PolyGram -- PolyGram Board Representation."

CONDUCT OF BUSINESS PRIOR TO CLOSING

     Under the Offer Agreement, pending consummation of the Offer, PolyGram and its subsidiaries are subject to certain operating covenants. See "Description of Transaction Agreements -- Offer Agreement -- Conduct of Business Prior to Closing."

TREATMENT OF POLYGRAM STOCK OPTIONS


     The Offer Agreement provides that each PolyGram stock option that remains outstanding on the Closing Date will become fully vested and exercisable on the Closing Date. In addition, on the Closing Date, each such stock option will be converted, upon the holder's election (on an option by option basis), into either (i) an option to acquire a number of Seagram Shares or (ii) an amount of cash, in each case determined in accordance with a formula set forth in the Offer Agreement. See "Description of Transaction Agreements -- Offer
Agreement -- PolyGram Stock Options."


SALE OF FILM DIVISION


     Pursuant to the Offer Agreement, PolyGram has retained Goldman Sachs International ("Goldman Sachs") as its principal financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. The sale process is being managed by a three-member committee consisting of one designee of each of Seagram, PolyGram and Philips; provided, that Seagram has the right to veto, in its sole discretion, any decision of such committee, including approval of any specific proposal to sell the film division. Each of Seagram, PolyGram and Philips has agreed to use its reasonable best efforts to effect such sale. If a sale of PolyGram's film division is closed prior to the Closing, the sale proceeds will be retained in PolyGram for the benefit of Seagram. If an agreement to sell the film division is not entered into prior to the Closing, following the Closing Seagram may continue the efforts to effect such sale. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division." On October 22, 1998, Seagram announced that it had entered into an agreement in principle with MGM to sell certain library assets of PolyGram's film division to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations. See "PolyGram
N.V. -- Recent Developments."


CONTRIBUTION

     Pursuant to the Offer Agreement, immediately prior to the Closing, Philips will contribute $90 million in cash to PolyGram (after giving effect to any applicable taxes payable by PolyGram arising out of such contribution) unless Seagram, Philips and PolyGram mutually agree to an alternative arrangement. Philips will not be entitled to any capital stock of PolyGram or any other consideration from PolyGram in exchange for such contribution.

TERMINATION

     The Offer Agreement may be terminated prior to the Closing Date in certain circumstances specified in the Offer Agreement, including:

          (i) by mutual written consent of Seagram, PolyGram and Philips;

          (ii) by any party thereto, if the Closing Date shall not have occurred on or before the Termination Date, subject to certain limited exceptions;

          (iii) by any party thereto, if any governmental entity has (a) issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer and related transactions or (b) failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions described in clauses (d) and (e) under "The Offer -- Certain Conditions to the Offer," and such failure has become final and nonappealable;

          (iv) by Seagram, if (a) any of the representations and warranties of PolyGram or Philips that are qualified by reference to a Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably expected to result in a Material Adverse Effect, in each case as if made at the time of determination (except to the extent any such representation or warranty speaks to an earlier date), and which failure to be so true and correct is not reasonably likely to be cured by the Termination Date, (b) any of the covenants or agreements of PolyGram or Philips is breached in any material respect and such breach is not reasonably likely to be cured by the Termination Date or (c) since December 31, 1997 there has occurred any event, change or development which has had or would be reasonably expected to result in a Material Adverse Effect (other than as disclosed in the PolyGram SEC Reports publicly available prior to June 21, 1998 or in PolyGram's disclosure schedules to the Offer Agreement), and which event, change or development is not reasonably expected to be cured by the Termination Date;

          (v) by Philips, if (a) any of the representations and warranties of Seagram that are qualified by reference to a Seagram Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably expected to result in a Seagram Material Adverse Effect, in each case as if made at the time of determination (except to the extent any such representation or warranty speaks to an earlier date), and which failure to be so true and correct is not reasonably likely to be cured by the Termination Date, (b) any of the covenants or agreements of Seagram is breached in any material respect and such breach is not reasonably likely to be cured by the Termination Date or (c) since December 31, 1997 there has occurred any event, change or development which has had or would be reasonably expected to result in a Seagram Material Adverse Effect (other than as disclosed in the Seagram SEC Reports publicly available prior to June 21, 1998 or in Seagram's disclosure schedules to the Offer Agreement), and which event, change or development is not reasonably expected to be cured by the Termination Date;

          (vi) by either Seagram or Philips, if the other has failed to perform or comply with any material agreement or covenant in the Tender Agreement or the Voting Agreement that has not been cured within 5 days after notice of such breach; or

          (vii) by Philips, if there has occurred any event described below in the third paragraph under "Description of Transaction
     Agreements -- Stockholders Agreement -- Termination."

     Any termination described in clause (iv) above will be effective as of the next scheduled Expiration Date so long as any failure described in clause (a) or
(b) thereof or event, change or development described in clause (c) thereof has not been cured prior to such Expiration Date. Any termination described in clause (v) above will be effective as of the second business day immediately preceding the next scheduled Expiration Date so long as any failure described in clause (a) or (b) thereof or event, change or development described in clause
(c) thereof has not been cured prior to such business day.

     See "Description of Transaction Agreements -- Offer Agreement -- Termination."

SOURCE OF FUNDS


     The Cash Consideration, the refinancing of certain of PolyGram's existing indebtedness and the fees and expenses relating to the Offer will be partially financed through Seagram's sale of Tropicana to Pepsi, the after-tax proceeds of which are estimated to be approximately $3 billion. See "The Seagram Company Ltd. -- Recent Developments." Seagram expects to obtain the remaining funds from debt securities, the terms of which have yet to be determined, to be issued by Joseph E. Seagram & Sons, Inc., an Indiana corporation and an indirect wholly owned subsidiary of Seagram ("JES"), and expected to be guaranteed by Seagram, and/or commercial bank borrowings and/or the issuance of commercial paper, the terms of which have yet to be determined. See "The Offer -- Source and Amount of Funds."


CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS


     The consummation of the Offer requires certain approvals of or notices to U.S. and Dutch, Canadian and other non-U.S. state, federal and other regulatory bodies, including, among other things, the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), confirmation of the Commission of the European Communities (the "European Commission") that the Offer Agreement and the matters arising therefrom are compatible with the common market and approvals under Canada's Competition Act. The waiting period requirements under the HSR Act expired on

July 8, 1998, and the European Commission and the Canadian Competition Act approvals were granted on September 21, 1998 and September 16, 1998, respectively. In addition, on September 17, 1998, the Stichting Toezicht Effectenverkeer (the "Dutch Securities Board") granted an exemption from Section 3, paragraph 1 of the Wet Toezicht Effectenverkeer 1995 (the "Act on the Supervision of the Securities Trade 1995"), thereby allowing Seagram to offer the Share Consideration in the Netherlands. Each of Seagram and PolyGram also has submitted to the Dutch Merger Committee information required by Article 8 of the Dutch Merger Code, and Seagram has submitted to the Dutch Merger Committee and Amsterdam Exchanges this Offering Circular/Prospectus for their review. No assurance can be made, however, that a challenge to the Offer will not be made during any other applicable regulatory proceedings. Any such challenge could impose conditions on the consummation of the Offer or otherwise require changes to the terms of the Offer, which could result in conditions to the Offer not being satisfied. See "The Offer -- Certain Regulatory Approvals and Legal Matters" and "The Offer -- Certain Conditions to the Offer."



POLYGRAM SHAREHOLDER SPECIAL MEETING



     In connection with the Offer, PolyGram will duly call, give notice of, convene and hold an extraordinary meeting of PolyGram shareholders (the "Special Meeting"). The Special Meeting will also constitute an informational meeting for PolyGram shareholders pursuant to Dutch Law. The Special Meeting will be held no later than eight days prior to the initial scheduled Expiration Date. PolyGram will give notice of the time, date and location of such meeting. At the Special Meeting, Seagram designees will be nominated for election to the Board of Management and the Supervisory Board of PolyGram effective as of the Closing Date (see "The Offer -- Purpose of the Offer; Plans for PolyGram -- PolyGram Board Representation") and amendments to the PolyGram Articles will be submitted to the PolyGram shareholders which would (i) clarify the Board of Management's ability to declare dividends, including a Post-Closing Dividend (see "The
Offer -- Purpose of the Offer; Plans for PolyGram -- Post Closing Restructuring" and "Certain Material Tax Consequences -- Tax Consequences of a Post-Closing Dividend") and (ii) change PolyGram's fiscal year end from December 31 to June
30. Each of these amendments would be conditioned on the Minimum Condition having been satisfied (but not waived) and effective as of the consummation of the Offer. Philips has informed Seagram that it intends to vote in favor of the Seagram designees and the amendments to the PolyGram Articles. See "Description of Transaction Agreements -- Voting Agreement."


INTERESTS OF CERTAIN PERSONS IN THE OFFER


     In considering the recommendations by the PolyGram Board of Management and the PolyGram Supervisory Board with respect to the Offer, PolyGram shareholders should be aware that certain members of the PolyGram Board of Management and the PolyGram Supervisory Board, as well as certain other members of PolyGram's management, may have certain interests in the Offer that are different from, or in addition to, the interests of PolyGram shareholders as such. The Board of Management and Supervisory Board of PolyGram each recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Offer to PolyGram shareholders. The two current Philips executives who are members of the PolyGram Supervisory Board abstained from such Board's vote on matters relating to the Offer and the Offer Agreement. See "The
Offer -- Interests of Certain Persons in the Offer."


ACCOUNTING TREATMENT

     The acquisition of PolyGram will be accounted for as a purchase for financial accounting purposes in accordance with United States generally accepted accounting principles. See "The Offer -- Accounting Treatment."

LISTING OF SEAGRAM SHARES

     Pursuant to the Offer Agreement, Seagram has agreed to use its best efforts to cause the Seagram Shares to be issued as Share Consideration to be authorized for listing, upon official notice of issuance, on the NYSE and the Toronto Stock Exchange (the "TSE"). Seagram does not intend to cause the Seagram Shares to be authorized for listing on the AEX-Effectenbeurs N.V. (AEX Stock Exchange; the "AEX") in Amsterdam.

CERTAIN MATERIAL TAX CONSEQUENCES

     Certain residents of the Netherlands may be subject to tax on the receipt of Cash Consideration and/or Share Consideration pursuant to the Offer or of consideration pursuant to the Compulsory Acquisition. See "Certain Material Tax Consequences -- Certain Tax Consequences of the Sale of PolyGram Shares."

     The receipt by a U.S. Holder of Offer Consideration pursuant to the Offer or of consideration pursuant to the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives Offer Consideration for PolyGram Shares will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of Cash Consideration and the fair market value of any Share Consideration received in exchange for PolyGram Shares sold pursuant to the Offer or the Compulsory Acquisition and (ii) such shareholder's adjusted basis in such sold PolyGram Shares. See "Certain Material Tax Consequences -- Certain Tax Consequences of the Sale of PolyGram Shares."

     Any dividend, including a Post-Closing Dividend, paid by PolyGram to the remaining shareholders of PolyGram will be subject to Dutch dividend withholding tax on the entire amount of the dividend or a portion thereof. A Netherlands Holder may generally credit the Dutch dividend withholding tax in full or in part against Dutch (corporate) income tax due over the dividend received. A Non-Netherlands Holder may be eligible for a reduction or refund of such Dutch dividend withholding tax under a tax treaty which is in effect between the shareholder's country of residence and the Netherlands. For a further discussion of taxes on minority shareholders of PolyGram, see "Certain Material Tax Consequences -- Tax Consequences of a Post-Closing Dividend."

     Because Seagram is a Canadian corporation, PolyGram shareholders who elect to receive Seagram Shares should be aware that, as holders of Seagram Shares, they will be subject to Canadian tax laws that do not apply to holders of PolyGram Shares. Specifically, investors should be aware that income received in respect of Seagram Shares could be subject to Canadian withholding tax. For a discussion of tax considerations relating to an investment in Seagram Shares, see "Certain Material Tax Consequences -- Certain Tax Consequences of Holding Seagram Shares."

TENDER AND VOTING AGREEMENTS

     Philips has agreed, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its 135,000,000 PolyGram Shares (75% of the issued PolyGram Shares as of the date of this Offering Circular/Prospectus) and to elect to receive Share Consideration in respect of all such PolyGram Shares. See "Description of Transaction Agreements -- Tender Agreement -- Tender and Election." Pursuant to the Offer Agreement, Philips may terminate the Offer Agreement in the circumstances described under "Description of Transaction Agreements -- Offer Agreement -- Termination," including certain circumstances relating to a Seagram Material Adverse Effect as described in paragraph
(v) thereunder. Upon termination of the Offer Agreement in accordance with its terms, the Tender Agreement and Philips' obligation to tender and not withdraw such tender of its PolyGram Shares pursuant thereto will terminate.

     In addition, Philips has agreed to vote its PolyGram Shares (i) against any action or agreement that could reasonably be expected to impede or delay the Offer, including any action or agreement that could be reasonably expected to materially diminish the benefits to Seagram of the Offer and related transactions, and (ii) in favor of any action, agreement or proposal submitted in any general meeting of PolyGram shareholders that is necessary or desirable in connection with the Offer and related transactions. See "Description of Transaction Agreements -- Voting Agreement." No other PolyGram shareholder has agreed with Seagram or any affiliates of Seagram to tender any PolyGram Shares.

STOCKHOLDERS AGREEMENT

     Pursuant to the Stockholders Agreement, Seagram and Philips have agreed to certain arrangements relating to Philips' ownership of Seagram Shares following consummation of the Offer.


     Seagram Board of Directors. Pursuant to the Stockholders Agreement, effective as of the Closing, Seagram has agreed to appoint the Chief Executive Officer of Philips (the "Designee") to the Seagram Board of Directors. After the Closing, Philips will be entitled to designate its then Chief Executive Officer as its Designee for nomination for election to the Seagram Board of Directors for so long as the Applicable

Percentage is at least 5%. Seagram has agreed to use its best efforts to cause the election of the Designee to the Seagram Board of Directors, including by nominating such individual to be elected to the Seagram Board. See "Description of Transaction Agreements -- Stockholders Agreement -- Seagram Board of Directors." No other changes in the Seagram Board of Directors are expected as a result of the Offer.



     Voting. Philips has agreed to vote any Voting Shares beneficially owned by it to cause each of the nominees designated by the Seagram Board to be elected to the Seagram Board of Directors.



     In connection with any vote of the shareholders of Seagram relating to any matter other than election of directors, unless Seagram otherwise consents in writing, Philips has agreed to vote any Voting Shares beneficially owned by it, at Philips' option, either proportionately on the same basis as the other holders of Voting Shares so vote or as recommended by the Seagram Board of Directors. See "Description of Transaction Agreements -- Stockholders
Agreement -- Voting."



     Restrictions on Transfer. Philips has agreed that, without the consent of Seagram, subject to certain exceptions, Philips will not transfer any Voting Shares beneficially owned by Philips. See "Description of Transaction Agreements -- Stockholders Agreement -- Restrictions on Transfer during Two Years Following the Closing," "-- Restrictions on Transfer after Two Years Following the Closing" and "-- Right of First Offer."


     Standstill. Philips has agreed that it will not, and will cause each of its subsidiaries not to, directly or indirectly, acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Voting Shares (except pursuant to the Offer or by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Voting Shares generally).


     Philips has also agreed that, except as expressly set forth in the provisions of the Stockholders Agreement, it will not, and will cause its subsidiaries not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chief Executive Officer of Seagram or by a resolution of a majority of the Board of Directors of Seagram, take certain actions or participate in certain transactions including, among other things, any tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving Seagram or any material portion of its business or any purchase of all or any substantial part of the assets of Seagram or any material portion of its business. See "Description of Transaction Agreements -- Stockholders Agreement -- Standstill."


     Registration Rights. The Stockholders Agreement grants Philips customary rights with respect to the registration under the United States federal and Canadian securities laws of offerings of Seagram Shares issued pursuant to the Offer Agreement and held by Philips or any Permitted Transferee.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Seagram Shares are listed and traded on the NYSE, the TSE, the Montreal Exchange, the Vancouver Stock Exchange and the London Stock Exchange (the "LSE") (Symbol: VO) and are principally traded on the NYSE. PolyGram Shares are listed on the AEX and the NYSE (Symbol: PLG) and are principally traded on the AEX. The following table sets forth the high and low sale prices per share of Seagram Shares as reported on the NYSE Composite Transactions Tape and the high and low sale prices per share of PolyGram Shares as reported on the NYSE Composite Transactions Tape and published in the Official Price List of the AEX.

     POLYGRAM SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE SEAGRAM SHARES AND THE POLYGRAM SHARES.


                                                SEAGRAM SHARES              POLYGRAM SHARES
                                               -----------------   ----------------------------------
                                                     NYSE                NYSE               AEX
                                               -----------------   -----------------   --------------
                                                  US DOLLARS          US DOLLARS            NLG
                                                   PER SHARE           PER SHARE         PER SHARE
                                               -----------------   -----------------   --------------
                                                HIGH       LOW      HIGH       LOW      HIGH     LOW
                                                ----       ---      ----       ---      ----     ---
1996:
  First Quarter..............................  38.3750   32.1250   61.2500   53.0000   103.00   85.00
  Second Quarter.............................  36.3750   31.7500   62.5000   56.0000   106.20   95.00
  Third Quarter..............................  38.3750   30.8750   60.3750   51.7500   101.00   86.00
  Fourth Quarter.............................  41.8750   35.2500   56.0000   44.2500    96.20   75.50
1997:
  First Quarter..............................  42.7500   38.0000   51.1250   42.6250    98.80   78.60
  Second Quarter.............................  41.8750   35.7500   56.7500   47.3750   111.00   88.50
  Third Quarter..............................  41.1250   33.9375   59.1875   48.6875   129.80   99.50
  Fourth Quarter.............................  37.6250   30.2500   63.0625   47.3750   126.80   93.30
1998:
  First Quarter..............................  39.7500   31.4375   55.3750   42.9375   115.00   86.60
  Second Quarter.............................  46.6875   36.8125   56.9375   40.9375   114.10   82.10
  Third Quarter..............................  42.0000   26.6875   58.1250   50.1250   111.50   99.00
  Fourth Quarter (through October 28,
     1998)...................................  33.2500   25.1250   59.3750   54.5000   110.00   97.50



     Set forth below are (i) the closing sale prices of Seagram Shares, as reported on the NYSE Composite Transactions Tape, and PolyGram Shares, as reported on the NYSE Composite Transactions Tape and published in the Official Price List of the AEX, respectively, in each case on (a) May 5, 1998 (the last full trading day prior to the public announcement that Philips was exploring various strategic options for PolyGram), (b) May 13, 1998 (the last full trading day prior to the public announcement that Seagram and Philips were discussing a transaction involving the acquisition of Philips' interest in PolyGram), (c) May 20, 1998 (the last full trading day prior to the public announcement of the execution of the Letter of Intent), (d) June 19, 1998 (the last full trading day prior to the public announcement of the execution of the Offer Agreement) and
(e) October 28, 1998 (the most recent practicable date prior to the date of this Offering Circular/Prospectus), and (ii) the equivalent pro forma sale prices of PolyGram Shares on each of the dates referred to in (i) above, as determined by multiplying the sale price of Seagram Shares by the Share Consideration exchange ratio of 1.3772 Seagram Shares per PolyGram Share.



                                      SEAGRAM SHARES   POLYGRAM SHARES   POLYGRAM SHARES   POLYGRAM SHARES
                                           NYSE             NYSE               AEX           EQUIVALENT
                                        US DOLLARS       US DOLLARS            NLG           US DOLLARS
                                        PER SHARE         PER SHARE         PER SHARE         PER SHARE
                                      --------------   ---------------   ---------------   ---------------
May 5, 1998.........................     $42.3125         $43.8125         NLG  87.20         $58.2728
May 13, 1998........................     $43.0625         $53.0000         NLG 105.70         $59.3057
May 20, 1998........................     $41.0000         $55.1250         NLG 109.40         $56.4652
June 19, 1998.......................     $41.6250         $53.2500         NLG 108.00         $57.3260
October 28, 1998....................     $30.6875         $58.5625         NLG 109.40         $42.2628

     Since the fourth quarter of 1996, Seagram has paid a quarterly dividend of $0.165 per Seagram Share. During the first three quarters of 1996, the dividend equalled $0.15 per Seagram Share. The payment of future dividends on the Seagram Shares will be a business decision to be made by Seagram's Board of Directors from time to time based upon the results of operations and financial condition of Seagram and such other factors as Seagram's Board of Directors considers relevant.

     PolyGram paid an annual dividend of NLG 0.95 per PolyGram Share in 1996 in respect of 1995, an annual dividend of NLG 0.95 in 1997 in respect of 1996 and an annual dividend of NLG 1.00 in 1998 in respect of 1997. In July 1998, PolyGram paid a dividend of NLG 0.50 per PolyGram Share in respect of the first six months of 1998. Under the terms of the Offer Agreement, PolyGram has agreed not to declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (i) such dividend of NLG 0.50 per PolyGram Share and (ii) an extraordinary dividend (such as a Post-Closing Dividend) in connection with the Reorganization following consummation of the Offer.

                      COMPARISON OF CERTAIN PER SHARE DATA


     The following table sets forth (i) historical book value, cash dividends and income from continuing operations per share for Seagram, (ii) historical book value, cash dividends and income from continuing operations per share for PolyGram, (iii) unaudited pro forma consolidated book value, cash dividends and income from continuing operations per share for Seagram and (iv) unaudited pro forma equivalent consolidated book value, cash dividends and income from continuing operations per share for PolyGram. The unaudited pro forma consolidated per share data give effect to the consummation of (i) Universal's acquisition, on October 21, 1997, of an incremental 50% interest in the USA Networks partnership, including the Sci-Fi Channel, for $1.7 billion in cash (the "USA Networks Transaction"), (ii) Universal's transfer to USA Networks, Inc. ("USAi," formerly known as HSN, Inc.) and its affiliates of all of the domestic operations and 50% of the international operations of the USA Networks partnership, as well as all of Universal's domestic television production and distribution operations, in exchange for cash and a substantial direct and indirect interest in USAi (as described more fully under "The Seagram Company Ltd. Unaudited Pro Forma Financial Information," the "USAi Transaction"), on February 12, 1998, (iii) the sale of Tropicana and (iv) the Offer (assuming that all issued PolyGram Shares are acquired in the Offer). The data set forth below should be read in conjunction with (i) the unaudited pro forma consolidated financial statements, including the notes thereto, set forth under "The Seagram Company Ltd. Unaudited Pro Forma Financial Information;" (ii) PolyGram's selected historical consolidated financial data, set forth under "-- PolyGram Selected Historical Consolidated Financial Data;" (iii) the historical financial statements of PolyGram (including the notes thereto) contained in PolyGram's Annual Report on Form 20-F for the year ended December 31, 1997, which is incorporated by reference herein; (iv) the PolyGram unaudited consolidated interim financial data contained in PolyGram's Report on Form 6-K dated July 22, 1998, which is incorporated by reference herein; and (v) the historical financial statements of Seagram (including the notes thereto) contained in Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended, which is incorporated by reference herein. The unaudited pro forma consolidated per share data are presented for comparative purposes only and are not intended to be indicative of the actual consolidated results of operations or consolidated financial position that would have been achieved had the USA Networks Transaction, the USAi Transaction, the sale of Tropicana and the Offer been consummated as of the beginning of the periods presented, nor do they purport to indicate results which may be attained in the future. No adjustment has been included in the pro forma data for any anticipated cost savings or other synergies. See "Incorporation of Certain Documents by Reference,"
"-- Seagram Selected Historical Consolidated Financial Data," "-- PolyGram Selected Historical Consolidated Financial Data" and "The Seagram Company Ltd. Unaudited Pro Forma Financial Information."


     The historical per share data presented below have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").


                                                                                                    POLYGRAM
                                                                                  SEAGRAM           PRO FORMA
                                                                POLYGRAM         PRO FORMA         EQUIVALENT
                                                 SEAGRAM       HISTORICAL      CONSOLIDATED       CONSOLIDATED
                                              HISTORICAL(1)    (UNAUDITED)    (UNAUDITED)(4)     (UNAUDITED)(5)
                                              -------------    -----------    --------------     --------------
BOOK VALUE PER SHARE:
  June 30, 1998.............................     $26.84          $12.35(2)        $31.36             $43.19
CASH DIVIDENDS PER SHARE:
  Twelve months ended June 30, 1998.........        .66             .48(3)           .66                .91
INCOME PER SHARE FROM CONTINUING OPERATIONS:
  BASIC:
     Twelve months ended June 30, 1998......       2.51            1.23(4)          1.32               1.82
  DILUTED:
     Twelve months ended June 30, 1998......       2.49            1.23(4)          1.31               1.80


------------

(1) As a result of Seagram's sale of Tropicana, the Seagram Consolidated Financial Statements report the results of Tropicana as discontinued operations. See "-- Seagram Selected Historical Consolidated Financial Data."


(2) PolyGram historical book value per share has been converted to U.S. GAAP and has been converted to US Dollars at a rate of 2.0341 Dutch Guilders to 1.0 US Dollar.

(3) PolyGram cash dividend paid in US Dollars to U.S. shareholders.

(4) PolyGram historical income per share from continuing operations have been converted to U.S. GAAP and have been converted to US Dollars at an average rate of 2.01812 Dutch Guilders to 1.0 US Dollar.

(5) See "The Seagram Company Ltd. Unaudited Pro Forma Financial Information."

(6) The PolyGram pro forma equivalent consolidated data represents the Seagram pro forma consolidated book value, cash dividends and income from continuing operations per share multiplied by the Share Consideration exchange ratio of
    1.3772 Seagram Shares per PolyGram Share.

            SEAGRAM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data presented below as of June 30, 1998, 1997 and 1996 and January 31, 1996, 1995 and 1994 and for the
fiscal years ended June 30, 1998 and 1997, the five-month transition period ended June 30, 1996, and the fiscal years ended January 31, 1996, 1995 and 1994 were derived from the historical consolidated financial statements of Seagram and the notes thereto (the "Seagram Consolidated Financial Statements") contained in Seagram's Annual Report on Form 10-K for the year ended June 30, 1998, as amended, which is incorporated herein by reference, and have been audited by PricewaterhouseCoopers LLP, independent accountants. As a result of Seagram's sale of Tropicana, the Seagram Consolidated Financial Statements report the results of Tropicana as discontinued operations. See "The Seagram Company Ltd. -- Recent Developments." The data presented below should be read in conjunction with the Seagram Consolidated Financial Statements.


     The Seagram Consolidated Financial Statements have been prepared in accordance with U.S. GAAP which, in their application to Seagram, conform in all material respects to Canadian generally accepted accounting principles. Except as otherwise noted, figures are in millions of US Dollars.


                                                                               FIVE-MONTH
                                                                               TRANSITION
                                                           FISCAL YEARS          PERIOD
                                                          ENDED JUNE 30,         ENDED       FISCAL YEARS ENDED JANUARY 31,
                                                      ----------------------    JUNE 30,     ------------------------------
US DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS          1998        1997        1996         1996       1995       1994
------------------------------------------------      ------------   -------   ----------    --------   --------   --------
INCOME STATEMENT DATA
  Revenues..........................................    $ 9,474      $10,354    $ 4,112      $ 7,787    $ 4,994    $ 4,724
  Operating income..................................        553          719         93          435        614        622
  Interest, net and other...........................        228          147         99          195        317        275
  Gain on sale of Time Warner shares................        926          154         --           --         --         --
  Gain on USAi transaction..........................        360           --         --           --         --         --
  Equity (losses) earnings from unconsolidated
    companies.......................................        (45)          62         35           47         14         18
  Income from continuing operations before the
    cumulative effect of accounting change..........        880          445         67          144        170        249
  Income from discontinued Tropicana operations,
    after tax.......................................         66           57         18           30         24         34
  Discontinued DuPont activities, after tax.........         --           --         --        3,232        617         96
                                                        -------      -------    -------      -------    -------    -------
  Income before cumulative effect of accounting
    change..........................................        946          502         85        3,406        811        379
  Cumulative effect of accounting change, after
    tax.............................................         --           --         --           --        (75)        --
                                                        -------      -------    -------      -------    -------    -------
  Net income (loss).................................    $   946      $   502    $    85      $ 3,406    $   736    $   379
                                                        =======      =======    =======      =======    =======    =======
PER SHARE DATA
  EARNINGS PER SHARE-BASIC
  Income from continuing operations before
    cumulative effect of accounting change..........    $  2.51      $  1.20    $   .18      $   .38    $   .46    $   .67
  Discontinued Tropicana operations, after tax......        .19          .16        .05          .08        .06        .09
  Discontinued DuPont activities, after tax.........         --           --         --         8.67       1.66        .26
                                                        -------      -------    -------      -------    -------    -------
  Income before cumulative effect of accounting
    change..........................................       2.70         1.36        .23         9.13       2.18       1.02
  Cumulative effect of accounting change, after
    tax.............................................         --           --         --           --       (.20)        --
                                                        -------      -------    -------      -------    -------    -------
  Net income (loss).................................    $  2.70      $  1.36    $   .23      $  9.13    $  1.98    $  1.02
                                                        =======      =======    =======      =======    =======    =======
  EARNINGS PER SHARE -- DILUTED
  Income from continuing operations before
    cumulative effect of accounting change..........    $  2.49      $  1.20    $   .18      $   .38    $   .46    $   .66
  Discontinued Tropicana operations, after tax......       0.19          .15        .05          .08        .06        .09
  Discontinued DuPont activities, after tax.........         --           --         --         8.54       1.64        .25
                                                        -------      -------    -------      -------    -------    -------
  Income before cumulative effect of accounting
    change..........................................       2.68         1.35        .23         9.00       2.16       1.00
  Cumulative effect of accounting change, after
    tax.............................................         --           --         --           --       (.20)        --
                                                        -------      -------    -------      -------    -------    -------
  Net income (loss).................................    $  2.68      $  1.35    $   .23      $  9.00    $  1.96    $  1.00
                                                        =======      =======    =======      =======    =======    =======

                                                                               FIVE-MONTH
                                                                               TRANSITION
                                                           FISCAL YEARS          PERIOD
                                                          ENDED JUNE 30,         ENDED       FISCAL YEARS ENDED JANUARY 31,
                                                      ----------------------    JUNE 30,     ------------------------------
US DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS          1998        1997        1996         1996       1995       1994
------------------------------------------------      ------------   -------   ----------    --------   --------   --------
FINANCIAL POSITION DATA
  (AT END OF PERIOD)
  Current assets....................................    $ 6,971      $ 6,131    $ 6,307      $ 6,194    $ 3,938    $ 3,532
  Common stock of DuPont............................      1,228        1,034        651          631      3,670      3,154
  Common stock of Time Warner.......................         --        1,291      2,228        2,356      2,043      1,769
  Other noncurrent assets...........................     12,246       10,257     10,328       10,230      1,773      1,754
  Net assets of discontinued Tropicana operations...      1,734        1,734      1,693        1,549      1,270      1,220
                                                        -------      -------    -------      -------    -------    -------
    Total assets....................................    $22,179      $20,447    $21,207      $20,960    $12,694    $11,429
                                                        =======      =======    =======      =======    =======    =======

  Current liabilities...............................    $ 4,709      $ 3,087    $ 4,383      $ 3,557    $ 3,865    $ 2,776
  Long term indebtedness............................      2,225        2,478      2,562        2,889      2,838      3,051
  Total liabilities.................................     10,948        9,174     10,163        9,788      7,174      6,428
  Minority interest.................................      1,915        1,851      1,839        1,844         11         --
  Shareholders' equity..............................      9,316        9,422      9,205        9,328      5,509      5,001
                                                        -------      -------    -------      -------    -------    -------
    Total liabilities and shareholders' equity......    $22,179      $20,447    $21,207      $20,960    $12,694    $11,429
                                                        =======      =======    =======      =======    =======    =======

CASH FLOW DATA
  Cash flow from operating activities...............       (241)         664        315          222        370        370
  Capital expenditures..............................       (410)        (393)      (245)        (349)      (124)      (118)
  Other investing activities, net...................      1,109        2,101       (346)       2,260       (341)    (1,556)
  Dividends paid....................................       (231)        (239)      (112)        (224)      (216)      (209)

OTHER DATA
  Dividends paid per share..........................    $   .66      $  .645    $   .30      $   .60    $   .58    $   .56
  Shareholders' equity per share....................      26.84        25.79      24.67        24.91      14.79      13.43
  End-of-period share price New York Stock
    Exchange (US $).................................    $ 40.94      $ 40.25    $ 33.63      $ 36.38    $ 28.75    $ 30.75
    Canadian Stock Exchanges (Cdn. $)...............    $ 59.95      $ 55.50    $ 45.75      $ 49.75    $ 40.50    $ 40.63
  Average shares outstanding (thousands)............    349,874      369,682    373,858      373,117    372,499    373,051
  Shares outstanding at end of period (thousands)...    347,132      365,281    373,059      374,462    372,537    372,489

            POLYGRAM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data presented below as of December 31, 1997 and 1996 and for the fiscal years ended December 31, 1997, 1996 and 1995 were derived from the historical consolidated financial statements of PolyGram and the notes thereto contained in PolyGram's Annual Report on Form 20-F for the fiscal year ended December 31, 1997, which is incorporated herein by reference, and have been audited by KPMG Accountants N.V. In addition, the selected historical consolidated financial data presented below as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 were derived from the historical consolidated financial statements of PolyGram for the years ended December 31, 1995, 1994 and 1993, respectively, which have been audited by KPMG Accountants N.V. (the historical consolidated financial statements referred to in this sentence and the preceding sentence, together with the notes thereto, the "PolyGram Consolidated Financial Statements"). The selected historical consolidated financial data as of and for the nine months ended September 30, 1998 and 1997 were derived from the unaudited historical consolidated interim financial reports of PolyGram, which according to PolyGram have been prepared on substantially the same basis as the PolyGram Consolidated Financial Statements, reflecting all adjustments necessary, which consist only of normal recurring adjustments, for a fair presentation of such data. Data as of and for the nine months ended September 30, 1998 do not purport to be indicative of results to be expected for the full year. The data presented below should be read in conjunction with the PolyGram Consolidated Financial Statements and the PolyGram unaudited historical consolidated interim financial data contained in PolyGram's Report on Form 6-K dated October 21, 1998, incorporated herein by reference.


     PolyGram's Consolidated Financial Statements and PolyGram's unaudited historical consolidated interim financial reports have been prepared in accordance with Netherlands GAAP, which differs in certain significant respects from U.S. GAAP. Except as otherwise noted, figures are in millions of Dutch Guilders. See "Exchange Rates."


                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,                 FISCAL YEARS ENDED DECEMBER 31,
              NLG IN MILLIONS,                 ---------------------   ----------------------------------------------------------
          EXCEPT PER SHARE AMOUNTS               1998        1997         1997        1996        1995        1994        1993
          ------------------------             ---------   ---------   ----------   ---------   ---------   ---------   ---------
                                                    (UNAUDITED)
INCOME STATEMENT DATA
  (NETHERLANDS GAAP):
  Net sales..................................  NLG 7,318   NLG 7,201   NLG 11,095   NLG 9,488   NLG 8,798   NLG 8,600   NLG 7,416

  Operating income...........................        280         560        1,198       1,078       1,084       1,069         932
  Financial income and expenses, net.........        (36)         (7)         (18)         (8)         (2)          8          (5)
  Income taxes...............................        (18)       (160)        (355)       (310)       (303)       (302)       (264)
                                               ---------   ---------   ----------   ---------   ---------   ---------   ---------
  Income after taxes.........................        226         393          825         760         779         775         663

  Income before extraordinary items..........        204         355          787         722         741         738         614
  Extraordinary items........................         --          --           --        (114)         --          --          --
                                               ---------   ---------   ----------   ---------   ---------   ---------   ---------
  Net income.................................  NLG   204   NLG   355   NLG    787   NLG   608   NLG   741   NLG   738   NLG   614
                                               =========   =========   ==========   =========   =========   =========   =========
PER SHARE DATA
  Income before extraordinary items..........  NLG  1.14   NLG  1.97   NLG   4.37   NLG  4.01   NLG  4.12   NLG  4.10   NLG  3.56
                                               ---------   ---------   ----------   ---------   ---------   ---------   ---------
  Net income.................................  NLG  1.14   NLG  1.97   NLG   4.37   NLG  3.38   NLG  4.12   NLG  4.10   NLG  3.56
                                               =========   =========   ==========   =========   =========   =========   =========
APPROXIMATE AMOUNTS ON THE BASIS OF U.S.
  GAAP:
  Net income (loss)..........................  NLG   125   NLG   267   NLG    677   NLG   507   NLG   649   NLG   646   NLG   534
  Net income (loss) per share -- Basic.......  NLG   .70   NLG  1.49   NLG   3.79   NLG  2.82   NLG  3.61   NLG  3.59   NLG  3.10
  Net income (loss) per share -- Diluted.....  NLG   .70   NLG  1.48   NLG   3.77   NLG  2.82   NLG  3.59   NLG  3.58   NLG  3.08

                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,                 FISCAL YEARS ENDED DECEMBER 31,
              NLG IN MILLIONS,                 ---------------------   ----------------------------------------------------------
          EXCEPT PER SHARE AMOUNTS               1998        1997         1997        1996        1995        1994        1993
          ------------------------             ---------   ---------   ----------   ---------   ---------   ---------   ---------
                                                    (UNAUDITED)
FINANCIAL POSITION DATA
  (AT END OF PERIOD)
  (NETHERLANDS GAAP):
  Current assets.............................  NLG 5,283               NLG  6,335   NLG 5,150   NLG 4,630   NLG 4,782   NLG 3,653
  Noncurrent assets..........................      5,311                    4,977       4,259       3,571       3,186       3,197
                                               ---------               ----------   ---------   ---------   ---------   ---------
    Total assets.............................     10,594                   11,312       9,409       8,201       7,968       6,850
                                               =========               ==========   =========   =========   =========   =========
  Current liabilities........................      5,317                    5,713       4,702       4,108       4,181       3,362
  Long-term indebtedness.....................        227                      260         285         319         337         415
  Other noncurrent liabilities...............      1,001                    1,117         904         753         692         644
  Minority interests.........................         67                       79         216         286         350         406
  Shareholders' equity.......................      3,982                    4,143       3,302       2,735       2,408       2,023
                                               ---------               ----------   ---------   ---------   ---------   ---------
    Total liabilities and shareholders'
      equity.................................     10,594                   11,312       9,409       8,201       7,968       6,850
                                               =========               ==========   =========   =========   =========   =========
OTHER DATA
  Dividend paid per share....................       1.50        0.95          .95         .95         .85         .75         .65
  Shareholders' equity per share.............      22.12                    23.02       18.34       15.19       13.38       11.24
  End of period share price:
    AEX Stock Exchange (NLG).................     107.20      115.30        97.00       88.00       85.20       80.70       77.00
    New York Stock Exchange (US $)...........    56.7500     57.4375      47.6875     49.7500     52.5000     46.1250     39.3750
  Average shares issued (thousands)..........    180,000     180,000      180,000     180,000     180,000     180,000     172,500
  Shares issued at end of period
    (thousands)..............................    180,000     180,000      180,000     180,000     180,000     180,000     180,000

APPROXIMATE AMOUNTS ON THE BASIS OF U.S.
  GAAP:
  Shareholders' equity.......................      4,423                    4,683       3,876       3,359       3,183       2,929
  Shareholders' equity per share.............      24.80                    26.22       21.68       18.69       17.71       16.29

           SEAGRAM SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following selected unaudited pro forma financial information presents the pro forma consolidated financial position and the pro forma consolidated income statement of Seagram and PolyGram (i) as if the sale of Tropicana and the Offer each had been consummated on June 30, 1998 for the pro forma consolidated financial position data and (ii) as if the USA Networks Transaction, the USAi Transaction, the sale of Tropicana and the Offer each had been consummated on July 1, 1997 for the pro forma consolidated income statement data (in each case, assuming that all PolyGram Shares are acquired in the Offer). The Offer will be treated as a purchase for financial accounting purposes. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The selected unaudited pro forma financial information set forth below is qualified in its entirety by, and should be read in conjunction with,
(i) the unaudited pro forma consolidated financial statements, including the notes thereto, set forth under "The Seagram Company Ltd. Unaudited Pro Forma Financial Information;" (ii) PolyGram's selected historical consolidated financial data, set forth under "-- PolyGram Selected Historical Consolidated Financial Data;" (iii) the historical financial statements of PolyGram (including the notes thereto) contained in PolyGram's Annual Report on Form 20-F for the year ended December 31, 1997, which is incorporated by reference herein;
(iv) the PolyGram unaudited consolidated interim financial data contained in PolyGram's Report on Form 6-K dated July 22, 1998, which is incorporated by reference herein; and (v) the historical financial statements of Seagram (including the notes thereto) contained in Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended, which is incorporated by reference herein.


     The pro forma financial information below is presented for comparative purposes only and is not intended to be indicative of the actual consolidated results of operations or consolidated financial position that would have been achieved had the USA Networks Transaction, the USAi Transaction, the sale of Tropicana and the Offer been consummated as of the dates indicated above nor does it purport to indicate results which may be attained in the future. See "The Seagram Company Ltd. Unaudited Pro Forma Financial Information."


                                                              FISCAL YEAR ENDED
      US DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS          JUNE 30, 1998
      ------------------------------------------------        -----------------
PRO FORMA INCOME STATEMENT DATA
  Revenues..................................................       $14,668
  Operating income..........................................           322
  Interest, net and other...................................           577
  Gain on sale of Time Warner shares........................           926
  Gain on sale of USAi shares...............................           360
  Equity losses from unconsolidated companies...............            (6)
  Net income................................................           526
PRO FORMA PER SHARE DATA
  Earnings per share -- Basic...............................       $  1.32
  Earnings per share -- Diluted.............................          1.31
PRO FORMA FINANCIAL POSITION DATA (AT END OF PERIOD)
  Current assets............................................       $ 9,149
  Common stock of DuPont....................................         1,228
  Other noncurrent assets...................................        24,803
  Total assets..............................................        35,180
  Current liabilities.......................................         9,321
  Long-term indebtedness....................................         5,798
  Total liabilities.........................................        20,840
  Minority interest.........................................         1,951
  Total shareholders' equity................................        12,389
  Total liabilities and shareholders' equity................        35,180

                                   THE OFFER

BACKGROUND OF THE OFFER

     Following its acquisition of Universal in June 1995, Seagram has evaluated strategic opportunities in the entertainment industry with a view towards becoming a global entertainment leader. Since the time of the Universal acquisition, Seagram has believed that the music industry represented a potential expansion opportunity. Beginning in the fall of 1996, senior management of Seagram and its financial advisors began to review the global music industry generally and potential strategic acquisitions in the industry. As a result of this review, senior management of Seagram concluded that the music business was highly attractive, because of, among other things, its growth prospects and cash flow generation.

     In early May 1998, following conversations between Edgar Bronfman, Jr., President and Chief Executive Officer of Seagram, and Cornelis Boonstra, Chairman of the Board Management and Chief Executive Officer of Philips, and their respective financial advisors, Messrs. Bronfman and Boonstra agreed that their respective companies should explore seriously the terms of a possible transaction pursuant to which Seagram would acquire PolyGram. In that connection, on May 7, 1998, senior officers of Seagram and Philips, along with their respective financial and legal advisors, met to discuss Seagram's possible acquisition of PolyGram. Seagram also began a due diligence review of PolyGram, and Philips began a due diligence review of Seagram. On May 5, 1998, Seagram and Philips executed a confidentiality agreement. Seagram, Philips and PolyGram subsequently entered into a supplement to the confidentiality agreement dated May 8, 1998 which made PolyGram a party to the original agreement and which contained, among other things, provisions restricting the solicitation of artists and employees.

     On May 6, 1998, Philips announced that it was exploring various strategic options for PolyGram. Philips indicated that its statement was issued as a general reaction to the many reports concerning possible transactions in the entertainment industry.

     On May 14, 1998, in response to market rumors regarding a possible transaction, Seagram and Philips issued a press release confirming that they were discussing a transaction involving the acquisition of Philips' PolyGram Shares, including an offer to the other PolyGram shareholders. The release noted that discussions were continuing and that the parties were inviting PolyGram to participate in the discussions.

     Negotiations regarding the terms of the acquisition transaction were conducted in a series of meetings in New York City and telephone conversations among senior officers of Seagram, Philips and, as described below, PolyGram and their respective financial and legal advisors, from May 7, 1998 until the letter of intent described below was signed on May 21, 1998 (the "Letter of Intent"). The discussions initially focused on the structure of the transaction, including the value and form of consideration to be paid by Seagram. Neither PolyGram nor its financial and legal advisors participated in negotiations with Seagram and Philips regarding the price of the acquisition or the structural issues relating to the acquisition described in the next paragraph, but PolyGram did participate in other aspects of the negotiations.

     During this period, various structural issues were addressed by Seagram and Philips and their respective financial and legal advisors, including the extent to which the acquisition, if structured as a tender offer, would be subject to a minimum condition, the sequence of the transactions pursuant to which Seagram would acquire PolyGram Shares from Philips and the other PolyGram shareholders and the circumstances, if any, under which Philips would indemnify Seagram. In evaluating possible structures, Seagram and Philips also focused on the extent to which Seagram Shares would be offered to all PolyGram shareholders and whether Philips would commit to receive all of such Seagram Shares to the extent other PolyGram shareholders desired to receive only cash for their shares. Seagram and Philips agreed that any transaction would be on terms that would provide the PolyGram shareholders with the opportunity to receive the same consideration as that received by Philips.

     Negotiations also addressed, among other things, whether PolyGram's film division would be included in the transaction, the scope of the covenants limiting the operations of PolyGram between the date of the Offer Agreement and the Closing Date, the conditions to the Offer and each party's right to terminate the Offer. In addition, representatives of Seagram and Philips negotiated the terms of certain arrangements relating to

Philips' ownership of Seagram Shares following the consummation of the transaction. See "Description of Transaction Agreements -- Stockholders Agreement."

     Following published rumors regarding a possible transaction involving Seagram and PolyGram, and during the May negotiations, PolyGram was contacted by third parties regarding possible alternative transactions relating to PolyGram. Philips and PolyGram agreed that such parties could be provided with confidential information relating to PolyGram in connection with their consideration of a possible alternative transaction. Although PolyGram engaged in preliminary discussions with a few such parties, which were also permitted to conduct a limited due diligence review of PolyGram, these discussions did not result in any extended negotiations or specific proposals relating to an acquisition of PolyGram or any other alternative transaction.

     At meetings held on May 6, May 18 and May 21, 1998, senior management of Seagram and Universal provided the members of Seagram's Board of Directors with information regarding the status of the discussions with PolyGram and due diligence on PolyGram. At such meetings, Seagram and Universal senior management apprised the Seagram Board of the status of the negotiations, the terms and conditions of the proposed transaction, the strategic and financial benefits and risks of the transaction, including those relating to potential cost savings, and the results of the due diligence that had been conducted on PolyGram. Presentations were also made by Seagram's financial and legal advisors.

     On May 21, 1998, the PolyGram Board of Management and the PolyGram Supervisory Board each met to consider the proposed terms of the Letter of Intent, including the financial terms of Seagram's proposed offer (described below). Together with their financial and legal advisors, the PolyGram Boards reviewed the terms of the proposed Letter of Intent. At these meetings, Lazard Freres delivered its opinion to the PolyGram Board of Management and the PolyGram Supervisory Board to the effect that, as of the date of such meeting, the proposed offer consideration, as reflected in the Letter of Intent, was fair to PolyGram shareholders from a financial point of view. The Board of Management authorized PolyGram senior management to continue to negotiate the terms of a definitive offer agreement consistent with the Letter of Intent, and authorized senior management to take such further actions as were consistent with the terms of the Letter of Intent, including execution of a definitive offer agreement. The PolyGram Supervisory Board, with two Philips designees abstaining, also voted to approve these actions.

     Following approval of Seagram's Board of Directors and the Board of Management and Supervisory Board of each of PolyGram and Philips, the parties executed the Letter of Intent on May 21, 1998 reflecting their agreement in principle regarding the terms of a transaction and their expectation that a final agreement could be reached. The parties announced their agreement in principle on that day. The acquisition would be structured as an offer by Seagram for all the PolyGram Shares, conditioned, on, among other things, at least 95% of PolyGram's issued share capital being tendered. Approximately 80% of the aggregate offer consideration would be paid in cash and approximately 20% would be paid in the form of Seagram Shares. PolyGram shareholders could elect to receive either NLG 117 or 1.4012 Seagram Shares for each PolyGram Share, provided, that Seagram Shares would be paid in respect of approximately 34.2 million PolyGram Shares and cash would be paid in respect of all other tendered shares. Philips would tender all of its PolyGram Shares into the offer and would elect to receive Seagram Shares for all of its PolyGram Shares.

     Following the signing of the Letter of Intent, representatives of Seagram, Philips and PolyGram continued to negotiate the terms of the Offer Agreement and the related agreements. In addition, representatives of Seagram continued their due diligence investigation of PolyGram, and representatives of Philips continued their due diligence investigation of Seagram. During these negotiations, representatives of Seagram expressed their concern regarding the lower than expected financial results of PolyGram during the second quarter of 1998. Following additional due diligence meetings among representatives of Seagram, PolyGram and Philips, Seagram and Philips negotiated to reduce the consideration offered for each PolyGram Share to NLG 115 or 1.3772 Seagram Shares and for Philips, immediately prior to the Closing, to contribute
$90 million in cash to PolyGram (after giving effect to any applicable taxes payable by PolyGram arising out of such contribution), unless Seagram, Philips and PolyGram mutually agree to an alternative arrangement, without being entitled to any consideration from PolyGram in exchange therefor.

     At telephonic meetings held on June 21, 1998, PolyGram management discussed with the PolyGram Board of Management and the PolyGram Supervisory Board the course of negotiations with Seagram since the execution of the Letter of Intent and the revised terms of the offer (including the revised offer consideration and Philips' agreement to contribute an additional $90 million to PolyGram prior to the Closing). Lazard Freres reviewed with the PolyGram Board of Management and the PolyGram Supervisory Board its financial analysis of the offer consideration, as revised, and delivered its opinion to the effect that the offer consideration, as revised, was fair to PolyGram shareholders from a financial point of view. PolyGram's legal advisors reviewed with the PolyGram Board of Management and the PolyGram Supervisory Board the terms of the proposed definitive offer agreement. The PolyGram Board of Management unanimously concluded that the Offer Agreement was in the best interests of PolyGram and was fair to its shareholders, approved the Offer Agreement and recommended that PolyGram shareholders tender their PolyGram shares in the Offer. The Board of Management also recommended that the Supervisory Board approve and affirm these actions, which the Supervisory Board did, by the affirmative vote of all directors (other than two designees of Philips, who abstained).

     On June 21, 1998, following approval of Seagram's Board of Directors and the Board of Management and Supervisory Board of each of PolyGram and Philips, the parties executed the Offer Agreement and related agreements. On June 22, 1998, the parties issued a press release announcing the execution of these agreements.


  CERTAIN PROJECTED FINANCIAL INFORMATION



     In the course of the discussions described in this "-- Background of the Offer" section, PolyGram and Philips provided Seagram, and Seagram provided Philips and PolyGram, with certain business and financial information which the parties believe was not and is not publicly available. Such information included, among other things, certain financial projections prepared by management of PolyGram and Seagram, respectively (the "PolyGram Projections" and the "Seagram Projections," respectively). Neither PolyGram nor Seagram publicly discloses as a matter of course internal projections as to future revenues, earnings or financial condition. Seagram does not believe that the PolyGram Projections are material. In negotiating the terms of the Offer Consideration, Seagram relied on its own, independently developed projections for PolyGram and did not rely in any material respects on the PolyGram-prepared projections, which were materially different from the Seagram-prepared projections.



     The Seagram stand-alone forecasts for the fiscal year ended June 30, 1998 set forth below do not take into account any of the transactions contemplated by the Offer or the sale of Tropicana. Seagram also provided the pro forma projections set forth below, which give effect to the acquisition of PolyGram contemplated by the Offer (excluding PolyGram's film business) and the disposition of Tropicana, and, in the case of fiscal year 2000, estimated cost savings. These pro forma projections were prepared based on Seagram's stand-alone projections for the fiscal year ended June 30, 1998 set forth below and projections for PolyGram's music business for calendar year 1998 which were prepared by PolyGram management. The pro forma projections included the assumptions that revenues, EBITDA and operating income for the combined Seagram-PolyGram business would grow at compounded annual growth rates of 5%, 15% and 18%, respectively, from fiscal 1998 to fiscal 2000. These growth rates do not reflect the substantially changed general economic conditions (including developments in the global economy and world markets) since May, 1998 and the resulting increased likelihood of lower growth for the combined Seagram-PolyGram business both in the United States and abroad. Based upon current conditions, Seagram no longer believes that these growth rates will be achieved and, accordingly, does not believe the pro forma projections will be realized. Readers should note that Seagram's pro forma projections were not prepared with the approval of the Seagram Board of Directors or in consultation with Universal operating management or PolyGram management and do not reflect any purchase price accounting adjustments.

                                                                                 PRO FORMA
                                                                            SEAGRAM AND POLYGRAM
                                                        SEAGRAM             YEARS ENDED JUNE 30,
                                                      YEAR ENDED            --------------------
                                                     JUNE 30, 1998           1998          2000
                                                     -------------          -------        -----
                                                                (AMOUNTS IN BILLIONS)
Revenues...........................................     $11.707             $14.321        $15.7
EBITDA.............................................       1.627               2.104          2.8
Operating income...................................        .746               1.035          1.4
Interest income, net...............................        .273                .592
Taxes..............................................        .277                .337
Net income.........................................        .196                .106



     THE SEAGRAM PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROSPECTIVE FINANCIAL INFORMATION. THE SEAGRAM PROJECTIONS ARE INCLUDED IN THIS OFFERING CIRCULAR/PROSPECTUS ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PHILIPS AND POLYGRAM. NONE OF PHILIPS, POLYGRAM OR ANY OTHER PARTY TO WHOM THE PROJECTIONS WERE PROVIDED GIVES ANY ASSURANCES AS TO THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF SEAGRAM AND POLYGRAM WHICH MAY NOT BE REALIZED BECAUSE OF, AMONG OTHER THINGS, CHANGES OR DEVELOPMENTS IN THE MUSIC AND FILM INDUSTRY GENERALLY (INCLUDING CHANGING AUDIENCE TASTES), CHANGES IN GENERAL ECONOMIC CONDITIONS (INCLUDING DEVELOPMENTS IN THE GLOBAL ECONOMY AND WORLD MARKETS) AND THE UNPREDICTABLE NATURE OF THE HIT-DRIVEN MUSIC AND FILM BUSINESSES. SUCH PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF SEAGRAM, PARTICULARLY FOR THE FISCAL YEARS AFTER 1998. THERE CAN BE NO ASSURANCE THAT THE SEAGRAM PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE SHOWN. THE SEAGRAM PROJECTIONS HAVE NOT BEEN EXAMINED FOR COMPLIANCE BY SEAGRAM'S INDEPENDENT PUBLIC ACCOUNTANTS. MOREOVER, SUCH PROJECTIONS WERE NOT PREPARED IN CONSULTATION WITH UNIVERSAL OPERATING MANAGEMENT OR POLYGRAM MANAGEMENT. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PHILIPS, POLYGRAM OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR RELIABILITY OF SUCH INFORMATION.


PURPOSE OF THE OFFER; PLANS FOR POLYGRAM

     The purpose of the Offer is for Seagram to acquire control of, and the entire equity interest in, PolyGram.

     In the event that Seagram does not acquire the entire equity interest in PolyGram upon consummation of the Offer, at such time as Seagram acquires at least 95% of the issued PolyGram Shares, Seagram intends to pursue the Compulsory Acquisition of any remaining minority PolyGram Shares pursuant to Dutch Law, as described below under "-- Compulsory Acquisition."

     In addition to pursuing the Compulsory Acquisition, Seagram intends to take certain actions to reorganize PolyGram following consummation of the Offer. See "-- Post Closing Restructuring; Post-Closing Dividend."

     Pursuant to the Offer Agreement, each of PolyGram and Philips has agreed, subject to certain exceptions, to take actions, effective no earlier than the consummation of the Offer, that are reasonably necessary or desirable to accomplish the Compulsory Acquisition, the Reorganization and a Post-Closing Dividend. See "Description of Transaction Agreements -- Offer Agreement -- Post-Closing Restructuring."

     Following the consummation of the Offer, Seagram may from time to time purchase PolyGram Shares, subject to Dutch Law and other applicable law, in regular stock exchange trading at market prices then prevailing. Such prices may be higher or lower than the Offer Consideration. In addition, following the consummation of the Offer, Seagram may from time to time purchase PolyGram Shares other than in regular stock exchange trading, provided that, for three years following the consummation of the Offer, any consideration paid therefor shall not exceed the Offer Consideration.

     There can be no assurance, however, that Seagram will undertake any of these actions or that PolyGram shareholders who do not tender their PolyGram Shares pursuant to the Offer will receive any consideration for their PolyGram Shares from Seagram at any subsequent time.

  COMPULSORY ACQUISITION

     Section 2:92a of the DCC contains a procedure for the compulsory acquisition of shares owned by minority shareholders of a "naamloze vennootschap" or "N.V.", a limited liability company such as PolyGram. As soon as Seagram and its affiliates, other than PolyGram, hold for their own account at least 95% of the issued share capital of PolyGram, Seagram and such affiliates intend to institute proceedings against the other shareholders (the "minority shareholders") of PolyGram, in accordance with Section 2:92a of the DCC, in order to force those minority shareholders to transfer their PolyGram Shares to Seagram. The Compulsory Acquisition may be initiated at any time upon fulfillment of the 95% ownership condition. The proceedings are instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The proceedings are held before the Enterprise Division of the Court of Appeals in Amsterdam, the Netherlands (the "Enterprise Division"). The Enterprise Division may render the following judgments:

          (i) deny the claim for compulsory acquisition in relation to all minority shareholders if it is established that (a) one or more minority shareholders will incur considerable financial loss by the forced transfer of their PolyGram Shares that would not be compensated by the fixed price for their PolyGram Shares, (b) one or more minority shareholders holds one or more shares in which, according to PolyGram's articles of association (the "PolyGram Articles"), a special control right regarding PolyGram is vested, or (c) the plaintiffs have waived their rights to institute these proceedings vis-a-vis one or more of the minority shareholders; and

          (ii) if the claim is not denied, (a) appoint one or three auditors to advise the Enterprise Division as to the price to be paid for the minority shareholders' PolyGram Shares after which the Enterprise Division will fix such prices or (b) fix the price to be paid for the PolyGram Shares of the minority shareholders if the Enterprise Division does not deem it necessary to appoint auditors (for instance, if the plaintiffs have already provided the Enterprise Division with sufficient evidence that the price offered is reasonable); and

          (iii) if the claim is not denied, award the claim for compulsory acquisition by way of an order to the minority shareholders to transfer their shares, as well as an order to the plaintiffs to pay the minority shareholders the price fixed (with interest) against transfer of their unencumbered shares.

     If the Enterprise Division fixes the price to be paid for the PolyGram Shares of the minority shareholders, such price shall be increased by the statutory interest rate applicable in the Netherlands (at present 6% per annum) for the period from a date determined by the Enterprise Division to the date of payment of the price. However, any dividends or other distributions (including a Post-Closing Dividend) made by PolyGram to its shareholders during that period will be deemed to be partial payments towards the price fixed.

     The minority shareholders will only be required to transfer their PolyGram Shares, against payment of the price set by the Enterprise Division, once a final, nonappealable judgment described in clause (iii) above has been obtained. The plaintiffs will notify the minority shareholders of the date and place of payment for the PolyGram Shares and the price to be paid for the PolyGram Shares by notification sent directly to the minority shareholders whose addresses are known and by means of an advertisement in a national daily newspaper in the Netherlands. The plaintiffs may also pay the price for the minority shareholders' PolyGram Shares, inclusive of interest accrued thereon, in escrow to the State of the Netherlands. By this payment, the plaintiffs become the holders of the PolyGram Shares by operation of law subject to the same notice obligations. Any encumbrance on any PolyGram Shares for which payment in escrow has been made will be released from such PolyGram Shares and will transfer to the funds paid for such shares. At such time, the minority shareholders would cease to have any rights in their PolyGram Shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor upon proper transfer of their PolyGram Shares.

     BECAUSE THE COMPULSORY ACQUISITION WOULD REQUIRE A COURT PROCEEDING AND POSSIBLY EXPERT VALUATION, RECEIPT OF FUNDS COULD BE SUBSTANTIALLY DELAYED, AND THE PRICE PAID IN THE COMPULSORY ACQUISITION MAY BE MORE OR LESS THAN THE OFFER CONSIDERATION.

  POST-CLOSING RESTRUCTURING; POST-CLOSING DIVIDEND

     In addition to pursuing the Compulsory Acquisition, Seagram intends to take certain actions to reorganize PolyGram following consummation of the Offer. Seagram is considering a number of alternatives to facilitate this objective. One alternative would be for PolyGram to transfer subsidiaries to affiliates of Seagram for fair market value. PolyGram would then declare and pay a pro rata dividend of substantially all the proceeds as a Post-Closing Dividend to its shareholders, consisting of Seagram (or an affiliate) and the remaining PolyGram shareholders. Receipt of a Post-Closing Dividend by non-tendering PolyGram shareholders could have adverse tax consequences to such shareholders. See "Certain Material Tax Consequences -- Tax Consequences of a Post-Closing Dividend." Pursuant to the Offer Agreement, each of PolyGram and Philips has agreed, subject to certain exceptions, to take actions, effective no earlier than the consummation of the Offer, that are reasonably necessary or desirable to accomplish the Reorganization and a Post-Closing Dividend. See "Description of Transaction Agreements -- Offer Agreement -- Post-Closing Restructuring."

  DELISTING AND DEREGISTRATION OF POLYGRAM SHARES

     Following the consummation of the Offer, Seagram intends to seek to cause the delisting of the PolyGram Shares from the AEX and the NYSE and the deregistration of the PolyGram Shares under the U.S. Exchange Act as soon as possible after consummation of the Offer. See "The Offer -- Possible Effects of the Offer on the Market for PolyGram Shares" for a description of the possible effects of such delisting and deregistration on the liquidity and market value of the remaining PolyGram Shares not tendered pursuant to the Offer.

  ELIMINATION OF NEW YORK REGISTRY; ELIMINATION OF BEARER SHARES


     Following the consummation of the Offer, Seagram intends to cause PolyGram to eliminate the New York Registry, which has been established specifically to facilitate public trading of PolyGram Shares on the NYSE, if and when the PolyGram Shares are delisted from the NYSE (see "-- Delisting and Deregistration of PolyGram Shares"). In addition, Seagram intends to cause PolyGram to amend the PolyGram Articles to require that all PolyGram Shares be held in the form of PolyGram Dutch Registered Shares if and when the PolyGram Shares are delisted from the AEX, except that the PolyGram Articles would continue to permit PolyGram U.S. Registered Shares until the New York Registry is eliminated, as described above. Holders of PolyGram U.S. Registered Shares will have to submit their share certificates to PolyGram for re-registration as PolyGram Dutch Registered Shares. As a result of these actions, all PolyGram U.S. Registered Shares, PolyGram K-Shares and PolyGram CF-Shares will be re-registered in the Netherlands Registry as PolyGram Dutch Registered Shares. See "Description of PolyGram Capital Stock" for a description of the forms in which PolyGram Shares currently are held. UNDER DUTCH LAW, IF POLYGRAM SHARES ARE DELISTED FROM THE NYSE AND THE AEX, AND THE RE-REGISTRATION OF POLYGRAM U.S. REGISTERED SHARES, POLYGRAM K-SHARES AND POLYGRAM CF-SHARES DESCRIBED ABOVE IS EFFECTED, THEN SUCH SHARES CAN ONLY BE TRANSFERRED THROUGH A NOTARIAL DEED EXECUTED IN THE NETHERLANDS BY A DUTCH CIVIL LAW NOTARY. THIS REQUIREMENT WOULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE AND MARKETABILITY OF THE POLYGRAM SHARES. See "The Offer -- Possible Effects of the

Offer on the Market for PolyGram Shares -- Elimination of New York Registry; Elimination of Bearer Shares."

  SALE OF FILM DIVISION


     Pursuant to the Offer Agreement, PolyGram has retained Goldman Sachs as its principal financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. The sale process is being managed by a three-member committee consisting of one designee of each of Seagram, PolyGram and Philips; provided, that Seagram has the right to veto, in its sole discretion, any decision of such committee, including approval of any specific proposal to sell the film division. Each of Seagram, PolyGram and Philips has agreed to use its reasonable best efforts to effect such sale. If a sale of PolyGram's film division is closed prior to the Closing, the sale proceeds will be retained in PolyGram for the benefit of Seagram. If an agreement to sell the film division is not entered into prior to the Closing, following the Closing Seagram may continue the efforts to effect such sale. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division." On October 22, 1998, Seagram announced that it had entered into an agreement in principle with MGM to sell certain library assets of PolyGram's film division to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. Discussions with other parties regarding the sale of certain other library assets of Polygram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations. See "PolyGram N.V. -- Recent Developments."


  POLYGRAM BOARD REPRESENTATION


     Pursuant to the Offer Agreement, Philips has agreed to cause, upon Seagram's request, the members of the Supervisory Board of PolyGram to resign as of the Closing Date, except for any member who Seagram indicates it would like to remain as a member of such Board. As soon as practicable after the Commencement Date, Seagram will provide PolyGram and Philips with the names of the individuals Seagram wishes to be appointed to, or remain as members of, the Board of Management and the Supervisory Board of PolyGram effective as of the Closing Date. Following receipt by PolyGram of the names of such individuals (and any further information regarding these individuals as reasonably requested by PolyGram), either at the Special Meeting or at a general meeting of shareholders convened by PolyGram for the purpose of appointing these individuals to the Supervisory Board and the Board of Management of PolyGram, as the case may be, Philips has agreed to cause such appointments to take place effective as of the Closing Date. As a result of its ownership of PolyGram Shares following the Closing, Seagram will have significant influence as to the nomination of new members to the PolyGram Board of Management and the PolyGram Supervisory Board, as to the decisions of the PolyGram shareholders with respect to, among other things, the election of such nominees and as to the decisions of such Boards.



  POSSIBLE PURCHASES OF POLYGRAM SHARES OUTSIDE THE OFFER



     Pursuant to relief from Rule 10b-13 under the U.S. Exchange Act granted by the SEC, Seagram and its subsidiaries may purchase PolyGram Shares during the Offer, but outside of the Offer, subject to certain conditions. In accordance with the terms of the SEC relief that has been granted, among other things,
(i) such purchases may not be effected within the United States,
(ii) information regarding any such purchases must be disclosed promptly by press release and (iii) Seagram and its subsidiaries must comply with any applicable rules of Netherlands organizations, including the Dutch Merger Code and the rules of the AEX. In addition, as a condition to SEC relief, Seagram and its subsidiaries have undertaken to voluntarily comply with provisions of the City Code on Takeover and Mergers of the United Kingdom (the "City Code") applicable to purchases of shares outside of an offer that is subject to the City Code, including the requirement that Seagram increase the Offer Consideration to the extent Seagram or any of its subsidiaries were to acquire PolyGram Shares outside of the Offer at a price greater than the Cash Consideration. As of the date of this Offering Circular/Prospectus, neither Seagram nor any of its subsidiaries has purchased any PolyGram Shares outside of the Offer.

  OTHER MATTERS

     Except as indicated in this Offering Circular/Prospectus, Seagram has no present plans or proposals which relate to or would result in an extraordinary corporate transaction involving PolyGram or any of its subsidiaries, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, or any material changes in PolyGram's corporate structure or business or the composition of its Board of Management, Supervisory Board or management. Following the consummation of the Offer, Seagram will review PolyGram's capitalization and dividend policy and consider which, if any, changes (in addition to the changes described above) may be appropriate in light of the conditions then prevailing.

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR POLYGRAM SHARES

     Upon consummation of the Offer, it is expected that there will be a limited market, if any, for the PolyGram Shares. There can be no assurance that there will be any public market for the PolyGram Shares upon consummation of the Offer, or, if such market exists, there can be no assurance as to the extent to which PolyGram Shares may be sold thereon or the price at which such shares may be sold.

     The PolyGram Shares are currently listed and traded on the AEX, which constitutes the principal trading market for the PolyGram Shares. The PolyGram Shares are also listed on the NYSE and are registered under the U.S. Exchange Act. Depending upon the number of PolyGram Shares purchased pursuant to the Offer and the number of PolyGram Shares accumulated by other parties, the PolyGram Shares may be delisted either by the unilateral action of either such exchange or at the request of PolyGram. In addition, the PolyGram Shares may be eligible for deregistration under the U.S. Exchange Act following consummation of the Offer. Seagram intends to seek the delisting of PolyGram Shares from the AEX and the NYSE and the deregistration of the PolyGram Shares under the U.S. Exchange Act as soon as possible following the Closing. Delisting and/or deregistration of the PolyGram Shares could materially adversely affect the liquidity and the market price of the PolyGram Shares in the Netherlands or the United States, as applicable.

  STOCK EXCHANGE DELISTING

     According to its Listing and Issuing Rules, Amsterdam Exchanges would consider delisting the PolyGram Shares if, among other things, (i) the outstanding amount or number of PolyGram Shares should fall below the amount or number of PolyGram Shares which justified a listing at the time when the original application for listing was made, (ii) the trading volume of the PolyGram Shares on the AEX should be too limited in the opinion of Amsterdam Exchanges or (iii) other circumstances arise which would cause Amsterdam Exchanges to be of the opinion that a normal and regular market for the PolyGram Shares cannot be maintained.

     According to the NYSE's published guidelines, the NYSE would consider delisting the PolyGram Shares if, among other things, (i) the number of PolyGram shareholders (including beneficial holders of PolyGram Shares held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading value of PolyGram Shares for the most recent 12 months should be less than 100,000 shares, (ii) the number of publicly held PolyGram Shares should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the aggregate market value of publicly held PolyGram Shares should drop below $8,000,000 or (iv) the PolyGram Shares are no longer registered under the U.S. Exchange Act.

     If the listing of the PolyGram Shares is discontinued on either such exchange, the market for the PolyGram Shares would be adversely affected, even if the PolyGram Shares continue to be registered under the U.S. Exchange Act and PolyGram continues to file the periodic reports and other documents required to be filed thereunder.

     If the AEX and/or NYSE were to delist the PolyGram Shares, it is possible that the PolyGram Shares would begin to be traded on other securities exchanges or in the over-the-counter market and that price quotations for the PolyGram Shares would be reported by such exchanges, or by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or by other sources. The extent of the public market for the PolyGram Shares and the availability of quotations would, however, depend upon such factors as the number of PolyGram shareholders remaining at such time, the interest in maintaining a market in the PolyGram Shares on the part of securities firms, the possible termination of registration under the U.S. Exchange Act, as described below, and other factors.

     The PolyGram Shares are currently "margin securities" under the regulations of the Board of Governors of the U.S. Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the PolyGram Shares. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the PolyGram Shares would no longer constitute "margin securities" under the margin regulations of the Federal Reserve Board, and, therefore, could no longer be used as collateral for margin loans made by brokers.

  DEREGISTRATION UNDER U.S. EXCHANGE ACT.

     The PolyGram Shares are currently registered under the U.S. Exchange Act. Registration of the PolyGram Shares under the U.S. Exchange Act may be terminated upon the application of PolyGram to the SEC if the PolyGram Shares were no longer listed on a U.S. national securities exchange, including the NYSE, and there were to be fewer than 300 holders of record of the PolyGram Shares. Termination of registration of the PolyGram Shares under the U.S. Exchange Act would (i) result in the delisting of PolyGram Shares under the NYSE's published guidelines, (ii) result in PolyGram Shares ceasing to be "margin securities" or to be eligible for NASDAQ reporting, (iii) substantially reduce the information required to be furnished by PolyGram to PolyGram shareholders and (iv) render inapplicable certain provisions of the U.S. Exchange Act, including the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to "going private" transactions. Moreover, if PolyGram were no longer required to make periodic filings under the U.S. Exchange Act, affiliates and any holders of "restricted securities" (as defined in Rule 144 under the U.S. Securities Act) of PolyGram might be deprived of their ability to dispose of their securities pursuant to Rule 144. If registration of the PolyGram Shares under the U.S. Exchange Act were terminated, PolyGram would not provide reports or information to its public shareholders other than as required under Dutch Law.

  ELIMINATION OF NEW YORK REGISTRY; ELIMINATION OF BEARER SHARES


     As described under "-- Purpose of the Offer; Plans for PolyGram -- Elimination of New York Registry; Elimination of Bearer Shares," Seagram intends to cause PolyGram to (i) eliminate the New York Registry and
(ii) amend the PolyGram Articles to require that all PolyGram Shares be held in the form of PolyGram Dutch Registered Shares. Holders of PolyGram U.S. Registered Shares will have to submit their share certificates to PolyGram for re-registration as PolyGram Dutch Registered Shares. As a result of these actions, PolyGram U.S. Registered Shares, PolyGram K-Shares and PolyGram CF-Shares will be re-registered in the Netherlands Registry as PolyGram Dutch Registered Shares. UNDER DUTCH LAW, IF POLYGRAM SHARES ARE DELISTED FROM THE NYSE AND THE AEX, AND THE RE-REGISTRATION OF POLYGRAM U.S. REGISTERED SHARES, POLYGRAM K-SHARES AND POLYGRAM CF-SHARES DESCRIBED ABOVE IS EFFECTED, THEN SUCH SHARES CAN ONLY BE TRANSFERRED THROUGH A NOTARIAL DEED EXECUTED IN THE NETHERLANDS BY A DUTCH CIVIL LAW NOTARY. THIS REQUIREMENT WOULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE AND MARKETABILITY OF THE POLYGRAM SHARES.


SEAGRAM'S REASONS FOR THE OFFER

     Seagram's Board of Directors believes that consummation of the Offer will constitute a further step in the implementation of Seagram's strategy of transforming itself into a global entertainment leader. As a result of the acquisition of PolyGram, Seagram will own the largest music company in the world, which will complement Universal's theme park business, major motion picture studio and worldwide television production and distribution assets. As part of its strategy, Seagram sold Tropicana. See "The Seagram Company
Ltd. -- Recent Developments." Following the acquisition of PolyGram and the disposition of Tropicana, Seagram will manage two highly-focused businesses of global scope and scale in entertainment and spirits and wine.


     Seagram's Board of Directors is confident about Seagram's future and believes that the transformation Seagram began several years ago is beginning to deliver the kind of enhanced growth potential envisioned. Seagram is well-established in spirits and wine and is expanding its presence in the entertainment industry.

Seagram's Board of Directors believes that the results achieved in the fiscal year ended June 30, 1998 demonstrate that entertainment will provide Seagram with the growth opportunities it has been seeking and that Seagram's businesses, with their emphasis on global marketing of well-established brand names, are the right fit for its skills.


     The acquisition of PolyGram provides Universal with the opportunity to expand and diversify its music business, both geographically and by types of music labels. Universal's music business is primarily conducted within North America. Approximately two-thirds of its music revenues are derived from its North American operations. PolyGram generates approximately three-quarters of its music revenues outside North America through a broad and well-developed sales and distribution network. Because Seagram believes that the best growth prospects for music are outside of North America, Seagram believes the combination of its music business with the music business of PolyGram will provide Universal with the ability to compete more effectively outside of North America by enhancing the breadth and depth of Universal's distribution capability outside of North America. Moreover, the transaction will diversify Universal's music labels. For example, while Universal does not currently have a classical music repertoire, PolyGram has an extensive classical music repertoire. In addition, Seagram has concluded that the acquisition of PolyGram presents significant opportunities for cost savings and operating efficiencies. Seagram estimates that integration of PolyGram with Universal will yield annual operating cost savings of $275-300 million within two years after the Closing. Based on estimates and assumptions about PolyGram's operations, Seagram believes these savings will come from a number of areas, including consolidation of manufacturing and distribution operations, elimination of Universal's third party music distribution arrangements outside the United States, record label consolidation and headquarters and other overhead reductions, including consolidation of operations in the more than thirty countries where both companies conduct business.


     THE INFORMATION CONTAINED IN THE PRECEDING PARAGRAPH WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORWARD-LOOKING INFORMATION OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WAS NOT EXAMINED, REVIEWED OR COMPILED BY INDEPENDENT PUBLIC ACCOUNTANTS AND, ACCORDINGLY, THE INDEPENDENT PUBLIC ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE ESTIMATES OF ACHIEVABLE COST SAVINGS WERE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS. THE ESTIMATES AND ASSUMPTIONS UNDERLYING THESE ESTIMATED COST SAVINGS INVOLVED JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, COMPETITIVE AND FINANCIAL MARKET CONDITIONS AND FUTURE BUSINESS DECISIONS WHICH MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF SEAGRAM AND POLYGRAM BEFORE THE OFFER IS CONSUMMATED AND WILL BE BEYOND THE CONTROL OF SEAGRAM AFTER THE OFFER IS CONSUMMATED. THERE CAN BE NO ASSURANCE THAT THE ESTIMATED COST SAVINGS WILL BE REALIZED OR AS TO THE TIME PERIOD IN WHICH ANY COST SAVINGS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM SUCH ESTIMATES. ADDITIONALLY, THE ESTIMATED COST SAVINGS DO NOT REFLECT REVISED PROSPECTS FOR THE BUSINESSES OF SEAGRAM AND POLYGRAM, CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS OR ANY OTHER TRANSACTION OR EVENT THAT HAS OCCURRED OR THAT MAY OCCUR AND THAT WAS NOT ANTICIPATED AT THE TIME SUCH INFORMATION WAS PREPARED. NONE OF THE ESTIMATED COST SAVINGS WAS INTENDED TO BE A FORECAST OF PROFITS BY SEAGRAM OR ANY OF ITS DIRECTORS, AND POLYGRAM SHAREHOLDERS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY SUCH ESTIMATED COST SAVINGS IN DECIDING WHETHER TO TENDER THEIR POLYGRAM SHARES IN THE OFFER. SEAGRAM HAS NOT UPDATED OR SUPPLEMENTED THIS INFORMATION AND, EXCEPT AS REQUIRED BY LAW, DOES NOT INTEND TO DO SO. THE INFORMATION SET FORTH UNDER

"-- SEAGRAM'S REASONS FOR THE OFFER" CONTAINS "FORWARD-LOOKING STATEMENTS." SEE "FORWARD-LOOKING STATEMENTS."


POLYGRAM'S REASONS FOR THE OFFER; RECOMMENDATION OF THE POLYGRAM BOARD OF MANAGEMENT AND THE POLYGRAM SUPERVISORY BOARD


     Each of the PolyGram Board of Management, by unanimous vote, and the PolyGram Supervisory Board, by affirmative vote of all directors (other than two designees of Philips, who abstained), has determined that the Offer is in the best interests of PolyGram and is fair to the PolyGram shareholders, has approved the Offer Agreement and recommends that PolyGram shareholders tender their PolyGram Shares in the Offer. The Board of Management, in making its recommendation to the Supervisory Board regarding the Offer and the Offer Agreement and in making its recommendation to PolyGram shareholders, evaluated a number of risks and opportunities relating to the Offer, including the following factors:


          (i) PolyGram Operating and Financial Condition: the financial condition, assets, results of operations, business and prospects of PolyGram as an independent company, and the risks inherent in achieving those prospects;

          (ii) Seagram/Universal Operating and Financial Condition: the financial condition, assets, results of operations, business and prospects of Seagram and the Universal music business, and the risks inherent in achieving those prospects;

          (iii) Lazard Freres Fairness Opinion: the June 21, 1998 opinion of Lazard Freres to the effect that as of such date, the Offer Consideration was fair to PolyGram shareholders from a financial point of view (attached as Appendix A to this Offering Circular/Prospectus), and the presentations by Lazard Freres at the May 21 and June 21, 1998 meetings of the PolyGram Board of Management and the PolyGram Supervisory Board (see "-- Opinion of PolyGram Financial Advisor");

          (iv) Philips' 75% Ownership and Offer Approval: the fact that Philips, which owns 75% of the issued PolyGram Shares, had approved the Offer and had resolved to enter into the Offer Agreement, the Tender Agreement, the Voting Agreement and the Stockholders Agreement;

          (v) Offer Terms: the terms of the Offer, including the option for PolyGram shareholders to elect to receive all Cash Consideration for their PolyGram Shares, and the ability of PolyGram shareholders (other than Philips) to receive, if they choose, a pro rata portion of the available Share Consideration (representing up to 25% of the aggregate available Share Consideration) and thus become holders of Seagram Shares and thereby participate in the future prospects of the combined Universal-PolyGram businesses as well as the other businesses of Seagram;

          (vi) Combination of PolyGram and Universal Music and Film
     Businesses: the benefits that may arise from the combination of PolyGram's music and film businesses (assuming the PolyGram film business is not sold prior to the Closing Date) with the businesses of Universal, including the increased portfolio of artists and library assets, potential cost savings and other synergies that may arise from the combination of the two companies, increased global presence of the combined businesses and other benefits from the expanded scope of the operations of the combined businesses;

          (vii) Terms of the Transaction Agreements: with the assistance of its legal advisors, the terms of the Offer Agreement, the Tender Agreement, the Voting Agreement and the Stockholders Agreements (collectively, the "Transaction Agreements"), including the provisions in the Offer Agreement regarding employee benefits, the conditions to the making of the Offer and the consummation of the Offer, including the requirement that approval be received from antitrust and other competition authorities in the United States and Europe and the interim covenants regarding PolyGram's operations between the signing of the Offer Agreement and consummation of the Offer;

          (viii) Market Price Information: with the assistance of Lazard Freres, an analysis of the historical trading prices of PolyGram Shares and Seagram Shares;

          (ix) Comparable Transaction Information: with the assistance of Lazard Freres, the financial terms of selected announced or completed acquisition transactions in the music and entertainment industries;

          (x) No Alternative Transaction: the Board of Management noted that, although other expressions of interest in PolyGram had been received since rumors of a possible transaction with Seagram had first been published in early May 1998, no such indications had resulted in a specific proposal or in substantive negotiations regarding a possible transaction that would be more favorable to PolyGram shareholders than the Offer; and

          (xi) Negotiation of Transaction Agreements: the history of the negotiations with Seagram, including the fact that Philips had negotiated with Seagram the financial terms of the Offer for a period prior to the involvement of PolyGram, the NLG 2 per share reduction in the Offer Consideration from the initial terms contained in the Letter of Intent and the fact that neither Philips nor PolyGram believed that Seagram was likely to enter into an agreement relating to the Offer on terms more favorable to PolyGram shareholders than those of the Offer.

     In addition, the Board of Management considered certain potentially negative factors in its deliberations, including (i) the possibility that required regulatory approvals to consummate the Offer would not be received,
(ii) the risk that, despite the efforts of PolyGram and Seagram, key management personnel and key artists of PolyGram labels may not be retained and (iii) the possible negative impact on the business of PolyGram between signing and closing due to announcement of the Offer and the interim covenants relating to the operation of PolyGram's business between signing of the Offer Agreement and the Closing Date.

     The Supervisory Board considered the same foregoing factors in making its recommendation, as well as the recommendation of the Board of Management that the Supervisory Board approve the Offer Agreement and recommend that PolyGram shareholders tender their shares in the Offer.


     In light of the number and wide variety of the factors, both positive and negative, considered by the Board of Management and the Supervisory Board, the respective boards did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. Individual members of these Boards may have given different weights to the various factors considered. After weighing all of the different factors, the Board of Management and Supervisory Board determined to recommend that PolyGram shareholders tender their PolyGram Shares in the Offer. In May and June 1998, at the time of the PolyGram Boards' consideration of the Offer, neither the PolyGram Boards nor Lazard Freres had available to it certain Seagram financial information which subsequently became publicly available. See "Available Information" and "Incorporation of Certain Documents by Reference."


OPINION OF POLYGRAM FINANCIAL ADVISOR

     PolyGram has retained Lazard Freres to act as its investment banker with respect to the Offer. Lazard Freres delivered its written opinion to the PolyGram Board of Management and the PolyGram Supervisory Board to the effect that, as of June 21, 1998, the Offer Consideration is fair to PolyGram shareholders from a financial point of view.


     A copy of the full text of the opinion of Lazard Freres dated as of June 21, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix A and is incorporated herein by reference. This summary discussion of the opinion of Lazard Freres is qualified in its entirety by reference to the full text of the opinion. The engagement of Lazard Freres and its opinion were for the benefit of the PolyGram Board of Management and the PolyGram Supervisory Board, and its opinion was rendered to each Board in connection with its consideration of the Offer. Lazard Freres' opinion is directed only to the fairness of the Offer Consideration from a financial point of view to PolyGram shareholders and does not address any other aspect of the Offer. The opinion is not intended to, and does not, constitute a recommendation to any holder of PolyGram Shares as to whether such shareholder should tender shares in exchange for the Offer Consideration. POLYGRAM SHAREHOLDERS ARE URGED TO READ THE OPINION OF LAZARD FRERES IN ITS ENTIRETY.



     In connection with rendering its opinion to the PolyGram Board of Management and the PolyGram Supervisory Board, Lazard Freres (i) reviewed the financial terms and conditions of the Offer; (ii) analyzed certain historical business and financial information relating to PolyGram and Seagram, including Annual Reports on Form 10-K of Seagram, Quarterly Reports on Form 10-Q of Seagram and Annual Reports on Form 20-F for PolyGram; (iii) reviewed various financial forecasts and other data provided to Lazard Freres by

PolyGram and Seagram relating to their respective businesses (such forecasts, in the case of Seagram, being limited to 1998, Seagram having informed Lazard Freres that no longer-term forecasts were available), and the benefits projected by PolyGram and Seagram to be realized in connection with the Offer; (iv) held discussions with and was provided information by members of the senior managements of PolyGram and Seagram with respect to the businesses and prospects of PolyGram and Seagram, respectively, and the possible benefits which might be realized in connection with the Offer; (v) reviewed public information with respect to certain other companies in lines of businesses Lazard Freres believed to be generally comparable to the businesses of PolyGram and Seagram; (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard Freres believed to be generally comparable to the businesses of PolyGram; (vii) reviewed the historical stock prices and trading volumes of the PolyGram Shares and Seagram Shares; and (viii) conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

     Lazard Freres assumed and relied upon the accuracy and completeness of the financial and other information supplied to it by PolyGram and Seagram and reviewed by it for the purpose of the Lazard Freres opinion. Lazard Freres has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of PolyGram or Seagram. With respect to financial forecasts, including the benefits projected by PolyGram and Seagram to be realized in connection with the Offer, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PolyGram and Seagram as to the future financial performance of PolyGram and Seagram, respectively, and as to such projected benefits. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard Freres also assumed that the Offer would be consummated on the terms described in the Offer Agreement, without any waiver of any material terms or conditions by PolyGram and that obtaining the necessary regulatory approvals for the Offer will not have an adverse effect on PolyGram or Seagram. In addition, the Lazard Freres opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard Freres as of, the date of the Lazard Freres opinion. Furthermore, Lazard Freres expressed no opinion regarding the likely trading range of Seagram Shares following the consummation of the Offer, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Lazard Freres opinion did not address the underlying business decision to effect the Offer. The Lazard Freres opinion also did not address the $90 million cash contribution to PolyGram which Philips has agreed to make immediately prior to the Closing, nor did it address the fairness of the Offer to Philips specifically with regard to the aforementioned $90 million cash contribution.


     The following is a summary of certain financial and comparative analyses performed by Lazard Freres in connection with providing its oral opinion to the PolyGram Board of Management and the PolyGram Supervisory Board and reviewed with both Boards at a meeting on June 21, 1998. Such analyses were prepared based upon the Offer Consideration and PolyGram management's financial forecasts. Lazard Freres compared PolyGram management's forecasts for earnings before interest, taxes, depreciation and amortization ("EBITDA") to the most recent estimates from equity research analysts of three investment banks and noted that aside from fiscal year 1998, PolyGram management's estimates were higher than all three analyst estimates. Except as otherwise noted in this summary, references to projected or forecasted results are based on consensus Wall Street analyst estimates of such figures.



  POLYGRAM SELECTED COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS


     Lazard Freres performed its analysis with respect to PolyGram by separately analyzing its music segment ("Music Segment") and its film segment ("Film Segment"), and by valuing PolyGram as a whole. In performing its analysis for the individual segments, Lazard Freres assumed a segment purchase price allocation for the Film Segment of NLG 1,560 million ($780 million) based upon discussions with the parties.

     Music Segment. Lazard Freres reviewed and compared certain publicly available actual and estimated financial, operating and stock market information of EMI Group plc ("EMI"), which Lazard Freres believed to be the only pure-play comparable publicly traded music company to PolyGram. The financial and valuation data for EMI was adjusted by Lazard Freres to estimate the financial and valuation characteristics pro forma for the disposal by EMI of its HMV division. The analysis indicated that the market capitalization of EMI as a multiple of projected 1998 EBITDA was 10.6x, and as a multiple of projected 1998 earnings before interest and taxes ("EBIT") was 13.5x.

     Based on the NLG 115 ($57.50) per share Offer price, net debt of NLG 150 million ($75 million), option proceeds of NLG 359 million ($179.5 million), 180 million issued PolyGram Shares and the assumed purchase price allocation for the Film Segment, the implied value of the Offer as a multiple of the Music Segment's projected 1998 EBITDA was 14.9x, and as a multiple of the Music Segment's projected 1998 EBIT was 17.3x.


     Film Segment. Lazard Freres reviewed and compared certain publicly available actual and estimated financial, operating and stock market information of MGM, which Lazard Freres believed to be the most relevant comparable film company to PolyGram. The analysis indicated that the market capitalization of MGM as a multiple of projected 1998 revenue was 1.62x, and as a multiple of projected 1999 EBITDA was 11.8x.



     Based on the assumed purchase price allocation for the Film Segment, the implied value of the Offer as a multiple of the Film Segment's projected 1998 revenue was 0.66x, and as a multiple of projected 1999 EBITDA was 11.6x.


     PolyGram as a Whole. Lazard Freres reviewed and compared certain actual and estimated financial, operating and stock market information of companies in lines of businesses believed to be comparable to those of PolyGram. Lazard Freres noted that, although there were no public companies with precisely the same mix of businesses and financial condition as PolyGram, Lazard Freres believed the most relevant publicly traded companies, apart from EMI, to be a group of large capitalization media companies that included the Walt Disney Company ("Walt Disney"), News Corporation Ltd. ("News Corp."), Viacom Inc. ("Viacom"), Time Warner Inc. ("Time Warner") and Seagram (the "Entertainment Companies"). The analysis indicated that the market capitalization of the Entertainment Companies as a multiple of projected 1998 EBITDA ranged from 9.3x to 16.8x, and as a multiple of projected 1998 EBIT ranged from 10.8x to 29.6x.

     Based on the assumptions described above, the implied value of the Offer as a multiple of PolyGram's projected 1998 EBITDA was 17.3x, and as a multiple of PolyGram's projected 1998 EBIT was 21.1x.


  POLYGRAM SELECTED PRECEDENT TRANSACTIONS ANALYSIS


     Lazard Freres again analyzed PolyGram by separately analyzing its Music Segment and its Film Segment.


     Music Segment. Lazard Freres reviewed and analyzed selected financial, operating and stock market information relating to selected announced or completed acquisition transactions in the music industry since September, 1986, including the following: MCA INC., the former name of Universal ("MCA")/Interscope Records, PolyGram/Motown Records, Inc., Thorn EMI Ltd./Virgin Music Group Ltd. ("Virgin"), EMI/ Chrysalis Records International Ltd., MCA/Geffen Records, PolyGram/A&M Records Co., Fujisankei Group Ltd./Virgin, Sony Corporation ("Sony")/CBS Records, Inc. and Bertelsmann AG/RCA Corporation; as well as the market value of EMI after it publicly announced that it was in discussions to be acquired by an undisclosed third party (the "Music Transactions"). Lazard Freres noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of such transactions and the companies involved were not directly comparable to the Offer and to the Music Segment. Based on an analysis of financial, operating and stock market information relating to the music businesses involved in the Music Transactions, the implied aggregate consideration paid in the Music Transactions ranged from 10.8x to 16.9x last twelve-month's ("LTM") EBITDA of the acquired businesses, and 12.2x to 26.4x LTM EBIT of the acquired businesses.


     Based on the assumptions described above regarding the Music Segment, the implied value of the Offer as a multiple of the Music Segment's LTM EBITDA was 15.7x, and as a multiple of the Music Segment's LTM EBIT was 18.4x. Based on the assumptions described above as applied to PolyGram as a whole, the implied value of the Offer as a multiple of PolyGram's consolidated LTM EBITDA was 18.4x, and as a multiple of PolyGram's consolidated LTM EBIT was 22.6x.

     Film Segment. Lazard Freres reviewed and analyzed selected financial, operating and stock market information relating to selected announced or completed acquisition transactions in the motion picture production and distribution industry since June, 1989, including the following:
MGM/Metromedia International Group, Inc. ("Metromedia"), Investors/MGM, Metromedia/Samuel Goldwyn Company, Time Warner/Turner Broadcasting System, Inc. ("Turner"), Seagram/MCA, Viacom/Paramount Communications Inc., Turner/New Line Cinema Corporation, Matsushita Electric Industrial Co., Ltd./MCA, Sony/ Columbia Pictures Entertainment Inc., Time Inc./Warner Communications Inc. (the "Film Transactions"). Lazard Freres noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of such transactions and the companies involved were not directly comparable to the Offer and to the Film Segment. Based on an analysis of financial, operating and stock market information relating to the motion picture production and distribution businesses involved in the Film Transactions, the implied aggregate consideration paid in the Film Transactions ranged from 1.3x to 3.7x LTM revenue for the acquired businesses, 14.9x to 30.4x LTM EBITDA of the acquired businesses, and 18.1x to 38.9x LTM EBIT of the acquired businesses.


     Based on the assumed purchase price allocation for the Film Segment, the implied value of the Offer as a multiple of the Film Segment's LTM revenue was 0.8x. Based on the assumptions described above regarding the Music Segment, the implied value of the Offer as a multiple of PolyGram's consolidated LTM revenue was 1.9x, as a multiple of PolyGram's consolidated LTM EBITDA was 18.4x, and as a multiple of PolyGram's consolidated LTM EBIT was 22.6x.


  POLYGRAM DISCOUNTED CASH FLOW ANALYSIS

     Lazard Freres arrived at a range of values for PolyGram by separately valuing its Music Segment and its Film Segment. Lazard Freres noted that the Discounted Cash Flow ("DCF") valuations for the Music Segment and the Film Segment utilized management long-term projections that, with the exception of 1998, had not been updated to reflect year-to-date performance. Lazard Freres further noted that, with regard to the Music Segment, the music industry is difficult to project, particularly in light of recent performance. In its analysis, Lazard Freres assumed a valuation date and estimated balance sheet date of June 30, 1998.

     Music Segment. Based upon forecasts provided by the management of PolyGram, Lazard Freres estimated the net present value of the future cash flows of the Music Segment by first including certain asset sales and cost savings estimated by the management of PolyGram. In its analysis, Lazard Freres assumed discount rates ranging from 9% to 12% and perpetual growth rates of 3.25% to 4.0% for the Music Segment's business. In addition, Lazard Freres utilized the assumed purchase price allocation for the Film Segment and the assumptions described above regarding the Music Segment. This analysis indicated a net present value per PolyGram Share ranging from approximately NLG 84 ($42.00) to NLG 135 ($67.60). Lazard Freres then estimated the net present value of the future cash flows of the Music Segment excluding the asset sales and cost savings. In its analysis, Lazard Freres again assumed discount rates ranging from 9% to 12% and perpetual growth rates of 3.25% to 4.0% for the Music Segment's business. This analysis indicated a net present value per PolyGram Share ranging from NLG 75 ($37.50) to NLG 124 ($62.00).

     Film Segment. Based upon forecasts provided by the management of PolyGram, Lazard Freres estimated the net present value of the future cash flows of the Film Segment. For its conclusions, Lazard Freres assumed discount rates ranging from 12% to 15% and perpetual growth rates of 3.0% to 6.0% for the Film Segment's business. This analysis indicated a range of values for the Film Segment of NLG 1,148 million ($574 million) to NLG 2,861 million ($1,430 million). Lazard Freres then estimated the net present value of the future cash flows of the Film Segment by means of a "sum of parts" analysis which separately analyzed each smaller segment of the larger Film Segment (smaller segments consisting of Library, Current Production, Non-Music Video and Corporate Overhead) and, for each smaller segment, employed a variety of discount rates and exit multiples depending on the characteristics of the sub-segment. Lazard Freres then combined these smaller segment discounted cash flows into the "sum of parts" DCF valuation and determined a range of values for the Film Segment of NLG 1,187 million ($593.5 million) to NLG 2,881 million ($1,440 million).


  POLYGRAM FILM SEGMENT VALUATION OF EXISTING ASSETS


     Based upon actual and forecast financial information provided by the management of PolyGram, Lazard Freres estimated the value of the Film Segment's assets, including but not limited to the value of released films, unreleased films and non-music videos, by utilizing both a discounted cash flow and a book value methodology. For its analysis of the value of the Film Segment's library, Lazard Freres utilized a discounted cash flow methodology assuming discount rates ranging from 7.0% to 10.0% and perpetual growth rates of -0.2% to 1.0%. This analysis indicated a range of values for the Film Segment of PolyGram of NLG 2,425 million ($1,212 million) to NLG 3,045 million ($1,522 million).


  POLYGRAM LEVERAGED ACQUISITION ANALYSIS


     Lazard Freres estimated a range of values for PolyGram that might be paid in the context of a leveraged acquisition by a financially oriented purchaser. Lazard Freres analyzed separate scenarios including and excluding potential asset sales and cost savings. Lazard Freres estimated that the maximum price per share at which a leveraged transaction could be financed would be in the range of NLG 105 ($52.50) to NLG 106 ($53.00) without cost savings or asset sales, or NLG 117 ($58.50) to NLG 118 ($59.00) assuming the successful disposition of non-core assets and the achievement of potential cost savings.


  SEAGRAM ILLUSTRATIVE SEGMENT VALUATION


     The Offer Consideration includes $2,000 million in Seagram Shares based on an assumed value of $41.75 per share. On June 19, 1998, the closing price of Seagram Shares on the NYSE was $41.6250. Lazard Freres compared this public market value to an implied value per share derived by aggregating the theoretical value of each of Seagram's major lines of business based on current public market multiples for companies in similar industries. For this analysis, Lazard Freres reviewed the current trading multiples of six industries. In addition to companies in the music publishing and film entertainment industries that were analyzed as part of the valuation of PolyGram discussed above, Lazard analyzed four additional industry groups with activities comparable to business units of Seagram. The first group included the Coca-Cola Company, Pepsi and Cadbury Schwepps plc (the "Beverage Companies"). The second group included Bestfoods, Campbell Soup Company, General Mills Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nabisco Holdings Corporation and the Quaker Oats Company (the "Branded Foods Companies"). The third group included Allied Domecq plc ("Allied Domecq"), Brown-Forman Corporation ("Brown-Forman"), Diageo plc ("Diageo"), Pernod Ricard S.A. ("Pernod Ricard") and Remy Cointreau S.A. ("Remy Cointreau") (the "Spirits Companies"). The fourth group included Cedar Fair L.P. and Premier Parks Inc. (the "Theme Parks"). The analysis indicated that the market capitalization of the Beverage Companies as a multiple of projected 1998 EBITDA ranged from 11.8x to 30.7x. The analysis indicated that the market capitalization of the Branded Food Companies as a multiple of projected 1998 EBITDA ranged from 8.9x to 13.4x. The analysis indicated that the market capitalization of the Spirits Companies as a multiple of projected 1998 EBITDA ranged from 8.9x to 13.9x. The analysis indicated that the market capitalization of the Theme Parks as a multiple of projected 1998 EBITDA ranged from 12.1x to 14.3x.


     Based on the range of estimated 1998 EBITDA multiples for these comparable businesses, Lazard Freres projected a theoretical value range for each of Seagram's businesses. Lazard then added to the aggregate of the theoretical segment values the current value of other assets of Seagram including cash, after-tax proceeds from the sale of Seagram's investment in Time Warner and material investments in public companies (E.I. duPont de Nemours and Company ("DuPont")) and subtracted the value of minority interests in subsidiaries and Seagram's debt, thereby obtaining a theoretical equity value range of $15,268 million to $17,084 million. This analysis indicated an implied theoretical equity value per Seagram Share range of $43.30 to $48.44. Lazard noted that this implied valuation range was slightly in excess of the assumed market price for Seagram Shares of $41.75.



  PRO FORMA MERGER ANALYSIS


     Lazard Freres considered the effect the Offer could have on the earnings per share ("EPS") of the combined company, compared with the EPS of Seagram on a stand-alone basis. Based on estimates by PolyGram's management and Seagram's management with respect to the businesses of PolyGram and Seagram, respectively, and after giving effect to certain assumptions including the divestiture of Tropicana and shares of Time Warner, the analysis indicated that the Offer would be dilutive to the projected EPS of Seagram in 1998 and slightly accretive to the EPS of Seagram starting in 1999. In this analysis, Lazard Freres assumed that both PolyGram and Seagram would perform substantially in accordance with earnings estimates provided to Lazard Freres by the managements of PolyGram and Seagram. The actual results achieved by Seagram following the Offer may vary from projected results and the variations may be material.


  IMPLIED PRO FORMA VALUE OF THE SHARE CONSIDERATION



     In order to assess the value of the Share Consideration to be received in the Offer, Lazard Freres considered the pro forma impact of the Offer on the price of Seagram Shares. Lazard Freres assumed that, following consummation of the Offer, (1) the Seagram Shares would trade at multiples ranging from 10.0x to 13.0x projected 1998 and 1999 EBITDA based on Seagram management forecasts for 1998 and consensus Wall Street analyst estimates for 1999 and (2) that the combined company could achieve $100 million to $300 million of pre-tax synergies. Based on such assumptions and giving effect to certain adjustments, Lazard Freres determined that the implied equity value per Seagram Share ranged from $27.58 to $47.29 based on projected 1998 EBITDA, and from $41.74 to $65.70 based on projected 1999 EBITDA.


     For informational purposes for the PolyGram Board of Management and the PolyGram Supervisory Board, Lazard Freres reviewed the historical trading performance of PolyGram Shares and Seagram Shares. Lazard Freres compared the trading history of PolyGram Shares, EMI common stock, a "Media Index" (consisting of the stocks of Walt Disney, News Corp., Viacom, Time Warner and Seagram), the Amsterdam Index and the Standard & Poor's 500 Index ("S&P 500 Index"), for the one-year period from May 14, 1997 through May 14, 1998 and the three-year period from May 15, 1995 through May 14, 1998. Lazard Freres observed that during the three-year period PolyGram Shares generally underperformed the Media Index, the Amsterdam Index, the S&P 500 Index and EMI common stock, but that during the one-year period PolyGram Shares outperformed EMI common stock. Lazard Freres also compared the trading history of Seagram Shares, a Media Index (consisting of the stocks of Walt Disney, News Corp., Viacom, Time Warner and Seagram), a "Spirits Index" (consisting of the stocks of Allied Domecq, Brown & Forman, Diageo, Pernod Ricard and Remy Cointreau) and the S&P 500 Index, for the one-year period from June 19, 1997 through June 19, 1998 and the three-year period from June 19, 1995 through June 19, 1998. Lazard Freres observed that during the one-year period Seagram Shares underperformed the Media Index, the Spirits Index and the S&P 500, but that during the three-year period Seagram Shares outperformed the Spirits Index. Lazard Freres further observed that 87% of the trading volume of PolyGram Shares during the year prior to the announcement of the signing of the Offer Agreement was at prices less than the NLG 115 ($57.50) stated value of the Offer Consideration. For additional informational purposes, Lazard Freres also reviewed recent commentary by Wall Street equity research analysts regarding the potential value of PolyGram. Lazard Freres noted that on March 27, 1998, these analysts valued PolyGram at a range of NLG 100 ($50.00) to NLG 115 ($57.50) per share.


  SPECIAL CONSIDERATIONS


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of Lazard Freres. No company or transaction used in the above analyses as a comparison is identical to PolyGram or Seagram or the transaction contemplated by the Offer Agreement. The analyses were prepared solely for purposes of Lazard Freres providing its opinion to the PolyGram Board of Management and the PolyGram Supervisory Board in connection with each Board's consideration of the Offer and do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

     In addition, in performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PolyGram, Lazard Freres, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses. As described above, Lazard Freres' opinion to the PolyGram Board of Management and the PolyGram Supervisory Board was one of many factors taken into consideration by each Board in making its determination to approve the Offer Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Lazard Freres and is qualified by reference to the written opinion of Lazard Freres set forth in Appendix A hereto.

     Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as financial advisor to the PolyGram Board of Management and the PolyGram Supervisory Board because its investment banking professionals have substantial experience in transactions similar to the Offer and because of its expertise and reputation in investment banking and mergers and acquisitions generally as well as its familiarity with PolyGram. Lazard Freres is not regulated by any authority or body in the Netherlands, and rendered the opinion summarized above in accordance with customary practice in the United States. With PolyGram's consent, after consultation with counsel, Lazard Freres assumed that law, custom and practice in the Netherlands relating to opinions such as the one summarized above are not materially different from those in the United States.


     Pursuant to a letter agreement, dated as of March 1, 1998 between Lazard Freres and PolyGram, Lazard Freres was retained to act as investment banker for PolyGram. In accordance with the letter agreement, Lazard Freres was engaged to advise PolyGram in connection with its exploration of strategic options and to evaluate any significant transaction involving PolyGram. In connection with Lazard Freres' services as investment banker to PolyGram, including its rendering of the opinion summarized above, PolyGram has paid Lazard Freres a fee of $2 million and has agreed to pay Lazard Freres an additional fee of $8 million upon the earlier of the acquisition of a beneficial ownership interest by Seagram of a majority of PolyGram's voting securities and the consummation of the Offer. PolyGram has also agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses (including fees and expenses of its legal counsel) and will indemnify Lazard Freres and certain related parties against certain liabilities, including certain liabilities arising under the federal securities laws.


     Lazard Freres has from time to time in the past provided investment banking and financial advisory services to Philips and Seagram for which Lazard Freres has received customary fees. In addition, a Senior Advisor to Lazard Freres is a member of the Supervisory Board of PolyGram. In the ordinary course of its business, Lazard Freres and its affiliates may actively trade in the securities of PolyGram and Seagram for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE OFFER

     The Offer is made pursuant to the Offer Agreement in respect of all issued PolyGram Shares and the terms and conditions of the Offer will be the same for all PolyGram shareholders. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Seagram will accept and pay for each PolyGram Share properly tendered pursuant to the Offer from the Commencement Date until the Expiration Date and for which the tender is not properly withdrawn as described under "-- Withdrawal Rights." See "-- Acceptance of Tendered Shares; Delivery of the Offer Consideration."


     The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition, (ii) the expiration or termination of any waiting periods under the HSR Act applicable to the purchase of PolyGram Shares in the Offer and any waiting periods under any applicable non-U.S. statutes and regulations (the "Antitrust Condition"), and (iii) the receipt in respect of the Offer and any matters arising therefrom of confirmation by way of a decision of the European Commission under Article 6(1)(b) or Article 8(2) of Council Regulation (EEC) No. 4064/89 of 21 December 1989 that the transactions contemplated by the Offer Agreement and any matters arising therefrom are compatible with the common market (the "EU Condition"). The waiting period under the HSR Act expired on July 8, 1998, and the European Commission issued its decision on September 21, 1998 that it would not oppose Seagram's acquisition of PolyGram and that such transaction is compatible with the common market. See "-- Certain Conditions of the Offer" for a more complete description of the Offer Conditions.


     To the maximum extent permitted by Dutch Law, Seagram expressly reserves the right (but shall not be obligated), in its sole discretion, to waive any of the Offer Conditions (except as described in the last sentence of this paragraph) and make any changes, to the extent permitted by the Offer Agreement, Dutch Law and other applicable law, to the terms and conditions of the Offer (or extend the Offer beyond a scheduled Expiration Date if any of the Offer Conditions is not satisfied) by giving oral or written notice of such waiver, amendment or extension to the Exchange Agents. Notwithstanding the foregoing,
(i) Seagram may not make any change to any of the Offer Conditions unless Seagram terminates the Offer and commences a new offer, if so required by Dutch Law, and (ii) unless previously approved by PolyGram and Philips in writing, Seagram may not make any change to the terms and conditions of the Offer that increases the Minimum Condition, decreases the price per share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of PolyGram Shares to be purchased in the Offer, or amends the terms of the Offer or the Offer Conditions or imposes additional conditions or terms to the Offer which are adverse to PolyGram shareholders or make the likelihood of the Offer succeeding more remote in any material respect. Moreover, Seagram has agreed in the Offer Agreement that, in the event that the Offer Agreement is terminated as described below under "Description of Transaction Agreements -- Offer Agreement -- Termination,"
(i) Seagram will not be entitled to waive the Minimum Condition without the prior written consent of Philips and PolyGram and (ii) unless PolyGram otherwise agrees, Philips will not tender its PolyGram Shares in the Offer and Philips will withdraw any of its PolyGram Shares previously tendered in the Offer.


     Subject to the provisions of the Offer Agreement (including those described in the next paragraph), if by the Expiration Date any or all of the Offer Conditions have not been satisfied, Seagram reserves the right (but shall not be obligated) to (i) terminate the Offer and return all Tendered Shares to tendering PolyGram shareholders, (ii) waive all of the Offer Conditions not satisfied and, subject to complying with applicable rules and regulations of the SEC and Dutch Law, accept all Tendered Shares, (iii) extend the Offer and, subject to the terms of the Offer (including the rights of PolyGram shareholders to withdraw their Tendered Shares as described under "-- Withdrawal Rights"), retain the Tendered Shares until the termination of the Offer, as extended, or
(iv) amend the Offer, subject to the restrictions described in the immediately preceding paragraph and to applicable law (including Dutch Law).


     Notwithstanding the foregoing, pursuant to the Offer Agreement, Seagram has agreed that, if it is unable to consummate the Offer at the then-current Expiration Date due to the failure of any of the Offer Conditions to be satisfied or waived, it will, unless the Offer Agreement is terminated in accordance with its terms (see "Description of Transaction Agreements -- Offer Agreement -- Termination") extend the Offer and set a subsequent scheduled Expiration Date, and will continue to so extend the Offer and set subsequent scheduled Expiration Dates, until the Termination Date (provided, that under no circumstances is Seagram required to extend the Offer past June 21, 1999). See "Description of Transaction Agreements -- Offer Agreement -- The Offer."



     In the event that the Offer is extended, each subsequent scheduled Expiration Date will be not later than the earliest of (i) 20 business days following the previous scheduled Expiration Date, (ii) the date on which Seagram reasonably believes that all Offer Conditions (other than the Minimum Condition) will be satisfied or waived and (iii) the Termination Date. During any extension of the Offer, PolyGram Shares tendered prior to such extension will continue to be Tendered Shares, subject to the rights of a tendering PolyGram shareholder to withdraw such holder's Tendered Shares. See "-- Withdrawal Rights."


     Any extension, amendment or termination of the Offer will be followed as promptly as practicable, but in any event in accordance with applicable law, by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the U.S. Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the U.S. Exchange Act. Any announcement will also comply with the Listing and Issuing Rules of Amsterdam Exchanges and the Dutch

Merger Code. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the U.S. Exchange Act and the rules and regulations of Amsterdam Exchanges which require that any material change in the information published, sent or given to PolyGram shareholders in connection with the Offer be promptly disseminated to such shareholders in a manner reasonably designed to inform such shareholders of such change) and without limiting the manner in which Seagram may choose to make any public announcement, Seagram will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by (i) making a release to the Dow Jones News Service and (ii) complying with the applicable public announcement requirements of the Listing and Issuing Rules of Amsterdam Exchanges and the Dutch Merger Code.

     If, to the extent permitted by the terms of the Offer Agreement and applicable law (including Dutch Law), Seagram makes a material change in the terms of the Offer, or if, to the extent permitted by the terms of the Offer Agreement, it waives a material condition of the Offer, Seagram will (i) disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the U.S. Exchange Act and the Listing and Issuing Rules of Amsterdam Exchanges and the Dutch Merger Code or (ii) with respect to any change to any of the Offer Conditions, terminate the Offer and commence a new offer, if so required by Dutch Law. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the day of such change is generally required under applicable U.S. law to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Seagram decreases the number of PolyGram Shares being sought, increases or decreases the consideration offered pursuant to the Offer or changes any dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period.


     Tendering PolyGram shareholders will not be obligated to pay any charges or expenses of the Exchange Agents or any brokerage commissions. Except as set forth in the Letter of Transmittal or Application Form, as applicable, or as described under "-- Acceptance of Tendered Shares; Delivery of the Offer Consideration -- Delivery of the Offer Consideration to Holders of PolyGram U.S. Registered Shares," transfer taxes on the exchange of PolyGram Shares pursuant to the Offer will be paid by or on behalf of Seagram. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING ANY PAYMENT.



     Pursuant to the Offer Agreement, Seagram may, at any time, transfer or assign to one or more subsidiaries of Seagram (organized or incorporated under the laws of Canada, the United States, the Netherlands or any other jurisdiction, provided that such other jurisdiction would not impose a withholding tax on the payment of the Offer Consideration) the right to purchase all or any portion of the Tendered Shares, but any such transfer or assignment will not relieve Seagram of its obligations under the Offer or prejudice the rights of tendering PolyGram shareholders to receive payment for the Tendered Shares which are accepted pursuant to the Offer.


OFFER CONSIDERATION

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offer will commit Seagram to acquire each Tendered Share for, at the election of the holder, but subject to the provisions relating to fractional Seagram Shares described below and the limitations described under "-- Limited Availability of Share Consideration," either (i) Share Consideration, subject to certain anti-dilution adjustments described under "-- Election Procedures," or (ii) Cash Consideration. For a description of the procedures for making such an election, see "-- Election Procedures."

     Seagram will not issue any fractional Seagram Shares in the Offer. In lieu of any such fractional Seagram Share, each tendering PolyGram shareholder who would otherwise be entitled to receive a fractional Seagram

Share will receive an amount in cash (without interest) determined by multiplying the fractional interest in a Seagram Share to which such shareholder would otherwise be entitled by NLG 83.50.

     Because the market price of Seagram Shares will fluctuate, the market value of the Share Consideration at any time both before and after the Closing Date is likely to be higher or lower than the Cash Consideration. Each PolyGram shareholder has the equal opportunity to receive Share Consideration in the Offer, subject to the limitations described below under "-- Limited Availability of Share Consideration."

     NONE OF SEAGRAM, POLYGRAM OR PHILIPS MAKES ANY RECOMMENDATION AS TO WHETHER POLYGRAM SHAREHOLDERS SHOULD ELECT TO RECEIVE CASH CONSIDERATION OR SHARE CONSIDERATION PURSUANT TO THE OFFER. EACH POLYGRAM SHAREHOLDER MUST MAKE ITS OWN DECISION WITH RESPECT TO SUCH ELECTION. ALTHOUGH SEAGRAM HAS AGREED TO USE ITS BEST EFFORTS TO CAUSE THE SEAGRAM SHARES TO BE ISSUED AS SHARE CONSIDERATION TO BE AUTHORIZED FOR LISTING, UPON OFFICIAL NOTICE OF ISSUANCE, ON THE NYSE AND THE TSE, SEAGRAM DOES NOT INTEND TO CAUSE THE SEAGRAM SHARES TO BE AUTHORIZED FOR LISTING ON THE AEX. SEE "CERTAIN MATERIAL TAX CONSEQUENCES" FOR A DESCRIPTION OF CERTAIN CONSEQUENCES RELATED TO RECEIVING CASH CONSIDERATION AND SHARE CONSIDERATION PURSUANT TO THE OFFER.

     Pursuant to the Tender Agreement, Philips has agreed, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its 135,000,000 PolyGram Shares (75% of the issued PolyGram Shares as of the date of this Offering Circular/Prospectus) and to elect to receive Share Consideration in respect of all such PolyGram Shares. See "Description of Transaction Agreements -- Tender Agreement -- Tender and Election." Pursuant to the Offer Agreement, Philips may terminate the Offer Agreement in the circumstances described under "Description of Transaction Agreements -- Offer
Agreement -- Termination," including certain circumstances relating to a Seagram Material Adverse Effect as described in paragraph (v) thereunder. Upon termination of the Offer Agreement in accordance with its terms, the Tender Agreement and Philips' obligation to tender and not withdraw such tender of its PolyGram Shares pursuant thereto will terminate.


     In addition, pursuant to the Offer Agreement, to the extent fully permitted by law, PolyGram has agreed to validly tender pursuant to the Offer and not withdraw such tender of all of the PolyGram Shares held in treasury as of the Expiration Date (1,645,526, or approximately 0.9%, of the issued PolyGram Shares as of September 30, 1998) and to elect to receive Cash Consideration in respect of such PolyGram Shares. PolyGram has informed Seagram that, consistent with its historical practice, it intends to deliver treasury shares, to the extent available, rather than issue additional PolyGram Shares in connection with the exercise of PolyGram stock options, prior to the Expiration Date (3,548,704 of which were outstanding as of September 30, 1998). Accordingly, the number of PolyGram Shares held in treasury will decrease to the extent PolyGram stock options are exercised prior to the Expiration Date.


     See "Summary -- Comparative Market Prices and Dividends" for a description of the comparative share prices of the Seagram Shares and the PolyGram Shares for each three-month period beginning on January 1, 1996, as well as for recent closing sale prices for the Seagram Shares and the PolyGram Shares. PolyGram shareholders should obtain current quotes for the Seagram Shares and the PolyGram Shares.

ELECTION PROCEDURES

  GENERAL

     Each holder of Tendered Shares will have the right to specify (an "Election"), subject to the provisions relating to fractional Seagram Shares described under "-- Offer Consideration" and the limitations described under "-- Limited Availability of Share Consideration," (i) the number of Tendered Shares owned by such holder that such holder desires to have exchanged for Share Consideration in the Offer (a "Share Election") and (ii) the number of Tendered Shares owned by such holder that such holder desires to have exchanged for Cash Consideration in the Offer (a "Cash Election").


     Each Tendered Share for which a valid Share Election has been received will be exchanged for Share Consideration in the Offer, subject to the limitations referred to in the immediately preceding paragraph. Each Tendered Share for which a valid Cash Election has been received and each Non-Electing Share will be exchanged for Cash Consideration in the Offer. If Seagram determines that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes of the Offer, be deemed to be Non-Electing Shares.

     Seagram has the right to make rules, which shall not be inconsistent with the terms of the Offer Agreement, shall be in accordance with applicable law, including the Dutch Merger Code and the rules and regulations of Amsterdam Exchanges, shall be reasonably acceptable to PolyGram and Philips and shall be equitable to the PolyGram shareholders, governing the validity of any Election, the manner and extent to which Elections are to be taken into account in making the determinations required by the Offer Agreement, the issuance and delivery of certificates or scrips for Seagram Shares exchanged for Tendered Shares pursuant to the Offer and the payment of cash for Tendered Shares exchanged for Cash Consideration pursuant to the Offer. Such rules must be consistent with U.S. and Dutch customary practices, as applicable, in connection with exchange offers.


     All questions as to the validity of any Election or change of Election will be determined by Seagram, in its sole discretion, which determination shall be final and binding on all parties. Except as otherwise described herein, Seagram also reserves the absolute right to waive any defect or irregularity in any Election or change of Election by any PolyGram shareholder whether or not similar defects or irregularities are waived in the case of other PolyGram shareholders. No election will be deemed to have been validly made until all defects or irregularities have been cured or waived. None of Seagram, the Dealer Managers, the Exchange Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in Elections or changes of Election or incur any liability for failure to give such notification.


     In the event that, between the date of the Offer Agreement and the Closing Date, (i) Seagram shall have effected a dividend or other distribution of cash, assets or securities (including but not limited to equity securities and including by issuing rights, options or warrants entitling the holder thereof to subscribe for or purchase securities, but excluding quarterly ordinary dividends paid at a rate that is not in excess of 150% of Seagram's current dividend rate consistent with past practice and rights, options or warrants issued at or above current market price), or (ii) Seagram Shares shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, recapitalization, reclassification (other than a change in par value) or other similar transaction with a record date within such period, the Share Consideration shall be equitably adjusted by Seagram in a manner reasonably satisfactory to Philips and PolyGram. In the event that at any time, as a result of an adjustment made pursuant to the preceding sentence, a PolyGram shareholder making a Share Election shall become entitled to receive any securities of Seagram other than the Seagram Shares upon consummation of the Offer, thereafter the number of such other securities so receivable upon consummation of the Offer shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Seagram Shares contained in this paragraph.

  FOR HOLDERS OF DUTCH POLYGRAM SHARES

     PolyGram CF-Shares. Each holder of PolyGram CF-Shares will be requested by its Custodian to indicate whether such holder wishes to make a Share Election and/or a Cash Election for its Tendered Shares. Such holder must provide instructions to its Custodian as to its Election (on the Application Form, if so required by its Custodian), in accordance with the procedures of, and in any event before the date (which will precede the Expiration Date) established by, the Custodian. See "-- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares." Any holder of tendered PolyGram CF-Shares may change its election in accordance with the procedures of, and in any event before the election date established by, its Custodian.

     PolyGram K-Shares and PolyGram Dutch Registered Shares. Any Election with respect to PolyGram K-Shares or PolyGram Dutch Registered Shares shall have been properly made only if it is made on the Application Form, properly completed and signed, and is received and accepted by the Dutch Exchange Agent by the Expiration Date. Copies of the Application Form are provided with this Offering Circular/Prospectus. Additional copies of the Application Form will be available upon request from the Dutch Exchange Agent at the address and telephone number set forth on the back cover of this Offering Circular/Prospectus. See
"-- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram

K-Shares" and "-- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram Dutch Registered Shares."

     Any holder of tendered PolyGram K-Shares or PolyGram Dutch Registered Shares may change its Election only by written notice, signed and dated by such shareholder (or, to the extent a holder of PolyGram K-Shares has deposited such shares with a custodian and has directed the Custodian to change the Election, signed and dated by the Custodian on such holder's behalf), received by the Dutch Exchange Agent at the address set forth on the back cover of this Offering Circular/Prospectus at any time prior to the Expiration Date. Such notice must specify (i) the name of the person who tendered the PolyGram K-Shares or PolyGram Dutch Registered Shares, as applicable, which are subject to such notice, (ii) in the case of PolyGram K-Shares, the certificate number shown on the certificate(s) representing such Tendered Shares and (iii) in the case of PolyGram Dutch Registered Shares, the name of the registered holder.

  FOR HOLDERS OF POLYGRAM U.S. REGISTERED SHARES

     Any Election with respect to PolyGram U.S. Registered Shares shall have been properly made only if it is made on the Letter of Transmittal (or a Notice of Guaranteed Delivery if the guaranteed delivery procedure is followed), properly completed and signed, and is received and accepted by the U.S. Exchange Agent by the Expiration Date. A copy of each of the Letter of Transmittal and the Notice of Guaranteed Delivery is being mailed simultaneously with this Offering Circular/Prospectus. See "-- Procedures for Tendering PolyGram Shares." Additional copies of the Letter of Transmittal and Notice of Guaranteed Delivery will be available upon request from the Information Agent at its address and telephone number set forth on the back cover of this Offering Circular/Prospectus.

     Any holder of tendered PolyGram U.S. Registered Shares may change its Election only by written notice, signed and dated by such shareholder, received by the U.S. Exchange Agent at the address set forth on the back cover of this Offering Circular/Prospectus at any time prior to the Expiration Date. Such notice must specify (i) the name of the person who tendered the PolyGram U.S. Registered Shares which are subject to such notice, (ii) the certificate number shown on the certificate(s) representing such Tendered Shares and (iii) the name of the registered holder, if different from that of the person who tendered such Tendered Shares.

LIMITED AVAILABILITY OF SHARE CONSIDERATION


     Pursuant to the Offer Agreement, Share Consideration will be paid in respect of 34,783,758 Tendered Shares (an aggregate of 47,904,191 Seagram Shares, representing approximately 12.1% of the outstanding Seagram Shares following consummation of the Offer, based on the number of outstanding Seagram Shares as of September 30, 1998) and Cash Consideration will be paid in respect of all other Tendered Shares. For so long as the Offer Agreement is in effect, Philips has agreed to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares and to elect to receive Seagram Shares in respect of all of its PolyGram Shares. See "Description of Transaction Agreements -- Tender Agreement -- Tender and Election." If no other PolyGram shareholder makes a Share Election, Philips will receive an aggregate of 47,904,191 Seagram Shares in the Offer in respect of 34,783,758 of its PolyGram Shares and Cash Consideration in respect of its remaining PolyGram Shares. If PolyGram shareholders (other than Philips) make Share Elections, all such shareholders (including Philips) will have an equal opportunity to receive Share Consideration in the Offer (based on the number of Tendered Shares in respect of which each such holder (including Philips) has made a Share Election), subject to the limitation that Share Consideration will be paid in respect of an aggregate of 34,783,758 Tendered Shares.


     Accordingly, PolyGram shareholders (including Philips) who elect to receive Share Consideration may experience a range of actual outcomes based upon the elections of other PolyGram shareholders. To the extent Share Elections are made in respect of more than 34,783,758 Tendered Shares, each tendering PolyGram shareholder making a Share Election will receive (x) Cash Consideration in the Offer in respect of such number of Tendered Shares in respect of which such shareholder has made a Share Election equal to (i) the number of Tendered Shares in respect of which such shareholder has made a Share Election minus (ii) the number of Tendered Shares in respect of which such shareholder has made a Share Election multiplied by a fraction the numerator of which equals 34,783,758 and the denominator of which equals the aggregate number of Tendered Shares for which a Share Election has been made by all tendering shareholders (including Philips) and (y) Share Consideration in respect of the remaining portion of the Tendered Shares in respect of which such shareholder has made a Share Election, subject to the provisions relating to fractional Seagram Shares described in "-- Offer Consideration." The following examples further illustrate the potential effects of proration. For purposes of the examples, the impact of fractional shares has been excluded. Furthermore, it is assumed for purposes of these examples that all PolyGram shareholders tender their PolyGram Shares into the Offer and that PolyGram will hold 1,645,526 PolyGram Shares in treasury on the Expiration Date.


     A. HOLDER A TENDERS 1,000 POLYGRAM SHARES AND ELECTS TO RECEIVE SHARE CONSIDERATION IN RESPECT OF ALL OF SUCH SHARES.

          1. If no PolyGram shareholders (other than Holder A and Philips) make a Share Election, then Holder A will receive Share Consideration in respect of 257 PolyGram Shares and Cash Consideration in respect of 743 PolyGram Shares. Holder A will receive a total of 353 Seagram Shares (257 PolyGram Shares times 1.3772) and a total of NLG 85,445 (743 PolyGram Shares times NLG 115).

          2. If all PolyGram shareholders (including Holder A and Philips, but excluding PolyGram with respect to PolyGram Shares held in treasury) make a Share Election, then Holder A will receive Share Consideration in respect of 195 PolyGram Shares and Cash Consideration in respect of 805 PolyGram Shares. Holder A will receive a total of 268 Seagram Shares (195 PolyGram Shares times 1.3772) and a total of NLG 92,575 (805 PolyGram Shares times NLG 115).

     B. HOLDER B TENDERS 1,000 POLYGRAM SHARES AND ELECTS TO RECEIVE SHARE CONSIDERATION IN RESPECT OF 500 OF SUCH SHARES AND CASH CONSIDERATION IN RESPECT OF 500 OF SUCH SHARES.

          1. If no PolyGram shareholders (other than Holder B and Philips) make a Share Election, then Holder A will receive Share Consideration in respect of 128 PolyGram Shares and Cash Consideration in respect of 872 PolyGram Shares. Holder A will receive a total of 176 Seagram Shares (128 PolyGram Shares times 1.3772) and a total of NLG 100,280 (872 PolyGram Shares times NLG 115).

          2. If all PolyGram shareholders (including Holder B and Philips, but excluding PolyGram with respect to the PolyGram Shares held in treasury) make a Share Election, then Holder A will receive Share Consideration in respect of 97 PolyGram Shares and Cash Consideration in respect of 903 PolyGram Shares. Holder A will receive a total of 133 Seagram Shares (97 PolyGram Shares times 1.3772) and a total of NLG 103,845 (903 PolyGram Shares times NLG 115).

     C. HOLDER C TENDERS 1,000 POLYGRAM SHARES AND ELECTS TO RECEIVE CASH CONSIDERATION IN RESPECT OF ALL OF SUCH SHARES.

          Regardless of whether other PolyGram shareholders (including Philips) make a Share Election, Holder C will receive Cash Consideration in respect of all of its PolyGram Shares. Holder C will receive a total of NLG 115,000 (1,000 PolyGram Shares times NLG 115).

PROCEDURE FOR TENDERING POLYGRAM SHARES

  FOR HOLDERS OF DUTCH POLYGRAM SHARES

     PolyGram CF-Shares. Following a public notice by the Dutch Exchange Agent concerning the Offer and the availability of this Offering Circular/Prospectus and the Application Form, each holder of PolyGram CF-Shares will by customary practice be contacted by the Custodian through which such holder's PolyGram CF-Shares are held. The Custodian will inquire as to whether such holder desires to tender its PolyGram CF-Shares pursuant to the Offer and if so, whether such holder desires to make a Share Election and/or a Cash Election with respect to each such PolyGram CF-Share. See "-- Election Procedures -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares." Any holder of PolyGram CF-Shares who wishes to tender its PolyGram CF-Shares must instruct its Custodian to that effect in accordance with the procedures of, and in any event before the date (which will precede the Expiration Date) established by, the Custodian (including by completing and signing the Application Form, if so required by the Custodian).

     All Custodians will notify the Dutch Exchange Agent on the Expiration Date of the number of PolyGram CF-Shares tendered by their respective clients pursuant to the Offer, the number of such shares for which Cash Elections have been made and the number of such shares for which Share Elections have been made. If Seagram accepts all tendered PolyGram CF-Shares pursuant to the Offer, then on the Closing Date the Custodians will cause the PolyGram CF-Shares tendered by their respective clients to be transferred in book-entry form into the NECIGEF account of the Dutch Exchange Agent in accordance with NECIGEF procedures and subsequently into the account of Seagram with the Dutch Exchange Agent against payment of the Offer Consideration to the Custodians for the benefit of their respective clients. See "-- Acceptance of Tendered Shares; Delivery of the Offer Consideration." In the event that a holder of PolyGram CF-Shares does not respond to the request for an election by the applicable Custodian, such Custodian may, depending on its policies, tender such holder's PolyGram Shares with a Share Election and/or Cash Election, which election shall be binding on the holder. The practices and policies of Custodians differ in this regard, and holders of PolyGram CF-Shares should contact the relevant Custodian regarding its procedures relating to the Offer.

     PolyGram K-Shares. In order for PolyGram K-Shares to be validly tendered pursuant to the Offer, the Application Form, properly completed and duly executed, together with any other documents required by such form and the share certificates representing the tendered PolyGram K-Shares (including talon and all dividend coupons numbered as from number 9), must be delivered by the holder thereof (or, to the extent any holder has deposited its PolyGram K-Shares with a Custodian, delivered by the Custodian on such holder's behalf) and received by the Dutch Exchange Agent on or prior to the Expiration Date.

     PolyGram Dutch Registered Shares. In order for PolyGram Dutch Registered Shares to be validly tendered pursuant to the Offer, the Application Form, properly completed and duly executed, together with any other documents required by such form, must be received by the Dutch Exchange Agent on or prior to the Expiration Date.

  FOR HOLDERS OF POLYGRAM U.S. REGISTERED SHARES

     Except as set forth below, in order for PolyGram U.S. Registered Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of PolyGram U.S. Registered Shares, and any other documents required by the Letter of Transmittal, must be received by the U.S. Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus on or prior to the Expiration Date and either (i) the share certificates evidencing tendered PolyGram U.S. Registered Shares must be received by the U.S. Exchange Agent at such address or such tendered PolyGram U.S. Registered Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the U.S. Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the PolyGram U.S. Registered Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Seagram may enforce such agreement against such participant. See "-- Book-Entry Transfer."

     Book-Entry Transfer. The U.S. Exchange Agent will make a request to establish accounts with respect to the PolyGram U.S. Registered Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offering Circular/Prospectus. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of tendered PolyGram U.S. Registered Shares by causing the Book-Entry Transfer Facility to transfer such tendered PolyGram U.S. Registered Shares into the U.S. Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of tendered PolyGram U.S. Registered Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the U.S. Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE U.S. EXCHANGE AGENT.


     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where PolyGram U.S. Registered Shares are tendered (i) by a registered holder of such PolyGram U.S. Registered Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions A.1 and A.5 of the Letter of Transmittal.


     If the share certificates evidencing tendered PolyGram U.S. Registered Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not accepted pursuant to the Offer or not tendered are to be returned, to a person other than the registered holder(s), the share certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name(s) of the registered holder(s) appear on such certificates, with the signature(s) on such certificates or stock powers guaranteed as aforesaid. See Instructions A.1 and
A.5 of the Letter of Transmittal.

     If share certificates evidencing tendered PolyGram U.S. Registered Shares are forwarded separately to the U.S. Exchange Agent, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

     Guaranteed Delivery. If a PolyGram shareholder desires to tender PolyGram U.S. Registered Shares pursuant to the Offer and such shareholder's share certificates are not immediately available or such shareholder cannot deliver share certificates and all other required documents to the U.S. Exchange Agent on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such PolyGram U.S. Registered Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Seagram, is received by the U.S. Exchange Agent, as provided below, on or prior to the Expiration Date; and

          (iii) the share certificates (or a Book-Entry Confirmation) representing all tendered PolyGram U.S. Registered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry delivery, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the U.S. Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery must be delivered by hand or mailed to the U.S. Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for tendered PolyGram U.S. Registered Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of share certificates for (or of Book-Entry Confirmation with respect to) such tendered PolyGram U.S. Registered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry delivery, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment for tendered PolyGram U.S. Registered Shares might not be made to all tendering PolyGram shareholders at the same time, and will depend upon when share certificates, or Book-Entry Confirmations of such Tendered Shares, and such other documents are actually received by the U.S. Exchange Agent. Under no circumstances will interest be paid by Seagram on the Offer Consideration, regardless of any extension of the Offer or any delay in making such payment.


     Currency Election. Although the Cash Consideration is stated in Dutch Guilders, the U.S. Exchange Agent will make payments in respect of Cash Consideration and cash in lieu of fractional Seagram Shares for PolyGram U.S. Registered Shares tendered and accepted pursuant to the Offer in US Dollars based on the US Dollar/Dutch Guilder exchange rate prevailing on the date on which funds are made available to the U.S. Exchange Agent, unless holders of PolyGram U.S. Registered Shares elect to receive all such payments in Dutch Guilders. Holders of PolyGram U.S. Registered Shares who tender PolyGram U.S. Registered Shares by book-entry transfer and wish to receive cash payments pursuant to the Offer in Dutch Guilders instead of US Dollars must also (i) provide the U.S. Exchange Agent with (A) wire instructions for an account in the Netherlands to which such payment may be made or (B) an address to which a check for such payment may be mailed and (ii) submit with their Letter of Transmittal a copy of the Agent's Message used to tender such PolyGram U.S. Registered Shares. In the event that any such wire instructions are invalid or incomplete, such payment will be made in Dutch Guilders by check. See Instruction A.8 of the Letter of Transmittal. Holders of PolyGram U.S. Registered Shares who elect to receive cash payments pursuant to the Offer in Dutch Guilders and who do not tender such shares by book-entry transfer must have their signature on the Letter of Transmittal guaranteed by an Eligible Institution. See Instruction A.1 of the Letter of Transmittal.


     For holders who tender PolyGram U.S. Registered Shares pursuant to the Offer and do not elect to receive cash payments in Dutch Guilders, all Cash Consideration and cash in lieu of fractional Seagram Shares payable to such holders will be converted, without charge, from Dutch Guilders to US Dollars at the exchange rate obtainable by the U.S. Exchange Agent on the spot market on the date the Cash Consideration and cash in lieu of fractional Seagram Shares is made available by Seagram to the U.S. Exchange Agent for delivery in respect of the applicable PolyGram U.S. Registered Shares.


     The actual amount of US Dollars received will depend upon the US Dollar/Dutch Guilder exchange rate prevailing on the date on which funds are made available to the U.S. Exchange Agent by Seagram. Holders of PolyGram U.S. Registered Shares should be aware that the exchange rate which is prevailing on the date on which such holder executes the Letter of Transmittal and on the date of dispatch of payment may be different from that prevailing on the date on which funds are made available to the U.S. Exchange Agent by Seagram. See "Exchange Rates" for historical information regarding the US Dollar/Dutch Guilder exchange rates. In all cases, fluctuations in the US Dollar/Dutch Guilder exchange rate are at the risk of tendering holders of PolyGram U.S. Registered Shares who do not elect to receive their cash payments in Dutch Guilders. Such currency exchange will be effected by the U.S. Exchange Agent on behalf of the requesting holder of PolyGram U.S. Registered Shares and Seagram shall have no responsibility or obligation with respect to such currency exchange.


  DETERMINATION OF VALIDITY


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of PolyGram Shares will be determined by Seagram, in its sole discretion, which determination shall be final and binding on all parties. Seagram reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. Except as otherwise described herein or in the Offer Agreement, Seagram also reserves the absolute right to waive any defect or irregularity in any tender of PolyGram Shares of any particular PolyGram shareholder whether or not similar defects or irregularities are waived in the case of other PolyGram shareholders. No tender of PolyGram Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Seagram, the Dealer Managers, the Exchange Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Seagram's interpretation of the terms and conditions of the Offer (including the Application Form and the Letter of Transmittal and the instructions thereto) will be final and binding.

  BACKUP U.S. FEDERAL TAX WITHHOLDING

     To prevent U.S. federal income tax backup withholding equal to 31% of the gross proceeds pursuant to the Offer, a PolyGram shareholder that is a U.S. person should provide the U.S. Exchange Agent with such shareholder's correct taxpayer identification number ("TIN") (or certify that such taxpayer is awaiting a TIN) and provide certain other information by completing a Substitute Form W-9 and signing the main signature form included as part of the Letter of Transmittal (unless an applicable exemption exists and is proved in a manner satisfactory to Seagram and the Exchange Agent). Non-U.S. PolyGram shareholders that own PolyGram U.S. Registered Shares should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding. See Instruction A.9 to the Letter of Transmittal.

  OTHER MATTERS

     THE METHOD OF DELIVERY OF TENDERED SHARES, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY OR THROUGH NECIGEF, IS AT THE OPTION AND RISK OF THE TENDERING POLYGRAM SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Seagram's acceptance for payment of PolyGram Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering PolyGram shareholder and Seagram upon the terms and subject to the conditions of the Offer.

WITHDRAWAL RIGHTS

  GENERAL

     Tenders of PolyGram Shares made pursuant to the Offer are irrevocable, except that tenders of PolyGram Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted by Seagram pursuant to the Offer, may also be withdrawn at any time after
            , 1998 (or such later date as may apply in case the Offer is extended), in each case to the fullest extent permitted by the U.S. Exchange Act and the rules and regulations promulgated thereunder and applicable Dutch Law and according to the procedures described below.


     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Seagram, in its sole discretion, whose determination will be final and binding. None of Seagram, any of its affiliates or assigns, the Dealer Managers, the Exchange Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


     Any PolyGram Shares for which the tender has been properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, PolyGram Shares for which the tender has been withdrawn may be re-tendered at any time on or prior to the Expiration Date by following the procedures described under "-- Procedure for Tendering PolyGram Shares."

  FOR HOLDERS OF DUTCH POLYGRAM SHARES

     PolyGram CF-Shares. For a withdrawal of a tender of PolyGram CF-Shares to be effective, a holder of such shares must notify such holder's Custodian in accordance with the procedures of the Custodian. With respect to a tender of PolyGram CF-Shares withdrawn prior to the Expiration Date, each Custodian shall exclude such PolyGram Shares from the notice to the Dutch Agent of the number of such PolyGram CF-Shares tendered by its clients. See "-- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares."
With respect to a tender of PolyGram CF-Shares withdrawn after             ,
1998 (after the Expiration Date but prior to the earlier of (i) the termination of the Offer or (ii) the acceptance of the Tendered Shares pursuant to the Offer), each Custodian must provide timely notice to the Dutch Exchange Agent of the number of such PolyGram CF-Shares to be withdrawn. Any such notice of withdrawal from the Custodian may be effected by written, telegraphic, telex or facsimile transmission.

     PolyGram K-Shares and PolyGram Dutch Registered Shares. For a withdrawal of a tender of PolyGram K-Shares or PolyGram Dutch Registered Shares to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be delivered by the holder thereof (or to the extent any holder of PolyGram K-Shares has deposited such shares with a Custodian, delivered by the Custodian on such holder's behalf) and timely received by the Dutch Exchange Agent at the address set forth on the back cover of this Offering Circular/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the PolyGram K-Shares or PolyGram Dutch Registered Shares, as applicable, for which the tender is to be withdrawn and the number of shares for which the tender is to be withdrawn, and, in the case of PolyGram Dutch Registered Shares, the name of the registered holder. Prior to the release by the Dutch Exchange Agent of any PolyGram K-Share certificates withdrawn, the serial numbers shown on such certificates must be submitted to the Dutch Exchange Agent.

  FOR HOLDERS OF POLYGRAM U.S. REGISTERED SHARES


     For a withdrawal of a tender of PolyGram U.S. Registered Shares to be effective, a written or telex transmission notice of withdrawal must be timely received by the U.S. Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the PolyGram U.S. Registered Shares for which the tender is to be withdrawn, the number of PolyGram U.S. Registered Shares for which the tender is to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If share certificates for PolyGram U.S. Registered Shares for which the tender is to be withdrawn have been delivered or otherwise identified to the U.S. Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the U.S. Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such PolyGram U.S. Registered Shares have been tendered for the account of an Eligible Institution. If PolyGram U.S. Registered Shares have been tendered pursuant to the procedure for book-entry transfer as described under "-- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Book-Entry Transfer," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the PolyGram U.S. Registered Shares for which the tender is to be withdrawn, in which case a notice of withdrawal will be effective if delivered to the U.S. Exchange Agent by any method of delivery described in the first sentence of this paragraph.


ACCEPTANCE OF TENDERED SHARES; DELIVERY OF THE OFFER CONSIDERATION

  GENERAL


     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Seagram will accept pursuant to the Offer, and will pay Cash Consideration or issue Share Consideration for, all Tendered Shares promptly after the Expiration Date. If Seagram extends the Offer, is delayed in its acceptance of or payment for PolyGram Shares or is unable to make payment for Tendered Shares for any reason, then, without prejudice to Seagram's rights under the Offer, the Exchange Agents may nevertheless, on behalf of Seagram, retain Tendered Shares, and such Tendered Shares may not be withdrawn except to the extent that tendering PolyGram shareholders are entitled to withdrawal rights as described under "-- Withdrawal Rights." However, Seagram acknowledges that Rule 14e-1(c) under the U.S. Exchange Act requires Seagram to pay the Offer Consideration or return the Tendered Shares promptly after the termination or withdrawal of the Offer.


     For purposes of the Offer, Seagram will be deemed to have accepted Tendered Shares as, if and when Seagram gives oral or written notice to the Exchange Agents of Seagram's acceptance of such Tendered Shares pursuant to the Offer.


     If, prior to the Expiration Date, Seagram increases the Offer Consideration, such increased consideration will be given to all PolyGram shareholders whose PolyGram Shares are accepted pursuant to the Offer, whether or not such PolyGram Shares were tendered prior to such increase in consideration. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING ANY PAYMENT.

  DELIVERY OF OFFER CONSIDERATION TO HOLDERS OF DUTCH POLYGRAM SHARES

     Payment for tendered Dutch PolyGram Shares accepted pursuant to the Offer will be made only after timely receipt by the Dutch Exchange Agent of (i) in the case of PolyGram CF-Shares, confirmation from NECIGEF of a book-entry transfer of such PolyGram CF-Shares into the Dutch Exchange Agent's account at NECIGEF pursuant to the procedures set forth under "-- Procedure for Tendering PolyGram Shares -- For Holders of Dutch PolyGram Shares -- PolyGram CF-Shares," (ii) in the case of PolyGram K-Shares, the Application Form, properly completed and duly executed, together with any other documents required by such form and the certificates representing the tendered PolyGram K-Shares (including talon and all dividend coupons numbered as from number 9) and (iii) in the case of PolyGram Dutch Registered Shares, the Application Form, properly completed and duly executed, together with any other documents required by such form.

     On or prior to the Closing Date, Seagram will deliver to the Exchange Agents certificates representing that number of Seagram Shares to which holders of Dutch PolyGram Shares are entitled, as determined in accordance with the terms of the Offer. See "-- Limited Availability of Share Consideration." As soon as practicable after the Closing Date, each holder of tendered Dutch PolyGram Shares exchanged for Share Consideration pursuant to the Offer will receive certificates representing the number of Seagram Shares for which such Tendered Shares will have been exchanged (or, in the case of a holder tendering PolyGram CF-Shares, such Seagram Shares will be credited to an account with the U.S. correspondent bank of such holder's Custodian).

     On or prior to the Closing Date, Seagram will deposit with the Dutch Exchange Agent cash in an amount equal to the Cash Consideration multiplied by the number of tendered Dutch PolyGram Shares to be exchanged for Cash Consideration. At, or as soon as practicable after, the Closing Date, the Dutch Exchange Agent shall distribute to each holder of tendered Dutch PolyGram Shares exchanged for Cash Consideration pursuant to the Offer, an amount equal to the Cash Consideration times the number of Tendered Shares so exchanged (plus any amounts in respect of fractional Seagram Shares as described under "-- Offer Consideration") by making a payment (i) in the case of PolyGram CF-Shares, to the relevant Custodians for the benefit of their respective clients, (ii) in the case of PolyGram K-Shares, into the bank account designated by the tendering PolyGram shareholder (or, to the extent any holder of PolyGram K-Shares has deposited such shares with a Custodian, designated by the Custodian) in the Application Form or (iii) in the case of PolyGram Dutch Registered Shares, into the bank account designated by the tendering PolyGram shareholder in the Application Form.

     If any tendered PolyGram K-Shares are not accepted pursuant to the Offer for any reason or if certificates for PolyGram K-Shares are submitted for more shares than are tendered, share certificates evidencing un-exchanged or un-tendered PolyGram K-Shares will be returned, without expense to the tendering PolyGram shareholder (or, to the extent such shareholder has deposited PolyGram K-Shares with a Custodian, to the Custodian), promptly following the expiration, termination or withdrawal of the Offer.

  DELIVERY OF OFFER CONSIDERATION TO HOLDERS OF POLYGRAM U.S. REGISTERED SHARES


     Payment for tendered PolyGram U.S. Registered Shares accepted pursuant to the Offer will be made only after timely receipt by the U.S. Exchange Agent of
(i) share certificates for tendered PolyGram U.S. Registered Shares, or the Book-Entry Confirmation of a book-entry transfer of such Tendered Shares into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under "-- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Book-Entry Transfer," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.


     On or prior to the Closing Date, Seagram will deliver, in trust, to the U.S. Exchange Agent certificates representing that number of Seagram Shares to which holders of PolyGram U.S. Registered Shares are entitled, as determined in accordance with the terms of the Offer. See "-- Limited Availability of Share Consideration." As soon as practicable after the Closing Date, each holder of tendered PolyGram U.S. Registered Shares exchanged for Share Consideration pursuant to the Offer will receive certificates representing the number of Seagram Shares for which such Tendered Shares will have been exchanged as determined in accordance with the terms of the Offer (or, in the case of PolyGram Shares tendered by book-entry transfer into the U.S. Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under "-- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Book-Entry Transfer," such Seagram Shares will be credited to an account maintained by the Book-Entry Transfer Facility). If any certificate for such Seagram Shares is to be issued in a name other than that in which the certificate for tendered PolyGram U.S. Registered Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the U.S. Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such Seagram Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the U.S. Exchange Agent that such tax has been paid or is not applicable.

     On or prior to the Closing Date, Seagram will deposit, in trust, with the U.S. Exchange Agent cash in an amount equal to the Cash Consideration multiplied by the number of tendered PolyGram U.S. Registered Shares to be exchanged for Cash Consideration. As soon as practicable after the Closing Date, the U.S. Exchange Agent shall distribute to each holder of tendered PolyGram U.S. Registered Shares exchanged for Cash Consideration pursuant to the Offer, a bank check for an amount equal to the Cash Consideration times the number of such Tendered Shares so exchanged (plus any amounts in respect of fractional Seagram Shares as described under "-- Offer Consideration"). If such check is to be issued in a name other than that in which the certificate for tendered PolyGram U.S. Registered Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the U.S. Exchange Agent any transfer or other taxes required by reason of issuance of such check for such Seagram Shares in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the U.S. Exchange Agent that such tax has been paid or is not applicable.

     If any tendered PolyGram U.S. Registered Shares are not accepted pursuant to the Offer for any reason or if share certificates are submitted for more PolyGram U.S. Registered Shares than are tendered, share certificates evidencing un-exchanged or un-tendered PolyGram U.S. Registered Shares will be returned, without expense to the tendering PolyGram shareholder (or, in the case of PolyGram U.S. Registered Shares tendered by book-entry transfer into the U.S. Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described under "-- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Book-Entry Transfer," such PolyGram U.S. Registered Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

DIVIDENDS AND DISTRIBUTIONS


     If, on or after the date of the Offer Agreement, PolyGram should (i) split, combine or otherwise change the PolyGram Shares or its capitalization, (ii) issue or sell any additional securities of PolyGram or otherwise cause an increase in the number of outstanding securities of PolyGram (other than the issuance of PolyGram Shares in respect of PolyGram stock options outstanding on the date of the Offer Agreement or issued in accordance therewith), or (iii) acquire currently issued PolyGram Shares or otherwise cause a reduction in the number of issued PolyGram Shares (except in the case of open market purchases of PolyGram Shares by PolyGram in connection with the exercise of PolyGram stock options (which PolyGram Shares are delivered by PolyGram to the option holder upon such exercise)), then, without prejudice to Seagram's rights under "-- Terms of the Offer" and "-- Certain Conditions of the Offer," Seagram may make such equitable adjustment as is appropriate in the Offer Consideration and other terms of the Offer including, without limitation, the amount and type of securities offered to be purchased and the consideration to be paid therefor, subject to applicable law.


     If, on or after the date of the Offer Agreement, except as contemplated by the provisions of the Offer Agreement described under "Description of Transaction Agreements -- Offer Agreement -- Post-Closing Restructuring," PolyGram should declare or pay any cash or stock dividend on the PolyGram Shares (except for a dividend payable to all PolyGram shareholders in an amount per share equal to NLG 0.50 in respect of the period from January 1, 1998 until June 30, 1998, inclusive) or make any distribution (including the issuance of additional PolyGram Shares pursuant to a stock dividend or stock split, the issuance of other securities, the issuance of rights for the purchase of any securities, or distribution of any cash dividend, regardless of amount) with respect to the PolyGram Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Seagram or its nominee or transferee on PolyGram's stock transfer records of the PolyGram Shares purchased pursuant to the Offer, then, without prejudice to Seagram's rights under "-- Terms of the Offer" and "-- Certain Conditions of the Offer,"
(i) the Offer Consideration per share payable by Seagram pursuant to the Offer may be reduced by the amount of any such cash dividend or cash distribution and
(ii) any such non-cash dividend, distribution or right to be received by the tendering PolyGram shareholders will be received and held by the tendering PolyGram shareholders for the account of Seagram and will be required to be promptly remitted and transferred by each such shareholder to the appropriate Exchange Agent for the account of Seagram, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Seagram will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as may be appropriate and equitable under the circumstances.

     Pursuant to the terms of the Offer Agreement, PolyGram is prohibited from taking any of the actions described in the two preceding paragraphs, and nothing herein shall constitute a waiver by Seagram of any of its rights under the Offer Agreement or a limitation of remedies available to Seagram for any breach of the Offer Agreement, including termination thereof.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Offer Agreement provides that Seagram shall not be required to accept, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the U.S. Exchange Act and applicable Dutch Law, pay for any Tendered Shares and, subject to the terms of the Offer Agreement, may postpone the acceptance of or, subject to the restriction referred to above, payment for any Tendered Shares, if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the Commencement Date and prior to the Expiration Date, any of the following events is occurring or has occurred:

          (a) there shall have been entered and continuing any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Seagram, PolyGram or any subsidiary or affiliate of Seagram or PolyGram or the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that:

             (1) makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer in accordance with the terms of the Offer Agreement, the acceptance of, or payment for, some of or all the PolyGram Shares by Seagram;

             (2) prohibits the ownership or operation by PolyGram or any of its subsidiaries, or Seagram or any of its subsidiaries, of all or any material portion of the business or assets of PolyGram and its subsidiaries, taken as a whole, or Seagram and its subsidiaries, taken as a whole;

             (3) materially limits the ownership or operation by PolyGram or any of its subsidiaries, or Seagram or any of its subsidiaries, of all or any material portion of the business or assets of PolyGram and its subsidiaries, taken as a whole, or Seagram and its subsidiaries, taken as a whole (other than, in either case, assets or businesses of PolyGram or its subsidiaries that are not material (measured in relation to the combined assets or revenues of PolyGram and its subsidiaries, taken as a whole)) or compels Seagram or any of its subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of PolyGram and its subsidiaries, taken as a whole, or Seagram and its subsidiaries, taken as a whole, as a result of the purchase of Tendered Shares in the Offer;

             (4) imposes material limitations on the ability of Seagram to acquire or hold or to exercise full rights of ownership of PolyGram Shares, including the right to vote any PolyGram Shares acquired or owned by Seagram on all matters properly presented to PolyGram shareholders or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by PolyGram; or

             (5) requires divestiture by Seagram or any of its affiliates of any PolyGram Shares;

     except, in the respect of clauses (1) through (5) of this paragraph (a), as a consequence of any adverse effects resulting from any actions required under the Offer Agreement (subject to the limitations of the Offer Agreement described in the sixth paragraph under "Description of Transaction Agreements -- Offer Agreement -- Best Efforts") to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Offer;

          (b) there shall be instituted or pending any action or proceeding before the U.S. federal courts by the U.S. government or any U.S. governmental authority or agency:

             (1) challenging or seeking to make illegal or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance of or payment for some of or all the PolyGram Shares by Seagram or the consummation of the Offer;

             (2) seeking to restrain or prohibit Seagram's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of PolyGram and its subsidiaries, taken as a whole, or of Seagram and its subsidiaries, taken as a whole, or to compel Seagram or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of PolyGram and its subsidiaries, taken as a whole, or of Seagram and its subsidiaries, taken as a whole;

             (3) seeking to impose or confirm material limitations on the ability of Seagram or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the PolyGram Shares, including the PolyGram Shares acquired or owned by Seagram or any of its subsidiaries or affiliates on all matters properly presented to PolyGram shareholders; or

             (4) seeking to require divestiture by Seagram or any of its subsidiaries or affiliates of such PolyGram Shares;


     except that this paragraph (b) shall not be applicable to (x) any such action or proceeding in which a motion for a temporary restraining order, a preliminary injunction or a permanent injunction shall have been denied or shall have expired, or a judicial order granting any such temporary restraining order, preliminary injunction or permanent injunction shall have been reversed on appeal and not reinstated, (y) any such action or proceeding in which the U.S. Department of Justice or the U.S. Federal Trade Commission (the "FTC") does not file within ten business days after commencement of such action a motion seeking injunctive relief of the type referred to in clauses (1) through (4) of this paragraph (b) or (z) an action filed with the consent of Seagram;


          (c) there shall have occurred and be continuing:

             (1) any general suspension of trading in, or limitation on prices (other than suspensions or limitations triggered on the NYSE, the AEX or the LSE by price fluctuations on a trading day) for, securities on any national securities exchange or in the over-the-counter market in the United States;

             (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Netherlands;

             (3) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, on, the extension of credit by banks or other lending institutions;

             (4) a commencement of a war or armed hostilities or other national calamity directly or indirectly involving the United States or the Netherlands; or

             (5) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (d) any waiting periods under the HSR Act applicable to the purchase of PolyGram Shares pursuant to the Offer, and any applicable mandatory waiting periods under any applicable non-U.S. statutes or regulations, shall not have expired or been terminated;


          (e) the parties shall have failed to receive in respect of the Offer and any matters arising therefrom: confirmation by way of a decision of the European Commission under Article 6(1)(b) or Article 8(2) of Council Regulation (EEC) No. 4064/89 of December 21, 1989 (the "Merger Regulation") that the transactions contemplated by the Offer Agreement and any matters arising therefrom are compatible with the common market;


          (f) a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or proceedings for that purpose shall have been initiated or threatened by the SEC;

          (g) the Commissie voor Fusieaangelegenheden under the Dutch Merger Code (the "Dutch Merger Committee") shall have, prior to the date of honoring the Offer, issued a public censure concerning infringement of any of the rules contained in Chapter I of the Dutch Merger Code, provided, that such censure was not caused by any action or failure to act by Seagram; or

          (h) prior to the Closing Date, facts or circumstances shall have arisen which Seagram was not aware of at the time of making the Offer and which in the opinion of the AEX justify withdrawal of the Offer; provided, however, that such facts or circumstances shall be limited to (1) the failure of any of the representations or warranties of PolyGram or Philips set forth in the Offer Agreement that are qualified by reference to a Material Adverse Effect to be true and correct, or the failure of any such representation or warranty that is not so qualified to be true and correct in any respect which would be reasonably expected to result in a Material Adverse Effect, in each case as if such representation or warranty were made at the time the AEX comes to the conclusion that withdrawal of the Offer is justified (except to the extent any such representation or warranty speaks to an earlier date), (2) the failure of PolyGram or Philips to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Philips or PolyGram to be performed or complied with by it under the Offer Agreement or (3) any other fact or circumstance which would be reasonably expected to result in a Material Adverse Effect; provided, further, that no adverse effects resulting from any actions required under the Offer Agreement (subject to the limitations of the Offer Agreement described in the sixth paragraph under "Description of Transaction Agreements -- Offer Agreement -- Best Efforts") to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Offer shall be considered in connection with the evaluation of such facts and circumstances.


     To the maximum extent permitted by Dutch Law, Seagram expressly reserves the right, in its sole discretion, to waive any of the foregoing conditions (subject to the limitations of the Offer Agreement described in the second paragraph under "Description of Transaction Agreements -- Offer Agreement -- Effect of Termination") and make any changes in the terms and conditions of the Offer (or to extend the Offer beyond a scheduled Expiration Date if any Offer Conditions shall not be satisfied); provided, that, (i) Seagram may not make any change to any of the foregoing conditions unless Seagram terminates the Offer and commences a new offer, if so required by Dutch Law; and (ii) unless previously approved by PolyGram and Philips in writing, Seagram may not make any change to the terms and conditions of the Offer that increases the Minimum Condition, decreases the price per share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of PolyGram Shares to be purchased in the Offer, or amends the terms or Offer Conditions or imposes conditions or terms to the Offer in addition to those set forth herein which, in either case, are adverse to PolyGram shareholders or make the likelihood of the Offer succeeding more remote in any material respect.



     Under Dutch Law, any change in the terms of the Offer following commencement thereof could require the commencement of a new offer and the termination of the original offer in accordance with its terms. In the event of any such termination, Seagram would return all Tendered Shares to tendering PolyGram shareholders. PolyGram shareholders would have the opportunity to tender their shares in any new offer. With respect to immaterial changes in the terms of the Offer, however, the Dutch Merger Committee could grant an exemption from the requirement to commence a new offer. Any such exemption would likely be conditioned on Seagram (i) publicly disclosing the receipt of the exemption and the nature of the change in the Offer and

(ii) providing PolyGram shareholders that tendered PolyGram Shares prior to such change the right to withdraw such shares. Seagram is not aware of any provision of Dutch Law that addresses the types of changes that would constitute an "immaterial change" for these purposes, although Seagram has been advised that a reduction of the Offer Consideration or a change to material Offer Conditions would not constitute an "immaterial change." Seagram has also been advised that the Dutch Merger Committee has granted exemptions in cases where the offer consideration has been increased.


     "Material Adverse Effect" means any effect that, individually or in the aggregate with all other adverse effects, is materially adverse to the condition (financial or otherwise), business, assets or results of operations of PolyGram and its subsidiaries taken as a whole, other than any effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of the Offer Agreement and the transactions contemplated thereby and compliance with the covenants set forth in the Offer Agreement, (iii) changes or developments in the music and film industry generally and (iv) any actions required under the Offer Agreement (subject to the provisions of the Offer Agreement described in the sixth paragraph under "Description of Transaction Agreements -- Offer Agreement -- Best Efforts") to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Offer.

SOURCE AND AMOUNT OF FUNDS


     Seagram estimates that the aggregate amount of funds required by it to acquire all issued PolyGram Shares pursuant to the Offer, to refinance certain of PolyGram's existing indebtedness and to pay fees and expenses relating to the Offer will be approximately $8.9 billion. Pursuant to the Offer Agreement, Seagram's obligation to consummate the Offer is not conditioned upon Seagram's obtaining any financing therefor.



     The Cash Consideration, the refinancing of certain of PolyGram's existing indebtedness and the fees and expenses relating to the Offer will be partially financed through Seagram's recent sale of Tropicana to Pepsi, the after-tax proceeds of which are estimated to be approximately $3 billion. See "The Seagram Company Ltd. -- Recent Developments." Seagram expects to obtain the remaining funds for the Cash Consideration, the refinancing of certain of PolyGram's existing indebtedness and the fees and expenses relating to the Offer from debt securities, the terms of which have yet to be determined, to be issued by JES and expected to be guaranteed by Seagram, and/or commercial bank borrowings pursuant to the credit facility described below and/or the issuance of commercial paper, the terms of which have yet to be determined.



     Any indebtedness incurred in connection with the Offer is expected to be repaid from funds internally generated by Seagram and its subsidiaries (including, if the Offer is consummated, funds generated by PolyGram and its subsidiaries after Closing), through additional borrowings and from the proceeds of the sale of certain of the assets comprising PolyGram's film division (see "PolyGram N.V. -- Recent Developments" and "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division") and/or the sale of other assets or from a combination of such sources. No final decisions have been made concerning the sources of the funds to be used to finance the Offer or the method by which any such funds will be repaid. Such decisions when made will be based on Seagram's review of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.



     On October 21, 1998, JES entered into an unsecured 364-Day Competitive Advance and Revolving Credit Facility of up to US $6.5 billion (the "Credit Facility") with a syndicate of financial institutions (the "Lenders") led by The Chase Manhattan Bank (as Administrative Agent and Arranger), Citibank, N.A. (as Syndication Agent) and Bank of America National Trust & Savings Association and Bank of Montreal (as Co-Documentation Agents) (collectively, the "Agents"). Amounts outstanding under the Credit Facility will be guaranteed by Seagram and, for so long as it guarantees amounts outstanding under the Existing Credit Facilities described below, by J.E. Seagram Corp., a Delaware corporation and an indirect parent company of JES. Borrowings under the Credit Facility may be used for general corporate purposes of Seagram and its subsidiaries, including for the financing of the Offer and/or the backup of commercial paper (including any commercial paper issued to provide initial financing for the Offer).



     The Credit Facility will expire on October 20, 1999 (subject to extension for additional 364-day periods, if the Lenders thereunder so agree) and amounts outstanding thereunder will mature at such expiry; however, at the election of JES, amounts outstanding as Revolving Credit Loans may mature two years after such expiry. Borrowings under the Credit Facility may be made by way of (i) revolving credit loans ("Revolving

Credit Loans") from all Lenders ratably in accordance with their respective commitments or (ii) competitive bid loans ("Bid Loans") made by those Lenders who elect to submit bids from time to time.



     Revolving Credit Loans will bear interest at a rate per annum equal to, at the option of JES, (i) the London Interbank Offered Rate ("LIBOR") for eurodollar deposits for (as selected by JES) one, two, three, six or, subject to availability, nine or 12 months plus the Applicable Rate described below or
(ii) the ABR (defined as the greater of (x) Chase's Prime Rate and (y) the Federal Funds Effective Rate plus 0.5% per annum). The "Applicable Rate" applicable to LIBOR-based Revolving Credit Loans will vary from time to time from 23 to 55 basis points, depending on Seagram's then applicable long-term senior unsecured debt rating (the "Debt Rating"); provided that, at any time when more than 50% of the Credit Facility is drawn, the Applicable Rate in effect for Revolving Credit Loans will be increased by 7.5 basis points per annum on the full amount outstanding. Bid Loans will bear interest, at the option of JES, at either a fixed rate or LIBOR plus a margin, with such fixed rate or such margin (as applicable) to be determined through a competitive bid process among those Lenders which elect to submit bids from time to time to provide such loans. Interest generally will be payable quarterly.



     The Credit Facility provides for the payment to each Lender of a facility fee on the aggregate amount of such Lender's commitments under the Credit Facility (whether drawn or undrawn) or, after any Lender's commitment has expired, on the outstanding amount of the Revolving Credit Loans of such Lender. The rate used to determine the facility fee will vary from time to time from 7 to 20 basis points, depending on Seagram's then applicable Debt Rating. The facility fee is be payable quarterly, in arrears.



     The Credit Facility contains certain customary affirmative covenants, negative covenants and events of default applicable to Seagram and its subsidiaries, including, without limitation, limitations on liens, sale and lease-back transactions, transactions with affiliates, restrictive agreements and fundamental changes (including certain mergers, sales of substantially all assets and certain liquidations). The Credit Facility also contains financial covenants which require that Seagram and its consolidated subsidiaries maintain
(i) a maximum ratio of total debt to EBITDA and (ii) a minimum ratio of EBITDA to interest expense.



     The obligations of the Lenders to make their initial loans under the Credit Facility are subject to the satisfaction or waiver of customary conditions, including, without limitation, the consummation of the Offer substantially upon the terms described in this Offering Circular/Prospectus. All borrowings under the Credit Facility are subject to the satisfaction or waiver of certain conditions, including, without limitation, (i) the accuracy of representations and warranties and (ii) the absence of any default under the Credit Facility.



     In connection with the Offer, the Credit Facility requires that Seagram amend and restate its existing US $1.1 billion credit facility (the "Existing Seagram Facility") and JES has amended and restated its existing US $2.0 billion credit facility (the "Existing JES Facility" and, together with the Existing Seagram Facility, the "Existing Credit Facilities"), in order to conform the representations, warranties, covenants, events of default, financial terms and certain other terms thereof to those of the Credit Facility. The Existing JES Facility has been so amended and restated and such amendment and restatement of the Existing Seagram Facility is anticipated to be consummated shortly. Such amendment and restatement of the Existing Seagram Facility will require the consent of the lenders holding the majority of the commitments thereunder.



     Pursuant to the Credit Facility, JES has agreed to pay certain fees to the Agents, the Lenders and certain of their affiliates, to reimburse them for certain expenses and to provide certain indemnities to them, as is customary for commitments of the type described herein.



     The foregoing description summarizes certain provisions of the Credit Facility, a copy of which has been filed as an exhibit to the Registration Statement and the Schedule 14D-1 and is incorporated herein by reference. Such description does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Facility.


FEES AND EXPENSES OF THE OFFER


     Morgan Stanley & Co. Incorporated ("Morgan Stanley Dean Witter") and Bear, Stearns & Co. Inc. ("Bear Stearns") are each acting as Seagram's financial advisor and as Dealer Manager in connection with the Offer. In connection with the services rendered by Morgan Stanley Dean Witter, Seagram has paid to Morgan Stanley Dean Witter a fee (the "Offer Fee") of $2,500,000, which became payable upon the announcement of the Offer. Seagram has also agreed to pay to Morgan Stanley Dean Witter a transaction fee of $16,000,000, which becomes payable upon the acquisition by Seagram of more than 50% of the PolyGram Shares and against which the Offer Fee, to the extent previously paid, will be credited. If no such acquisition is consummated, then Seagram will pay to Morgan Stanley Dean Witter an advisory fee (based on the time and efforts expended by Morgan Stanley Dean Witter during its engagement) estimated to be between $500,000 and $2,500,000. In addition, Seagram has agreed to reimburse Morgan Stanley Dean Witter for its out-of-pocket expenses (including, without limitation, reasonable fees of outside counsel and other professional advisors engaged with Seagram's consent) incurred by it, and Seagram has agreed to indemnify and hold harmless Morgan Stanley Dean Witter against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement, including certain liabilities arising under the federal securities laws.

     In connection with the services rendered by Bear Stearns, Seagram has paid to Bear Stearns $1,500,000 in fees. Seagram will pay Bear Stearns a transaction fee of $3,000,000, which becomes payable if (i) PolyGram is acquired by, or combined with, Seagram in a merger, consolidation or similar transaction or (ii) Seagram acquires any assets of PolyGram or any PolyGram Shares, in either case, at any time during the term of Bear Stearns' engagement or within two years after the date of termination of the Bear Stearns engagement letter (or if an acquisition of PolyGram is consummated with respect to which an agreement by Seagram was executed within two years after such date of termination) and against which the fees previously paid to Bear Stearns will be credited. In addition, Seagram has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses (including, without limitation, fees of outside counsel and other consultants and advisors retained by Bear Stearns) incurred by it, and Seagram has agreed to indemnify and hold harmless Bear Stearns against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement, including certain liabilities arising under the federal securities laws.


     Seagram has retained D.F. King & Co., Inc. to act as the Information Agent, MeesPierson N.V. to act as the Dutch Exchange Agent and Citibank, N.A. to act as the U.S. Exchange Agent in connection with the Offer. The Information Agent may contact PolyGram shareholders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Exchange Agents each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.



     Except as set forth above, Seagram will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of PolyGram Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Seagram for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.


CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS

  GENERAL

     Except as set forth below, Seagram is not aware of any governmental licenses or other regulatory permits that are material to the business of PolyGram and its subsidiaries, taken as a whole, that would be adversely affected by Seagram's acquisition of PolyGram Shares (and the indirect acquisition of the stock of PolyGram's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any U.S. (federal or state), Dutch, Canadian or other non-U.S., or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of PolyGram Shares (or the indirect acquisition of the stock of PolyGram's subsidiaries) by Seagram pursuant to the Offer as contemplated herein. Should any such other approval or action be required, it is Seagram's present intention to seek such approval or take such action. Seagram does not presently intend, however, to delay the Closing pending the receipt of any such approval or the taking of any such action (subject to Seagram's right to decline to acquire PolyGram Shares if any of the conditions described under "-- Certain Conditions of the Offer" shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Seagram or PolyGram or that certain parts of the businesses of Seagram or PolyGram might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

     Subject to the terms and conditions of the Offer Agreement, each of Seagram, Philips and PolyGram has agreed to use its best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper or advisable under the Offer Agreement and applicable laws and regulations to obtain all approvals and authorizations under applicable antitrust and competition laws, including proffering PolyGram's and Seagram's willingness to accept an order providing for the divestiture by Seagram of such of PolyGram's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of Seagram) as are necessary to permit Seagram to consummate the Offer. Notwithstanding the foregoing, Seagram shall not be required to take, or agree to take, any action, or permit Philips or PolyGram to take, or agree to take, any action, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason, if such action is reasonably likely to be materially burdensome to Universal and its subsidiaries and PolyGram and its subsidiaries, taken as a whole, or to have a material adverse effect on the strategic and financial benefits of the transactions contemplated by the Offer Agreement. See "Description of Transaction Agreements -- Offer Agreement -- Best Efforts."

  U.S. ANTITRUST

     Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of PolyGram Shares pursuant to the Offer is subject to such requirements.

     On June 8, 1998, each of Seagram and PolyGram filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the acquisition of PolyGram Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the acquisition of PolyGram Shares pursuant to the Offer was not permitted to be consummated until the expiration of a 30-calendar day waiting period following such filing. The waiting period requirement under the HSR Act expired on July 8, 1998.

  EU MERGER REGULATION


     Seagram and PolyGram each conduct substantial operations within the European Economic Area (the "EEA") and certain of the individual member states of the EEA. The Merger Regulation and Article 57 of the EEA Agreement require that concentrations with a "Community dimension" be notified to the European Commission for review and approval for compatibility with the common market prior to being put into effect. When an offer falls within the Merger Regulation, the European Commission, as opposed to individual member states, has exclusive jurisdiction to review that offer, subject to certain exceptions.


     Seagram filed the required notification on August 18, 1998. On September 21, 1998, the European Commission, pursuant to the Merger Regulation, issued its decision that it would not oppose Seagram's acquisition of PolyGram and that such transaction is compatible with the common market and the EEA Agreement.

  INVESTMENT CANADA ACT; CANADIAN PRE-MERGER NOTIFICATION REQUIREMENTS

     PolyGram owns certain businesses and assets in Canada. Under the Investment Canada Act (the "ICA"), the acquisition of control of certain Canadian businesses by non-Canadians is subject to review by the Investment Review Division of Industry Canada, a Canadian governmental department ("Investment Canada"). Seagram has previously been considered as Canadian under the ICA and, in connection with the Offer, has provided Investment Canada with information relating to its status under the ICA, as well as the Offer and PolyGram's Canadian business. In the event that Seagram continues to be considered as Canadian pursuant to the ICA, it will not be necessary to make any filings or obtain any approvals thereunder with respect to the Offer. However, in the event that it is determined that Seagram is a non-Canadian, the ICA requires that the proposed acquisition of control of PolyGram's Canadian business be reviewed and approved by the Minister (as defined in the ICA) as an investment that is "likely to be of net benefit to Canada." The application for review may be filed at any time prior to Closing or within 30 days after Closing. If it is deemed that Seagram is a non-Canadian and that the proposed acquisition of PolyGram's Canadian business is accordingly subject to the review procedures set forth in the ICA, Seagram will either file the requisite notice seeking the approval of the Minister in respect of the acquisition of PolyGram's Canadian business prior to Closing or, subsequent thereto, file an application thereunder. Upon receipt of an application initiating such a review, the Minister has 45 days (subject to a possible extension) to advise the applicant as to whether or not the Minister is satisfied that the investment is likely to be of net benefit to Canada. In the event that the Minister does not render an affirmative decision, the Minister may issue a notice, the effect of which would be to prohibit a prospective acquisition of control of PolyGram's Canadian business by Seagram or, if in the event that the acquisition had previously been effected, to compel divestiture thereof.


     Based upon an examination of publicly available information relating to the business segments in which Seagram and its subsidiaries and PolyGram and its subsidiaries are engaged, Seagram believes that completion of the Offer will not be prohibited and that it is unlikely that divestitures will be required in connection with the Offer under the ICA, although certain undertakings relating to business conduct and operations may be mandated thereunder. In the event that divestitures would be required, Seagram believes that such possible divestitures would not have a material adverse effect on the business or financial condition of PolyGram and its subsidiaries taken as a whole. Nevertheless, there can be no assurance that any required approvals under the ICA will be obtained. See
"-- Certain Conditions of the Offer."


     Canada's Competition Act (the "Competition Act") requires pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company which has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million per year. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. After the applicable waiting period expires, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, prohibit the completion of the transaction or require the disposition of the Canadian assets acquired in such transaction. On July 23, 1998, Seagram filed its required notice with respect to its proposed acquisition with the Canadian Director and the applicable waiting period expired on July 31, 1998. On September 16, 1998, the Canadian Director advised that there are not sufficient grounds to initiate proceedings before the Competition Tribunal with respect to the proposed acquisition.


  DUTCH MERGER COMMITTEE; DUTCH SECURITIES BOARD


     Prior to the Commencement Date, (i) in accordance with Article 8 of the Dutch Merger Code, each of Seagram and PolyGram submitted to the Dutch Merger Committee, in each case solely on its own behalf, all information that Article 8 requires it to submit to the Dutch Merger Committee and (ii) Seagram submitted this Offering Circular/Prospectus for review to Amsterdam Exchanges and the Dutch Merger Committee.


     On September 17, 1998, the Dutch Securities Board granted an exemption from
Section 3, paragraph 1 of the Act on the Supervision of the Securities Trade 1995, thereby allowing Seagram to offer the Share Consideration in the Netherlands.


  U.S. STATE TAKEOVER LAWS

     A number of states of the United States have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have, or whose business operations have, substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. PolyGram, through its subsidiaries, conducts business in a number of such states. Seagram does not believe that any of these statutes will, by their terms, apply to the Offer, and has not attempted to comply with any state takeover statutes in connection with the Offer. Seagram reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offering Circular/Prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Seagram may be required to file certain information with, or receive approvals from, the relevant state authorities, and Seagram may be unable to accept or pay for Tendered Shares or be delayed in continuing or consummating the Offer. In such case, Seagram may not be obligated to accept, or pay for, any Tendered Shares under the terms of the Offer Agreement. See "-- Certain Conditions of the Offer."

  RULE 13e-3 TRANSACTIONS


     The SEC has adopted Rule 13e-3 under the U.S. Exchange Act which is applicable to certain "going private" transactions. Seagram believes that Rule 13e-3 will not be applicable to a compulsory acquisition or any open-market purchases subsequent to the consummation of the Offer, each as described under "-- Purpose of the Offer; Plans for PolyGram," if, at the time of such action, PolyGram is no longer registered under the U.S. Exchange Act or the consideration paid for any PolyGram Shares pursuant to such action is not less than that paid pursuant to the Offer. See "-- Possible Effects of the Offer on the Market for PolyGram Shares." If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning PolyGram and certain information relating to the fairness of the Compulsory Acquisition and the consideration offered to minority shareholders be filed with the SEC and distributed to minority shareholders prior to the consummation of any such transaction.


  OTHER FOREIGN APPROVALS

     PolyGram and its subsidiaries own property and conduct business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the PolyGram Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on PolyGram's operations conducted in such countries and jurisdictions as a result of the acquisition of the PolyGram Shares pursuant to the Offer. There can be no assurance that Seagram will be able to cause PolyGram or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for PolyGram or any subsidiary after purchase of the PolyGram Shares pursuant to the Offer.

  FEDERAL RESERVE BOARD REGULATIONS

     Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the PolyGram Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations the maximum loan value of the PolyGram Shares is 50% of their current market value. Seagram believes that the financing of the Offer will comply with the Margin Credit Regulations.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

     In considering the recommendations by the PolyGram Board of Management and the PolyGram Supervisory Board with respect to the Offer, PolyGram shareholders should be aware that certain members of the PolyGram Board of Management and the PolyGram Supervisory Board, as well as certain other members of PolyGram's management, may have certain interests that are different from, or in addition to, the interests of PolyGram shareholders as such. The Board of Management and Supervisory Board of PolyGram each recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Offer to PolyGram shareholders.

  MATTERS RELATING TO PHILIPS

     As a result of its 75% interest in PolyGram, Philips has the ability to control PolyGram, including the ability to replace the PolyGram Board of Management and the PolyGram Supervisory Board. Three of the four members of the Supervisory Board of PolyGram are current or former executive officers of Philips, including Cornelis Boonstra, Chairman of the Supervisory Board of PolyGram and Chairman of the Board of Management and Chief Executive Officer of Philips. Philips is a party to the Offer Agreement, as well as the other Transaction Agreements. Philips has certain rights and obligations under these agreements in addition to the right to receive the Offer Consideration with respect to its Tendered Shares. See "Description of Transaction Agreements." The two current Philips executives who are members of the PolyGram Supervisory Board abstained from such Board's vote on matters relating to the Offer and the Offer Agreement.



     Subject to the terms of the Tender Agreement, Philips has agreed to tender all of its PolyGram Shares pursuant to the Offer and to elect to receive Share Consideration in respect of all its PolyGram Shares. Other PolyGram shareholders have the right to receive Share Consideration in the Offer on a pro rata basis. See "Description of Transaction Agreements -- Tender Agreement." In connection with the Offer, Seagram and Philips have entered into the Stockholders Agreement pursuant to which, among other things, Seagram (i) has agreed to appoint the Chief Executive Officer of Philips to Seagram's Board of Directors effective as of the Closing and (ii) has granted Philips certain registration rights with respect to the Seagram Shares to be received by Philips pursuant to the Offer. See "Description of Transaction Agreements -- Stockholders Agreement." Seagram and Philips have also entered into the Voting Agreement regarding Philips' voting of its PolyGram Shares in certain circumstances prior to consummation of the Offer. See "Description of Transaction Agreements -- Voting Agreement."


     Pursuant to the Offer Agreement, immediately prior to the Closing, Philips will contribute $90 million in cash to PolyGram (after giving effect to any applicable taxes payable by PolyGram arising out of such contribution) unless Seagram, Philips and PolyGram mutually agree to an alternative arrangement. Philips will not be entitled to any capital stock of PolyGram or any other consideration from PolyGram in exchange for such contribution.


     Philips and PolyGram and their respective affiliates are party to various intercompany agreements, contracts and arrangements, relating to, among other things, tax sharing, intellectual property and employee benefits. Pursuant to the Offer Agreement, certain of these arrangements will terminate as of the Closing Date with no further obligations or liabilities on the part of PolyGram or Philips or any of their respective subsidiaries thereunder (other than the obligation to pay for goods, services or other assets on an arm's length basis provided thereunder prior to the Closing), while other agreements will remain in effect subsequent to the Closing Date as contemplated by the Offer Agreement. Except with respect to those agreements between Philips and PolyGram and their respective affiliates that will remain in effect subsequent to the Closing Date, and subject to Seagram's acceptance of Tendered Shares pursuant to the Offer, each of Philips and PolyGram has agreed to release, discharge and indemnify the other and the other's subsidiaries and their successors and assigns with respect to any claims by either of Philips or PolyGram against the other arising during, or in respect of, the period on or before the Closing Date. See "Description of Transaction Agreements -- Offer Agreement -- Termination of Intercompany Agreements." Pursuant to the Offer Agreement, Philips has agreed to grant to PolyGram the right to use following the Closing Date certain intellectual property owned by Philips. See "Description of Transaction Agreements -- Offer Agreement -- License Agreement."


  SEVERANCE AGREEMENT

     Immediately following the execution and delivery of the Offer Agreement, PolyGram and certain of its subsidiaries, Seagram, Philips and Alain Levy, former President and Chief Executive Officer of PolyGram, entered into an agreement dated June 21, 1998 (the "Severance Agreement") pursuant to which Mr. Levy resigned from all positions held by him at PolyGram, such subsidiaries and Philips as of such date, including as a member of PolyGram's Board of Management. Under the Severance Agreement, PolyGram and its subsidiaries agreed
(i) to pay Mr. Levy all outstanding salary and fees due to him under his employment contracts until June 30, 1998 and reimburse him for certain expenses under such contracts, (ii) to pay Mr. Levy in a lump sum the remaining base salary and other fees through the remaining term of such contracts, and (iii) to grant Mr. Levy, in lieu of remaining grants of options provided for under his employment contracts, fully exercisable stock options for 200,000 PolyGram Shares at an exercise price of NLG 65.60 and for 100,000 PolyGram Shares at an exercise price equal to NLG 107.80, each of which is exercisable until the later of (a) 90 days following June 21, 1998 (the "Date of Termination") and (b) the

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

close of business on the Closing Date or the close of business on the 20th day following the date the Offer Agreement has been terminated. In addition, unvested stock options held by Mr. Levy became vested and shall remain exercisable until the later of the dates described in the preceding sentence.

     The Severance Agreement also provides that, to the extent permitted by the terms thereof, Mr. Levy and any family members will continue to participate in and receive the benefits of certain insurance, pension, social security and profit sharing programs, and Mr. Levy will be entitled to certain fringe benefits, through December 31, 1999. In addition, any stock appreciation rights, warrants, bonus units or comparable rights held by Mr. Levy as of the Date of Termination, any profit sharing benefits and any units previously granted to Mr. Levy pursuant to any plan involving equity in PolyGram or gain or compensation to Mr. Levy based upon the PolyGram Shares automatically and fully vested as of the Date of Termination and will remain exercisable for 90 days thereafter. Subject to the approval of the Pension Schemes Office of the U.K. Inland Revenue, the defined benefit pension from the Philips Pension Fund (the "Fund") to which Mr. Levy is entitled will be calculated as if he had continued in pensionable service through December 31, 1999 and had received the compensation provided in his employment contracts. If the Fund is unable to pay the full pension, PolyGram and a subsidiary will pay any such shortfall. PolyGram, Seagram and Philips have entered into mutual releases with Mr. Levy pursuant to the Severance Agreement.

  POLYGRAM STOCK OPTIONS


     As of September 30, 1998, the members of PolyGram's Board of Management and Supervisory Board held options to purchase an aggregate of 367,000 PolyGram Shares, of which options to purchase 112,000 PolyGram Shares were exercisable, and the remainder of which will, pursuant to the Offer Agreement, become fully vested and exercisable on the Closing Date. The Offer Agreement provides that each PolyGram stock option granted by PolyGram prior to the date of the Offer Agreement and that remains outstanding on the Closing Date will be converted, on the Closing Date, upon the holder's election (on an option by option basis), into either (i) an option to acquire a number of Seagram Shares determined in accordance with a formula set forth in the Offer Agreement or (ii) an amount of cash determined in accordance with a formula set forth in the Offer Agreement. See "Description of Transaction Agreements -- Offer Agreement -- PolyGram Stock Options." With respect to any PolyGram Shares owned by the members of the PolyGram Board of Management and the PolyGram Supervisory Board, such persons may tender such PolyGram Shares into the Offer and elect to receive Share Consideration or Cash Consideration on the same terms and conditions as other PolyGram shareholders.


  INDEMNIFICATION AND INSURANCE


     Pursuant to the Offer Agreement, Seagram will (i) to the fullest extent lawful, indemnify each officer, director, employee or agent of PolyGram or any of its subsidiaries with respect to claims occurring at or prior to the purchase of PolyGram Shares pursuant to the Offer arising in whole or in part out of the fact that such person is or was an officer, director, employee or agent of PolyGram or any of its subsidiaries and (ii) subject to certain limitations, cause to be maintained in effect for a period of six years after the Closing Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by PolyGram. Philips also has agreed to indemnify such persons in certain limited circumstances. See "Description of Transaction Agreements -- Offer Agreement -- Indemnification and Insurance."


  CHANGE-IN-CONTROL AGREEMENTS AND RELATED MATTERS


     Certain PolyGram officers and directors have employment agreements with PolyGram and its subsidiaries that could be viewed as providing for an acceleration of benefits, or giving rise to other rights, upon execution of the Offer Agreement, compliance with the terms thereof or the consummation of the Offer. In addition, under the terms of the Offer Agreement, certain PolyGram officers may receive "retention bonuses" from PolyGram, which payments are subject to certain conditions relating to the individual's continued employment by PolyGram for a certain period. See "Description of Transaction
Agreements -- Offer Agreement -- Employee Benefits Matters." In connection with the resignation of any members of the PolyGram Supervisory Board, as described under "-- Purpose of the Offer; Plans for PolyGram -- PolyGram Board Representation," no fees or other payments will be due or payable to such members.

ACCOUNTING TREATMENT

     The acquisition of PolyGram will be accounted for as a purchase for financial accounting purposes in accordance with U.S. GAAP. For purposes of preparing Seagram's consolidated financial statements, Seagram will establish a new accounting basis for PolyGram's assets and liabilities based upon the fair values thereof, the Offer Consideration and the costs of the acquisition. Seagram's management believes that any excess of cost over the fair value of the PolyGram assets acquired will be recorded as goodwill and other intangible assets. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets to be acquired and liabilities to be assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information appearing elsewhere in this Offering Circular/Prospectus are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information. Seagram is currently evaluating the fair value of certain assets to be acquired and liabilities to be assumed. Upon completion of this valuation, Seagram will make a final allocation of the excess cost to fair value, which may include adjustments to the preliminary estimates referenced above. For financial reporting purposes, the results of operations of PolyGram will be included in Seagram's consolidated statement of income following consummation of the Offer.

LISTING OF SEAGRAM SHARES

     Pursuant to the Offer Agreement, Seagram has agreed to use its best efforts to cause the Seagram Shares to be issued as Share Consideration to be authorized for listing, upon official notice of issuance, on the NYSE and the TSE. Seagram does not intend to cause the Seagram Shares to be authorized for listing on the AEX.

                       CERTAIN MATERIAL TAX CONSEQUENCES

     The following summary describes the principal Dutch, U.S. and Canadian federal income tax consequences of the Offer, the Compulsory Acquisition and a Post-Closing Dividend. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to tender PolyGram Shares in the Offer or to make an election to receive Seagram Shares in the Offer. This summary does not address the tax treatment of beneficial owners of PolyGram stock options.

     The summary of Dutch consequences does not address the tax treatment of a holder of PolyGram Shares or Seagram Shares that has a substantial interest or deemed substantial interest (as such terms are defined by statute) in PolyGram or Seagram, respectively, or Dutch tax consequences due to the application of a special regime, such as the tax-exempt status of qualifying pension funds. This summary is based upon tax laws and published case law of the Netherlands as in effect on the date of this Offering Circular/Prospectus, which are subject to change.

     The summary of U.S. federal income tax consequences applies only to a U.S. Holder, as defined below. In particular, the summary deals only with beneficial owners who hold PolyGram Shares or Seagram Shares as capital assets and does not address the tax treatment of a beneficial owner that owns 10% or more of the voting stock of PolyGram or Seagram, as the case may be, or that may be subject to special tax rules, such as banks, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt entities, insurance companies, persons that hold PolyGram Shares or Seagram Shares as a position in a "straddle" or a "conversion transaction" and persons that have a "functional currency" other than the US Dollar. This summary is based upon tax laws and practice of the United States as in effect on the date of this Offering Circular/Prospectus, which are subject to change.

     The summary of Canadian federal income tax consequences is generally applicable to holders of Seagram Shares who acquire their Seagram Shares pursuant to the Offer and who, for the purposes of the Income Tax Act (Canada) (the "Tax Act") and at all relevant times, are neither resident nor deemed to be resident in Canada, deal at arm's length with Seagram and hold their Seagram Shares as capital property ("Non-Canadian Holders"). This summary does not address the consequences to any holder of Seagram Shares who has used or held such shares in the course of carrying on business in Canada or who is a "financial institution" as defined in the Tax Act for the purposes of certain special provisions of the Tax Act (the "mark-to-market" rules) relating to securities held by such financial institutions or whose shares are "designated insurance property" as defined in the Tax Act. This summary is based on the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and the regulations thereunder announced by or on behalf of the Minister of Finance of Canada prior to the date of this Offering Circular/Prospectus and counsel's understanding of the current published administrative practices of Revenue Canada. This summary does not take into account or anticipate any other changes in the law or practice, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax considerations of any province, territory or jurisdiction other than Canada.

     HOLDERS OF POLYGRAM SHARES AND PROSPECTIVE HOLDERS OF SEAGRAM SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE DUTCH, U.S. AND CANADIAN TAX CONSEQUENCES OF THE DISPOSITION OF POLYGRAM SHARES IN THE OFFER AND THE COMPULSORY ACQUISITION, THE ELECTION TO RECEIVE SEAGRAM SHARES IN THE OFFER AND THE RECEIPT OF A POST-CLOSING DIVIDEND, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, PROVINCIAL OR LOCAL LAWS.

CERTAIN TAX CONSEQUENCES OF THE SALE OF POLYGRAM SHARES

  DUTCH TAX CONSEQUENCES

     A PolyGram shareholder that is resident or deemed to be resident in the Netherlands (a "Netherlands Holder") will not be subject to any Dutch taxes on income or capital gains arising on the disposal of the PolyGram Shares pursuant to the Offer or the Compulsory Acquisition, unless:

          (i) such Netherlands Holder is subject to Dutch corporate income tax and such income or capital gain is not exempt under the so-called "participation exemption"; or

          (ii) such Netherlands Holder is an individual, who has an enterprise or an interest in an enterprise, to which enterprise or part of an enterprise the PolyGram Shares are attributable.

     A PolyGram shareholder that is not resident or deemed to be resident in the Netherlands (a "Non-Netherlands Holder") will not be subject to any Dutch taxes on income or capital gains arising on the disposal of the PolyGram Shares pursuant to the Offer or the Compulsory Acquisition, provided that such Non-Netherlands Holder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the PolyGram Shares are attributable or, in the event that the PolyGram Shares are attributable to such enterprise or such part of an enterprise, the Non-Netherlands Holder is subject to Dutch corporate income tax and such income or capital gain is exempt under the so-called "participation exemption."

     The payment of Cash Consideration or Share Consideration may be made free of any withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

     No Dutch registration tax, transfer tax, stamp duty or any similar documentary tax or duty will be payable in the Netherlands in respect of or in connection with the disposition of PolyGram Shares.

  U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS

     As used herein, the term "U.S. Holder" means a beneficial owner of PolyGram Shares that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended.

     The receipt of the Offer Consideration pursuant to the Offer or consideration pursuant to the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives consideration for PolyGram Shares will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of any Cash Consideration and the fair market value of any Share Consideration received in exchange for the PolyGram Shares sold and (ii) such holder's adjusted basis in the PolyGram Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the PolyGram Shares for more than one year at the time of sale. The deductibility of capital losses is subject to limitations. Any gain recognized by a U.S. Holder will generally be treated as United States source income. It is presently unclear whether any loss realized by a U.S. Holder will be treated as from sources within the United States or without the United States.

     If the amount of Cash Consideration received by a U.S. Holder is paid in Dutch Guilders, the amount received will be the US Dollar value of the Dutch Guilders received (determined by translating the Dutch Guilders received at the "spot rate" for Dutch Guilders on the date payment is received) regardless of whether the payment is in fact converted into US Dollars. A U.S. Holder's tax basis in Dutch Guilders received will be the US Dollar value thereof at the spot rate at the time the holder received such Dutch Guilders. Any gain or loss recognized by a U.S. Holder on a sale, exchange, retirement or other disposition of such Dutch Guilders will be ordinary income or loss.

     For a discussion of Dutch taxes on U.S. Holders, see "-- Dutch Tax Consequences" above.

     Information Reporting and Backup Withholding. In general, information reporting requirements will apply to proceeds received on the sale of PolyGram Shares which are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and a 31% backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

TAX CONSEQUENCES OF A POST-CLOSING DIVIDEND

     Following the consummation of the Offer, Seagram intends to effect the Reorganization. See "The Offer -- Purpose of the Offer; Plans for PolyGram." Substantially all the proceeds of the Reorganization may be distributed as a Post-Closing Dividend to Seagram (or an affiliate) and the remaining PolyGram shareholders.

  DUTCH TAX CONSEQUENCES

     A Non-Netherlands Holder that has not tendered its PolyGram Shares will not be subject to any Dutch taxes on income or capital gains in respect of a Post-Closing Dividend (other than Dutch dividend withholding tax described below), provided that such Non-Netherlands Holder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the PolyGram Shares are attributable or, if the PolyGram Shares are attributable to such enterprise or such part of an enterprise, the Non-Netherlands Holder is subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption."

     A Netherlands Holder that has not tendered its PolyGram Shares will be subject to Dutch income taxes in respect of a Post-Closing Dividend, unless such Netherlands Holder is subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption."

     PolyGram is required to withhold Dutch dividend withholding tax on any Post-Closing Dividend, unless: (i) the shareholder is a Netherlands Holder subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption"; or (ii) the shareholder is a Non-Netherlands Holder that has an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the PolyGram Shares are attributable, provided that the shareholder is subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption."

     A Netherlands Holder may generally credit the Dutch dividend withholding tax in full or in part against Dutch (corporate) income tax due over the dividend received. A Non-Netherlands Holder may be eligible for a reduction or refund of Dutch dividend withholding tax under a tax convention which is in effect between the shareholder's country of residence and the Netherlands. The Netherlands has concluded such conventions with, among other countries, the United States.

     Under the United States-Netherlands Income Tax Treaty of 1992 (the "U.S.-Netherlands Treaty"), the dividend withholding tax rate on dividends paid by PolyGram to a U.S. Holder may be reduced to 15% if the U.S. Holder meets certain tests contained in the U.S.-Netherlands Treaty. A U.S. Holder will satisfy the U.S.-Netherlands Treaty test, and be subject to reduced withholding, if such Holder (i) is a U.S. resident within the meaning of the U.S.-Netherlands Treaty, (ii) holds PolyGram Shares that are not, for purposes of the U.S.-Netherlands Treaty, effectively connected with a permanent establishment in the Netherlands and (iii) otherwise qualifies for the benefits of the U.S.-Netherlands Treaty. U.S. Holders should contact their own tax advisors to determine whether they will be eligible for the reduced U.S.-Netherlands Treaty rate. Under the U.S.-Netherlands Treaty, in certain circumstances, dividends paid by PolyGram to U.S. pension funds and U.S. exempt organizations may be eligible for a refund of or exemption from the dividend withholding tax.

  U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS

     The gross amount of any cash dividends, including a Post-Closing Dividend, paid by PolyGram with respect to PolyGram Shares, including the amount of any Dutch taxes withheld therefrom, generally will be includible in the gross income of a U.S. Holder to the extent paid out of PolyGram's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to stock of other U.S. corporations. Dutch withholding tax at the legally applicable rate (taking into account any treaty reductions) will be treated as foreign income tax which U.S. Holders may elect to deduct in computing their taxable income or, subject to the limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. Under a provision of the Dutch dividend tax act, PolyGram may be entitled to a credit against the amount of dividend tax withheld before remittance to the Dutch tax authorities. The credit is at most 3% of the part of the gross dividend from which dividend tax is withheld. The United States tax authorities may take the position that the Dutch withholding tax eligible for the U.S. foreign tax credit is limited accordingly. Dividends on PolyGram Shares generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income" for U.S. foreign tax credit purposes. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of joint returns). Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder's expected economic profit, after non-U.S. taxes, is insubstantial. U.S. Holders should consult their own advisers concerning the implications of these rules in light of their particular circumstances.

     To the extent that the amount of any distribution exceeds PolyGram's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the PolyGram Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the PolyGram Shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

CERTAIN TAX CONSEQUENCES OF HOLDING SEAGRAM SHARES

  CERTAIN CANADIAN TAX CONSEQUENCES

     Dividends paid or credited, or deemed to be paid or credited, on Seagram Shares to a Non-Canadian Holder will generally be subject to Canadian non-resident withholding tax at the rate of 25% of the gross amount of such dividend, or such lesser rate as may be provided under the provisions of any applicable tax treaty. Under the terms of the Canada-United States Income Tax Convention and the Canada-Netherlands Income Tax Convention (the "Conventions"), the rate of non-resident withholding tax is generally reduced to 15% in the case of dividends paid or credited to a Non-Canadian Holder who is a resident of the United States or the Netherlands and who is the beneficial owner thereof. In some limited cases contemplated by the Conventions, the rate may be further reduced (or eliminated in the case of certain tax-exempt entities which are residents of the United States).

     Under Canadian tax law (with limited exceptions), dividends may be deemed to have been paid when a corporation redeems or purchases for cancellation shares of its capital stock. The amount of the dividend deemed to have been paid will equal the difference between the amount paid on the share and the "paid-up capital" (as defined in the Tax Act) of the shares so redeemed or purchased for cancellation. The "paid-up capital" of the Seagram Shares issued to a Non-Canadian Holder may be less than the value of such shares at the time of their issuance due to the fact that the increase in paid-up capital of Seagram, as a result of the purchase of the PolyGram Shares, will be averaged with the paid-up capital of the Seagram Shares previously issued.

     Gains realized on the disposition or deemed disposition of Seagram Shares (including the death of a Non-Canadian Holder) will not generally be subject to tax under the Tax Act unless such Seagram Shares are or are deemed to be "taxable Canadian property" to the Non-Canadian Holder within the meaning of the Tax Act and such holder is not entitled to relief under the provisions of the applicable tax treaty. Seagram Shares will generally not be taxable Canadian property of a holder who is a Non-Canadian Holder, provided that such Seagram Shares are listed on a prescribed stock exchange (which includes the NYSE and the TSE), unless at any time during the 5-year period that ends at the time of their disposition, the holder and persons with whom the holder did not deal at arm's length owned 25% or more of the issued shares of any class or series of shares of Seagram (taking into account any interests in or options in respect of shares). If the Seagram Shares are taxable Canadian property to a Non-Canadian Holder, a gain realized on the disposition or deemed disposition of such Seagram Shares may be exempt from tax by reason of an applicable tax treaty.

  U.S. FEDERAL TAX CONSEQUENCE TO U.S. HOLDERS

     The gross amount of any cash dividends paid by Seagram with respect to Seagram Shares, including the amount of any Canadian taxes withheld therefrom, generally will be includible in the gross income of a U.S. Holder to the extent paid out of Seagram's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to stock of other U.S. corporations. Canadian withholding tax at the legally applicable rate (taking into account any treaty reductions) will be treated as foreign income tax which U.S. Holders may elect to deduct in computing their taxable income or, subject to the limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. Dividends on Seagram Shares generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income" for U.S. foreign tax credit purposes. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of joint returns). Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder's expected economic profit, after non-U.S. taxes, is insubstantial. U.S. Holders should consult their own advisers concerning the implications of these rules in light of their particular circumstances.

     To the extent that the amount of any distribution exceeds Seagram's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Seagram Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Seagram Shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

     Gain or loss realized by a U.S. Holder on the sale or other disposition of Seagram Shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between such U.S. Holder's tax basis in the Seagram Shares and the amount realized on the disposition. Such holder's tax basis will be the fair market value of the Seagram Shares on the date of acquisition. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Seagram Shares were held for more than one year. The holding period will begin on the day after the date of acquisition of the Seagram Shares. The deductibility of capital losses is subject to limitations. Any gain recognized by a U.S. Holder will generally be treated as United States source income. It is presently unclear whether any loss realized by a U.S. Holder will be treated as from sources within the United States or without the United States.

     Information Reporting and Backup Withholding. In general, information reporting requirements will apply to dividends in respect of the Seagram Shares or the proceeds received on the sale, exchange, or redemption of Shares paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and a 31% backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

  DUTCH TAX CONSEQUENCES

     A Netherlands Holder receiving Share Consideration will not be subject to any Dutch taxes on income or capital gains in respect of any capital gain realized on the disposal of Seagram Shares, unless:

          (i) such Netherlands Holder is subject to Dutch corporate income tax and such income or capital gain is not exempt under the so-called "participation exemption"; or

          (ii) such Netherlands Holder is an individual, who has an enterprise or an interest in an enterprise, to which enterprise or part of an enterprise the Seagram Shares are attributable.

     A Netherlands Holder receiving Share Consideration will be subject to Dutch income taxes on a dividend payment with respect to the Seagram Shares, unless such Netherlands Holder is subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption." A Netherlands Holder may generally either credit the Canadian dividend withholding tax in full or in part against Dutch (corporate) income tax due over the dividend received or elect to take the Canadian dividend withholding tax as a deduction, unless such Netherlands Holder is subject to Dutch corporate income tax and such dividend is exempt under the so-called "participation exemption."

     A Non-Netherlands Holder receiving Share Consideration will not be subject to any Dutch taxes on income or capital gains in respect of any dividend payment under the Seagram shares or in respect of any capital gains realized on the disposition of Seagram Shares, provided that:

          (i) such Non-Netherlands Holder does not become a resident or a deemed resident of the Netherlands; and

          (ii) such Non-Netherlands Holder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Seagram Shares are attributable or, in the event that the Seagram Shares are attributable to such enterprise or such part of an enterprise, the Non-Netherlands Holder is subject to Dutch corporate income tax and such income or capital gain is exempt under the so-called "participation exemption."

                     DESCRIPTION OF TRANSACTION AGREEMENTS

     The following discussion summarizes certain provisions of the Offer Agreement, the Tender Agreement, the Voting Agreement and the Stockholders Agreement, copies of which have been filed as exhibits to the Registration Statement and the Schedule 14D-1 and are incorporated herein by reference. Such discussion does not purport to be complete and is qualified in its entirety by reference to the text of such agreements.

OFFER AGREEMENT

  THE OFFER


     The Offer Agreement provides that the obligation of Seagram to accept Tendered Shares will be subject only to the satisfaction or waiver by Seagram of the Offer Conditions (see "The Offer -- Certain Conditions of the Offer"). Seagram, PolyGram and Philips have agreed that Seagram may, to the maximum extent permitted by Dutch Law, in its sole discretion (subject to the limitations described below under "-- Effect of Termination"), waive any Offer Condition and make any other changes in the terms and conditions of the Offer (or extend the Offer beyond a scheduled Expiration Date if any of the Offer Conditions shall not be satisfied); provided, that, unless previously approved by PolyGram and Philips in writing, no change may be made which increases the Minimum Condition, decreases the price per share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of PolyGram Shares to be purchased in the Offer, or amends the terms of the Offer or the Offer Conditions or imposes additional conditions or terms to the Offer which, in any such case, are adverse to PolyGram shareholders or make the likelihood of the Offer succeeding more remote in any material respect.



     Seagram has agreed that, in the event it is unable to consummate the Offer on the initial scheduled Expiration Date due to the failure of any of the Offer Conditions to be satisfied or waived, it will, unless the Offer Agreement is terminated pursuant to the provisions described under "-- Termination," extend the Offer and set a subsequent scheduled Expiration Date, and will continue to so extend the Offer and set subsequent scheduled Expiration Dates, until the Termination Date. "Termination Date" means the later of (i) December 31, 1998 and (ii) 60 days after the earliest date on which all of the following shall have occurred or been satisfied: (a) the Antitrust Condition shall have been satisfied, (b) the EU Condition shall have been satisfied, (c) the Registration Statement of which this Offering Circular/Prospectus forms a part shall have been declared effective by the SEC under the U.S. Securities Act and the applicable requirements under Dutch Law and the rules of Amsterdam Exchanges for commencement of the Offer shall have been satisfied, (d) the Offer shall have been commenced and (e) any of the events described in paragraphs (a) and (b) under "The Offer -- Certain Conditions of the Offer" shall not be occurring (and during such 60 days shall not have occurred) or shall have been waived as an Offer Condition by Seagram. The Offer Agreement provides that under no circumstances will the Termination Date be later than the one year anniversary of the date of the Offer Agreement.


     In addition, Seagram has agreed that (i) the initial scheduled Expiration Date of the Offer will be not later than the earlier of (a) 60 business days following the Commencement Date and (b) the date on which Seagram reasonably believes that all Offer Conditions (other than the Minimum Condition) will be satisfied or waived (which date may not be fewer than 20 business days following the Commencement Date) and (ii) each subsequent scheduled Expiration Date will be not later than the earlier of (a) 20 business days following the previous scheduled Expiration Date, (b) the date on which Seagram reasonably believes that all Offer Conditions (other than the Minimum Condition) will be satisfied or waived and (c) the Termination Date. Seagram has further agreed that it will consummate the Offer and acquire all Tendered Shares at the earliest time permitted under the U.S. Exchange Act, the Dutch Merger Code and other applicable Dutch Law and as of which all of the Offer Conditions shall have been satisfied or waived by Seagram.

     Seagram may, at any time, transfer or assign to one or more of its subsidiaries (organized or incorporated under the laws of Canada, the United States, the Netherlands or any other jurisdiction, provided, that such other jurisdiction would not impose a withholding tax on the payment of the Offer Consideration) the right to purchase all or any portion of the Tendered Shares, but any such transfer or assignment will not relieve Seagram of its obligations under the Offer or prejudice the rights of tendering PolyGram shareholders to receive payment for the Tendered Shares which are accepted pursuant to the Offer.

     For a description of the ability of PolyGram shareholders to elect to receive Share Consideration or Cash Consideration pursuant to the Offer, the procedures for making such Elections and the limited availability of Share Consideration in the Offer, see "The Offer -- Election Procedures" and "The Offer -- Limited Availability of Share Consideration." For a description of the treatment of fractional Seagram Shares in respect of PolyGram shareholders making Share Elections, see "The Offer -- Terms of the Offer." For a description of the procedures relating to Seagram's acceptance of the Tendered Shares and delivery of the Offer Consideration, see "The Offer -- Acceptance of Tendered Shares; Delivery of the Offer Consideration."


     PolyGram has approved of and consented to the Offer and represented and warranted that (i) PolyGram's Supervisory Board and Board of Management, at meetings duly called and held, (a) determined that the Offer Agreement and the transactions contemplated thereby, including the Offer, are fair to, and in the best interests of, PolyGram shareholders and other relevant constituencies, its subsidiaries and the enterprises carried on by itself and its subsidiaries, (b) approved the Offer Agreement and the transactions contemplated thereby, including the Offer, in all respects and (c) resolved to recommend that PolyGram shareholders accept the Offer and tender their PolyGram Shares thereunder to Seagram and (ii) Lazard Freres, PolyGram's financial advisor, has delivered to PolyGram's Supervisory Board and Board of Management its opinion dated as of June 21, 1998 (which opinion was confirmed in writing as of such date), to the effect that the Offer Consideration is fair to the PolyGram shareholders from a financial point of view. PolyGram has agreed that its Supervisory Board and its Board of Management will make no other statements as to its position with respect to the Offer other than such recommendation unless its Supervisory Board or its Board of Management, as the case may be, concludes in good faith and on the basis of advice from outside counsel that failure to do otherwise would constitute a breach of its fiduciary duties under applicable law. See "The
Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board" and "The Offer -- Opinion of PolyGram Financial Advisor."

     Philips also has approved of and consented to the Offer and represented and warranted that Philips' Supervisory Board and Board of Management, at meetings duly called and held, approved the Offer Agreement, including the Offer, the Tender Agreement, the Voting Agreement and the Stockholders Agreement.

  POLYGRAM BOARD REPRESENTATION


     For a description of the provisions of the Offer Agreement with respect to the composition of the PolyGram Supervisory Board and the PolyGram Board of Management following the consummation of the Offer, see "The Offer -- Purpose of the Offer; Plans for PolyGram -- PolyGram Board Representation."


  POST-CLOSING RESTRUCTURING

     The Offer Agreement states that Seagram intends, simultaneously with or as soon as practicable following the consummation of the Offer, to effectuate a corporate reorganization of PolyGram and its subsidiaries, which may include (i) the sale and transfer by PolyGram, or any of its subsidiaries, to Seagram, or any affiliates of Seagram, of all or a portion of the assets of PolyGram or its subsidiaries, (ii) the amendment of the Articles of Association of PolyGram to permit the creation, among other things, of separate classes of shares, (iii) the distribution of an extraordinary dividend (such as a Post-Closing Dividend) on the shares of PolyGram or a particular class or classes of shares of PolyGram, (iv) the commencement of a compulsory acquisition by Seagram of shares of PolyGram from any remaining minority shareholder in accordance with Section 2:92a of the DCC and (v) the effectuation by PolyGram and one or more Dutch subsidiaries of Seagram of a legal merger within the meaning of Section 2:309 of the DCC; provided, that the merger consideration will, if the legal merger referred to in clause (v) above occurs within six months after the Closing, provide equivalent value (taking into account the liquidity of any securities issued and the other aspects of the valuation of such securities) as the Offer Consideration. See "The Offer -- Purpose of the Offer; Plans for PolyGram."

     Pursuant to the Offer Agreement, each of Philips and PolyGram has agreed with Seagram that, unless its respective Supervisory Board or Board of Management concludes in good faith and on the basis of advice from outside counsel that to do so would constitute a breach of its fiduciary duties under applicable law or will violate any other applicable law, it will take, conditioned on the Minimum Condition having been satisfied

(but not waived) and effective no earlier than the consummation of the Offer, all actions reasonably necessary or desirable to accomplish the corporate reorganizations referred to in the immediately preceding paragraph, including
(i) the convening of the necessary meetings of the shareholders, Board of Management and Supervisory Board of PolyGram, (ii) the casting of the votes attached to the shares of Philips in favor of any proposal of PolyGram that purports to effectuate any of such corporate reorganizations, (iii) the consideration of any and all necessary or desirable resolutions by the Board of Management or the Supervisory Board of PolyGram for the purpose of the corporate reorganizations and (iv) the execution of, and the filing or registration of, any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the corporate reorganizations. In addition, at the request of Seagram, each of Philips and PolyGram has agreed to take any and all other actions that are required or desirable to accomplish the corporate reorganization of PolyGram and its subsidiaries, so long as such actions are reasonable in such party's judgment based on the relative detriment to such party of taking such action and the relative benefit to Seagram from such action; provided, that in the case of an action detrimental to PolyGram or Philips (as determined in the good faith judgment of the applicable party), such action will not be effective prior to the Closing Date. With respect to all actions taken by Philips or PolyGram pursuant to the provisions described in this paragraph, Seagram has agreed to reimburse such parties for their out-of-pocket costs and expenses regardless of whether or not the Offer is consummated. Seagram also has agreed to defend, indemnify and hold harmless Philips and PolyGram and their respective directors, officers and affiliates, including the members of PolyGram's Board of Management, against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys' fees, arising out of, resulting from or relating to the effectuation of any of the actions or transactions described in this paragraph or in the immediately preceding paragraph.

  REPRESENTATIONS AND WARRANTIES


     The Offer Agreement contains various representations and warranties of PolyGram, Philips and Seagram. In the Offer Agreement, PolyGram represents and warrants as to, among other things (i) organization, standing and similar corporate matters, (ii) authorization, execution, delivery and enforceability of the Offer Agreement, (iii) absence of conflicts with agreements, (iv) governmental approvals, (v) PolyGram's capital structure, (vi) documents and financial statements filed by PolyGram with the SEC and absence of undisclosed liabilities, (vii) information supplied by PolyGram in connection with the Registration Statement and this Offering Circular/Prospectus, (viii) absence of certain changes or events since December 31, 1997, (ix) litigation, (x) PolyGram's employee benefits matters, (xi) compliance with laws and agreements,
(xii) tax matters, (xiii) environmental matters, (xiv) material contracts, (xv) intellectual property, (xvi) certain related party agreements and (xvii) broker's or finder's fees.



     In the Offer Agreement, Philips represents and warrants as to, among other things, (i) authorization, execution, delivery and enforceability of the Offer Agreement, (ii) absence of conflicts with agreements, (iii) governmental approvals, (iv) PolyGram's capital structure, (v) information supplied by Philips in connection with the Registration Statement and this Offering Circular/Prospectus, (vi) Philips' employee benefit plans, (vii) certain related party agreements and (viii) broker's or finder's fees.



     In the Offer Agreement, Seagram represents and warrants as to, among other things (i) organization, standing and similar corporate matters, (ii) authorization, execution, delivery and enforceability of the Offer Agreement,
(iii) absence of conflicts with agreements, (iv) governmental approvals, (v) Seagram's capital structure, (vi) documents and financial statements filed by Seagram with the SEC and absence of undisclosed liabilities, (vii) information contained in the Registration Statement and this Offering Circular/Prospectus,
(viii) absence of certain changes or events since December 31, 1997, (ix) litigation, (x) availability of funds to Seagram to satisfy its obligations in connection with the Offer and (xi) broker's or finder's fees.


     Except for the representations and warranties of Philips relating to PolyGram's capital structure and certain related party transactions, all of the representations and warranties of PolyGram, Philips and Seagram shall expire on the Closing Date.

  CONDUCT OF BUSINESS PRIOR TO CLOSING


     Pursuant to the Offer Agreement, Philips has agreed to use its best efforts to cause PolyGram and each of PolyGram's subsidiaries to, and PolyGram has agreed to and to cause each of its subsidiaries to, among other things, during the period from the date of the Offer Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by the Offer Agreement or to the extent that Seagram otherwise consents in writing (such consent not to be unreasonably withheld or unreasonably delayed, provided, that, in considering any consent request, Seagram will act in good faith in accordance with applicable law and with a view to preserving the current going concern value of PolyGram's businesses and operations), and subject to the limitations and exceptions stated in the Offer Agreement, (i) carry on its businesses in the usual, regular and ordinary course in all material respects, not enter into any new material line of business, and not incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with certain other expenditures, do not exceed certain specified amounts, (ii) not declare or pay any dividends or make other distributions in respect of any of its capital stock (except, among other things, a dividend payable by PolyGram to all PolyGram shareholders in an amount per share equal to NLG 0.50 in respect of the period from January 1, 1998 until June 30, 1998, inclusive), (iii) not split, combine or reclassify any of its capital stock, (iv) not repurchase, redeem or otherwise acquire any of its securities (except in the case of open market purchases of PolyGram Shares in connection with the exercise of PolyGram stock options), (v) not issue any additional securities (except, among other things, for the issuance of PolyGram Shares upon the exercise of PolyGram stock options), (vi) not amend its organizational documents, (vii) not make acquisitions (except, among other things, for acquisitions which do not exceed $25 million, individually, or $75 million during the twelve months after the date of the Offer Agreement), (viii) not make dispositions of assets (except, among other things, for the sale of PolyGram's film division as described under "-- Sale of Film Division" below or dispositions which do not exceed $2 million, individually, or $5 million in the aggregate during the twelve months after the date of the Offer Agreement), (ix) not enter into or amend any artist contract so as to include any "change of control" provision, (x) not enter into or amend any contract so as to include any "key-man" provision, any provision which reduces any existing territorial rights of PolyGram or any of its subsidiaries or certain reversion provisions, (xi) not terminate any contract with any artist whose last album sold more than 1 million units during any five-year period,
(xii) not enter into, amend in any material respect or renew any contract with any artist, production company, songwriter or publishing company in respect of whom or which PolyGram and its subsidiaries are required to make payments in excess of certain specified amounts, (xiii) not provide or commit to provide advances to artists exceeding certain specified amounts, (xiv) not terminate any distribution contract pursuant to which PolyGram or any of its subsidiaries acts as a distributor for a third party and pursuant to which at least $10 million of sales were made during the preceding 12 months, (xv) not enter into or amend certain contracts so as to include any provision limiting the freedom of PolyGram or any of its subsidiaries (a) to engage in any line of business in any geographic area or to compete with any person or (b) to incur indebtedness for borrowed money, (xvi) not enter into or amend any contract so as to include any provision which would subject any of the products or services of Seagram or any of its subsidiaries or affiliates to such contract upon consummation of the Offer, (xvii) not enter into any employment contract that provides for total guaranteed annual compensation in excess of $500,000 per year for any person who was not an employee of PolyGram or any of its subsidiaries on the date of the Offer Agreement (subject to certain exceptions in the case of replacement employees), (xviii) not enter into, amend any material term of, or renew any employment contract (except for certain terminable contracts) with any employee of PolyGram or any of its subsidiaries so as to provide for a term in excess of five years or so as to provide total guaranteed annual compensation in excess of the greater of $500,000 per year and 120% of such employee's total guaranteed annual compensation as of the date of the Offer Agreement, (xix) not renew any employment contract if there are more than 90 days until the scheduled expiration date of such contract (except for certain terminable contracts and for contracts that by their terms must be exercised more than 90 days prior to the scheduled expiration date), (xx) not renew for a period of more than one year any employment contract (except for certain terminable contracts) that provides for total guaranteed annual compensation in excess of $1,000,000 per year, (xxi) not terminate any employment contract that provides any employee with total guaranteed annual compensation in excess of $500,000 per year (other than for material breach by such employee),

(xxii) not enter into, amend any material term of or renew for a period longer than one year any contract with any current or former director or executive officer of PolyGram or any of its subsidiaries or affiliates or any entity controlled by such current or former director or executive officer (other than employment agreements or pursuant to PolyGram's share option schemes or involving de minimis assets or services), (xxiii) not enter into, amend or renew for a period longer than one year any contract or instrument involving guarantee obligations exceeding $20 million, individually, or $40 million in the aggregate, (xxiv) not enter into or renew for a period of more than two years any film output arrangements relating to a specified cable television channel,
(xxv) not make certain loans, advances, capital contributions or investments or incur certain indebtedness, (xxvi) not make certain increases in the compensation or fringe benefits of employees or make certain payments of benefits not required by any existing plan or arrangement, (xxvii) not take any action that would, or that could reasonably be expected to, result in any of the Offer Conditions not being satisfied or in the delay in the satisfaction of any Offer Conditions, (xxviii) not make certain changes to its methods of accounting or make certain tax elections, (xxix) not incur or commit film development and production spending in excess of certain specified amounts, (xxx) not enter into, amend, make binding or renew certain "first look" film agreements or "put picture" agreements, (xxxi) not enter into any license covering any film or television product for a term of more than three years (four years in the case of any U.S. network license covering one film or television product) (except, among other things, for immaterial licenses) and (xxxii) not enter into contracts providing for certain exclusive output or distribution arrangements. Neither PolyGram nor Philips shall be deemed to be in breach of the covenants described in this paragraph as a result of an inadvertent breach of such covenants.

  BEST EFFORTS

     Subject to the terms and conditions of the Offer Agreement, each of Seagram, Philips and PolyGram has agreed to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Offer Agreement and under applicable laws and regulations to consummate the Offer and the other transactions contemplated by the Offer Agreement as soon as practicable after the date thereof. In furtherance and not in limitation of the foregoing, each party has agreed to make all necessary filings with certain governmental entities as promptly as practicable after the date of the Offer Agreement, and to use all reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such filings, and otherwise cooperate with the applicable governmental entity in order to obtain required specified consents, approvals, licenses, permits, orders and authorizations in as expeditious a manner as possible.


     Each of Seagram, Philips and PolyGram will, in connection with the efforts to obtain all requisite approvals and authorizations for the purchase of Tendered Shares under the Offer and the other transactions contemplated by the Offer Agreement under applicable antitrust or competition laws, use its best efforts to (i) take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to obtain all such approvals and authorizations (which efforts include (a) entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, (b) proffering PolyGram's and Seagram's willingness to accept an order providing for the divestiture by Seagram of such of PolyGram's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of Seagram) as are necessary to permit Seagram to consummate the Offer, including an offer to hold separate such assets and businesses pending any such divestiture, and (c) opposing vigorously any litigation relating to the Offer or the transactions contemplated by the Offer Agreement, including promptly appealing any adverse court order), (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Offer Agreement, and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

     If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Offer Agreement as violative of any applicable antitrust or competition laws, each of Seagram, Philips and PolyGram will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Offer Agreement.

     If any objections are asserted with respect to the transactions contemplated by the Offer Agreement under any applicable antitrust or competition laws or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated thereby as violative of any applicable antitrust or competition laws, each of Seagram, Philips and PolyGram will use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such applicable antitrust or competition laws so as to permit consummation of the transactions contemplated by the Offer Agreement.

     Each of Seagram, Philips and PolyGram has agreed to give promptly such notices to third parties and use its reasonable best efforts to obtain all such third party consents as are necessary or desirable in connection with the transactions contemplated by the Offer Agreement.

     The Offer Agreement provides that nothing in the foregoing five paragraphs in this subsection requires Seagram to take, or agree to take, any action, or permit Philips or PolyGram to take, or agree to take, any action, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason, if such action is reasonably likely to be materially burdensome to Universal and its subsidiaries and PolyGram and its subsidiaries, taken as a whole, or to have a material adverse effect on the strategic and financial benefits of the transactions contemplated by the Offer Agreement.

  NO SOLICITATION


     Except as contemplated in connection with the sale of PolyGram's film division (see "-- Sale of Film Division"), neither Philips, PolyGram nor any of their respective subsidiaries or affiliates will, nor will Philips, PolyGram or any of their respective subsidiaries or affiliates authorize or permit any of their officers, managing directors, directors, employees, representatives or agents (including but not limited to any investment banker, financial advisor, attorney, accountant or other representative or agent) to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry or the making of any proposal or offer (including any proposal or offer to any of its shareholders) (a) with respect to any acquisition or sale of all or any significant portion of the assets of, or any equity interest in (whether newly-issued equity interests or outstanding equity interests), PolyGram and its subsidiaries, taken as a whole, or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PolyGram or any of PolyGram's subsidiaries or (b) which could reasonably be expected to impede, frustrate, prevent, delay or nullify any of the transactions contemplated by the Offer Agreement or to materially diminish the benefits to Seagram of the transactions contemplated by the Offer Agreement or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or in the furtherance of any inquiries regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing.


     The foregoing clauses (i) and (ii) shall not, however, prohibit PolyGram's Supervisory Board or Board of Management from (i) furnishing information concerning PolyGram and its business, properties or assets to a third party who has made a bona fide written transaction proposal, which is not subject to any material contingencies relating to financing, in response to a request for such information, pursuant to a confidentiality agreement on terms no less favorable to PolyGram than the Confidentiality Agreement, so long as neither such request for information nor such transaction proposal was solicited, initiated, encouraged or facilitated in violation of clause (i) of the immediately preceding paragraph, (ii) engaging in discussions or negotiations with such a third party who has made such a transaction proposal or (iii) following receipt of such a transaction proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the U.S. Exchange Act or applicable Dutch Law or disclosing to its shareholders information required by Schedule 14D-9, in each case to the extent permitted by the Offer Agreement; provided, further, that any such action referred to in the foregoing clauses (i) and (ii) may be taken by PolyGram only if its Board of Management or Supervisory Board, as applicable, has concluded in good faith and on the basis of advice (a) from PolyGram's financial advisors, that such transaction proposal involves consideration to PolyGram shareholders that is superior to the Offer Consideration, and (b) from outside counsel that failure to take such action would constitute a breach of the fiduciary duties of such Boards under Dutch Law; and provided, further, that PolyGram will not take any of the foregoing actions referred to in clauses (i) through (iii) until after providing prior written notice to Seagram. If PolyGram or Philips or the Board of Management or Supervisory Board of either such party receives an inquiry, proposal or offer relating to any of the foregoing, then PolyGram or Philips, as the case may be, will orally (within one business day) and in writing (as promptly as practicable) inform Seagram of the terms and conditions of such proposal and the identity of the person making it. Each of PolyGram and Philips has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Offer Agreement with respect to any of the foregoing. Each of PolyGram and Philips has agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of the immediately preceding paragraph of the obligations described in such paragraph and this paragraph.


  POLYGRAM STOCK OPTIONS


     The Offer Agreement provides that the vesting and exercisability of each stock option and bonus share granted by PolyGram or any of its subsidiaries which is outstanding as of the Closing Date will be accelerated to become fully vested and exercisable on the Closing Date. Each stock option granted by PolyGram prior to the date of the Offer Agreement and that remains outstanding at the Closing Date will be converted, on the Closing Date, upon the holder's election (on an option by option basis), into an option to acquire, on the same terms and conditions as were applicable under PolyGram's option plans, that number of Seagram Shares determined by multiplying the number of PolyGram Shares subject to such PolyGram stock option by the Conversion Ratio, rounded, if necessary, up to the nearest whole Seagram Share, at a price per share equal to the per-share exercise price specified in such PolyGram stock option divided by the Conversion Ratio, rounded, if necessary, down to the nearest whole cent. For purposes of the stock options, "Conversion Ratio" means the sum of (i)(A) 0.1932, multiplied by (B) the Share Consideration, and (ii)(A) 0.8068, multiplied by (B) the quotient determined by dividing the amount of the Cash Consideration by the average of the last sales prices on the NYSE Composite Transaction Tape of the Seagram Shares on each of the five consecutive trading days ending on the last trading day immediately prior to the Closing Date (the "Share Value"). Alternatively, upon such a holder's election prior to the Closing Date, PolyGram will pay to such holder, as soon as practicable following the Closing Date, an amount (the "Cash Amount"), if any, in cash, equal to (i) the number of PolyGram Shares subject to such holder's PolyGram stock option, multiplied by (ii) the excess, if any, of the Cash Consideration over the per-share exercise price specified in such PolyGram stock option, reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by PolyGram or its subsidiary, and such PolyGram stock option will then be cancelled. As of September 30, 1998, there were issued PolyGram stock options with respect to 3,548,704 PolyGram Shares. Of these, as of September 30, 1998, PolyGram stock options with respect to 1,794,386 PolyGram Shares, with an average exercise price of NLG 80.38, were exercisable.


     Subject to the next sentence, with respect to each holder of a PolyGram stock option who did not make an election specified in the immediately preceding paragraph, such holder's Option will be converted, on the Closing Date, into an option to acquire Seagram Shares in accordance with the conversion terms set forth above. With respect to each holder of a PolyGram stock option who did not make an election specified in the immediately preceding paragraph and who provides notice to PolyGram that such holder will not permit his or her Option to be converted into an option to acquire Seagram Shares, PolyGram will take all reasonable action such that following the Closing Date such holder may elect to have only the right, upon providing notice to PolyGram, to receive the Cash Amount, reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by PolyGram or its subsidiary. For purposes of the calculations described in this paragraph and the immediately preceding paragraph, the Cash Consideration and the per-share exercise price specified in each PolyGram stock option will be, to the extent necessary, converted from Dutch Guilders to US Dollars, based on an exchange ratio of NLG 2 to US $1.


     As of the Closing Date, each unexpired, unexercised, outstanding stock option granted by PolyGram or any of its subsidiaries and converted into options to acquire Seagram Shares may be exercised by its holder during the period specified in the applicable PolyGram benefit plan or the holder's employment agreement, or if later, throughout the period ending 90 days following the date on which such holder's employment with PolyGram or any of its subsidiaries terminates without cause; provided, however, that the provision of such extended right to exercise a stock option does not result in any adverse accounting charge to Seagram, PolyGram or any of their respective subsidiaries.

  EMPLOYEE BENEFITS MATTERS

     Prior to the Closing Date, PolyGram may continue to grant stock options and awards to the extent required by the provisions (as of the date of the Offer Agreement) of employment agreements. In addition, if the Closing Date does not occur prior to February 1, 1999, PolyGram may thereafter continue to grant stock options to employees in the ordinary course of business in accordance with past practice; provided, however, that no more than 1,000,000 PolyGram Shares may be subject to such ordinary course awards and grants.

     PolyGram has agreed not to amend or terminate its U.S. retiree medical plan following the Closing Date in any manner which results in the reduction or elimination of the benefits available thereunder or increases in costs, other than any copayment and cost sharing increases in the same proportion to increases in employer-provided portions of costs, to any former employee (and his or her eligible dependents) who is currently receiving such benefits thereunder, or any active employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Closing Date (or who, as of the Closing Date, is within five years of being able to retire and receive benefits thereunder).

     Until December 31, 2000 (or longer, if required by law) (the "General Benefits Continuation Period"), PolyGram has agreed to continue to provide the employees (who are employed on the Closing Date and who continue their employment with PolyGram or any of its subsidiaries) with base salary levels, bonus opportunity levels (but subject to the achievement of reasonable performance goals) and overall employee benefits (but excluding for these purposes (i) any retention bonuses or other extraordinary or special payments; and (ii) any stock options and other equity awards) that are no less favorable, in the aggregate, than those provided to employees of PolyGram and its subsidiaries as of the date of the Offer Agreement generally, except for any changes made to comply with applicable law or tax qualification nondiscrimination rules. Seagram has agreed to cause PolyGram for at least twelve months following the Closing Date to maintain the severance-related provisions of existing benefit plans and to provide 150% of the current cash severance payments required thereunder, reduced by any severance payments otherwise required under existing severance and employment agreements or applicable law (unless, with respect to the severance benefit prior to the increase provided for herein, no such reduction is permitted or provided for). After the end of the General Benefits Continuation Period, Seagram will cause PolyGram to provide base salary, bonus opportunity levels and overall benefits to such employees (but with the same exclusion as set forth above for any retention bonuses, payments, options and equity awards) that are no less favorable, in the aggregate, than those then provided to similarly-situated employees of the relevant subsidiary of Seagram and will credit service with PolyGram and its subsidiaries for such Seagram plans (unless such credit would result in a duplication of benefits). Nothing in the Offer Agreement will restrict, limit or interfere with the ability (after the Closing Date) of PolyGram or Seagram to terminate, amend or replace any particular agreement, plan or program, or terminate the employment of any person.

     Each PolyGram employee will be eligible for participation in Seagram's equity-related plans under the same criteria used with similarly-situated employees of the relevant subsidiary of Seagram.

     Notwithstanding any prior practices in the normal course, and as a limitation on PolyGram's ability pursuant to the provisions of the Offer Agreement to award bonuses in the ordinary course of business consistent with past practice, PolyGram will only be permitted to award a bonus, in respect of calendar year

1998, to each PolyGram employee whom PolyGram budgeted such a bonus for, in an amount no more than such employee's target bonus in respect of such year; provided, however, that each such bonus payment must be based on the achievement of the applicable performance objectives (if any) relative to the applicable bonus plan or arrangement, and that the timing (which shall occur after year-end) and amount of each such payment are consistent with past practices; and provided, further, that if actual results from operations of PolyGram fall below those specified in PolyGram's budget for 1998 (as provided to Seagram prior to the date of the Offer Agreement), then no employee will receive a bonus that exceeds two months of salary unless a higher payment is required pursuant to the terms of a binding contractual provision in existence on the date of the Offer Agreement. Notwithstanding the foregoing, PolyGram may award discretionary bonuses to employees with respect to calendar year 1998 that do not exceed 8 weeks of salary or hourly compensation, as applicable, but only to employees (x) who are not a party to an employment agreement, (y) who are party to an employment agreement that does not include a bonus provision or (z) who are party to an employment agreement that provides for a bonus solely in the discretion of PolyGram and not based on any financial performance criteria.


     PolyGram shall provide up to US $40 million as a retention pool for the purpose of retaining the services of selected key employees through the Closing Date and thereafter. The Supervisory Board of PolyGram, after consultation with (but not approval by) Seagram, will select those employees who may receive awards from such pool, will establish any criteria for allocating such awards and will determine the final allocation of awards from such pool; provided, however, that no individual employee will be allocated a bonus award in excess of 100% of his or her base salary (or, if less, US $500,000). Fifty percent of such awards will be paid in cash, in a lump sum, on the Closing Date, with the balance payable in cash on the first anniversary of the Closing Date (provided the recipient remains employed by PolyGram through such dates, or is terminated without cause prior to such dates). PolyGram has agreed that it will, upon Seagram's request, permit Seagram to implement additional retention programs covering employees. In addition, the parties have agreed that Seagram and/or any of its subsidiaries may initiate communications with any officer or key employee of PolyGram on behalf of Seagram for the purpose of addressing the prospective retention of such officer or employee following the Closing Date, provided that
(i) Seagram believes, in good faith, that there is a compelling, legitimate business necessity to initiate such communications prior to the Closing Date and
(ii) such communications with each such employee will be conducted in coordination with PolyGram management.


     All pension benefits for PolyGram employees will be maintained without adverse amendment or modification during the "Applicable Pension Continuation Period," which means the following: (i) for the General Benefits Continuation Period for (a) all U.S. employees and (b) all other employees not covered by clause (ii); and (ii) without time limit for all non-U.S. employees who are, as of the Closing Date, within 5 years of retirement; provided, however, that nothing shall prevent or preclude amendments or modifications required by law or reasonably necessary to obtain favorable tax treatment under the rules of the applicable jurisdiction.

     All funded pension benefit plans maintained by PolyGram or any of its subsidiaries in which PolyGram employees participate will continue to be so maintained after the Closing Date during the Applicable Pension Continuation Period.

     With respect to the funded pension benefit plans in which PolyGram employees participate, but which are maintained or sponsored by Philips or its subsidiaries (other than PolyGram or any of its subsidiaries) (the "Philips Plans"):

          (i) With respect to Philips Plans covering PolyGram employees in Brazil and Germany, Seagram has agreed to cause PolyGram or its appropriate subsidiary to consent to make the contributions necessary to permit PolyGram employees who elect to do so to continue participation in such Plans for the Applicable Pension Continuation Period, and Philips has agreed to permit such participation, unless prohibited by applicable law, the trustees or the independent pension board for the plans, or the terms of the plans.

          (ii) With respect to Philips Plans covering PolyGram employees in the Netherlands, Australia and the United Kingdom, Seagram has agreed to cause PolyGram or its appropriate subsidiary to consent to make the contributions necessary to permit such employees who elect to do so to continue participation in such Plans for the Applicable Pension Continuation Period, and Philips has agreed to permit such participation, unless prohibited by applicable law, the trustees or the independent pension board for the plans, or the terms of the plans. Alternatively, Seagram will request from the independent pension board that administers such Plan a transfer of assets and liabilities to a plan designated by Seagram which provides benefits, features and rights no less favorable, in the aggregate, than the existing Plan and which is maintained for the Applicable Pension Continuation Period, provided the covered employees consent. In addition, PolyGram will grant past service credit for all purposes to those employees who so consent to such transfer.

          (iii) With respect to Philips Plans covering PolyGram employees in Switzerland, such employees will vest in such Plans as of the Closing Date. Seagram will cause the appropriate PolyGram entity to create a new pension plan which provides benefits, features and rights no less favorable, in the aggregate, than the existing Plan and which is maintained for the Applicable Pension Continuation Period.

          (iv) Any other countries in which PolyGram employees participate in a funded Philips Plan will be treated on a substantially equivalent basis, to the extent possible under applicable law and tax qualification requirements.

          (v) Philips and Seagram will permit those employees participating in the Philips Plans who are within five years of being eligible for retirement to work at a subsidiary of Philips designated by Philips which shall continue to employ such employees (at the employee's election) and lease their services to PolyGram, and PolyGram will reimburse Philips for all costs.

          (vi) PolyGram will maintain any unfunded pension benefit plans without adverse amendment or modification for the Applicable Pension Continuation Period, other than as required under applicable law and tax qualification requirements.

          (vii) To the extent participation in the foregoing Philips Plans cannot be continued as a matter of law (or is otherwise not permitted by the trustees or the independent pension board for the plans, or by the terms of the plans), Seagram has agreed to cause the appropriate PolyGram entity to establish substantially identical plans to replicate the benefits, rights and features of the Philips Plans and maintain such Plans for the Applicable Pension Continuation Period; provided, however, that Seagram will not have any obligation to continue any pension contribution holiday or provide any grossup with respect to the tax effects resulting from or in connection with the tax status of a Philips Plan or such substantially identical plan.

          (viii) Transfers of assets from Philips Plans to Seagram plans will be made in an amount substantially equivalent to the aggregate projected benefit obligations of such plans, as agreed upon by actuaries of Philips, Seagram, and PolyGram. To the extent new or substantially identical plans are created after the Closing Date, Seagram will cause such pension plans to credit employees with all past service credit for purposes of vesting, eligibility to participate and benefit accrual (other than if such credit results in a duplication of benefits).

Except as provided in the Offer Agreement or as otherwise agreed, Philips has agreed to retain all liabilities with respect to all employees under all benefit plans that are sponsored or are being maintained or contributed to, or required to be contributed to, by Philips or any of its subsidiaries (excluding PolyGram and its subsidiaries). PolyGram, Philips and Seagram have agreed to cooperate reasonably during the period prior to the Closing Date to ensure the continuity of the workforce of PolyGram and its subsidiaries and to preserve the human resources of PolyGram and its subsidiaries. The accrued benefit (as of the Closing Date) under each pension benefit plan for each PolyGram employee shall be fully vested as of the Closing Date.

  TERMINATION OF INTERCOMPANY AGREEMENTS

     PolyGram and Philips have agreed that, as of the Closing Date, certain agreements between Philips or any of its subsidiaries (other than PolyGram and its subsidiaries), on the one hand, and PolyGram or any of its subsidiaries, on the other hand, will remain in effect subsequent to the Closing Date as contemplated by the Offer Agreement, while other such agreements will be terminated with no further obligations or liabilities on the part of PolyGram or Philips or any of their respective subsidiaries thereunder (other than the obligation to pay for goods, services or other assets on an arm's length basis provided thereunder prior to the Closing Date). Except with respect to those agreements between Philips and PolyGram and their respective affiliates that will remain in effect subsequent to the Closing Date, and subject to Seagram's acceptance of Tendered Shares pursuant to the Offer, (i) Philips, on behalf of itself and its subsidiaries and affiliates (other than PolyGram and its subsidiaries), has agreed to release and discharge and indemnify and hold harmless PolyGram and its subsidiaries and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by PolyGram and its subsidiaries to Philips and its subsidiaries and affiliates (other than PolyGram and its subsidiaries), by reason of any matter, cause, contract, course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date, and (ii) PolyGram, on behalf of itself and its subsidiaries, has agreed to release and discharge and indemnify and hold harmless Philips and its subsidiaries (other than PolyGram and its subsidiaries) and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by Philips and its subsidiaries to PolyGram and its subsidiaries and affiliates (other than Philips and its subsidiaries), by reason of any matter, cause, contract, course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date.


  LICENSE AGREEMENT


     Effective as of the Closing, Philips has agreed to grant a license to PolyGram or one or more affiliates of PolyGram designated by Seagram (or upon the mutual agreement of Philips and Seagram, to amend the existing license agreements between Philips and PolyGram and its subsidiaries) to use the wordmark "Philips" and the Philips shield emblem (the "Philips Trademarks") on a royalty-free, worldwide, non-exclusive basis, solely for the purpose of permitting PolyGram and its affiliates to market, sell and distribute (either in (i) a tangible format such as compact discs, compact cassettes and audio-visual sound and image carriers or (ii) an intangible format such as the internet) (a) classical music or (b) other types or categories of music that are identical or similar in nature to those types or categories marketed, sold or distributed by PolyGram or affiliates under the Philips Trademarks prior to the date of the Offer Agreement. Such license will contain other terms customary for a commercial license between unrelated parties concerning similar trademarks and contemplated use which fairly balances the needs and interests of licensor and licensee, provided that the terms of such license will reasonably take into account the specific position of the Philips Trademarks as housemarks. The term of such license will expire on the tenth anniversary of the Closing Date, provided that the term will be extended to the extent required to honor, and solely with respect to, binding obligations of PolyGram or its affiliates to third parties contained in agreements entered into by PolyGram or any of its affiliates prior to the date of the Offer Agreement (or in extensions of any such agreement entered into after the date of the Offer Agreement so long as such extension is entered into pursuant to a renewal option exercised by any such third party that is contained in any such agreement as of the date of the Offer Agreement). Without limiting the generality of PolyGram's rights regarding the marketing, selling and distribution of music (as described above), PolyGram will also be entitled to use for the maximum period of ten years the name "Philips" as part of its trading style or trade name, but appropriately clarifying that it is not part of the Philips group, and provided that the name Philips is followed by a descriptive designation of the activity of PolyGram's pertinent division such as "Philips Classics" or "Philips Music Group." The name will not form part of PolyGram's statutory corporate name nor will the use of the trading style containing the name "Philips" be incorporated in the articles of association or similar governing instruments of PolyGram. The parties have agreed to negotiate the license described above in good faith as soon as practicable following the date of the Offer Agreement and such negotiations are continuing as of the date of this Offering Circular/Prospectus.


     Prior to the fifth anniversary of the Closing Date, neither Philips nor any of its subsidiaries (other than PolyGram and its subsidiaries) may use, or grant any license to use (except as contemplated by the Offer Agreement), the Philips Trademarks in connection with the marketing, sale or distribution of music; provided, however, that Philips and its subsidiaries may (i) use, or grant any license to use, the Philips Trademarks on data carriers or other products, whether in a tangible format or an intangible format (as described above), which contain music or music effects of whatever kind or category and which music or music effects serve a supporting, incidental or non-primary function or use or
(ii) use, or grant any license to use, the Philips

Trademarks on special releases made and produced primarily in relation to the promotion and advertising of other non-music Philips branded products.

     Commencing on the fifth anniversary of the Closing Date and ending on the tenth anniversary of the Closing Date, neither Philips nor any of its subsidiaries (other than PolyGram and its subsidiaries) may use, or grant any license to use (except as contemplated by the Offer Agreement), the Philips Trademarks in connection with the marketing, sale or distribution of music; provided, however, that Philips and its subsidiaries may (i) use the Philips Trademarks to market, sell or distribute music except for classical music, (ii) use, or grant any license to use, the Philips Trademarks on data carriers or other products, whether in a tangible format or an intangible format, which contain music or music effects of whatever kind or category and which music or music effects serve a supporting, incidental or non-primary function or use or
(iii) use, or grant any license to use, the Philips Trademarks on special releases made and produced primarily in relation to the promotion and advertising of other non-music Philips branded products.

     Until the tenth anniversary of the Closing Date, neither Philips nor any of its subsidiaries (other than PolyGram and its subsidiaries) may use, or grant any license to use, the wordmarks "Philips Classics", "Philips Music Group" or "Philips Classics Productions" for any business purpose or in any manner. Except as provided in this paragraph and the two preceding paragraphs, the Offer Agreement does not limit Philips' right to use, or grant any license to use, the Philips Trademarks for any business purpose or in any manner.

     Pursuant to the Offer Agreement, PolyGram will reimburse Philips for all its reasonable out-of-pocket costs relating to the filing, registration or recordation of any new license agreement contemplated above, and for Philips' reasonable attorney's fees incurred in connection with any action required to be taken by Philips relating to such filing, registration or recordation. Such filing, registration or recordation will only be made in those countries where required by local law, such countries to be determined by mutual agreement of Philips and Seagram.

  INDEMNIFICATION AND INSURANCE

     Seagram has agreed to (i) indemnify, defend and hold harmless, to the fullest extent lawful, each person who is now, or has been at any time prior to the date of the Offer Agreement or who becomes prior to the Closing Date, an officer, director, employee or agent of PolyGram or any of its subsidiaries against all losses, claims, damages, costs, reasonable expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Seagram (which approval shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of PolyGram or any of its subsidiaries, whether pertaining to any matter existing now or occurring at or prior to the purchase of the Tendered Shares pursuant to the Offer and (ii) cause to be maintained in effect for a period of six years after the Closing Date, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by PolyGram; provided, that Seagram may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Closing Date; provided, however, that in no event will Seagram be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by PolyGram for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Seagram will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.


     To the extent the indemnity described in the preceding paragraph or under "-- Post-Closing Restructuring," is not available or adequate, Philips has agreed to indemnify, defend and hold harmless, to the fullest extent lawful, each person who is now, or has been at any time prior to the date of the Offer Agreement or who becomes prior to the Closing Date an officer, director, employee or agent of PolyGram against all losses, claims, damages, costs, reasonable expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Philips (which approval shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of PolyGram and pertaining to any matter arising out of the negotiation, approval, performance, consummation or disclosure of the Offer

Agreement, including any action or transaction contemplated by or undertaken pursuant to the provisions described under "-- Post-Closing Restructuring."


  LISTING OF ISSUED SHARES

     Seagram will use its best efforts to cause the Seagram Shares to be issued as Share Consideration to be authorized for listing, upon official notice of issuance, on the NYSE and the TSE.

  INFORMATIONAL MEETING


     In accordance with the requirements of the Dutch Merger Code, prior to the Closing, PolyGram will duly call, give notice of, convene and hold the Special Meeting, which will constitute an informational meeting under Dutch Law. See "PolyGram Shareholder Special Meeting."


  SALE OF FILM DIVISION


     As required by the Offer Agreement, PolyGram has retained Goldman Sachs as principal financial advisor for the purpose of selling the film division of PolyGram as promptly as practicable. If the sale is closed prior to the Closing, the sale proceeds will be retained in PolyGram for the benefit of Seagram. Prior to Closing, Goldman Sachs will report to a three member committee (consisting of one designee of each of Seagram, PolyGram and Philips). This committee will manage the sale process and will act by majority vote; provided, however, that Seagram will be entitled to veto, in Seagram's sole discretion, any decision of the committee including approval of any specific proposal to sell the film division (including the sale price or terms of any sale) and any determination as to the assets, liabilities or businesses to be included in or excluded from any sale. Each of Seagram, PolyGram and Philips (to the extent applicable) has agreed to use its reasonable best efforts to effect the foregoing, including implementing the actions approved by the committee. Effective as of the Closing, the committee will be dissolved and Seagram will have sole authority to manage the sale of or to retain the film division (or any assets or business included therein). PolyGram has agreed to provide reasonable assistance and cooperate with Seagram in connection with the foregoing, including preparation of audited financial statements and informational materials to be delivered to prospective purchasers. See "PolyGram N.V. -- Recent Developments."


  CONTRIBUTION


     Pursuant to the Offer Agreement, immediately prior to the Closing, Philips will contribute $90 million in cash to PolyGram (after giving effect to any applicable taxes payable by PolyGram arising out of such contribution) unless Seagram, Philips and PolyGram mutually agree to an alternative arrangement, provided, however, that Philips will not be entitled to any capital stock of PolyGram or any other consideration from PolyGram in exchange for such contribution.


  TERMINATION

     The Offer Agreement may be terminated at any time prior to the Closing Date by action taken or authorized by the Board of Directors (in the case of Seagram) or the Board of Management and the Supervisory Board (in the case of PolyGram or Philips):

                (i) By mutual written consent of Seagram, PolyGram and Philips;

                (ii) By any party if the Closing Date has not occurred on or before the Termination Date; provided, however, that the right to terminate described in this clause (ii) will not be available to (a) Seagram, if the failure of Seagram to perform its obligations under the Offer Agreement has to any extent been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date or (b) Philips or PolyGram, if the failure of Philips or PolyGram to perform its obligations under the Offer Agreement has to any extent been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

               (iii) By any party if any governmental entity (a) has issued an order, decree or ruling or taken any other action (which the parties have used their best efforts to resist, resolve or lift, as applicable, in accordance with the Offer Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Offer Agreement, and such order, decree, ruling or other action has become final and nonappealable or (b) has failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties have used their best efforts to obtain, in accordance with the Offer Agreement), which is necessary to fulfill the conditions described in clauses (d) and (e) under "The Offer -- Certain Conditions of the Offer" and such denial of a request to issue such order, decree, ruling or take such other action has become final and nonappealable; provided, however, that the right to terminate described in this clause (iii) will not be available to any party whose failure to comply with its obligations described under "-- Best Efforts" has to any extent been the cause of such action or inaction;


               (iv) By Seagram if (a) any of the representations and warranties of PolyGram or Philips set forth in the Offer Agreement that are qualified by reference to a Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably expected to result in a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination (except to the extent any such representation or warranty speaks to an earlier date), and which failure to be so true and correct is not reasonably likely to be cured by the Termination Date, (b) PolyGram or Philips has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of PolyGram or Philips to be performed or complied with by it under the Offer Agreement, and which failure is not reasonably likely to be cured by the Termination Date, or
     (c) since December 31, 1997, except as disclosed in the PolyGram SEC Reports publicly available prior to June 21, 1998 or in PolyGram's disclosure schedules to the Offer Agreement, there has occurred any event, change or development which has had or would be reasonably expected to result in a Material Adverse Effect, and which event, change or development is not reasonably expected to be cured by the Termination Date; provided, that any termination described in this clause (iv) will be effective as of the next scheduled Expiration Date so long as any failure described in clause (a) or (b) or event, change or development described in clause (c) has not, in fact, been cured prior to such Expiration Date;

                (v) By Philips if (a) any of the representations and warranties of Seagram set forth in the Offer Agreement that are qualified by reference to a Seagram Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably expected to result in a Seagram Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination (except to the extent any such representation or warranty speaks to an earlier date), and which failure to be so true and correct is not reasonably likely to be cured by the Termination Date, (b) Seagram has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Seagram to be performed or complied with by it under the Offer Agreement, and which failure is not reasonably likely to be cured by the Termination Date, or (c) since December 31, 1997, except as disclosed in the Seagram SEC Reports publicly available prior to June 21, 1998 or in Seagram's disclosure schedules to the Offer Agreement, there has occurred any event, change or development which has had or would be reasonably expected to result in a Seagram Material Adverse Effect, and which event, change or development is not reasonably expected to be cured by the Termination Date; provided, that any termination described in this clause (v) will be effective as of the second business day immediately preceding the next scheduled Expiration Date so long as any failure described in clause (a) or (b) or event, change or development described in clause (c) has not, in fact, been cured prior to the second business day prior to such Expiration Date;

               (vi) By Seagram if Philips has failed to perform or comply with any material agreement or covenant in the Tender Agreement or the Voting Agreement and which failure is not cured within 5 days following delivery to Philips of notice thereof; provided, that the foregoing notice requirement will not be applicable if such breach is not capable of being cured;

               (vii) By Philips if Seagram has failed to perform or comply with any material agreement or covenant in the Tender Agreement or the Voting Agreement and which failure is not cured within 5 days following delivery to Seagram of notice thereof; provided, that the foregoing notice requirement will not be applicable if such breach is not capable of being cured; or

              (viii) By Philips, if there has occurred any event described in the third paragraph under "-- Stockholders Agreement -- Term and Termination."


     "PolyGram SEC Reports" means all reports, schedules, forms, statements and other documents required to be filed by PolyGram with the SEC since January 1, 1996 (including all exhibits thereto and any voluntary reports on Form 6-K).


     "Seagram Material Adverse Effect" means any effect that, individually or in the aggregate with all other adverse effects, is materially adverse to the condition (financial or otherwise), business, assets or results of operations of Seagram and its subsidiaries taken as a whole, other than any effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of the Offer Agreement and the transactions contemplated thereby and compliance with the covenants set forth in the Offer Agreement, (iii) changes or developments in the music and film industry generally and (iv) any actions required under the Offer Agreement (subject to the limitations described in the sixth paragraph under "-- Offer Agreement -- Best Efforts") to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Offer.


     "Seagram SEC Reports" means all reports, schedules, forms, statements and other documents required to be filed by Seagram with the SEC since January 1, 1996 (including all exhibits thereto).

  EFFECT OF TERMINATION


     In the event of termination of the Offer Agreement as provided under "-- Offer Agreement -- Termination," the Offer Agreement will become void and there will be no liability or obligation on the part of Seagram, Philips or PolyGram except with respect to (i) certain provisions of the Offer Agreement regarding the payment of broker's or finder's fees, the payment of expenses (see "Fees and Expenses") and certain other provisions and (ii) the provisions described under this "-- Effect of Termination" section; provided, however, the foregoing will not relieve any party for any breach of any representation, warranty, covenant or agreement in the Offer Agreement.


     Notwithstanding anything contained in the Offer Agreement to the contrary, Seagram has agreed that, in the event that the Offer Agreement is terminated as described above under "-- Offer Agreement -- Termination," (i) Seagram will not be entitled to waive the Minimum Condition without the prior written consent of Philips and PolyGram and (ii) unless PolyGram otherwise agrees, Philips may not tender its PolyGram Shares in the Offer and Philips will withdraw any of its PolyGram Shares previously tendered in the Offer.

  FEES AND EXPENSES

     Whether or not the transactions contemplated by the Offer Agreement are consummated, all Expenses incurred in connection with the Offer Agreement and the transactions contemplated thereby will be paid by the party incurring such Expenses, except that all Expenses incurred in connection with the filing, printing and mailing of the Offer Documents will be paid by Seagram. As used in the Offer Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the Offer Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Offer Agreement and the transactions contemplated thereby, including the preparation, printing, filing and mailing of the Offer Documents and the solicitation of stockholder approvals and all other matters related to the transactions contemplated thereby.

  AMENDMENTS AND WAIVERS


     The Offer Agreement may be amended by the parties thereto, but only pursuant to an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the Closing Date, the parties to the Offer Agreement, by action taken or authorized by the Board of Directors, in the case of Seagram, and the Board of Management and the Supervisory Board, in the case of PolyGram and Philips, may, to the extent legally allowed and not inconsistent with the provisions of the Offer Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under the Offer Agreement or otherwise will not constitute a waiver of those rights.

TENDER AGREEMENT

  TENDER AND ELECTION


     Pursuant to the Tender Agreement, Philips has agreed, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares. Pursuant to the Offer Agreement, Philips may terminate the Offer Agreement in the circumstances described under "-- Offer
Agreement -- Termination," including certain circumstances relating to a Seagram Material Adverse Effect as described in paragraph (v) thereunder. Accordingly, the obligation of Philips to tender and not withdraw such tender of its PolyGram Shares is effectively subject to certain conditions which may be waived by Philips in its sole discretion. If the Offer Agreement is terminated in accordance with its terms, including by Philips as described above, Seagram will not be able to consummate the Offer without the consent of Philips and PolyGram because (i) Philips will not be able to tender its PolyGram Shares in the Offer without the consent of PolyGram and (ii) Seagram will not be entitled to waive the Minimum Condition without the consent of Philips and PolyGram. See "-- Offer Agreement -- Termination." In addition, Philips has agreed to elect to receive Share Consideration in the Offer in respect of all of its PolyGram Shares. See "The Offer -- Election Procedure" and "The Offer -- Limited Availability of Share Consideration."


  RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE

     Philips has agreed, while the Tender Agreement is in effect, and except as contemplated thereby, not to, directly or indirectly, (i) offer to sell, sell, tender, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer") or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any of its PolyGram Shares, or any interest therein, to any person other than pursuant to the Offer, (ii) except as contemplated by the Voting Agreement, grant any proxies or powers of attorney with respect to its PolyGram Shares, deposit any of its PolyGram Shares into a voting trust or enter into a voting agreement with respect to any of its PolyGram Shares, or any interest in the foregoing, (iii) take any action that would make any representation or warranty of Philips contained in the Tender Agreement untrue or incorrect or have the effect of preventing or disabling Philips from performing its obligations under the Tender Agreement or (iv) commit or agree to take any of the foregoing.

  REPRESENTATIONS AND WARRANTIES


     The Tender Agreement contains customary representations and warranties of Seagram relating to, among other things, (i) organization, standing and similar corporate matters, (ii) validity and nonassessability of the Seagram Shares to be issued to Philips as Share Consideration, (iii) authorization, execution, delivery and enforceability of the Tender Agreement, (iv) absence of conflicts with agreements and (v) governmental approvals.


     The Tender Agreement also contains customary representations and warranties of Philips relating to, among other things, (i) ownership and good title to the PolyGram Shares owned by Philips, (ii) organization, standing and similar corporate matters, (iii) authorization, execution, delivery and enforceability of the Tender Agreement, (iv) absence of conflicts with agreements and (v) governmental approvals.

     Except for the representations and warranties of Seagram relating to the validity and nonassessability of the Seagram Shares to be issued to Philips as Share Consideration and the representations and warranties of Philips relating to Philips' ownership and good title to its PolyGram Shares, which shall survive the Closing without limitation as to time, all of the representations and warranties of Philips and Seagram contained in the Tender Agreement shall expire on the Closing Date.

  TERMINATION

     The Tender Agreement and Philips' obligation, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender shall terminate on the date on which the Offer Agreement is terminated in accordance with its terms.

VOTING AGREEMENT

     The Voting Agreement provides that during the time the Offer Agreement is in effect, Philips will vote all of its PolyGram Shares (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PolyGram or Philips under the Offer Agreement or of Philips under the Voting Agreement and (ii) against any action or agreement (other than the Offer Agreement or the transactions contemplated thereby) that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Offer, including, but not limited to, (a) any acquisition or sale of all or any significant portion of the assets of, or any equity interest in, PolyGram or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PolyGram or any of its subsidiaries; (b) any other action or agreement that could be reasonably expected to materially diminish the benefits to Seagram of the transactions contemplated by the Voting Agreement and by the Offer Agreement; (c) any change in the key management, Supervisory Board or Board of Management of PolyGram, except as otherwise agreed to in writing by Seagram prior to such change; (d) any material change in the present capitalization or dividend policy of PolyGram; or (e) any other material change in PolyGram's corporate structure or business and (iii) in favor of any action or agreement or proposal submitted in any general meeting of PolyGram shareholders that is necessary or desirable in connection with the transactions contemplated in the Offer Agreement, provided, however, that this paragraph does not require Philips to vote any PolyGram Shares with respect to any matters set forth in or contemplated by the provisions of the Offer Agreement described under "-- Offer
Agreement -- Post-Closing Restructuring" except to the extent Philips is required to so vote, in accordance with such provisions. Philips has further agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent with any of the foregoing. Philips has granted to Seagram an irrevocable proxy to vote its PolyGram Shares as described in this paragraph, but otherwise in Seagram's discretion; provided, however, that such proxy does not extend to or encompass any vote of Philips' PolyGram Shares with respect to any matters set forth in or contemplated by the provisions of the Offer Agreement described under "-- Offer
Agreement -- Post-Closing Restructuring."

STOCKHOLDERS AGREEMENT

     Pursuant to the Stockholders Agreement, Seagram and Philips have agreed to certain board, voting, transfer, standstill, registration and other rights and obligations of such parties relating to Seagram following the Closing.


  SEAGRAM BOARD OF DIRECTORS


     Pursuant to the Stockholders Agreement, effective as of the Closing, Seagram has agreed to appoint the Designee to the Seagram Board of Directors.


     After the Closing, Philips will be entitled to designate its then Chief Executive Officer as its Designee for nomination for election to the Seagram Board of Directors for so long as the Applicable Percentage is at least 5%. "Applicable Percentage" means, at any time, the ratio, expressed as a percentage, of (i) the number of Voting Shares beneficially owned by Philips and any direct or indirect wholly-owned subsidiary of Philips (a "Permitted Transferee") to (ii) the total then-outstanding Voting Shares. "Voting Shares" means any securities of Seagram the holders of which are generally entitled to vote for members of the Seagram Board of Directors and any securities issued in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.



     The Stockholders Agreement also provides that at any time that Philips is entitled to designate a director thereunder, Philips will be entitled to appoint one ex officio member of the Seagram Board of Directors, who will be entitled to notice of and to attend meetings of the Seagram Board of Directors and to receive all information circulated or made available to the Seagram Board of Directors. Such ex officio member of the Seagram Board of Directors will not be deemed to be a member of the Seagram Board of Directors for purposes of determining a quorum or for any other purpose, and will not have the right to vote on any matter voted on by the Seagram Board of Directors.



     Seagram has agreed to use its best efforts to cause the election of the Designee to the Seagram Board of Directors, including nominating such individual to be elected to the Seagram Board of Directors.



     For so long as Philips has an ex officio designee to the Seagram Board of Directors pursuant to the Stockholders Agreement, such individual will be entitled to notice of and to attend meetings of the Audit Committee of the Seagram Board of Directors (the "Audit Committee") and to receive all information circulated or made available to the members of the Audit Committee. Such individual will not be deemed to be a member of the Audit Committee for purposes of determining a quorum or for any other purpose, and will not have the right to vote on any matter voted on by such committee.


  VOTING


     Philips has agreed to vote (and to cause each of its affiliates that beneficially own Voting Shares to vote), any Voting Shares beneficially owned by it to cause each of the nominees designated by the Seagram Board of Directors to be elected to the Seagram Board of Directors; provided, however, that the foregoing will not be applicable if Seagram has not complied with its obligations described in the first and fourth paragraphs under "-- Seagram Board of Directors."



     In connection with any vote of the shareholders of Seagram relating to any matter other than election of directors, unless Seagram otherwise consents in writing, Philips has agreed to vote (and to cause each of its affiliates that beneficially own Voting Shares to vote), any Voting Shares beneficially owned by it, at Philips' option, either proportionately on the same basis as the other holders of Voting Shares so vote or as recommended by the Seagram Board of Directors; provided, that Philips will be entitled to vote its shares in its discretion (and not in such proportion or as so recommended) with respect to any transaction submitted to holders of Voting Shares pursuant to which Voting Shares beneficially owned by Philips or any of its Permitted Transferees will not be entitled to receive (or will not be permitted to elect to receive on an equitable basis with the Voting Shares held by all other shareholders), in such transaction, the same consideration as Voting Shares held by all other shareholders of Seagram.


  RESTRICTIONS ON TRANSFER DURING TWO YEARS FOLLOWING THE CLOSING


     Philips has agreed that, without the consent of Seagram, during the period commencing on the Closing and ending on the second anniversary thereof, Philips will not, and will cause its Permitted Transferees not to, transfer any Voting Shares beneficially owned by Philips or any of its Permitted Transferees except
(i) to any Permitted Transferee, (ii) as described under "-- Required Sale" (so long as such transfer is effected in a manner which would be permitted by the provision described under "-- Restrictions on Transfer after Two Years following the Closing" if such transfer were to occur after the second anniversary of the Closing), or (iii) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by Philips or any of its affiliates and (a) which is approved by the Seagram Board or (b) in which Philips would be disadvantaged, in any material respect, if Philips failed to tender because the offer is a partial tender offer for less than all of the outstanding Common Shares or a tender offer for all Common Shares with no undertaking by the offeror or its affiliates for a second step or similar "back-end" transaction providing for the same consideration as in the offer; provided, that all conditions to such tender offer (other than the minimum condition) are reasonably likely to be satisfied at the scheduled expiration date and the minimum condition is reasonably likely to be satisfied at the scheduled expiration date for such offer even if Philips does not tender (any such offer, a "Permitted Tender Offer"). "Common Shares" means Seagram Shares and any securities issued in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.


  RESTRICTIONS ON TRANSFER AFTER TWO YEARS FOLLOWING THE CLOSING

     Philips has also agreed that, without the consent of Seagram, following the second anniversary of the Closing, Philips will not, and will cause its affiliates not to, transfer any Voting Shares except (i) to any Permitted Transferee, (ii) pursuant to a Permitted Tender Offer, (iii) pursuant to an Underwritten Offering,

(iv) pursuant to a Private Placement or (v) pursuant to a Market Sale. Under the Stockholders Agreement, (a) "Underwritten Offering" means the sale of Common Shares for cash in an underwritten public offering or block trade or in an offering effected pursuant to Regulation S under the U.S. Securities Act, which, in any case, is designed to effect a broad distribution of such Common Shares in which no purchaser is intended to acquire 4% or more of the Common Shares and also includes a sale of debt securities of Philips or any Permitted Transferee for cash, which debt securities are exchangeable for Common Shares, at the option of the holder or the issuer of such debt securities or as required by the terms of such debt securities, and which sale is effected pursuant to an offering under Rule 144A and Regulation S which is designed to effect a broad distribution of such debt securities in which no purchaser is intended to acquire Voting Share equivalents equal to or greater than 4% of the Common Shares, (b) "Private Placement" means one or a series of related privately-negotiated transfers pursuant to which an insurance company, foundation or charitable organization, pension fund or other employee benefit plan, broker dealer, investment company, private investment fund (provided that such private investment fund is not, and will not in connection with such Private Placement be, required to file a Schedule 13D regarding Voting Shares), investment adviser, bank, savings bank, savings association or other financial institution will acquire up to 4% of the then outstanding Voting Shares or Voting Share equivalents; and (c) "Market Sale" means a sale or other transfer which is effected in accordance with the provisions of Rule 144 under the U.S. Securities Act.


  RIGHT OF FIRST OFFER

     Any transfer of Voting Shares by Philips or its Permitted Transferees pursuant to a Permitted Tender Offer, an Underwritten Offering, a Private Placement, a Market Sale or otherwise consented to by Seagram will be subject to the right of first offer provisions of the Stockholders Agreement in favor of Seagram, except that, subject to compliance with certain provisions of the Stockholders Agreement relating to Permitted Transferees, such right of first offer provisions will not apply to any transfer between Philips and any of its Permitted Transferees or between Permitted Transferees. Any Permitted Transferee will be subject to the terms and conditions of the Stockholders Agreement as if such Permitted Transferee were Philips.

  REQUIRED SALE


     If, due to repurchases of Common Shares by Seagram at any time following the Closing, the Applicable Percentage exceeds 17 1/2%, then Seagram may, at its option, cause Philips or any Permitted Transferees to transfer Voting Shares (subject to the provisions described in the fourth paragraph under "-- Standstill" below) during the 180 day period commencing following notice by Seagram of its exercise of such option; provided that such 180 day period will be extended to the extent Philips has made a registration or prospectus request pursuant to the Stockholders Agreement for the period following receipt of notice of Seagram's election of its rights to require any such transfer until such registration statement has been declared effective and a final prospectus, if applicable, has been receipted, but only if such request has been made by Philips within 30 days following receipt of such notice. With respect to any such transfer, Philips will select the method or methods of transfer, which methods will consist of one or more of the following: a Private Placement, an Underwritten Offering or a Market Sale.


  STANDSTILL

     Philips has agreed that Philips will not, and will cause each of its subsidiaries not to, directly or indirectly, acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Voting Shares (except pursuant to the Offer or by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Voting Shares generally).

     The restrictions described in the preceding paragraph will terminate in the event (i) the Seagram Board approves a tender offer for 50% or more of the outstanding Voting Shares (provided that if such offer is withdrawn or expires without being consummated, such restrictions will be reinstated) or (ii) it is publicly disclosed that Voting Shares representing 33 1/3% of the voting power have been acquired by any person or group (other than Philips or an affiliate thereof or any group in which Philips or any affiliate is a member) which does not own more than 20% of the Voting Shares immediately following the Closing.

     Under the Stockholders Agreement, Philips has represented and warranted that neither it nor any of its subsidiaries beneficially own any Voting Shares or Voting Share equivalents as of the date of the Stockholders Agreement and agreed that, as of the Closing, except for Common Shares issued pursuant to the Offer, neither Philips nor any of its subsidiaries will beneficially own any Voting Shares or Voting Share equivalents.



     Philips has also agreed that, except as expressly set forth in the provisions of the Stockholders Agreement described under "-- Seagram Board" and "-- Voting," Philips will not, and will cause its subsidiaries not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chief Executive Officer of Seagram or by a resolution of a majority of the directors of Seagram, take any of the actions set forth below (or take any action that would require Seagram to make an announcement regarding any of the following); provided, however, that Philips will not be required to take any such action as a result of the request of Seagram:


          (i) effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in:


             (a) any acquisition of beneficial ownership of Voting Shares which would result in a breach of the provisions described above in the first paragraph of this "-- Standstill" section;


             (b) any tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving Seagram or any material portion of its business or any purchase of all or any substantial part of the assets of Seagram or any material portion of its business; or


             (c) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of "solicitation") with respect to Seagram or any of its affiliates or any action resulting in Philips, any of its subsidiaries, or such other person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to Seagram or any of its subsidiaries;



          (ii) propose any matter for submission to a vote of shareholders of Seagram or any of its affiliates;


          (iii) seek election to, seek to place a representative (other than the Designee) on, or seek the removal of, any Director, subject to certain exceptions;

          (iv) except as contemplated by the Stockholders Agreement, grant any proxy with respect to any Voting Shares;

          (v) except as contemplated by the Stockholders Agreement, execute any written consent with respect to any Voting Shares;

          (vi) form, join or participate in a group with respect to any Voting Shares or deposit any Voting Shares in a voting trust or subject any Voting Shares to any arrangement or agreement with respect to the voting of such Voting Shares or other agreement having similar effect;


          (vii) take any other action to seek to affect the control of the management or Board of Directors of Seagram or any of its affiliates, including publicly suggesting or announcing its willingness to engage in or have another person engage in a transaction that could reasonably be expected to result in a business combination or to increase the ownership percentage of Philips; provided, that nothing in the provisions described in this paragraph will restrict the manner in which the Designee may (a) vote on any matter submitted to the Seagram Board of Directors or (b) participate in deliberations or discussions of the Seagram Board of Directors (so long as such actions do not otherwise violate any provision described above in the first two paragraphs of "-- Standstill" in his or her capacity as a director so long as such action is required by the Designee's fiduciary duty to Seagram or its shareholders or by securities or similar laws, in each case as advised by outside counsel to the Designee (to the extent practicable under the then-existing circumstances);


          (viii) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;

          (ix) disclose to any person (other than an affiliate), or otherwise induce, encourage, discuss or facilitate, any intention, plan or arrangement inconsistent with the foregoing or with the restrictions on transfer set forth in the Stockholders Agreement or form any such intention which would result in Seagram or any of its affiliates or Philips or any of its affiliates being required to make any such disclosure in any filing with a governmental authority or being required to make a public announcement with respect thereto; or

          (x) request Seagram or any of its affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive the Stockholders Agreement or the articles of amalgamation or bylaws (or similar constituent documents) of Seagram or any of its affiliates;

provided, however, that notwithstanding the foregoing restrictions, Philips will be entitled to make any disclosure required by securities or similar disclosure laws, as advised in writing by outside counsel reasonably satisfactory to Seagram.

  RESTRICTIONS FOLLOWING ANY SPIN-OFF


     The Stockholders Agreement provides that in the event that, on or at any time following the Closing, Seagram effects any spin-off of one or more of its subsidiaries (the "Spinoff Company") to holders of Voting Shares, prior to any such spin-off, Philips will, and Seagram will cause such Spinoff Company to, enter into an agreement substantially identical to the Stockholders Agreement. In the event that the spirits and wine business of Seagram becomes a separate publicly traded company, such agreement will not subject Philips to the transfer restrictions of the Stockholders Agreement (see "-- Restrictions on Transfer during the Two Years following the Closing" and "-- Restrictions on Transfer after Two Years following the Closing") with respect to such Spinoff Company (except for the provisions that restrict transfers pursuant to a tender offer or exchange offer only to Permitted Tender Offers, and the related right of first offer provisions).


  REGISTRATION RIGHTS

     The Stockholders Agreement grants Philips customary rights with respect to the registration under the United States federal and Canadian securities laws of offerings of Common Shares issued pursuant to the Offer Agreement and held by Philips or any Permitted Transferee.

  TERM AND TERMINATION

     The Stockholders Agreement will become effective upon consummation of the Offer and prior thereto will be of no force or effect. If the Offer Agreement is terminated in accordance with its terms, the Stockholders Agreement will automatically be deemed to have been terminated and will thereafter be of no force or effect.


     Subject to earlier termination as described in the next paragraph or in the second paragraph under "-- Standstill" above, the rights and obligations of Philips and its Permitted Transferees under the Stockholders Agreement will terminate upon the Applicable Percentage equalling less than 5%; provided, that certain provisions, including those described above under "-- Voting", "-- Restrictions on Transfer during Two Years following the Closing,"
"-- Restrictions on Transfer after Two Years following the Closing" and
"-- Standstill" will automatically become effective and reinstated if, within 12 months following the date that the Applicable Percentage is less than 5%, the Applicable Percentage equals or exceeds 5% as a result of the acquisition of Voting Shares by Philips or any subsidiary.



     In addition, the rights and obligations of Philips and its Permitted Transferees under certain provisions, including those described above under "-- Restrictions on Transfer during Two Years following the Closing," and
"-- Restrictions on Transfer after Two Years following the Closing" and in the second paragraph of "-- Voting" shall terminate immediately at the time (i) any person or group (excluding any person or group that beneficially owns more than 20% of the Voting Shares as of the date of the Stockholders Agreement) becomes the beneficial owner of more than 25% of the Voting Shares (excluding any Voting Shares acquired from Philips or a Permitted Transferee) if such person or group beneficially owns more Voting Shares than any other person or group or (ii)(a) no person or group beneficially owns more than 20% of the Voting Shares and (b) none of Edgar M. Bronfman, Charles R. Bronfman or Edgar Bronfman, Jr. serves as Chairman of the Board of Seagram, Co-Chairman of the Board of Seagram or Chief Executive Officer of Seagram.

                            THE SEAGRAM COMPANY LTD.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1998 and Unaudited Pro Forma Consolidated Statement of Income for the fiscal year ended June 30, 1998 illustrate (i) the effect of the sale of Tropicana and the Offer as if such transactions had been consummated on June 30, 1998 for the Unaudited Pro Forma Consolidated Balance Sheet and (ii) the effect of the sale of Tropicana, the Offer and the other transactions described below as if each had been consummated on July 1, 1997 for the Unaudited Pro Forma Consolidated Statement of Income. For purposes of the following Unaudited Pro Forma Consolidated Financial Statements, the total purchase price of the Offer of NLG
20.7 billion is converted to US Dollars at a rate of 2.00 Dutch Guilders to 1.0 US Dollar, the payment of which is reflected as Cash Consideration of $8.35 billion and the issuance of 47,904,191 Seagram Shares valued at $2.0 billion (assuming that all PolyGram Shares are acquired in the Offer). The Offer will be accounted for as a purchase. See "The Offer -- Accounting Treatment."

     The other transactions referred to in the immediately preceding paragraph are:

     - the USA Networks Transaction on October 21, 1997, which resulted in Universal's acquisition of an incremental 50% interest in the USA Networks partnership, including the Sci-Fi Channel, for $1.7 billion in cash. The USA Networks Transaction was accounted for under the purchase method of accounting. The cost of the acquisition was allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. This valuation resulted in $1.6 billion of unallocated excess of cost over fair value of assets acquired which was being amortized over 40 years, and

     - On February 12, 1998, the sale of a 50% interest in USA Networks to USAi and the contribution of the remaining 50% interest in USA Networks and the majority of the television assets ("UTV") of Universal, including all of Universal's domestic television production and distribution operations and 50% of the international operations of USA Networks, to USANi LLC (the "LLC") in the USAi Transaction, in which Universal received cash,
       13.5 million shares of USAi (after giving effect to the 2 for 1 split of USAi stock on March 26, 1998), consisting of approximately 7.1 million shares of common stock and 6.4 million shares of Class B common stock which in the aggregate represented a 10.7% equity interest in USAi at date of acquisition, and a 45.8% interest in the LLC which is exchangeable for USAi common stock and Class B common stock. The USAi Transaction resulted in $82 million of unallocated excess cost over fair value of assets acquired which is being amortized over 40 years. The investment in the 7.1 million shares of USAi common stock held by Universal at June 30, 1998 is accounted for at market value ($178 million at June 30, 1998) and has an underlying historical cost of $142 million. The investment in the 6.4 million shares of Class B common stock of USAi is carried at its historical cost of $128 million. The investment in the LLC is included in investments in unconsolidated companies on the consolidated balance sheet and is accounted for under the equity method.

     No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.


     Pursuant to the Offer Agreement, PolyGram has retained a financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division." On October 22, 1998, Seagram announced that it had entered into an agreement in principle with MGM to sell certain library assets of PolyGram's film division to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations. See "PolyGram
N.V. -- Recent Developments."



     These Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with (i) PolyGram's selected historical consolidated financial data, set forth under "Summary -- PolyGram Selected Historical Consolidated Financial Data"; (ii) the historical financial statements of PolyGram (including the notes thereto) contained in PolyGram's Annual Report on Form 20-F for the year ended

December 31, 1997, which is incorporated by reference herein; (iii) the PolyGram unaudited consolidated interim financial data contained in PolyGram's Report on Form 6-K dated July 22, 1998, which is incorporated by reference herein and (iv) the historical financial statements of Seagram contained in Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended, which is incorporated by reference herein.


     The Unaudited Pro Forma Consolidated Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the sale of Tropicana, the Offer, the USA Networks Transaction and the USAi Transaction been consummated as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998
                      (UNITED STATES DOLLARS IN MILLIONS)


                                                              TROPICANA      POLYGRAM       POLYGRAM       SEAGRAM
                                                 SEAGRAM      PRO FORMA      FINANCIAL      PRO FORMA    CONSOLIDATED
                                                HISTORICAL   ADJUSTMENTS   STATEMENTS(F)   ADJUSTMENTS    PRO FORMA
                                                ----------   -----------   -------------   -----------   ------------
ASSETS
  Current assets
     Cash and short-term investments at
       cost...................................   $ 1,174        $3,288(a)     $  119         $(5,207)(g)   $ 1,438
                                                                                              (8,350)(h)
     Receivables, net.........................     2,155            --         1,010              --         3,165
     Inventories..............................     2,555            --           135              --         2,690
     Film costs, net of amortization..........       175            --           204              --           379
     Deferred income taxes....................       282            --           181              --           463
     Prepaid expenses and other current
       assets.................................       630            --           572            (188)(i)     1,014
                                                 -------        ------        ------         -------       -------
       TOTAL CURRENT ASSETS...................     6,971         3,288         2,221          (3,331)        9,149(p)
                                                 -------        ------        ------         -------       -------
  Common stock of DuPont......................     1,228                          --              --         1,228
  Common stock of USAi........................       306                                          --           306
  Film costs, net of amortization.............     1,272                         333              --         1,605
  Artists' contracts, advances and other
     entertainment assets.....................       761                       1,116           2,800(j)      4,677
  Property, plant and equipment, net..........     2,733                         394              --         3,127
  Investment in unconsolidated companies......     3,437                         105              --         3,542
  Excess of cost over fair value of assets
     acquired.................................     3,076                       1,056           6,695(j)     10,827
  Deferred charges and other assets...........       661                          58              --           719
  Net assets of discontinued Tropicana
     operations...............................     1,734        (1,734)(b)        --              --            --
                                                 -------        ------        ------         -------       -------
                                                 $22,179        $1,554        $5,283         $ 6,164       $35,180(p)
                                                 =======        ======        ======         =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
     Short-term borrowings and indebtedness
       payable within one year................   $ 1,653                      $  325         $ 1,707(k)    $ 3,685
     Accrued royalties and participations.....       702                         610              --         1,312
     Payables and accrued liabilities.........     2,068           108(c)      1,310              95(l)      3,581
     Income and other taxes...................       286           373(d)         84              --           743
                                                 -------        ------        ------         -------       -------
       TOTAL CURRENT LIABILITIES..............     4,709           481         2,329           1,802         9,321(p)
                                                 -------        ------        ------         -------       -------
  Long-term indebtedness......................     2,225                          73           3,500(m)      5,798
  Accrued royalties and participations........       421                         153              --           574
  Deferred income taxes.......................     2,598                         261           1,064(j)      3,923
  Other credits...............................       995                         229              --         1,224
  Minority interest...........................     1,915                          36              --         1,951
  Shareholders' equity
     Shares without par value.................       848                       2,202          (2,202)(n)     2,848
                                                                                               2,000(o)
     Cumulative currency translation
       adjustments............................      (499)                                         --          (499)
     Cumulative gain on equity securities
       after tax..............................       699                                          --           699
     Retained earnings........................     8,268         1,073(e)                         --         9,341
                                                 -------        ------        ------         -------       -------
       TOTAL SHAREHOLDERS' EQUITY.............     9,316         1,073         2,202            (202)       12,389
                                                 -------        ------        ------         -------       -------
                                                 $22,179        $1,554        $5,283         $ 6,164       $35,180
                                                 =======        ======        ======         =======       =======

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    FOR THE FISCAL YEAR ENDED JUNE 30, 1998
         (UNITED STATES DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                           PRO FORMA
                                          ADJUSTMENTS                             PRO FORMA ADJUSTMENTS
                                       -----------------               --------------------------------------------
                                       UTV AND             SEAGRAM/                       POLYGRAM                      SEAGRAM
                           SEAGRAM       USA      USAI &     USAI        TROPICANA        FINANCIAL      POLYGRAM     CONSOLIDATED
                          HISTORICAL   NETWORKS   OTHER    PRO FORMA   ADJUSTMENTS(W)   STATEMENTS(X)   ADJUSTMENTS    PRO FORMA
                          ----------   --------   ------   ---------   --------------   -------------   -----------   ------------
Revenues................   $ 9,474      $(376)(q)  $ 11(s)  $9,109                         $5,559                       $14,668
Cost of revenues........     5,525       (232)(q)            5,293                          3,045         $   332(y)      8,670
Selling, general and
  administrative
  expenses..............     3,396        (53)(q)     8(s)   3,351                          2,156             169(z)      5,676
                           -------      -----      ----     ------         ------          ------         -------       -------
Operating income........       553        (91)        3        465                            358            (501)          322(p)
  Interest, net and
    other...............       228        (38)(q)    21(t)     211                             14             352(aa)       577
Gain on sale of Time
  Warner shares.........       926         --        --        926                                                          926
Gain on USAi
  transaction...........       360         --        --        360                                                          360
                           -------      -----      ----     ------         ------          ------         -------       -------
                             1,611        (53)      (18)     1,540                            344            (853)        1,031
  Provision (benefit)
    for income taxes....       638        (14)        3(u)     627                            102            (249)(u)       480
  Minority interest
    charge (credit).....        48        (10)(q)     6(v)      44                             11             (36)(v)        19
Equity (loss) earnings
  from unconsolidated
  companies.............       (45)        31(q)     19(r)       5                            (11)                           (6)
                           -------      -----      ----     ------         ------          ------         -------       -------
  Income (loss) from
    continuing
    operations..........   $   880      $   2      $ (8)    $  874                         $  220         $  (568)      $   526
  Income from
    discontinued
    Tropicana
    operations, after
    tax.................        66         --        --         66         $  (66)             --              --            --
                           -------      -----      ----     ------         ------          ------         -------       -------
Net income (loss).......   $   946      $   2      $ (8)    $  940         $  (66)         $  220         $  (568)      $   526(p)
                           =======      =====      ====     ======         ======          ======         =======       =======
Basic earnings per share
  Income from continuing
    operations..........   $  2.51                                                                                      $  1.32
  Income from
    discontinued
    Tropicana
    operations, after
    tax.................       .19                                                                                           --
                           -------                                                                                      -------
  Net income............   $  2.70                                                                                      $  1.32
                           =======                                                                                      =======
Diluted earnings per
  share
  Income from continuing
    operations..........   $  2.49                                                                                      $  1.31
  Income from
    discontinued
    Tropicana
    operations, after
    tax.................       .19                                                                                           --
                           -------                                                                                      -------
  Net income............   $  2.68                                                                                      $  1.31
                           =======                                                                                      =======
Shares (in thousands)
  Weighted average
    shares
    outstanding.........   349,874                                                                         47,904(o)    397,778
  Dilutive potential
    common shares.......     3,731                                                                                        3,731
                           -------                                                                                      -------
  Adjusted weighted
    average shares
    outstanding.........   353,605                                                                                      401,509
                           =======                                                                                      =======

                           NOTES TO SEAGRAM PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS


(a) Reflects the proceeds from the sale of Tropicana, after an adjustment based upon a final determination of net indebtedness as of the closing date of such disposition.


(b)  Reflects the disposal of Tropicana net assets.

(c) Reflects transaction fees and other incremental costs related to the sale of Tropicana.

(d)  Reflects the income tax expected to be paid on the sale of Tropicana.

(e)  Reflects the net gain after tax on the sale of Tropicana.

(f) The PolyGram financial statements have been converted to U.S. GAAP and certain reclassifications have been made to conform to Seagram's account classifications. The balance sheet has been converted at a rate of 2.0341 Dutch Guilders to 1.0 US Dollar.


(g) Reflects the cash proceeds from short term borrowings and long term borrowings.



(h)  Reflects the cash paid to PolyGram shareholders in the Offer.



(i) Reflects option premiums for the purchase of various currency options to hedge Seagram's currency exposure given that the cash consideration payable in the Offer is payable in Dutch Guilders. Seagram has purchased options to sell $6.8 billion in exchange for Deutsch Marks, which are being used as a proxy for Dutch Guilders due to the greater liquidity available in the German currency, at strike prices equivalent to the forward rates at the times of purchase. These options mature on various dates near the expected close of the Offer.



(j) Reflects preliminary estimates of the revaluation of artist contracts, catalogs and music publishing to fair value and the associated deferred tax liability and the unallocated amount of the excess of the purchase price over the fair value of PolyGram assets acquired. Seagram is currently evaluating the fair value of certain assets to be acquired and liabilities to be assumed. Upon completion of this valuation, Seagram will make a final allocation of the excess purchase price over fair value, which may include adjustments to the preliminary estimates referenced above. Accordingly, the purchase accounting allocation is preliminary and has been made solely for the purpose of developing the unaudited pro forma consolidated financial information.



(k)  Reflects the short-term borrowings to finance the Offer.



(l) Reflects financing and transaction costs incurred as a result of the Offer.



(m) Reflects the long-term borrowings to finance the Offer.



(n)  Reflects the elimination of historical PolyGram equity.



(o) Reflects the issuance of 47,904,191 Seagram Shares at $41.75 per share to PolyGram shareholders in the Offer.



(p) Includes PolyGram's film division balances which represent 4.8% of Seagram pro forma current assets, 1.5% of Seagram pro forma total assets, 4.9% of Seagram pro forma current liabilities and 2.3% of Seagram pro forma total liabilities. The operating loss and net loss for PolyGram's film division for the twelve months ended June 30, 1998 were $102 million and $150 million, respectively.



(q) Reflects the elimination of USA Networks and the television business contributed to the LLC. The initial 50% interest was accounted for under the equity method of accounting, while the acquisition of the remaining 50% interest was accounted for under the purchase method of accounting.



(r) Reflects the 45.8% equity in the net income of the LLC net of the amortization of goodwill on the investment in the LLC over 40 years. The interest in the LLC is accounted for under the equity method of accounting.

(s) Reflects distribution agreements which principally include: (1) USAi's distribution of Universal's library and other television product and theatrical films in domestic television markets and (2) Universal's distribution of USAi's television product in foreign markets.



(t) Reflects the additional interest expense resulting from the increased short-term borrowings for the payment of $1.7 billion for the incremental 50% interest in USA Networks offset by the reduction of short-term borrowings using cash proceeds of $1.3 billion from the USAi transaction, at an average borrowing rate of 5.4%.



(u)  Reflects the income taxes provided for at the statutory income tax rate.



(v) Reflects the adjustment of interest attributable to minority shareholders of Universal.



(w)  Reflects the removal of Tropicana net income.



(x) The PolyGram financial statements for the twelve months ended June 30, 1998 have been converted to U.S. GAAP and certain reclassifications have been made to conform to Seagram's account classifications. The income statement has been converted to US Dollars at an average rate of 2.01812 Dutch Guilders to one US Dollar for the twelve months ended June 30, 1998.



(y) Reflects the amortization, over periods from 14 to 20 years, of the $2.8 billion revaluation to fair value of artist contracts, catalogs and music publishing assets as described in note (j).



(z) Reflects the amortization, over a 40 year period, of the unallocated amount of the excess of the purchase price over the fair value of PolyGram assets acquired as described in note (j).



(aa) Reflects the additional interest expense resulting from the increased short-term borrowings of approximately $1,707 million at an average borrowing rate of 6.25% and increased long-term borrowings of $3.5 billion at an average borrowing rate of 7.0% for the payment of $8.35 billion of the $10.35 billion purchase price to acquire 100% of PolyGram in the Offer. The balance of the $8.35 billion payment will be funded from the net sale proceeds from the sale of Tropicana as described in notes (a) and (b).

                            THE SEAGRAM COMPANY LTD.


     Financial and other information relating to Seagram, including information relating to Seagram's directors and executive officers, is set forth in (i) Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended, and (ii) Seagram's Current Reports on Form 8-K dated July 20, 1998, August 4, 1998, August 25, 1998, as amended, and September 1, 1998, as amended, all of which are incorporated by reference herein and copies of which may be obtained from Seagram as indicated under "Incorporation of Certain Documents by Reference."



     Seagram operates two core, global businesses: spirits and wine and entertainment. Seagram's spirits and wine business is engaged principally in the production and marketing of distilled spirits and wines, as well as coolers, beers and mixers. The entertainment company, Universal, Seagram's 84%-owned subsidiary, produces and distributes motion picture, television and home video products and recorded music; and operates theme parks and retail stores.


     The principal executive offices of Seagram are located at 1430 Peel Street, Montreal, Quebec, Canada H3A 1S9, and its telephone number at such address is
(514) 849-5271.


     Descendants of the late Samuel Bronfman and trusts established for their benefit (collectively, the "Bronfman Family") beneficially own directly or indirectly approximately 34.5% of the outstanding Seagram Shares (approximately 30.3% of the outstanding Seagram Shares after giving effect to the issuance of 47,904,191 Seagram Shares as Share Consideration in the Offer). Of the amount beneficially owned before giving effect to the Offer, Bronfman Associates, a partnership of which Edgar M. Bronfman, his children and a trust for the benefit of Edgar M. Bronfman and his descendants are the sole partners and of which Edgar M. Bronfman is the managing partner, along with a second trust for the benefit of Edgar M. Bronfman and his descendants, own directly approximately 17.5% of the Seagram Shares, trusts for the benefit of Charles R. Bronfman and his descendants own directly approximately 14.8% of the Seagram Shares, trusts for the benefit of the family of the late Minda de Gunzburg and members of her immediate family own directly or indirectly approximately 0.7% of the Seagram Shares, Phyllis Lambert owns directly or indirectly approximately 0.3% of the Seagram Shares, a charitable foundation of which Charles R. Bronfman is among the directors owns approximately 0.9% of the Seagram Shares, another charitable foundation of which Charles R. Bronfman is among the directors owns approximately 0.2% of the Seagram Shares, a charitable foundation of which Edgar
M. Bronfman and Charles R. Bronfman are among the trustees owns approximately 0.1% of the Seagram Shares, a charitable foundation of which Phyllis Lambert is one of the directors owns less than 0.01% of the Seagram Shares and Edgar M. Bronfman, Charles R. Bronfman and their respective spouses and children own directly approximately 0.02% of the Seagram Shares. In addition, such persons hold options which are currently exercisable or become exercisable within 60 days to purchase an additional 1.1% of the Seagram Shares, calculated pursuant to Rule 13d-3 of the Rules and Regulations under the U.S. Exchange Act. Percentages set forth in this paragraph are based on the number of Seagram Shares outstanding as of September 30, 1998. See "Security Ownership of Certain Beneficial Owners and Management of The Seagram Company Ltd."


     Edgar M. Bronfman is Chairman of the Board of Seagram and a director of Seagram. Charles R. Bronfman is Co-Chairman of the Board and Chairman of the Executive Committee of Seagram and a director of Seagram. Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

     Pursuant to a voting trust agreement, Charles R. Bronfman serves as voting trustee for Seagram Shares beneficially owned directly or indirectly by Bronfman Associates, the aforesaid trusts for the benefit of Edgar M. Bronfman and his descendants, the aforesaid trusts for the benefit of Charles R. Bronfman and his descendants, the first two of the four aforesaid charitable foundations and Charles R. Bronfman. Pursuant to another voting trust agreement, Edgar M. Bronfman and Charles R. Bronfman are among the voting trustees for Seagram Shares beneficially owned directly or indirectly by trusts for the benefit of the family of the late Minda de Gunzburg and members of her immediate family. Neither voting trust agreement contains restrictions on the right of the voting trustees to vote the deposited Seagram Shares.

     The Bronfman Family may be deemed to be in control of Seagram. Information concerning the foregoing persons and entities, together with information concerning the directors and executive officers of Seagram, is contained in
Schedule I attached to this Offering Circular/Prospectus.

     Except as described in this Offering Circular/Prospectus, neither Seagram nor, to the best of Seagram's knowledge, any of the persons listed in Schedule I attached hereto or any associate or majority-owned subsidiary of Seagram or any of the persons so listed, beneficially owns or has a right to acquire any equity security of PolyGram, and neither Seagram nor, to the best of Seagram's knowledge, any of the persons referred to in this paragraph, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of PolyGram during the past 60 days.

     Except as described in this Offering Circular/Prospectus, (i) there have not been any contacts, transactions or negotiations between Seagram or any of its subsidiaries or, to their best knowledge, any of the persons listed in
Schedule I attached hereto, on the one hand, and PolyGram or any members of PolyGram's Board of Management or Supervisory Board, PolyGram officers or PolyGram affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) neither Seagram nor, to the best of Seagram's knowledge, any of the persons listed in Schedule I attached hereto has any present or proposed contract, arrangement, understanding or relationship with any person with respect to the securities of PolyGram, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities of PolyGram, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

     Except as disclosed in this Offering Circular/Prospectus, during the past three years, neither Seagram nor any company belonging to the same group as Seagram acquired, directly or indirectly, from any member of the Board of Management of PolyGram or the Supervisory Board of PolyGram, their spouses or minor children or any legal entity controlled by such persons, any PolyGram Shares, and neither Seagram nor any such group company has entered into agreements, contracts or transactions with any of such persons which will result in the acquisition of any PolyGram Shares.

     Except as disclosed in this Offering Circular/Prospectus, during the past three years, neither Seagram nor any company belonging to the same group as Seagram acquired, directly or indirectly, from any third parties any PolyGram Shares, and neither Seagram nor any such group company has entered into agreements, contracts or transactions with any third parties which will result in the acquisition of any PolyGram Shares.

     Goldman Sachs International, an affiliate of Goldman Sachs & Co., served as financial advisor to Philips in connection with the Offer. John S. Weinberg, a director of Seagram, is a Managing Director of Goldman, Sachs & Co.

     As of the date of this Offering Circular/Prospectus, PolyGram does not own any Seagram Shares.

RECENT DEVELOPMENTS


     On August 25, 1998, Seagram sold Tropicana to Pepsi for cash proceeds of approximately $3.3 billion. The after-tax proceeds from the transaction will be used by Seagram to pay a part of the cash portion of the Offer Consideration. See "The Offer -- Source and Amount of Funds."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                   AND MANAGEMENT OF THE SEAGRAM COMPANY LTD.


     The following table sets forth certain information regarding the beneficial ownership of Seagram Shares as of September 30, 1998 by (i) persons known to Seagram to be the beneficial owners of more than 5% of the outstanding Seagram Shares, (ii) each director of Seagram, (iii) each of the five most highly compensated executive officers of Seagram during the fiscal year ended June 30, 1998 of Seagram and (iv) the directors and executive officers of Seagram as a group. The following table sets forth beneficial ownership information both before and after giving effect to the issuance of 47,904,191 Seagram Shares as Share Consideration in the Offer. Each trustee of a trust or a charitable foundation may be deemed to be the beneficial owner of Seagram Shares held by the trust or foundation. Because certain persons listed below serve as trustees of the same trusts or charitable foundations, there are substantial duplications in the number of shares and percentages shown in the table.



                                                     BEFORE OFFER                                    AFTER OFFER
                                     --------------------------------------------    --------------------------------------------
                                                          PERCENTAGE     DEFERRED                         PERCENTAGE     DEFERRED
                                       NUMBER              OF SHARES      SHARE        NUMBER              OF SHARES      SHARE
BENEFICIAL OWNER                      OF SHARES           OUTSTANDING    UNITS(1)     OF SHARES           OUTSTANDING    UNITS(1)
----------------                      ---------           -----------    --------     ---------           -----------    --------
Edgar Miles Bronfman Trust.........   60,704,604(2)          17.5%           --       60,704,604(2)          15.4%           --
C. Bronfman Family Trust
  Charles Rosner Bronfman Family
  Trust
  Charles Bronfman Trust
  Charles Bronfman Trust II
  Charles R. Bronfman Trust and
  Charles Rosner Bronfman
  Discretionary   Trust............   51,522,760(3)          14.8%           --       51,522,760(3)          13.0%           --
Koninklijke Philips Electronics
  N.V. ............................           --               --            --       47,904,191(4)          12.1%           --
Edgar M. Bronfman..................   61,711,561(5)          17.7%           --       61,711,561(5)          15.6%           --
The Honourable Charles R Bronfman,
  P.C., C.C. ......................   55,849,421(6)          16.1%           --       55,849,421(6)          14.1%           --
Edgar Bronfman, Jr.................   63,385,102(7)          18.1%           --       63,385,102(7)          15.9%           --
Samuel Bronfman II.................      357,541(8)             *            --          357,541(8)             *            --
Matthew W. Barrett, O.C. ..........        1,000                *         3,115            1,000                *         3,115
Laurent Beaudoin, C.C. ............           --(9)             *         1,518               --(9)             *         1,518
Frank J. Biondi, Jr................    1,000,500(10)            *            --        1,000,500(10)            *            --
Richard H. Brown...................        1,000                *         1,670            1,000                *         1,670
The Honourable William G. Davis,
  P.C., C.C., Q.C. ................          982                *            --              982                *            --
Andre Desmarais....................        5,000                *           954            5,000                *           954
Barry Diller.......................        1,000(11)            *         1,112            1,000(11)            *         1,112
Michele J. Hooper..................        2,482                *            --            2,482                *            --
David L. Johnston, C.C. ...........          400                *         3,313              400                *         3,313
The Honourable E. Leo Kolber,
  Senator..........................        4,240                *         3,189            4,240                *         3,189
Marie-Josee Kravis, O.C. ..........          400                *         2,504              400                *         2,504
Robert W. Matschullat..............      645,500(12)            *            --          645,500(12)            *            --
C. Edward Medland..................        6,000                *         3,326            6,000                *         3,326
Samuel Minzberg....................           --               --         1,171               --               --         1,171
John S. Weinberg...................        6,500(13)            *         3,350            6,500(13)            *         3,350
Directors and executive officers as
  a group..........................  122,769,574(14)         34.7%                   122,769,574(14)         30.6%


------------
 *  Less than 1%.

 (1) Non-employee directors receive at least 50% of their annual fees in Seagram Shares or share equivalents pursuant to The Seagram Company Ltd. Stock Plan for Non-Employee Directors. Under the plan, each non-employee director may elect to receive either 50% or 100% of his or her annual retainer in Seagram Shares or deferred share units. If a director elects to receive Seagram Shares, the applicable retainer amount (net of withholding taxes) will be used to purchase Seagram Shares on the open market. The Seagram Shares will be delivered promptly to the director. If a director elects to receive deferred share units, units representing the value of Seagram Shares will be credited to the director's account based on the market value of a Seagram Share on the annual crediting date. Deferred share units will be paid to the director, along with the value of dividends as if reinvested in additional Seagram Shares, after termination of Board service. Payment will be made in Seagram Shares or cash, net of withholding, based on the then market value of the Seagram Shares. Fees for attending Board and committee meetings and/or serving as a Board committee chairman may also be received in deferred share units at the election of non-employee directors.

 (2) Includes 59,218,088 Seagram Shares owned indirectly by the Edgar Miles Bronfman Trust, 375 Park Avenue, New York, New York, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "EMBT"), through its 99% interest in Bronfman Associates, a partnership of which Edgar M. Bronfman is the managing general partner, and 1,486,516 Seagram Shares owned directly by the PBBT/Edgar Miles Bronfman Family Trust, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "PBBT/EMBFT"). The trustees of the EMBT and the PBBT/ EMBFT include Edgar M. Bronfman and Edgar Bronfman, Jr. See "The Seagram Company Ltd."

 (3) Includes 17,320,000 Seagram Shares owned indirectly by the C. Bronfman Family Trust (the "C.BFT"), c/o Chancery Chambers, Chancery House, High Street, Bridgetown, Barbados, 24,800,000 Seagram Shares owned by the Charles Rosner Bronfman Family Trust (the "CRBFT"), c/o Goodman Phillips & Vineberg, 1501 McGill College Avenue, Montreal, Quebec, 1,700,000 Seagram Shares owned by the Charles Bronfman Trust (the "CBT"), 5,000,000 Seagram Shares owned by the Charles Bronfman Trust II (the "CBT II") and 1,700,000 Seagram Shares owned by the Charles R. Bronfman Trust (the "CR.BT"), each c/o Goodman Phillips & Vineberg, 430 Park Avenue, New York, New York, and 1,002,760 Seagram Shares owned by the Charles Rosner Bronfman Discretionary Trust (the "CRBDT"), c/o Bergman, Horowitz & Reynolds, 157 Church Street, New Haven, Connecticut. The C.BFT, the CRBFT, the CBT, the CBT II, the CR.BT and the CRBDT are trusts established for the benefit of Charles R. Bronfman and his descendants. The trustees of the CRBFT include Arnold M. Ludwick, an executive officer of Seagram. See "The Seagram Company Ltd."


 (4) Represents the number of Seagram Shares that Philips will receive if no other PolyGram shareholder makes a Share Election. Philips may receive as few as 35,928,143 Seagram Shares, representing approximately 9.1% of the outstanding Seagram Shares following consummation of the Offer (based on the number of outstanding Seagram Shares as of September 30, 1998), depending on the number of Tendered Shares with respect to which a Share Election is made. See "The Offer -- Limited Availability of Share Consideration." Philips' ability to vote and dispose of its Seagram Shares will be subject to the terms of the Stockholders Agreement. See "Description of Transaction Agreements -- Stockholders Agreement."


 (5) Includes 59,218,088 Seagram Shares owned indirectly by the EMBT and 1,486,516 Seagram Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Seagram Shares owned directly by Mr. Bronfman, 763,921 Seagram Shares issuable upon the exercise of currently exercisable options, 1,840 Seagram Shares owned by Mr. Bronfman's spouse, 600 Seagram Shares owned directly by his children (other than Edgar Bronfman, Jr. and Samuel Bronfman II), 356 Seagram Shares owned by an estate for which Mr. Bronfman is an executor, and 240,000 Seagram Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Seagram Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Seagram Shares owned directly by him. In addition, Mr. Bronfman serves as a voting trustee with respect to the 2,516,332 Seagram Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership. See "The Seagram Company Ltd."

 (6) Includes 17,320,000 Seagram Shares owned directly by the C.BFT, 24,800,000 Seagram Shares owned directly by the CRBFT, 1,700,000 Seagram Shares owned directly by the CBT, 5,000,000 Seagram Shares owned directly by the CBT II, 1,700,000 Seagram Shares owned directly by the CR.BT and 700,000 Seagram Shares owned directly by the CRBDT, trusts for which Mr. Bronfman serves as a voting trustee, 454,901 Seagram Shares issuable upon exercise of currently exercisable options, 12,000 Seagram Shares owned by Mr. Bronfman's spouse, 48,000 Seagram Shares owned directly by his children, 356 Seagram Shares owned by an estate for which Mr. Bronfman is an executor, and 4,144,164 Seagram Shares owned by three charitable foundations of which Mr. Bronfman is among the directors or trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Seagram Shares. In addition, Mr. Bronfman serves as the voting trustee with respect to 60,704,604 Seagram Shares held by the EMBT and the PBBT/EMBFT subject to the Bronfman voting trust agreement and as a voting trustee with respect to 2,516,332 Seagram Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership. See "The Seagram Company Ltd."

 (7) Includes 59,218,088 Seagram Shares owned indirectly by the EMBT and 1,486,516 Seagram Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Seagram Shares owned directly by Mr. Bronfman, 2,439,600 Seagram Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days, 240,000 Seagram Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees and 658 Seagram Shares in which Mr. Bronfman has an indirect interest through an investment in the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (based on the value of such investment as of August 31, 1998). Mr. Bronfman disclaims beneficial ownership of the foregoing Seagram Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Seagram Shares owned directly by him. See "The Seagram Company Ltd."

 (8) Includes 240 Seagram Shares owned directly by Mr. Bronfman, 117,301 Seagram Shares issuable upon exercise of currently exercisable options and 240,000 Seagram Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Seagram Shares except the Seagram Shares owned directly by him. See "The Seagram Company Ltd."

 (9) Does not include 300 Seagram Shares held by Gestion Claire B. Beaudoin Inc., a company owned by Mr. Beaudoin's wife. Mr. Beaudoin disclaims beneficial ownership of the foregoing shares.

(10) Includes 500 Seagram Shares owned directly by Mr. Biondi and 1,000,000 Seagram Shares issuable upon exercise of currently exercisable options. Mr. Biondi disclaims beneficial ownership of the foregoing Seagram Shares except with respect to Seagram Shares owned directly by him.

(11) Includes 1,000 Seagram Shares held by Ranger Investments, L.P., a limited partnership in which Mr. Diller owns a 99% interest.

(12) Includes 100,000 Seagram Shares owned directly by Mr. Matschullat and 545,500 Seagram Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days. Mr. Matschullat disclaims beneficial ownership of the foregoing Seagram Shares except with respect to Seagram Shares owned directly by him.

(13) Includes 1,000 Seagram Shares owned directly and 5,500 Seagram Shares owned by a trust established for the benefit of Mr. Weinberg for which he serves as a trustee.


(14) Includes 6,234,368 Seagram Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days.

                                 POLYGRAM N.V.


     Financial and other information relating to PolyGram, including information relating to the members of the PolyGram Board of Management and the PolyGram Supervisory Board, is set forth in (i) PolyGram's Annual Report on Form 20-F for the year ended December 31, 1997 and (ii) PolyGram's Reports on Form 6-K dated February 3, 1998, February 11, 1998, March 9, 1998, April 3, 1998, April 21,
1998, May 5, 1998, May 26, 1998, June 4, 1998, June 29, 1998, July 9, 1998, July
22, 1998, August 4, 1998, September 22, 1998 and October 21, 1998, all of which are incorporated by reference herein and copies of which may be obtained from PolyGram as indicated under "Incorporation of Certain Documents by Reference."


     PolyGram is an entertainment company involved in the music and film businesses. The principal activity of PolyGram is the acquisition, production, marketing, manufacture and distribution of recorded music. PolyGram also has certain related activities such as music publishing. PolyGram is the largest recorded music company in the world in terms of 1997 sales. Pursuant to the Offer Agreement, PolyGram has retained a financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division."

     Philips owns 75% of the 180,000,000 issued PolyGram Shares as of the date of this Offering Circular/Prospectus.

     The principal executive offices of PolyGram are located at Gerrit van der Veenlaan 4, 3743 DN Baarn, the Netherlands, and its telephone number at such address is 011-31-35-5489-489.


RECENT DEVELOPMENTS



     Pursuant to the Offer Agreement, PolyGram has retained a financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. See "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division." On October 22, 1998, Seagram announced that it had entered into an agreement in principle with MGM to sell certain library assets of PolyGram's film division (including the Epic, Island/Atlantic, Palace and Virgin film libraries and certain other films released prior to March 31, 1996 constituting the PolyGram Filmed Entertainment Produced/Acquired film libraries) to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. The purchase price for the proposed transaction would be approximately $250 million, with $235 million to be paid in cash at the closing of such proposed transaction and the remaining estimated $15 million to be paid from operating cash flow from such assets prior to the expected closing of such transaction in January 1999. The transaction is subject to the execution of definitive agreements, the consummation of the Offer, the receipt of regulatory approvals and other customary closing conditions. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations.

                      DESCRIPTION OF SEAGRAM CAPITAL STOCK

     The following brief summary of Seagram's capital stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of Seagram's Articles of Amalgamation, as amended (the "Seagram Articles"), and Amended and Restated By-laws (the "Seagram By-laws"), which have been incorporated by reference as exhibits to the Registration Statement and are incorporated by reference herein.


     The authorized capital of Seagram currently consists of an unlimited number of Seagram Shares of which 347,462,841 Seagram Shares were outstanding at September 30, 1998, and an unlimited number of preferred shares without nominal or par value ("Preferred Shares"), none of which is outstanding.


PREFERRED SHARES

     Preferred Shares are divided into two classes, first preferred shares without nominal or par value ("First Preferred Shares") and second preferred shares without nominal or par value ("Second Preferred Shares"). First Preferred Shares rank in priority to Second Preferred Shares and to Seagram Shares as to the payment of dividends, call for redemption or purchase, if any, and the distribution of assets in the event of the liquidation, dissolution or distribution of assets in the event of the liquidation, dissolution or winding-up of Seagram, and Second Preferred Shares rank in priority to Seagram Shares and junior to First Preferred Shares with respect to such matters. First Preferred Shares and Second Preferred Shares are issuable in series. Accordingly, Seagram's Board of Directors is empowered to determine, without further shareholder approval except as required by the laws or regulations governing Seagram, the number, designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of each series, including the dividend rights, voting rights, if any, conversion rights, if any, and redemption and purchase provisions, if any, and the restrictions, if any, respecting payment of dividends on any shares of Seagram ranking junior to the shares of the class.

SEAGRAM SHARES

     Each Seagram Share entitles the holder thereof to one vote at all meetings of shareholders of Seagram except meetings at which only the holders of another specified class or series of shares are entitled to vote. Subject to the rights, privileges, restrictions and conditions attaching to First Preferred Shares, Second Preferred Shares and to any other class or series of shares of Seagram which rank prior to Seagram Shares, (i) holders of Seagram Shares are entitled to receive dividends as and when declared on Seagram Shares by Seagram's Board of Directors and (ii) upon liquidation, dissolution or winding-up of Seagram, holders of Seagram Shares are entitled to the remaining property of Seagram. Holders of Seagram Shares are not, as such, entitled to any preemptive rights to acquire any securities of Seagram.


     At September 30, 1998, Joseph E. Seagram & Sons, Inc., a subsidiary of Seagram, had outstanding Liquid Yield Option Notes ("LYONs"), which are guaranteed by Seagram on a subordinated basis and convertible into 299,173 Seagram Shares at a conversion rate of 18.44 shares for each $1,000 face amount LYON. The LYONs mature on March 5, 2006. In addition, at September 30, 1998, 37,440,420 Seagram Shares were potentially issuable upon the exercise of employee stock options, of which 21,478,094 were exercisable at or within 60 days of such date.



     Seagram had 7,121 registered shareholders at September 30, 1998. The total number of beneficial holders of Seagram Shares is uncertain, since Seagram Shares may be held by brokers and other nominees.


     The transfer agents and registrars for the Seagram Shares are CIBC Mellon Trust Company and Chase Mellon Shareholder Services L.L.C.

     For a description of other provisions of the Seagram Articles and the Seagram By-laws and of the Canada Business Corporations Act (under which Seagram is incorporated) (the "CBCA"), including provisions which may have the effect of delaying, deterring or preventing a future takeover or change of control of Seagram, see "Comparison of Rights of Holders of PolyGram Shares and Seagram Shares."

                     DESCRIPTION OF POLYGRAM CAPITAL STOCK


     The following brief summary of PolyGram's capital stock does not purport to be complete. The PolyGram Articles provide that the authorized capital stock of PolyGram consists of 500,000,000 PolyGram Shares, par value NLG 0.50 per share. The PolyGram Articles do not authorize the issuance of preference stock. As of September 30, 1998, 180,000,000 PolyGram Shares were issued, of which 1,645,526 were held by PolyGram in its treasury.


     PolyGram Shares are held as either PolyGram CF-Shares, PolyGram K-Shares, PolyGram Dutch Registered Shares or PolyGram U.S. Registered Shares. Each PolyGram CF-Share, each PolyGram K-Share, each PolyGram Dutch Registered Share and each PolyGram U.S. Registered Share (except for PolyGram Shares held in treasury by PolyGram or any of its subsidiaries) is identical in all respects except (i) for the form in which such shares have been issued and (ii) that PolyGram K-Shares do not have any rights (including the right to vote or to receive dividends) other than the right to convert into PolyGram CF-Shares on a one-for-one basis. See "-- PolyGram K-Shares."


     PolyGram had 11 holders of PolyGram Dutch Registered Shares and 216 holders of PolyGram U.S. Registered Shares as of September 30, 1998. The total number of beneficial holders of PolyGram Shares is uncertain, since the identities of the holders of PolyGram CF-Shares and PolyGram K-Shares are unknown and because PolyGram U.S. Registered Shares may be held by brokers and other nominees.


POLYGRAM CF-SHARES


     PolyGram CF-Shares are PolyGram Shares held in bearer form in the Netherlands and administered through the book-entry system of NECIGEF. According to PolyGram, there were 42,021,976 PolyGram CF-Shares outstanding of which 1,645,526 PolyGram CF-Shares were held by PolyGram in its treasury as of September 30, 1998.


POLYGRAM K-SHARES


     PolyGram K-Shares are PolyGram Shares held in bearer certificated form. In 1995, PolyGram amended the PolyGram Articles to create the PolyGram CF-Shares which would trade through the NECIGEF system. In that connection, holders of PolyGram K-Shares were instructed to surrender their share certificates and convert their PolyGram K-Shares into PolyGram CF-Shares. PolyGram K-Shares which were not converted ceased to have any rights (including the right to vote or to receive dividends) until such PolyGram K-Shares were converted into PolyGram CF-Shares. According to PolyGram, 1,568 PolyGram K-Shares remained outstanding as of September 30, 1998.


POLYGRAM DUTCH REGISTERED SHARES


     PolyGram Dutch Registered Shares are PolyGram Shares registered in book-entry form in the Netherlands Registry, for which PolyGram serves as the transfer agent and registrar. According to PolyGram, in addition to Philips' 135,000,000 PolyGram Shares, there were 381 PolyGram Dutch Registered Shares outstanding as of September 30, 1998.


POLYGRAM U.S. REGISTERED SHARES


     PolyGram U.S. Registered Shares are PolyGram Shares registered at the New York Registry, for which Citibank N.A. serves as the transfer agent and registrar. According to PolyGram, there were 2,976,075 PolyGram U.S. Registered Shares outstanding as of September 30, 1998.


     For a description of other provisions of the PolyGram Articles, see "Comparison of Rights of Holders of PolyGram Shares and Seagram Shares."

                        COMPARISON OF RIGHTS OF HOLDERS
                     OF POLYGRAM SHARES AND SEAGRAM SHARES

     In the event that the Offer is consummated, former shareholders of PolyGram, a corporation incorporated under the laws of the Netherlands, that receive Share Consideration in the Offer, will, at the Closing Date, own common shares of Seagram, a corporation organized under the laws of Canada, and the rights of such shareholders will thereafter be governed by the Seagram Articles, the Seagram By-laws and the CBCA. The rights of shareholders of PolyGram are presently governed by the PolyGram Articles and Dutch Law. The following summary, which does not purport to be a complete statement of the differences between the rights of shareholders of Seagram and the shareholders of PolyGram, sets forth some material differences between the rights of holders of (i) PolyGram Shares at the date of this Offering Circular/Prospectus and (ii) the rights of holders of Seagram Shares at the date of this Offering Circular/Prospectus. This summary is qualified in its entirety by reference to the full text of the Seagram Articles, the Seagram By-laws, the PolyGram Articles and the applicable laws of Canada and the Netherlands. For information as to how such documents may be obtained, see "Available Information".

VOTING RIGHTS AND QUORUM

     The CBCA provides that unless the corporation's articles otherwise provide, each share of a corporation entitles the holder thereof to one vote at a meeting of the shareholders.

     The CBCA provides that certain extraordinary corporate actions, such as certain amalgamations, any continuance, and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all shareholders entitled to vote on that resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or a series of shares.

     The CBCA provides that unless the by-laws of a corporation otherwise provide, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum, irrespective of the number of persons actually present at the meeting.


     The Seagram Articles provide that each Seagram Share shall entitle the holder thereof to one vote at all meetings of shareholders of Seagram, except meetings at which only holders of another specified class or series of shares are entitled to vote. See "Description of Seagram Capital Stock". Unless otherwise required by the Seagram Articles or the Seagram By-laws or by law, every question to be decided at a meeting of shareholders shall be determined by the majority of votes cast on the question. In case of an equality of votes, the chairman of the meeting is entitled to a second or casting vote.


     The Seagram By-laws provide that a quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy for an absent shareholder so entitled, and holding or representing not less than 40% of the total number of the issued shares of the Corporation enjoying voting rights at such meeting. No business shall be transacted at any meeting unless the requisite quorum be present at the time of the transaction of such business.

     The Seagram By-laws further provide that should a quorum not be present at any meeting of shareholders, those present in person and entitled to be counted for the purpose of forming a quorum shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present, subject to the provisions of the Act and the Seagram By-laws. At any such adjourned meeting, provided a quorum is present, any business may be transacted which might have been transacted at the meeting adjourned.

     Under Dutch Law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by simple majority of the votes cast,
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

unless the articles of association or Dutch Law prescribe a qualified majority. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles of association stipulate otherwise. A general meeting of shareholders (a "General Meeting") must be held annually within six months of the expiration of the fiscal year of a company.

     Under the PolyGram Articles, each PolyGram Share entitles the holder thereof to cast one vote. Generally, decisions of the General Meeting must be taken by a simple majority of the votes cast (blank and invalid votes are not counted) and, but for the exceptions referred to in this summary, there are no quorum requirements. Except in the case of voting concerning appointments, where further polls may be taken until one of the nominees has obtained an absolute majority, in the case of an equality of the votes cast, the relevant proposal shall be deemed to have been rejected.

     The PolyGram Articles require at least three-quarters of the votes cast for resolutions amending the PolyGram Articles or winding-up the company. In addition, in such instances, a quorum of more than half of the issued share capital is required. If such a quorum is not present, the PolyGram Articles provide that a further meeting is to be convened, to be held within four weeks of the first meeting, at which, irrespective of the share capital present, the resolution may be adopted by at least three-quarters of the votes cast. The PolyGram Articles provide that, notwithstanding the foregoing, a resolution described in this paragraph that is moved by the Supervisory Board and the Board of Management shall be carried by a simple majority of votes without any quorum requirements applying. Under the PolyGram Articles, a resolution to instruct an accountant to audit the annual accounts requires at least two thirds of the votes cast and a quorum of more than one half of the issued share capital.

AMENDMENT TO CHARTER AND BY-LAWS

     The CBCA provides that any amendment to the articles of a corporation generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution or signed by all shareholders entitled to vote on that resolution. Unless the articles or by-laws of a CBCA corporation otherwise provide, the CBCA provides that the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of that resolution.

     Under Dutch Law, amendments to the company's articles of association require a resolution of the General Meeting.

     The provisions of the PolyGram Articles relating to amendments thereof are discussed in "-- Voting Rights and Quorum".

SPECIAL MEETINGS

     The CBCA provides that the directors of a corporation may at any time call a special meeting of the shareholders. The CBCA further provides that the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of the shareholders for the purposes stated in the requisition. The Seagram By-laws provide that the board, the chairman of the board, the chairman of the executive committee or the president shall have the power to call a special meeting of shareholders at any time.

     Under Dutch Law, General Meetings may be called by the management board or the supervisory board but the articles of association may also vest this power in other corporate bodies. In addition, one or more shareholders, who own together at least 10% -- or such lesser amount as is provided in the articles of incorporation -- of the issued share capital, can be authorized by the President of the District Court with competent jurisdiction to call a General Meeting. There is no formal distinction between ordinary and special General Meetings. Any kind of resolution may be passed at either meeting and the voting requirements are the

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

same for both meetings. The PolyGram Articles distinguish between the ordinary meeting (the annual General Meeting held to adopt the annual accounts) and extraordinary meetings, which may be called by the Board of Management, the Supervisory Board or holders of at least one-tenth of the issued share capital of the company who have been authorized by the President of the District Court as referred to above.

SHAREHOLDER CONSENTS IN LIEU OF MEETING

     The CBCA provides that a shareholder action without a meeting may only be taken by written resolution signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders. All matters required by the CBCA to be dealt with at a meeting of shareholders may be satisfied without a meeting but only by written resolution dealing with such matters which is signed by all the shareholders entitled to vote at that meeting.

     Under Dutch Law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no bearer shares are issued. As the PolyGram Articles do not contain such an express provision and PolyGram has issued bearer shares, shareholders of PolyGram may not adopt resolutions outside a meeting of shareholders.

BOARD OF MANAGEMENT AND SUPERVISORY BOARD

     Under the CBCA, the business and affairs of a corporation are managed by a single board of directors. Consequently, the business and affairs of Seagram are managed by its Board of Directors.

     Under Dutch Law, a company may have two Boards. Where a company is governed by the "structure regime", which PolyGram is not, it must have two Boards. The Board of Management has all the executive powers of the company and can bind the company to agreements with third parties. The Supervisory Board's only powers are to supervise the actions of, and give advice to, the Board of Management. The articles of association may provide that certain resolutions of the Board of Management are subject to the approval of the Supervisory Board or can only be passed at the proposal of the Supervisory Board.

     The PolyGram Articles require the approval of the Supervisory Board for, among other things, the following actions: (i) the issuance and acquisition of PolyGram's shares and debentures; (ii) cooperation in the issuance of depositary receipts for shares in PolyGram; (iii) application for listing and delisting of securities referred to in clauses (i) and (ii); (iv) entering into or terminating an important permanent cooperation of PolyGram or any of its subsidiaries with any third party; (v) participations by PolyGram or any of its subsidiaries in the capital of any other company where the value of such participation exceeds one quarter of the shareholders' equity of PolyGram and any substantial increase or reduction of such a participation; (vi) investments requiring an amount equal to not less than one quarter of the shareholders' equity of PolyGram; (vii) any proposal to amend the PolyGram Articles, to dissolve PolyGram or to reduce its issued share capital; and (viii) application for bankruptcy or suspension of payments.

ELECTION OF DIRECTORS AND DIRECTOR QUALIFICATIONS

     The CBCA provides that a corporation shall have one or more directors, but a corporation whose securities are publicly traded must have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates. A majority of the directors of a CBCA corporation must be resident Canadians. Directors shall not transact business at a meeting of directors unless a majority of directors present are resident Canadians. An exemption to this requirement exists for "holding corporations" under the CBCA. Not more than one-third of the directors of a holding corporation need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than 5% of the gross revenues of the holding corporation and all of its subsidiaries. Seagram currently qualifies for the "holding corporation" exemption.

     The Seagram By-laws provide that until changed in accordance with the CBCA, the board of Seagram shall consist of not fewer than ten directors and not more than twenty-five directors. The Seagram By-laws provide that no person shall be qualified for election as a director if such person is less than 18 years of age or

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

more than 70 years of age; if such person is of unsound mind and has been so found by a court in Canada or elsewhere; if such person is not an individual; or if such person has the status of a bankrupt. Notwithstanding the foregoing age qualification, a maximum of three persons of more than 70 years of age may be elected to serve as directors at any time. A director need not be a shareholder. Although the CBCA allows for staggered terms, the Seagram Articles do not permit such terms. Moreover, under the Seagram By-laws, the election of directors shall take place at each annual meeting of shareholders, at which time all the directors then in office shall cease to hold such office; therefore, staggered terms are not permitted.

     Under Dutch Law, members of the Board of Management and the Supervisory Board are appointed for an indefinite period of time and their appointment is not staggered. For companies governed by the so-called "structure regime" for "large" companies, members of the Supervisory Board are appointed for no more than four years. A company may provide in its articles of association that the appointment and resignation of members of the Board of Management and the Supervisory Board will be staggered. Dutch Law provides that should a member of the Supervisory Board reach the age of 72 in any fiscal year, such person shall retire at the General Meeting held in that fiscal year.

     The PolyGram Articles provide that the company will be managed by a Board of Management consisting of at least three members, under the supervision of a Supervisory Board, also consisting of at least three members. The Supervisory Board determines the number of members of the Board of Management as well as the terms of their employment. The General Meeting determines the number of members of the Supervisory Board.

     Any proposal for the appointment of a member of the Board of Management can only be submitted to the General Meeting by the Board of Management after previous consultation with the Supervisory Board. However, such a proposal can also be made by shareholders representing not less than 10% of the issued share capital. In either event, the appointment must be made from a "binding nomination" drawn up by the Supervisory Board and containing the names of not less than two candidates if the Supervisory Board has made such a binding nomination. The General Meeting can deprive a binding nomination of its binding nature by a resolution adopted by a two thirds majority representing not less than one half of the issued share capital. The Supervisory Board appoints one of the members of the Board of Management as president of the Board of Management.

     Any proposal to appoint a Supervisory Director can only be put on the agenda after consultation between the Supervisory Board and the Board of Management. The same provisions on "binding nominations" apply as in the event of an appointment of members of the Board of Management. Where no binding nomination has been drawn up by the Supervisory Board, the General Meeting is free to appoint the person it wishes. The Supervisory Board appoints its chairman from among its members.

     The PolyGram Articles provide that members of the Supervisory Board shall retire no later than at the next General Meeting of Shareholders held after a period of four years following such person's appointment. Should a member of the Supervisory Board reach the age of seventy-two in any financial year, such person shall retire at the General Meeting held in that financial year. The PolyGram Articles further provide that the Supervisory Board may establish a rotation scheme.

REMOVAL OF DIRECTORS

     The CBCA provides that the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office.

     Under Dutch Law, members of the management board or the supervisory board of a company which is not governed by the "structure regime" may at any time be suspended or dismissed by the General Meeting.

     The PolyGram Articles provide that the General Meeting shall be entitled to suspend or dismiss one or more members of the Board of Management, provided that at least half of the issued share capital is represented at the meeting; no such quorum is required where the suspension or dismissal is proposed by the Board of Management or the Supervisory Board. The PolyGram Articles further provide that the members of the Board of Management can be jointly or individually suspended by the Supervisory Board. After suspension
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

a General Meeting shall be convened within three months, at which meeting it shall be decided whether the suspension shall be cancelled or maintained.

     The PolyGram Articles provide that members of the Supervisory Board may be suspended or dismissed by the General Meeting. The Supervisory Board may make a proposal to the General Meeting for the suspension or dismissal of one or more of its members.

VACANCIES ON THE BOARD OF DIRECTORS

     Under the CBCA, the Board of Directors may (unless the articles of the corporation provide that a vacancy among the directors shall only be filled by a vote of shareholders, which provision is not in the Seagram Articles) fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors, or from a failure to elect the number or minimum number of directors required by the articles.

     Under the CBCA and the Seagram Articles, the Board of Directors may appoint additional directors to expand the size of the Board of Directors, provided that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

     Under Dutch Law, a decision to appoint a new member of the management board of a company which is not governed by the "structure regime" must be taken by the General Meeting. The PolyGram Articles provide that if the number of members of the Board of Management falls to less than three, a General Meeting must be called as soon as possible to fill vacancies on the Board of Management so as to increase the number of members of the Board of Management to at least three. The PolyGram Articles do not address vacancies on the Supervisory Board.

BEARER SHARES

     The CBCA provides that shares of a corporation shall be in registered form and shall be without nominal or par value. Accordingly, all Seagram Shares have been issued in registered form.

     Dutch Law allows for shares of a corporation in the form of a "naamloze vennootschap" to be in either registered or bearer form. The PolyGram Articles provide that PolyGram shares may be held in either registered or bearer form. See "Description of PolyGram Capital Stock."

PREEMPTIVE RIGHTS

     The CBCA permits preemptive rights, if the articles of the corporation so provide. The Seagram Articles do not provide for such rights.

     Under Dutch Law, unless limited or eliminated by the articles of association, holders of common stock have preemptive rights pro rata to their existing shareholdings. Preemptive rights can be limited or eliminated for each issue of shares by the General Meeting unless otherwise provided in the articles of association. The PolyGram Articles provide that, in the event of a share issue, shareholders shall have preemptive rights in proportion to the number of shares which they own. No such right exists where shares are issued for payment in kind. The PolyGram Articles further provide that the Board of Management shall have the power to limit or eliminate the preemptive rights of the shareholders, if and in so far as the Board of Management has been designated as the authorized body for this purpose by the General Meeting. Such a resolution of the Board of Management requires the approval of the Supervisory Board. Where there is no such designation the General Meeting has the power to limit or eliminate the preemptive right but only upon the proposal of the Board of Management, which proposal requires the approval of the Supervisory Board. Such a resolution, as well as the resolution described above designating the Board of Management, requires a two-thirds majority if less than one half of the issued share capital is represented at the General Meeting.

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

DIVIDENDS

     The CBCA provides that a corporation shall not declare or pay a dividend if there are reasonable grounds to believe that (i) the corporation is, or would after the payment of the dividend be, unable to pay its liabilities as they become due, or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. A corporation may pay dividends by issuing fully paid shares of the corporation and, subject to the solvency tests described in the preceding sentence, a corporation may pay dividends in money or property.

     The Seagram By-laws provide that subject to the CBCA, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the corporation. Dividends may be paid in money or property or by issuing fully paid shares of the corporation. See "Description of Seagram Capital Stock."

     Under Dutch Law dividends generally may only be declared after adoption of the annual accounts by the general meeting, which accounts must show that the dividend is permitted. Dividends may be distributed only to the extent that the net assets exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained by the company as required by law or the articles of association. Interim dividends may be declared if provided for in the articles of association and may be distributed to the extent that interim accounts show that net assets exceed the amount of the issued and paid-up capital plus reserves required as referred to in the preceding sentence. The interim accounts must be as of a date which may not be earlier than the first day of the third month prior to the month in which the resolution to make the interim dividend is announced. These accounts must be signed by all the members of the Board of Management and filed with the Trade Register in the Netherlands within eight days of the day of that announcement. Under Dutch Law, the relevant articles of association may prescribe that the General Meeting or any other corporate body designated thereby may decide what portion of the profits are to be held as reserves.

     The PolyGram Articles explicitly provide that the Board of Management, with the prior approval of the Supervisory Board, may decide that an interim dividend shall be paid. Under the PolyGram Articles, the General Meeting may, upon the proposal of the Board of Management (which proposal requires the approval of the Supervisory Board), resolve to make a distribution from the general reserves or the share premium account.

     The PolyGram Articles provide that the Board of Management, with the approval of the Supervisory Board, is authorized to attribute profits to the reserves.

DISSENTERS' RIGHTS

     The CBCA provides that the shareholders of a Canadian federal corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (i) an amendment to its articles to add, remove or change any provisions restricting or constraining the issue, transfer or ownership of shares of a class of the shares of the corporation; (ii) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on; (iii) any amalgamation with another corporation (other than certain affiliated corporations); (iv) continuance under the laws of another jurisdiction; (v) the sale, lease or exchange of all or substantially all its property other than in the ordinary course of business; or (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation. A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

     Dutch Law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of shares of a Netherlands company have no appraisal rights. However, on the basis of a general rule of corporate law, the management of a company (and the other shareholders) must act towards a shareholder in accordance with the "principles of reasonableness and fairness." Acts in violation of those principles may be challenged through court proceedings.

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

DERIVATIVE ACTION

     Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or a subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant gives reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, defended or discontinued.

     The CBCA provides that the court in a derivative action may make any order it thinks fit including, without limitation: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.


     Under Dutch Law, a shareholder cannot institute a lawsuit on behalf of the company. A company is represented by its management board unless otherwise provided by law. Unless the articles of association provide otherwise, in all matters in which the company has a conflict of interests with one or more members of the board of management, it is represented by its supervisory board members. The PolyGram Articles do not provide otherwise. The General Meeting has the power to designate one or more persons to represent the company when a conflict of interests exists.


OPPRESSION REMEDY

     The CBCA provides an oppression remedy that enables the court to make an order to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below), that: (i) any act or omission of the corporation or an affiliate effects a result; (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means
(a) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (b) a director or an officer or a former director or officer of a corporation or of any of its affiliates; (c) the Director appointed by Industry Canada under the CBCA to carry out the duties and exercise the powers conferred under the CBCA or
(d) any other person who, in the discretion of the court, is a proper person to make such application.

     Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     Under Dutch Law, no specific oppression remedy exists; however, there is a general rule to the effect that a company and those who by virtue of the law or its articles of association are involved in its organization must act towards each other in accordance with the requirements of reasonableness and fairness. An oppressed minority shareholder could rely on this rule to seek a remedy against the company, members of the Board of Management and possibly the Supervisory Board or other shareholders.
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

     Shareholders representing 10% of the issued share capital or shares with an aggregate nominal value of not less than NLG 500,000 may request that the Enterprise Chamber of the Amsterdam Court of Appeals issue an order that an inquiry be conducted within the company. Such an order can be issued if there are good reasons for doubt that the company is properly managed. If it is established that there is or was mismanagement, the Enterprise Chamber may take certain measures, such as the suspension or setting aside of a resolution of any body of the company, the suspension or dismissal of one or more members of either Board, temporary deviation from the articles of association or dissolution of the company.

     There are no specific remedies for creditors or Board members. Under Dutch Law, however, in the event that a party commits or threatens to commit a tort, the prejudiced or oppressed party may seek an injunction in summary proceedings.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under the CBCA have fiduciary obligations to the corporation. Pursuant to these fiduciary obligations, the directors must act in accordance with their duties of "due care" and "loyalty."

     Pursuant to Section 122 of the CBCA, the duty of loyalty requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Under Dutch Law, there is no specific provision which requires directors to observe any fiduciary duties. The concept of fiduciary duties as such does not exist. However, the general rule referred to above under "-- Oppression Remedy" which requires those involved within the organization of the company to act reasonably and fairly applies to members of either Board. In the Netherlands, the duty of care is expressed in terms of a duty to "properly perform" management or supervisory duties.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (an "Indemnifiable Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if: (i) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. The Seagram By-laws provide for indemnification of the directors and officers of Seagram to the fullest extent authorized under the CBCA.

     Under the CBCA, a corporation may also, with the approval of the court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (i) and (ii) above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or the body corporate, if the Indemnifiable Person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in clauses (i) and (ii) above.

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

     Dutch Law does not address the indemnification of members of the board of management or the supervisory board of a Dutch corporation. It is generally assumed that a company can indemnify its directors unless such directors act with gross negligence or wilful misconduct. The articles of association of a company may contain an indemnification provision. The PolyGram Articles do not contain any such provision.

DIRECTOR LIABILITY

     The CBCA does not address the limitation of directors' liability to the corporation.

     The Seagram By-laws provide that a director or officer will not be liable for the acts, receipts, neglects or defaults of any other person including any director or officer or employee or agent, or for joining in any receipt or act for conformity, or for any loss, damage or expense occurring to the corporation through the insufficiency or deficiency of title to any property acquired by or on behalf of the corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, delictual, quasi-delictual or tortious acts of any person with whom any of the moneys, securities or other property of the corporation shall be deposited, or for any loss occasioned by an error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which may arise out of the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing in the Seagram By-laws will relieve any director or officer from the duty to act in accordance with the mandatory provisions of the CBCA and the regulations thereunder or from liability for any breach thereof.

     Under Dutch Law, members of either Board are jointly and severally liable to the company, not its shareholders or creditors, for failure to properly fulfill their duties. Members of either Board may, in the event of bankruptcy of the company, be liable towards the trustee in bankruptcy for clearly improper fulfillment of their duties. The provisions of Dutch Law governing such liability are mandatory in nature. Consequently, the company may not agree to a limitation or exclusion of such liabilities, nor may the articles of association so provide. Accordingly, the PolyGram Articles do not contain such a provision.

     In certain exceptional circumstances liability of directors toward third parties may arise. The company can limit or exclude such liability except where the director acted with gross negligence or intent or where reliance on the limitation or exclusion would otherwise be unacceptable according to standards of reasonableness and fairness.

ANTI-TAKEOVER PROVISIONS; INTERESTED STOCKHOLDER TRANSACTIONS

     Policies of certain Canadian Securities Authorities, including Policy Q-27 of the Quebec Securities Commission and Policy 9.1 of the Ontario Securities Commission ("The Policies"), contain requirements regarding related party transactions. A related party transaction means, generally, any transaction by which the issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in the Policies and includes, among other things, directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     The Policies require more detailed disclosures in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. The Policies also require, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either simple majority or two-thirds of the votes cast, depending upon the circumstances.

     Under Dutch Law, there are no specific provisions on related party transactions, other than certain provisions relating to conflicts of interests between the company and a member of the board of management. See "-- Derivative Action." However, a Dutch court could scrutinize such transactions if they are challenged. Apart from the provisions described above under "-- Election of Directors and Director Qualifications" for the appointment of members of either Board, the PolyGram Articles do not contain any anti-takeover provisions.

STOCKHOLDER VOTES ON CERTAIN REORGANIZATIONS

     See "-- Voting Rights and Quorum" above for a discussion of certain voting requirements of the CBCA, the Seagram Articles and the Seagram By-laws relating to certain reorganizations.

     Under Dutch Law, the General Meeting must approve (i) any statutory merger in which the company would not be the surviving entity and (ii) any statutory division. However, where in a statutory division the company is the acquiring company or the dividing company becoming the sole shareholder of all newly formed acquiring companies, the Board of Management may resolve the statutory division unless shareholders representing not less than 5% of the issued share capital object.

                                 LEGAL MATTERS


     The legality of the Seagram Shares being offered hereby is being passed upon for Seagram by Goodman, Phillips & Vineberg S.E.N.C.


                                    EXPERTS


     The consolidated financial statements of Seagram as of June 30, 1998 and 1997 and for the fiscal years ended June 30, 1998 and 1997, the five-month period ended June 30, 1996 and the fiscal year ended January 31, 1996 incorporated in this Offering Circular/Prospectus by reference to Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of PolyGram as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 incorporated in this Offering Circular/Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 1997, have been audited by KPMG Accountants N.V., as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on the authority of said firm as experts in accounting and auditing.

                        JURISDICTION RESPECTING SEAGRAM

     Seagram is a Canadian corporation and certain of its directors and officers are citizens or residents of countries other than the United States. A substantial portion of the assets of Seagram and of such persons are located outside the United States. Accordingly, it may be difficult for investors (i) to obtain jurisdiction over Seagram and such directors and officers in courts in the United States in actions predicated on the civil liability provisions of the United States federal securities laws or to enforce against Seagram or such persons judgments obtained in such actions; (ii) to obtain judgments against Seagram or such persons in original actions in Canadian or other foreign courts predicated solely upon the United States federal securities laws; or (iii) to enforce against Seagram or such persons in Canadian or other foreign courts judgments of courts in the United States predicated upon the civil liability provisions of the United States federal securities laws.

                                   SCHEDULE I
                  DIRECTORS AND EXECUTIVE OFFICERS OF SEAGRAM

     The following table sets forth the name, business address, citizenship, principal occupation or employment at the present time and during the last five years, the name and principal business of any corporation or other organization in which such occupation or employment is or was conducted, of the executive officers and directors of Seagram. Except as otherwise noted, the business addresses of such persons is the address of Joseph E. Seagram & Sons, Inc., 375 Park Avenue, New York, New York 10152. Except as otherwise noted, each person has had the principal occupation or employment listed during the past five years.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
Edgar M. Bronfman                      United States    Director of Seagram since 1955.
                                                        Chairman of the Board of Seagram
                                                        since June 1994; previously, also
                                                        Chief Executive Officer of Seagram.

The Honourable                         Canada           Director of Seagram since 1958. Co-
Charles R. Bronfman, P.C., C.C.                         Chairman of the Board and Chairman of
                                                        the Executive Committee of Seagram.

Edgar Bronfman, Jr.                    United States    Director of Seagram since 1988.
                                                        President and Chief Executive Officer
                                                        of Seagram since June 1994;
                                                        previously, President and Chief
                                                        Operating Officer of Seagram.

Samuel Bronfman II                     United States    Director of Seagram since 1991.
  2600 Campus Drive                                     President of Seagram Chateau & Estate
  Suite 160                                             Wines Company (a division of Joseph
  San Mateo, CA 94403                                   E. Seagram & Sons, Inc., a subsidiary
                                                        of Seagram); also, Chairman of The
                                                        Seagram Beverage Company (a division
                                                        of Joseph E. Seagram & Sons, Inc.)
                                                        since July 1998.

Matthew W. Barrett, O.C.               Canada           Director of Seagram since 1995.
  First Bank Tower                                      Chairman and Chief Executive Officer
  68th Floor                                            of Bank of Montreal (a financial
  First Canadian Place                                  institution).
  100 King Street West
  Toronto, Ontario M5X 1A1

Laurent Beaudoin, C.C.                 Canada           Director of Seagram since 1997.
  800 Rene-Levesque Blvd. West                          Chairman and Chief Executive Officer
  30th Floor                                            of Bombardier Inc. (a transportation,
  Montreal, Quebec                                      aerospace and motorized products
  Canada H3B 1Y8                                        company).

Frank J. Biondi, Jr.                   United States    Director of Seagram since 1996.
  100 Universal City Plaza                              Chairman and Chief Executive Officer
  Universal City, CA 91608                              of Universal Studios, Inc. since
                                                        April 1996; previously, President,
                                                        Chief Executive Officer and a
                                                        director of Viacom Inc. (an
                                                        entertainment and publishing
                                                        company).

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
Richard H. Brown                       United States    Director of Seagram since 1997. Chief
  124 Theobalds Road                                    Executive of Cable and Wireless plc
  London, England WC1X 8RX                              (a provider of international
                                                        telecommunications services) since
                                                        July 1996; President and Chief
                                                        Executive Officer of H&R Block, Inc.
                                                        from May 1995 to July 1996; Vice
                                                        Chairman of Ameritech Corporation
                                                        from January 1993 to April 1994.

The Honourable                         Canada           Director of Seagram since 1985.
William G. Davis, P.C., C.C., Q.C.                      Counsel to Tory Tory DesLauriers &
  Suite 3000, Aetna Tower                               Binnington (attorneys).
  79 Wellington Street West
  Toronto, Ontario
  Canada M5K 1N2

Andre Desmarais                        Canada           Director of Seagram since 1997.
  751 Victoria Square                                   President and Co-Chief Executive
  Montreal, Quebec                                      Officer of Power Corporation of
  Canada H2Y 2J3                                        Canada (a holding and management
                                                        company) and Deputy Chairman of Power
                                                        Financial Corporation since May 1996;
                                                        Chairman of Power Pacific Corporation
                                                        Limited from May 1994 to May 1996;
                                                        previously, President and Chief
                                                        Operating Officer of Power
                                                        Corporation of Canada.

Barry Diller                           United States    Director of Seagram since February
  152 West 57th Street                                  1998. Chairman and Chief Executive
  42nd Floor                                            Officer of USA Networks, Inc. (a
  New York, New York 10019                              diversified media and electronic
                                                        commerce company formerly known as
                                                        HSN, Inc.) since February 1996; from
                                                        August 1995, Chairman and Chief
                                                        Executive Officer of Silver King
                                                        Communications, Inc. and from
                                                        November 1995, Chairman of Home
                                                        Shopping Network, Inc. until the
                                                        merger of those companies into HSN,
                                                        Inc. in December 1996; Chairman and
                                                        Chief Executive Officer of QVC, Inc.
                                                        from December 1992 to December 1994.

Michele J. Hooper                      United States    Director of Seagram since 1996.
  600 Penn Center Blvd.                                 President and Chief Executive Officer
  Pittsburgh, Pennsylvania 15235-5810                   of Stadtlander Drug Co., Inc. (a
                                                        health services company) since July
                                                        1, 1998; previously, Corporate Vice
                                                        President and President of the
                                                        International Business Group of
                                                        Caremark International Inc.

David L. Johnston, C.C.,               Canada           Director of Seagram since 1987.
  3690 Peel Street                                      Professor of Law at McGill University
  Room 200                                              (an educational institution) since
  Montreal, Quebec                                      July 1994; previously, also Principal
  Canada H3A 1W9                                        and Vice Chancellor of McGill
                                                        University.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
The Honourable E. Leo Kolber, Senator  Canada           Director of Seagram since 1971.
  c/o Claridge Inc.                                     Member of the Senate of Canada;
  1170 Peel Street                                      Chairman of the Board of Claridge
  8th Floor                                             Inc. (a management company) from July
  Montreal, Quebec                                      1987 to September 1993.
  Canada H3B 4P2

Marie-Josee Kravis, O.C.               Canada           Director of Seagram since 1985.
                                                        Senior Fellow of Hudson Institute
                                                        Inc. (a non-profit economics research
                                                        institute) since March 1994;
                                                        previously, Executive Director of The
                                                        Hudson Institute of Canada Inc.

Robert W. Matschullat                  United States    Director of Seagram since 1995. Vice
                                                        Chairman and Chief Financial Officer
                                                        of Seagram since October 1995;
                                                        previously, Managing Director and
                                                        Head of Worldwide Investment Banking
                                                        for Morgan Stanley & Co., Inc. and a
                                                        director of Morgan Stanley Group,
                                                        Inc. (investment bankers).

C. Edward Medland                      Canada           Director of Seagram since 1973.
  121 King Street West                                  President of Beauwood Investments
  Suite 2525                                            Inc. (a private investment company)
  Toronto, Ontario                                      since July 1994; previously,
  Canada M5H 3T9                                        Corporate Director of Beauwood
                                                        Investments Inc.

Samuel Minzberg                        Canada           Director of Seagram since February
  1170 Peel Street                                      1998. President and Chief Executive
  8th Floor                                             Officer of Claridge Inc. since
  Montreal, Quebec                                      January 1, 1998; also, of counsel to
  Canada H3B 4P2                                        the Montreal office of Goodman
                                                        Phillips & Vineberg S.E.N.C.
                                                        (attorneys); previously, a partner
                                                        and Chairman of the Montreal office
                                                        of Goodman, Phillips & Vineberg.

John S. Weinberg                       United States    Director of Seagram since 1995.
  85 Broad Street                                       Managing Director of Goldman, Sachs &
  New York, NY 10004                                    Co. (investment bankers) since 1996;
                                                        previously, General Partner of
                                                        Goldman, Sachs & Co.

John D. Borgia                         United States    Executive Vice President, Human
                                                        Resources of Seagram since 1995;
                                                        previously, Senior Vice President,
                                                        Human Resources & Administration,
                                                        Bristol, Myers Squibb Pharmaceutical
                                                        Group.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
Steven J. Kalagher                     United States    Executive Vice President of Seagram
                                                        and President and Chief Executive
                                                        Officer, The Seagram Spirits And Wine
                                                        Group (a division of Joseph E.
                                                        Seagram & Sons, Inc.) since September
                                                        1997; Executive Vice President of
                                                        Seagram and President, The Seagram
                                                        Spirits And Wine Group from May 1995
                                                        to September 1997; Reengineering
                                                        Leader from May 1994 to May 1995;
                                                        previously, President of Seagram
                                                        North America (a division of The
                                                        Seagram Spirits And Wine Group).

Daniel R. Paladino                     United States    Executive Vice President, Legal and
                                                        Environmental Affairs of Seagram
                                                        since October 1996; previously, Vice
                                                        President, Legal and Environmental
                                                        Affairs of Seagram.

Neal B. Cravens                        United States    Senior Vice President, Finance of
                                                        Seagram since July 1, 1998; Vice
                                                        President, Strategic Planning and
                                                        Mergers & Acquisitions of Joseph E.
                                                        Seagram & Sons, Inc. from 1996 to
                                                        1998; Executive Vice President and
                                                        Chief Financial Officer of Tropicana
                                                        Products, Inc. from 1995 to 1996;
                                                        Senior Vice President, Finance, of
                                                        Tropicana Products, Inc. from 1994 to
                                                        1995; Vice President, Strategic
                                                        Planning and Business Development, of
                                                        Joseph E. Seagram & Sons, Inc. from
                                                        1993 to 1994.

Gabor Jellinek                         Canada           Vice President, Production of Seagram
  1430 Peel Street                                      and Executive Vice President,
  Montreal, Quebec                                      Manufacturing, The Seagram Spirits
  Canada H3A 1390                                       And Wine Group.

Arnold M. Ludwick                      Canada           Vice President of Seagram.
  c/o Claridge Inc.
  1170 Peel Street
  8th Floor
  Montreal, Quebec
  Canada H3B 4P2

John R. Preston                        United States    Vice President and Treasurer of
                                                        Seagram since July 1, 1998. Vice
                                                        President, Finance of Seagram, from
                                                        January 1997 to June 1998;
                                                        Reengineering Financial
                                                        Management/Post Merger Integration
                                                        Team Leader From 1994 to February
                                                        1997; previously, Executive Vice
                                                        President, Staff Operations of The
                                                        Seagram Spirits And Wine Group.

Michael C. L. Hallows                  Canada           Secretary of Seagram.

                                CERTAIN TRUSTEES

     The trustees of the trusts for the benefit of Edgar M. Bronfman and his descendants referenced under "The Seagram Company Ltd." are Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo A. Shattuck III and John L. Weinberg. The trustees of the trusts for the benefit of Charles R. Bronfman and his descendants referenced under "The Seagram Company Ltd." are Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Trevor Carmichael, Neville LeRoy Smith, Bruce I. Judelson, Gary J. Gartner, Steven H. Levin, Arnold M. Ludwick, Jeffrey D. Scheine and Robert S. Vineberg. The trustees of the trusts for the benefit of the family of the late Minda de Gunzburg referenced under "The Seagram Company Ltd." are Stanley N. Bergman, Dr. Guido Goldman and Leonard
M. Nelson. The directors of the first two charitable foundations referenced under "The Seagram Company Ltd." include Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick, the trustees of the third charitable foundation include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II, Edgar Bronfman, Jr., Robert W. Matschullat and Daniel R. Paladino and the directors of the fourth charitable foundation include Phyllis Lambert, Matthew Bronfman and Stephen R. Bronfman. Set forth below are the business address, citizenship, principal occupation or employment at the present time and during the last five years, and the name and principal business of any corporation or other organization in which such occupation or employment is or was conducted, of each of the foregoing persons for which such information is not presented under "Directors and Executive Officers of Seagram" above. Except as otherwise noted, each person has had the principal occupation or employment listed during the past five years.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
Phyllis Lambert                        Canada           Architect.
  1920 Baile Street
  Montreal, Quebec
  Canada H3H 2S6

Matthew Bronfman                       United States    Chief Executive Officer of Perfumes
  30 West 26th Street                                   Isabell, Inc. (a perfume company).
  2nd Floor
  New York, NY 10010

Stephen R. Bronfman                    Canada           Private Investor.
  c/o Claridge Inc.
  1170 Peel Street
  8th Floor
  Montreal, Quebec
  Canada H3B 4P2

Ellen J. Bronfman Hauptman             Canada           Private Investor.
  c/o Withers Solicitors
  12 Gough Square
  London, England EC4A 3DE

Harold R. Handler                      United States    Attorney whose professional
  425 Lexington Avenue                                  corporation is of counsel to Simpson
  New York, NY 10017                                    Thacher & Bartlett (attorneys) since
                                                        January 1998; previously, attorney
                                                        whose professional corporation was a
                                                        partner of Simpson Thacher &
                                                        Bartlett.

Mayo A. Shattuck III                   United States    Co-Chairman and Co-Chief Executive
  BT Alex. Brown Incorporated                           Officer of BT Alex. Brown
  1 South Street                                        Incorporated and Vice Chairman of
  Baltimore, MD 21202                                   Bankers Trust Corporation since
                                                        September, 1997; previously,
                                                        President and Chief Operating Officer
                                                        of Alex. Brown & Sons Incorporated
                                                        (investment bankers).

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS               CITIZENSHIP         FIVE-YEAR EMPLOYMENT HISTORY
-------------------------               -----------        -------------------------------
John L. Weinberg                       United States    Senior Chairman of Goldman, Sachs &
  85 Broad Street                                       Co. (investment bankers).
  New York, NY 10004

Robert S. Vineberg                     Canada           Partner of Goodman Phillips &
  1501 McGill College Avenue                            Vineberg S.E.N.C. (barristers and
  26th Floor                                            solicitors).
  Montreal, Quebec
  Canada H3A 3N9

Gary J. Gartner                        Canada           Resident Counsel of Goodman Phillips
  430 Park Avenue                                       & Vineberg S.E.N.C. (attorneys).
  10th Floor
  New York, NY 10022

Steven H. Levin                        United States    Resident Counsel of Goodman Phillips
  430 Park Avenue                                       & Vineberg S.E.N.C.
  10th Floor
  New York, New York 10022

Jeffrey D. Scheine                     United States    Resident Counsel of Goodman Phillips
  430 Park Avenue                                       & Vineberg S.E.N.C.
  10th Floor
  New York, New York 10022

Trevor Carmichael, Q.C.                Barbados         Barrister, Chancery Chambers
  Chancery Chambers,                                    (attorneys).
  Chancery House
  High Street
  Bridgetown, Barbados

Neville LeRoy Smith                    Barbados         Managing Director of Royal Bank of
  Sunset Drive                                          Canada Financial Corporation (a
  Pine Gardens                                          financial institution).
  St. Michael, Barbados

Bruce I. Judelson                      United States    Partner of Bergman, Horowitz &
  157 Church Street                                     Reynolds, P.C. (attorneys).
  New Haven, CT 06510

Stanley N. Bergman                     United States    Partner of Bergman, Horowitz &
  157 Church Street                                     Reynolds, P.C.
  New Haven, CT 06510

Dr. Guido Goldman                      United States    Director of German Studies at the
  First Spring Corporation                              Center for European Studies at
  499 Park Avenue                                       Harvard University and Chairman of
  New York, NY 10022                                    First Spring Corporation (an
                                                        investment company) since July, 1994;
                                                        previously, Director of the Center
                                                        for European Studies at Harvard
                                                        University.

Leonard M. Nelson                      United States    Shareholder of Bernstein, Shur,
  100 Middle Street                                     Sawyer & Nelson, P.C. (attorneys).
  Portland, ME 04104

                                                                     APPENDIX  A

[LAZARD FRERES & CO. LLC LETTERHEAD]

                                          June 21, 1998
The Supervisory Board
The Board of Management
PolyGram N.V.
Gerrit van der Veenlaan 4
3743 DN Baarn
The Netherlands

Dear Members of the Boards:

     We understand that The Seagram Company Ltd., a corporation organized under the laws of Canada ("Purchaser"), PolyGram N.V., a corporation organized under the laws of The Netherlands (the "Company"), and Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands ("Stockholder"), have entered into an Offer Agreement dated as of June 21, 1998 (the "Agreement"), pursuant to which Purchaser will acquire the Company (the "Transaction") in accordance with the terms of the Agreement by commencing an offer (the "Offer") to acquire all issued and outstanding shares of common stock, par value NLG 0.50 per share, of the Company (the "Company Shares") for consideration per Company Share equal to, at the election of each holder of Company Shares, either (i) 1.3772 validly issued, fully paid and nonassessable common shares, without nominal or par value (the "Purchaser Shares"), of Purchaser (the "Share Consideration") or (ii) NLG 115.00, net to the seller in cash, without interest (the "Cash Consideration" and, together with the Share Consideration, the "Offer Consideration"). Pursuant to the terms of the Agreement, the Share Consideration will be subject to proration in the event holders of Company Shares elect to receive more than the maximum amount of Share Consideration specified in the Agreement, and Stockholder has agreed in the Agreement to elect to receive Share Consideration in respect of all Company Shares owned by it (which represent approximately 75% of the outstanding Company Shares), so that the public stockholders of the Company, should they so elect, will all be entitled to receive Cash Consideration in respect of their entire amount of Company Shares. The Agreement further provides that holders of Company Shares who do not make a valid election will receive the Cash Consideration for their Company Shares in the Offer. We further understand that Purchaser and Stockholder have entered into a Tender Agreement and a Voting Agreement, each dated as of June 21, 1998, relating to Stockholder's voting and disposition of its Company Shares prior to closing of the Offer, and a Stockholders Agreement dated as of June 21, 1998 relating to Stockholder's Purchaser Shares received pursuant to the Offer.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Shares of the Offer Consideration. In connection with this opinion, we have:

          (i) Analyzed certain historical business and financial information relating to Purchaser and the Company, including Annual Reports on Form 10-K of the Purchaser, Quarterly Reports on Form 10-Q of the Purchaser and the Annual Reports on Form 20-F for the Company;

          (ii) Reviewed various financial forecasts and other data provided to us by Purchaser and the Company relating to their respective businesses (such forecasts, in the case of Purchaser, being limited to 1998, Purchaser having informed us that no longer term forecasts are available), and the benefits projected by Purchaser and the Company to be realized in connection with the Transaction;

          (iii) Held discussions with and been provided information by members of the senior managements of Purchaser and the Company with respect to the businesses and prospects of Purchaser and the

     Company, respectively, and the possible benefits which might be realized in connection with the Transaction;

          (iv) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Purchaser and the Company;

          (v) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to the businesses of Purchaser and the Company, and in other industries generally;

          (vi) Reviewed the historical stock prices and trading volumes of the Purchaser Shares and the Company Shares; and

          (vii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, forecasts, data and financial terms and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Purchaser or the Company. With respect to financial forecasts, including the benefits projected by Purchaser and the Company to be realized in connection with the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Purchaser and the Company as to the future financial performance of Purchaser and the Company, respectively, and as to such projected benefits. We assume no responsibility for and express no view as to such forecasts or projected benefits or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We do not express any opinion regarding the likely trading range of the Purchaser Shares following the consummation of the Transaction, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. This opinion does not address the underlying business decision to effect the Transaction. This opinion also does not address the $90 million capital contribution to the Company which Stockholder has agreed to make in connection with the Transaction.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on Purchaser or the Company.

     We are acting as investment banker to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is payable upon consummation of the Transaction. We are not regulated by any authority or body in The Netherlands, and are rendering this opinion in accordance with customary practice in the United States. With your consent, after consultation with counsel, we have assumed that law, custom and practice in The Netherlands relating to opinions such as the one being delivered hereby are not materially different from those in the United States. We have in the past provided investment banking and financial advisory services to Stockholder and Purchaser, for which we have received customary fees. A senior advisor of ours is a member of the Company's Supervisory Board.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Supervisory Board and Board of Management and our opinion is rendered to the Company's Supervisory Board and Board of Management in connection with their consideration of the Transaction. This opinion is not intended to and does not constitute a recommendation to any holder of Company Shares as to whether such holder should tender such Company Shares into the Offer. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that the Company may reproduce this letter in full in any statement on Schedule 14D-9 relating to the Offer that the Company files under the Securities Exchange Act of 1934 and distributes to its stockholders (or any similar document under the laws of The Netherlands relating to the

Offer) and, in such event, the Company may also include therein references to, and a description of, this letter and to us and our relationship with the Company (in each case in such form as we shall reasonably approve).

     Based upon and subject to the foregoing, we are of the opinion that the Offer Consideration is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By      /s/ ROBERT E. HOUGIE
                                            ------------------------------------
                                                     Managing Director

                                                                      APPENDIX B



                          CERTAIN INFORMATION REQUIRED


                            BY THE DUTCH MERGER CODE



     For ease of reference, this Appendix contains certain information required by the Dutch Merger Code. This information has been included in more detail in the text of the Offering Circular/Prospectus to which this Appendix is attached. See the pages of the Offering Circular/Prospectus referenced at the end of each of the paragraphs set forth below. The holders of PolyGram Shares are urged to read carefully the entire Offering Circular/Prospectus. For the other information prescribed by the Dutch Merger Code in addition to these statements, reference is made to the text of the Offering Circular/Prospectus. Unless explicitly defined otherwise herein, capitalized terms used in this Annex have the meanings ascribed to them in the Offering Circular/Prospectus.



      1. Seagram, PolyGram and Philips have conferred with each other and have reached an agreement in relation to the Offer. On June 21, 1998, following approval of Seagram's Board of Directors and the Board of Management and Supervisory Board of each of PolyGram and Philips, the parties executed the Offer Agreement and related agreements (Pages 23 through 25 of the Offering Circular/Prospectus under "The
          Offer -- Background of the Offer", and in particular page 25).



      2. Each of the PolyGram Board of Management, by unanimous vote, and the PolyGram Supervisory Board, by affirmative vote of all directors (other than two designees of Philips, who abstained) has determined that the Offer is in the best interests of PolyGram and is fair to the PolyGram Shareholders and has approved the Offer Agreement; taking into account, among other things, the considerations as set forth on pages 33 and 34 of the Offering Circular/Prospectus, they recommend that PolyGram shareholders tender their PolyGram Shares in the Offer. (Pages 33 and 34 of the Offering Circular/Prospectus under "The
          Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board").



      3. The Offer is made pursuant to the Offer Agreement in respect of all issued PolyGram Shares and the terms and conditions of the Offer will be the same for all PolyGram shareholders. (Page 40 of the Offering Circular/Prospectus under "The Offer -- Terms of the Offer").



      4. For a motivation of the Offer Consideration, reference is made to page 34 through 40 of the Offering Circular/Prospectus under "The
          Offer -- Opinion of PolyGram Financial Advisor". The Cash Consideration, the refinancing of certain of PolyGram's existing indebtedness and the fees and expenses relating to the Offer will be partially financed through Seagram's sale of Tropicana to Pepsi, the after-tax proceeds of which are estimated to be approximately $3.0 billion. Seagram expects to obtain the remaining funds from debt securities, the terms of which have yet to be determined, to be issued by Joseph E. Seagram & Sons, Inc. an Indiana corporation and an indirect wholly owned subsidiary of Seagram, and expected to be guaranteed by Seagram, commercial bank borrowings and/or the issuance of commercial paper, the terms of which have yet to be determined. (Pages 57 and 58 of the Offering Circular/Prospectus under "The
          Offer -- Source and Amount of Funds" and page 100 under "The Seagram Company Ltd. -- Recent Developments").



      5. The Offer Agreement states that Seagram intends, simultaneously with or as soon as practicable following the consummation of the Offer, to effectuate a corporate reorganization of PolyGram and its subsidiaries, which may include the amendment of the Articles of Association of PolyGram to permit the creation, among other things, of separate classes of Shares (Page 73 of the Offering Circular/Prospectus under "Description of Transaction
          Agreements -- Offer Agreement -- Post-Closing Restructuring").


      6. Seagram's Board of Directors believes that consummation of the Offer will constitute a further step in the implementation of Seagram's strategy of transforming itself into a global entertainment leader. As a result of the acquisition of PolyGram, Seagram will own the largest music company in the world, which will complement Universal's theme park business, major motion picture studio and world wide television production and distribution assets. As part of its strategy, Seagram sold Tropicana. (Page 31 of the Offering Circular/Prospectus under "The Offer -- Seagram's Reasons for the Offer" and page 100 under "The
        Seagram Company Ltd. -- Recent Developments").



      7. Pursuant to the Offer Agreement, PolyGram has retained Goldman Sachs as its principal financial advisor for the purpose of selling PolyGram's film division as promptly as practicable. The sale process is being managed by a three-member committee consisting of one designee of each of Seagram, PolyGram and Philips; provided, that Seagram has the right to veto, in its sole discretion, any decision of such committee, including approval of any specific proposal to sell the film division. On October 22, 1998, Seagram announced that it had entered into an agreement in principle with MGM to sell certain library assets of PolyGram's film division to a direct or indirect wholly owned subsidiary of MGM following Seagram's acquisition of PolyGram. Discussions with other parties regarding the sale of certain other library assets of PolyGram's film division have taken place, and Seagram is continuing to examine strategic alternatives regarding the film division's production and distribution operations. (Page 29 of the Offering Circular/Prospectus under "Description of Transaction Agreements -- Offer Agreement -- Sale of Film Division" and page 104 of the Offering Circular/Prospectus under "PolyGram N.V. -- Recent Developments").



      8. Pursuant to the Offer Agreement, Philips has agreed to cause, upon Seagram's request, the members of the Supervisory Board of PolyGram to resign as of the Closing Date, except for any member who Seagram indicates it would like to remain as a member of such Board. As soon as practicable after the Commencement Date, Seagram will provide PolyGram and Philips with the names of the individuals Seagram wishes to be appointed to, or remain as members of, the Board of Management, and the Supervisory Board of PolyGram effective as of the Closing Date. (Page 29 of the Offering Circular/Prospectus under "The
          Offer -- Purpose of the Offer; Plans for PolyGram -- PolyGram Board Representation").



      9. In connection with the resignation of any members of the Supervisory Board of PolyGram, as described on Page 29 of the Offering Circular/Prospectus under "The Offer -- Purpose of the Offer; Plans for PolyGram -- PolyGram Board Representation", no fees or other payments will be due or payable to such members. (Page 64 of the Offering Circular/Prospectus).



     10. As of the date of publication of this Offering Circular/Prospectus, Seagram does not, directly or indirectly, own any PolyGram Shares. (Pages i and 100 of the Offering Circular/Prospectus).



     11. As of the date of publication of this Offering Circular/Prospectus PolyGram does not, directly or indirectly, own any Seagram Shares. (Page 100 of the Offering Circular/Prospectus).



     12. Pursuant to the Tender Agreement, Philips has agreed, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its 135,000,000 PolyGram Shares (75% of the issued PolyGram Shares as of the date of this Offering Circular/Prospectus) and to elect to receive Share Consideration in respect of all such PolyGram Shares. Pursuant to the Offer Agreement, to the extent fully permitted by law, PolyGram has agreed to validly tender pursuant to the Offer and not withdraw such tender of all of the PolyGram Shares held in treasury as of the Expiration Date (1,645,526, or approximately 0.9% of the issued PolyGram Shares as of September 30, 1998) and to elect to receive Cash Consideration in respect of such PolyGram Shares. PolyGram has informed Seagram that, consistent with its historical practice, it intends to deliver treasury shares, to the extent available, rather than issue additional PolyGram Shares in connection with the exercise of PolyGram employee stock options, prior to the Expiration Date (3,548,704 of which were outstanding as of September 30, 1998). Accordingly, the number of PolyGram Shares held in treasury will decrease to the extent PolyGram employee stock options are exercised prior to the Expiration Date. As of the date of this Offering Circular/Prospectus, no other PolyGram shareholder has confirmed to Seagram that it will accept the Offer. (Pages i and 43 of the Offering Circular/Prospectus).


     13. Except as disclosed in this Offering Circular/Prospectus, during the past three years, neither Seagram nor any company belonging to the same group as Seagram acquired, directly or indirectly, from any member of the Board of Management or the Supervisory Board of PolyGram, their spouses or minor children or any legal entity controlled by such persons, any PolyGram Shares, and neither Seagram nor any such group company has entered into agreements, contracts or transactions with any of such persons which will result in the acquisition of any PolyGram Shares. (Page 100 of the Offering Circular/Prospectus).



     14. Except as disclosed in this Offering Circular/Prospectus, during the past three years, neither Seagram nor any company belonging to the same group as Seagram acquired, directly or indirectly, from any third parties, any PolyGram Shares and neither Seagram nor any such group company has entered into agreements, contracts or transactions with any third parties which will result in the acquisition of any PolyGram Shares. Seagram and its subsidiaries may purchase PolyGram Shares during but outside of the Offer, subject to certain conditions, pursuant to relief from Rule 10b-13 under the U.S. Exchange Act granted by the SEC. (Page 29 of the Offering Circular/Prospectus under "The Offer -- Purpose of the Offer; Plans for PolyGram -- Possible Purchases of PolyGram Shares" and page 100 of the Offering Circular/Prospectus under "The Seagram Company Ltd.").



     15. Prior to the Commencement Date, in accordance with Article 8 of the Dutch Merger Code, each of the management and supervisory board members of PolyGram and the members of the Board of Directors of Seagram has submitted to the Dutch Merger Committee, in each case solely on his own behalf, all information that Article 8 requires it to submit to the Dutch Merger Committee. (Page 61 of the Offering Circular/Prospectus under "The Offer -- Certain Regulatory Approvals and Legal Matters -- Dutch Merger Committee; Dutch Securities Board").



     16. On May 27, 1998, the Dutch Merger Committee sent to Philips a notification relating to compliance with sections II and III of the Dutch Merger Code.



     17. Seagram has concluded that the acquisition of PolyGram presents significant opportunities for cost savings and operating efficiencies. Seagram estimates that integration of PolyGram with Universal will yield annual operating cost savings of $275-300 million within two years after the Closing. (Page 32 of the Offering Circular/Prospectus under "The Offer -- Seagram's Reasons for the Offer").



     18. The payment of future dividends on the Seagram Shares will be a business decision to be made by Seagram's Board of Directors from time to time based upon the results of operations and financial condition of Seagram and such other factors as Seagram's Board of Directors considers relevant. (Page 16 of the Offering Circular/Prospectus).



     19. Pursuant to the Stockholders Agreement, effective as of the Closing, Seagram has agreed to appoint the Chief Executive Officer of Philips (the "Designee") to the Seagram Board of Directors. After the Closing, Philips will be entitled to designate its then Chief Executive Officer as its Designee for nomination for election to the Seagram Board of Directors for so long as the Applicable Percentage is at least 5%. Seagram has agreed to use its best efforts to cause the election of the Designee to the Seagram Board of Directors, including by nominating such individual to be elected to the Seagram Board. No other changes in the Seagram Board of Directors are expected as a result of the Offer (Pages 13, 88 and 89 of the Offering Circular/Prospectus under "Summary -- Stockholders
          Agreement -- Seagram Board" and "Description of Transaction
          Agreements -- Stockholders Agreement -- Seagram Board of Directors," respectively).



     20. All information contained or incorporated by reference in this Offering Circular/Prospectus relating to Seagram and the Offer has been supplied by Seagram, all such information relating to PolyGram has been supplied by PolyGram and all such information relating to Philips has been supplied by Philips, or has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Seagram does not have any knowledge that would indicate that any of the information relating to PolyGram or Philips is inaccurate or untrue in any material respect, no assurance can be given that no facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished. (Page 2 of the Offering Circular/Prospectus).



     21. Various factors, in addition to those discussed elsewhere in the Offering Circular/Prospectus and in the documents which are incorporated by reference into the Offering Circular/Prospectus (of which this Appendix is a part), could affect the financial results of PolyGram through the end of its 1998 fiscal year and beyond. Such factors include the announcement and performance of the Offer and the transactions contemplated thereby and those factors set forth under "Forward-Looking Statements," "The Offer -- Background of the Offer," "-- Purpose of the Offer; Plans for PolyGram," "-- Possible Effects of the Offer on the Market for PolyGram Shares," "-- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board," "Opinion of the PolyGram Financial Advisor," "Summary -- Seagram Selected Unaudited Pro Forma Financial Information," and "The Seagram Company Ltd. Unaudited Pro Forma Financial Information," as well as the following: (a) as is the case with other industry participants, PolyGram's operating results are significantly affected by changes or developments in the music and film industry generally, including changing audience tastes; (b) it is in the nature of the recorded music business that a small number of artists, and the timing of the delivery of their product, may prove material to PolyGram's sales and income from operations in any one or more financial reporting periods; (c) as is the case with other participants in the music and film industry, PolyGram's financial performance has been, and is likely to continue to be, affected by changes in general economic conditions, including developments in the global economy and world markets (in particular, Asia) and (d) the music industry generally, including PolyGram, realizes a significant proportion of its sales in the final quarter of each calendar year and, therefore, full year results will be materially affected by performance in that quarter, which in turn may be affected by the various factors described herein.



          With respect to anticipated sales or income from operations, certain factors in addition to the ones described in the preceding paragraph may cause PolyGram's full year results for fiscal 1998 to differ from the results for prior periods, including the following: (a) the terms of the Offer Agreement, including PolyGram's obligation to comply with the interim operating covenants, as well as the period of uncertainty generated by the announcement of the pending acquisition of PolyGram by Seagram; and (b) the contemplated sale, as provided in the Offer Agreement, of PolyGram's film business.



          As a result of the foregoing factors, PolyGram does not as a matter of practice and is not now in a position to make any forward looking statement regarding its full year sales or income from operations for fiscal year 1998.

     The Letter of Transmittal, certificates for PolyGram U.S. Registered Shares and any other required documents should be sent or delivered by each holder of PolyGram U.S. Registered Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Exchange Agent as follows:

                   The U.S. Exchange Agent for the Offer is:

                                 CITIBANK, N.A.

                                 1-800-422-2066

             BY COURIER                             BY MAIL                               BY HAND
c/o Citicorp Data Distribution, Inc.  c/o Citicorp Data Distribution, Inc.            111 Wall Street
          400 Sette Drive                     Post Office Box 7073                5th Floor Receive Window
     Paramus, New Jersey 07652             Paramus, New Jersey 07653                 New York, New York

     The Application Form, certificates for Dutch PolyGram Shares, if any, and any other required documents should be sent or delivered by each holder of Dutch PolyGram Shares or such holder's Custodian to the Dutch Exchange Agent as follows:
                   The Dutch Exchange Agent for the Offer is:

                                MEESPIERSON N.V.


                                 31-20-527-1447



                      BY MAIL, HAND OR OVERNIGHT DELIVERY:


                                    Rokin 55


                               1012 KK Amsterdam


     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offering Circular/Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 714-3311


                     The Dealer Managers for the Offer are:


                           MORGAN STANLEY DEAN WITTER

                       UNITED STATES                                                EUROPE
                       1585 Broadway                                             Canary Wharf
                  New York, New York 10036                                     25 Cabot Square
                 (800) 761-8950, Ext. 17938                                     London E14 4QA
                                                                                1-71-425-5082


                                      and



                            BEAR, STEARNS & CO. INC.



                       UNITED STATES                                                EUROPE
                      245 Park Avenue                                Bear, Stearns International Limited
                  New York, New York 10167                                    One Canada Square
                       (877) 316-0172                                       London E14 5AD England
                                                                                1-71-516-6936

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 124, Subsections (1) through (4), of the Canada Business Corporations Act (the "CBCA") provides as follows:

          "124. Indemnification. -- (1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

             (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

             (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          (2) Indemnification in derivative actions. -- A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

          (3) Indemnity as of right. -- Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

             (a) was substantially successful on the merits in his defence of the action or proceeding; and

             (b) fulfills the conditions set out in paragraphs (1)(a) and (b).

          (4) Directors' and officers' insurance. -- A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

             (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or

             (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate."

     Sections 7.02 and 7.03 of the General By-Laws of the Registrant provide as follows:

          "Section 7.02 -- Indemnity. Without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained therein, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

             (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

             (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he has reasonable grounds for believing that his conduct was lawful.

          Section 7.03 -- Insurance. Subject to the limitations contained in the CBCA, the Corporation may purchase and maintain such insurance for the benefit of the persons mentioned in Section 7.02, as the board may from time to time determine."

     The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

ITEM 21.  EXHIBITS.


    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------
         2.1       Offer Agreement dated as of June 21, 1998 among The Seagram
                   Company Ltd., PolyGram N.V. and Koninklijke Philips
                   Electronics N.V. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K/A of The Seagram Company
                   Ltd. dated July 2, 1998).
         2.2       Tender Agreement dated as of June 21, 1998 between The
                   Seagram Company Ltd. and Koninklijke Philips Electronics
                   N.V. (incorporated by reference to Exhibit 2.2 of the
                   Current Report on Form 8-K/A of The Seagram Company Ltd.
                   dated July 2, 1998).
         2.3       Voting Agreement dated June 21, 1998 between The Seagram
                   Company Ltd. and Koninklijke Philips Electronics N.V.
                   (incorporated by reference to Exhibit 2.3 of the Current
                   Report on Form 8-K of The Seagram Company Ltd. dated June
                   22, 1998).
         3.1       Articles of Amalgamation dated February 1, 1995 between The
                   Seagram Company Ltd. and Centenary Distillers Ltd.
                   (incorporated by reference to Exhibit 3(a) of the Annual
                   Report on Form 10-K of The Seagram Company Ltd. for the
                   fiscal year ended January 31, 1995), as amended by
                   Certificate and Articles of Amendment dated May 31, 1995
                   (incorporated by reference to Exhibit 3(a) of the Quarterly
                   Report on Form 10-Q of The Seagram Company Ltd. for the
                   fiscal quarter ended April 30, 1995).
         3.2       General By-Laws of The Seagram Company Ltd., as amended
                   (incorporated by reference to Exhibit 3(b) of the Quarterly
                   Report on Form 10-Q of The Seagram Company Ltd. for the
                   fiscal quarter ended April 30, 1996).
         4         Long-term debt instruments are omitted pursuant to Item
                   601(b)(4)(iii) of Regulation S-K. The Seagram Company Ltd.
                   agrees to furnish to the Commission on request a copy of any instrument defining the rights of holders of long-term debt of The Seagram Company Ltd. and of any subsidiary for which consolidated or unconsolidated financial statements are
                   required to be filed.
       **5.1       Opinion of Goodman Phillips & Vineberg S.E.N.C. regarding
                   the legality of the securities being registered.
        10.1       Stockholders Agreement dated June 21, 1998 between The
                   Seagram Company Ltd. and Koninklijke Philips Electronics
                   N.V. (incorporated by reference to Exhibit 10.1 of the
                   Current Report on Form 8-K of The Seagram Company Ltd. dated
                   June 22, 1998).

    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------
       *10.2       Credit Agreement dated as of October 21, 1998 among Joseph
                   E. Seagram & Sons, Inc., as Borrower, The Seagram Company
                   Ltd. and J.E. Seagram Corp., as Guarantors, the Lenders
                   Party thereto, The Chase Manhattan Bank, as Administrative
                   Agent, Citibank, N.A., as Syndication Agent, and Bank of
                   America NT & SA and Bank of Montreal, as Co-Documentation
                   Agents.
       *23.1       Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants for The Seagram Company Ltd.
       *23.2       Consent of KPMG Accountants N.V., Independent Accountants
                   for PolyGram N.V.
      **23.3       Consent of Goodman Phillips & Vineberg S.E.N.C. (included in the opinion filed as Exhibit 5.1).
      **23.4       Consent of Lazard Freres & Co. LLC.
      **24.1       Power of Attorney.
      **99.1       Form of Letter of Transmittal/Election Form.
      **99.2       Form of Application Form/Deed of Transfer.
      **99.3       Form of Notice of Guaranteed Delivery.
      **99.4       Form of Letter from the Dealer Manager to Brokers, Dealers,
                   Commercial Banks, Trust Companies and Other Nominees.
      **99.5       Form of Letter to clients for use by Brokers, Dealers,
                   Commercial Banks and Other Nominees.
      **99.6       Form of Guidelines for Certification of Taxpayer
                   Identification Number on Substitute Form W-9.


------------
 * Filed herewith.

** Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or an amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada on October 30, 1998.


                                          THE SEAGRAM COMPANY LTD.

                                          By:   /s/ ROBERT W. MATSCHULLAT

                                            ------------------------------------
                                            Title: Vice Chairman and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 30, 1998.


                      SIGNATURE                                             TITLE
                      ---------                                             -----
                          *                              Director, President and Chief Executive
-----------------------------------------------------    Officer (principal executive officer)
                (Edgar Bronfman, Jr.)

              /s/ ROBERT W. MATSCHULLAT                  Director, Vice Chairman and Chief Financial
-----------------------------------------------------    Officer (principal financial officer and
               (Robert W. Matschullat)                   authorized representative in the United
                                                         States)

                          *                              Senior Vice President, Finance (principal
-----------------------------------------------------    accounting officer)
                  (Neal B. Cravens)

                          *                              Director
-----------------------------------------------------
                 (Edgar M. Bronfman)

                          *                              Director
-----------------------------------------------------
                (Charles R. Bronfman)

                          *                              Director
-----------------------------------------------------
                (Samuel Bronfman II)

                          *                              Director
-----------------------------------------------------
                (Matthew W. Barrett)

                          *                              Director
-----------------------------------------------------
                 (Laurent Beaudoin)

                          *                              Director
-----------------------------------------------------
               (Frank J. Biondi, Jr.)

                          *                              Director
-----------------------------------------------------
                 (Richard H. Brown)

                          *                              Director
-----------------------------------------------------
                 (William G. Davis)

                          *                              Director
-----------------------------------------------------
                  (Andre Desmarais)

                      SIGNATURE                                             TITLE
                      ---------                                             -----
                          *                              Director
-----------------------------------------------------
                   (Barry Diller)

                          *                              Director
-----------------------------------------------------
                 (Michele J. Hooper)

                          *                              Director
-----------------------------------------------------
                 (David L. Johnston)

                          *                              Director
-----------------------------------------------------
                   (E. Leo Kolber)

                          *                              Director
-----------------------------------------------------
                (Marie-Josee Kravis)

                          *                              Director
-----------------------------------------------------
                 (C. Edward Medland)

                          *                              Director
-----------------------------------------------------
                  (Samuel Minzberg)

                          *                              Director
-----------------------------------------------------
                 (John S. Weinberg)

           * By: /s/ ROBERT W. MATSCHULLAT
  ------------------------------------------------
               (Robert W. Matschullat,
                  Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
--------                          -----------
    2.1   Offer Agreement dated as of June 21, 1998 among The Seagram
          Company Ltd., PolyGram N.V. and Koninklijke Philips
          Electronics N.V. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K/A of The Seagram Company
          Ltd. dated July 2, 1998).
    2.2   Tender Agreement dated as of June 21, 1998 between The
          Seagram Company Ltd. and Koninklijke Philips Electronics
          N.V. (incorporated by reference to Exhibit 2.2 of the
          Current Report on Form 8-K/A of The Seagram Company Ltd.
          dated July 2, 1998).
    2.3   Voting Agreement dated June 21, 1998 between The Seagram
          Company Ltd. and Koninklijke Philips Electronics N.V.
          (incorporated by reference to Exhibit 2.3 of the Current
          Report on Form 8-K of The Seagram Company Ltd. dated June
          22, 1998).
    3.1   Articles of Amalgamation dated February 1, 1995 between The
          Seagram Company Ltd. and Centenary Distillers Ltd.
          (incorporated by reference to Exhibit 3(a) of the Annual
          Report on Form 10-K of The Seagram Company Ltd. for the
          fiscal year ended January 31, 1995), as amended by
          Certificate and Articles of Amendment dated May 31, 1995
          (incorporated by reference to Exhibit 3(a) of the Quarterly
          Report on Form 10-Q of The Seagram Company Ltd. for the
          fiscal quarter ended April 30, 1995).
    3.2   General By-Laws of The Seagram Company Ltd., as amended
          (incorporated by reference to Exhibit 3(b) of the Quarterly
          Report on Form 10-Q of The Seagram Company Ltd. for the
          fiscal quarter ended April 30, 1996).
    4     Long-term debt instruments are omitted pursuant to Item
          601(b)(4)(iii) of Regulation S-K. The Seagram Company Ltd.
          agrees to furnish to the Commission on request a copy of any instrument defining the rights of holders of long-term debt of The Seagram Company Ltd. and of any subsidiary for which consolidated or unconsolidated financial statements are
          required to be filed.
  **5.1   Opinion of Goodman Phillips & Vineberg S.E.N.C. regarding
          the legality of the securities being registered.
   10.1   Stockholders Agreement dated June 21, 1998 between The
          Seagram Company Limited and Koninklijke Philips Electronics
          N.V. (incorporated by reference to Exhibit 10.1 of the
          Current Report on Form 8-K of The Seagram Company Ltd. dated
          June 22, 1998).
  *10.2   Credit Agreement dated as of October 21, 1998 among Joseph
          E. Seagram & Sons, Inc., as Borrower, The Seagram Company
          Ltd. and J.E. Seagram Corp., as Guarantors, the Lenders
          Party thereto, The Chase Manhattan Bank, as Administrative
          Agent, Citibank, N.A., as Syndication Agent, and Bank of
          America NT & SA and Bank of Montreal, as Co-Documentation
          Agents.
  *23.1   Consent of PricewaterhouseCoopers LLP, Independent
          Accountants for The Seagram Company Ltd.
  *23.2   Consent of KPMG Accountants N.V., Independent Accountants
          for PolyGram N.V.
 **23.3   Consent of Goodman Phillips & Vineberg S.E.N.C. (included in the opinion filed as Exhibit 5.1).
 **23.4   Consent of Lazard Freres & Co. LLC.
 **24.1   Power of Attorney.
 **99.1   Form of Letter of Transmittal/Election Form.
 **99.2   Form of Application Form/Deed of Transfer.
 **99.3   Form of Notice of Guaranteed Delivery.
 **99.4   Form of Letter from the Dealer Manager to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.
 **99.5   Form of Letter to clients for use by Brokers, Dealers,
          Commercial Banks and Other Nominees.
 **99.6   Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.


------------
 * Filed herewith.

** Previously filed.